EXHIBIT 99.1

EXPLANATORY NOTE

CenterPoint Energy and CERC are recasting certain financial information included in their 2019 Form 10-K. The relevant financial information in the 2019 Form 10-K is being recast to reflect the results of the Infrastructure Services Disposal Group, applicable to CenterPoint Energy, and the Energy Services Disposal Group, applicable to both CenterPoint Energy and CERC, as discontinued operations and held for sale as a result of meeting the criteria for held for sale and discontinued operations during the three months ended March 31, 2020 as reported in their Q1 2020 Form 10-Q.

As of January 1, 2020, the Registrants’ CODM views net income as the measure of profit or loss for the reportable segments rather than the previous measure of operating income. Additionally, as a result of the Infrastructure Services Disposal Group and the Energy Services Disposal Group meeting the criteria for discontinued operations during the three months ended March 31, 2020, the historically reported Infrastructure Services and Energy Services reportable segments have been eliminated and certain retained components historically included in the Energy Services reportable segment are now included in CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segment. The relevant financial information in CenterPoint Energy’s and CERC’s 2019 Form 10-K is being recast to reflect changes to reportable segments.

CenterPoint Energy has revised the following portions of the 2019 Form 10-K to reflect the presentation of Energy Services and Infrastructure Services as discontinued operations, assets held for sale, and where applicable, changes to reportable segments:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth herein as required to reflect the results of the Infrastructure Services and Energy Services Disposal Groups as discontinued operations and changes to reportable segments as described above, no revisions have been made to the 2019 Form 10-K to update for other information, developments, or events that have occurred since the 2019 Form 10-K was filed on February 27, 2020. Without limitation to the foregoing, this information does not purport to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 herein for any information, uncertainties, risks, events or trends occurring, or known to management. This Exhibit 99.1 should be read in conjunction with the 2019 Form 10-K and subsequent filings with the SEC including the Q1 2020 Form 10-Q and the Registrants’ Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding events, developments, and updates affecting the Registrants and their expectations that have occurred since the filing of the 2019 Form 10-K. The information contained herein is not an amendment to, or a restatement of, the 2019 Form 10-K.

GLOSSARY
ACE	Affordable Clean Energy
ADFIT	Accumulated deferred federal income taxes
AFUDC	Allowance for funds used during construction
AGC	Alcoa Generating Corporation, a subsidiary of Alcoa, Inc.
Athena Energy Services	Athena Energy Services Buyer, LLC, a Delaware limited liability company and subsidiary of Energy Capital Partners, LLC
AMAs	Asset Management Agreements
AMS	Advanced Metering System
APSC	Arkansas Public Service Commission
ARAM	Average rate assumption method
ARO	Asset retirement obligation
ARP	Alternative revenue program
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
AT&T	AT&T Inc.
AT&T Common	AT&T common stock
Bailey to Jones Creek Project
A transmission project in the greater Freeport, Texas area, which includes enhancements to two existing substations and the construction of a new 345 kV double-circuit line to be located in the counties of Brazoria, Matagorda and Wharton

Bcf	Billion cubic feet

GLOSSARY
Bond Companies
Bankruptcy remote entities wholly-owned by Houston Electric and formed solely for the purpose of purchasing and owning transition or system restoration property through the issuance of Securitization Bonds, consisting of Bond Company II, Bond Company III, Bond Company IV and Restoration Bond Company

Bond Company II	CenterPoint Energy Transition Bond Company II, LLC, a wholly-owned subsidiary of Houston Electric
Bond Company III	CenterPoint Energy Transition Bond Company III, LLC, a wholly-owned subsidiary of Houston Electric
Bond Company IV	CenterPoint Energy Transition Bond Company IV, LLC, a wholly-owned subsidiary of Houston Electric
Brazos Valley Connection	A portion of the Houston region transmission project between Houston Electric’s Zenith substation and the Gibbons Creek substation owned by the Texas Municipal Power Agency
CCR	Coal Combustion Residuals
CECA	Clean Energy Cost Adjustment
CECL	Current expected credit losses
CEIP	CenterPoint Energy Intrastate Pipelines, LLC
CenterPoint Energy	CenterPoint Energy, Inc., and its subsidiaries
CERC Corp.	CenterPoint Energy Resources Corp.
CERC	CERC Corp., together with its subsidiaries
CES	CenterPoint Energy Services, Inc., a wholly-owned subsidiary of CERC Corp.
Charter Common	Charter Communications, Inc. common stock
CIP	Conservation Improvement Program
CME	Chicago Mercantile Exchange
CNG	Compressed natural gas
CNP Midstream	CenterPoint Energy Midstream, Inc., a wholly-owned subsidiary of CenterPoint Energy
Code	The Internal Revenue Code of 1986, as amended
CODM	Chief Operating Decision Maker, the Registrants’ Chief Executive Officer
Common Stock	CenterPoint Energy, Inc. common stock, par value $0.01 per share
CPP	Clean Power Plan
CSIA	Compliance and System Improvement Adjustment
DCA	Distribution Contractors Association
DCRF	Distribution Cost Recovery Factor
DRR	Distribution Replacement Rider
DSMA	Demand Side Management Adjustment
ECA	Environmental Cost Adjustment
EDIT	Excess deferred income taxes
EECR	Energy Efficiency Cost Recovery
EECRF	Energy Efficiency Cost Recovery Factor
EIN	Employer Identification Number
ELG	Effluent Limitation Guidelines
Enable	Enable Midstream Partners, LP
Enable GP	Enable GP, LLC, Enable’s general partner
Enable Series A Preferred Units	Enable’s 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units, representing limited partner interests in Enable
Energy Services	Offers competitive variable and fixed-priced physical natural gas supplies primarily to commercial and industrial customers and electric and natural gas utilities through CES and its subsidiary, CEIP
Energy Services Disposal Group	Substantially all of the businesses within CenterPoint Energy’s and CERC’s historically reported Energy Services reporting unit that will be sold under the Equity Purchase Agreement
EPA	Environmental Protection Agency
Equity Purchase Agreement	Equity Purchase Agreement, dated as of February 24, 2020, by and between CERC Corp. and Athena Energy Services

GLOSSARY
ERCOT	Electric Reliability Council of Texas
ERISA	Employee Retirement Income Security Act of 1974
ESG	Energy Systems Group, LLC, a wholly-owned subsidiary of Vectren
FERC	Federal Energy Regulatory Commission
FIP	Funding Improvement Plan
Fitch	Fitch Ratings, Inc.
FRP	Formula Rate Plan
Gas Daily	Platts gas daily indices
GHG	Greenhouse gases
GRIP	Gas Reliability Infrastructure Program
GWh	Gigawatt-hours
Hart-Scott-Rodino Act	Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
Houston Electric	CenterPoint Energy Houston Electric, LLC and its subsidiaries
IBEW	International Brotherhood of Electrical Workers
IDEM	Indiana Department of Environmental Management
IG	Intelligent Grid
Indiana Electric	Operations of SIGECO’s electric transmission and distribution services, and includes its power generating and wholesale power operations
Indiana Gas	Indiana Gas Company, Inc., a wholly-owned subsidiary of Vectren
Infrastructure Services	Provided underground pipeline construction and repair services through Vectren’s wholly-owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC
Infrastructure Services Disposal Group	Businesses within the historically reported Infrastructure Services reporting unit that were sold under the Securities Purchase Agreement
Internal Spin	CERC’s contribution of its equity investment in Enable to CNP Midstream (detailed in Note 11 to the consolidated financial statements)
IRP	Integrated Resource Plan
IRS	Internal Revenue Service
IURC	Indiana Utility Regulatory Commission
kV	Kilovolt
LIBOR	London Interbank Offered Rate
LNG	Liquefied natural gas
LPSC	Louisiana Public Service Commission
LTIPs	Long-term incentive plans
MATS	Mercury and Air Toxics
Merger
The merger of Merger Sub with and into Vectren on the terms and subject to the conditions set forth in the Merger Agreement, with Vectren continuing as the surviving corporation and as a wholly-owned subsidiary of CenterPoint Energy, Inc., which closed on February 1, 2019

Merger Agreement	Agreement and Plan of Merger, dated as of April 21, 2018, among CenterPoint Energy, Vectren and Merger Sub
Merger Sub	Pacer Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of CenterPoint Energy
MES	Mobile Energy Solutions
MGP	Manufactured gas plant
MISO	Midcontinent Independent System Operator
MLP	Master Limited Partnership
MMBtu	One million British thermal units
Moody’s	Moody’s Investors Service, Inc.
MP2017	2017 pension mortality improvement scale developed annually by the Society of Actuaries
MP2018	2018 pension mortality improvement scale developed annually by the Society of Actuaries
MPSC	Mississippi Public Service Commission
MPUC	Minnesota Public Utilities Commission

GLOSSARY
MRT	Enable-Mississippi River Transmission, LLC
MW	Megawatt
NECA	National Electrical Contractors Association
NGA	Natural Gas Act of 1938
NGD	Natural gas distribution business
NGLs	Natural gas liquids
NRG	NRG Energy, Inc.
NYMEX	New York Mercantile Exchange
NYSE	New York Stock Exchange
OCC	Oklahoma Corporation Commission
OGE	OGE Energy Corp.
OPEIU	Office & Professional Employees International Union
PBRC	Performance Based Rate Change
PFD	Proposal for decision
PLCA	Pipeline Contractors Association
PowerTeam Services	PowerTeam Services, LLC, a Delaware limited liability company
PRPs	Potentially responsible parties
PUCO	Public Utilities Commission of Ohio
PUCT	Public Utility Commission of Texas
Q1 2020 Form 10-Q	The Registrants’ combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 7, 2020
Railroad Commission	Railroad Commission of Texas
RCRA	Resource Conservation and Recovery Act of 1976
Registrants	CenterPoint Energy, Houston Electric and CERC, collectively
Reliant Energy	Reliant Energy, Incorporated
REP	Retail electric provider
Restoration Bond Company	CenterPoint Energy Restoration Bond Company, LLC, a wholly-owned subsidiary of Houston Electric
Revised Policy Statement	Revised Policy Statement on Treatment of Income Taxes
ROE	Return on equity
RP	Rehabilitation Plan
RRA	Rate Regulation Adjustment
RSP	Rate Stabilization Plan
SEC	Securities and Exchange Commission
Securities Purchase Agreement	Securities Purchase Agreement, dated as of February 3, 2020, by and among VUSI, PowerTeam Services and, solely for purposes of Section 10.17 of the Securities Purchase Agreement, Vectren
Securitization Bonds	Transition and system restoration bonds
Series A Preferred Stock	CenterPoint Energy’s Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share
Series B Preferred Stock	CenterPoint Energy’s 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share
SIGECO	Southern Indiana Gas and Electric Company, a wholly-owned subsidiary of Vectren
S&P	S&P Global Ratings
TBD	To be determined
TCEH Corp.	Formerly Texas Competitive Electric Holdings Company LLC, predecessor to Vistra Energy Corp. whose major subsidiaries include Luminant and TXU Energy
TCJA	Tax reform legislation informally called the Tax Cuts and Jobs Act of 2017
TCOS	Transmission Cost of Service
TCRF	Transmission Cost Recovery Factor
TDSIC	Transmission, Distribution and Storage System Improvement Charge

GLOSSARY
TDU	Transmission and distribution utility
USW	United Steelworkers Union
Utility Holding	Utility Holding, LLC, a wholly-owned subsidiary of CenterPoint Energy
VaR	Value at Risk
VCC	Vectren Capital Corp., a wholly-owned subsidiary of Vectren
Vectren	Vectren Corporation, a wholly-owned subsidiary of CenterPoint Energy
VEDO	Vectren Energy Delivery of Ohio, Inc., a wholly-owned subsidiary of Vectren
VIE	Variable interest entity
VISCO	Vectren Infrastructure Services Corporation, a wholly-owned subsidiary of Vectren
Vistra Energy Corp.	Texas-based energy company focused on the competitive energy and power generation markets
VUHI	Vectren Utility Holdings, Inc., a wholly-owned subsidiary of Vectren
VUSI	Vectren Utility Services, Inc., a wholly-owned subsidiary of Vectren
ZENS	2.0% Zero-Premium Exchangeable Subordinated Notes due 2029
ZENS-Related Securities	As of both December 31, 2019 and 2018, consisted of AT&T Common and Charter Common
2019 Form 10-K	The Registrants’ combined Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as originally filed with the SEC on February 27, 2020

This Exhibit 99.1 is filed separately by three registrants: CenterPoint Energy, Houston Electric and CERC.

Item 6.        Selected Financial Data (CenterPoint Energy)

The following table presents selected financial data with respect to CenterPoint Energy’s consolidated financial condition and consolidated results of operations and should be read in conjunction with CenterPoint Energy’s consolidated financial statements and the related notes in Item 8 of this Exhibit 99.1. Certain amounts have been recast to reflect the Infrastructure Services and Energy Services Disposal Groups as held for sale and discontinued operations. See Note 4 to the consolidated financial statements for further discussion.

	Year Ended December 31,
	2019	2018	2017		2016	2015
	(in millions, except per share amounts)
Revenues	$7,564	$6,277	$5,699		$5,527	$5,536
Equity in earnings (losses) of unconsolidated affiliates, net	230	307	265		208	(1,663)	(2)
Income (loss) from continuing operations	682	396	1,708	(1)	420	(717)
Income (loss) from discontinued operations	109	(28)	84		12	25
Less: Preferred stock dividend requirement	117	35	—		—	—
Income (loss) available to common shareholders	674	333	1,792	(1)	432	(692)

Basic earnings (loss) per common share from continuing operations	$1.12	$0.80	$3.96		$0.97	$(1.67)
Basic earnings (loss) per common share from discontinued operations	0.22	(0.06)	0.20		0.03	0.06
Basic earnings (loss) per common share	$1.34	$0.74	$4.16		$1.00	$(1.61)
Diluted earnings (loss) per common share from continuing operations	$1.12	$0.80	$3.94		$0.97	$(1.67)
Diluted earnings (loss) per common share from discontinued operations	0.21	(0.06)	0.19		0.03	0.06
Diluted earnings (loss) per common share	$1.33	$0.74	$4.13		$1.00	$(1.61)

Cash dividends paid per common share	$1.15	$1.11	$1.07		$1.03	$0.99
Dividend payout ratio	86%	150%	26%		103%	n/a
Return on average common equity	8%	5%	44%		12%	(17)%

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(in millions, except per share amounts)
At year-end:
Book value per common share	$16.64	$16.08	$10.88	$8.04	$8.05
Market price per common share	27.27	28.23	28.36	24.64	18.36
Market price as a percent of book value	164%	176%	261%	306%	228%
Percentage of common units owned representing limited partner interests in Enable	53.7%	54.0%	54.1%	54.1%	55.4%
Total assets (3) (4)	$35,529	$27,093	$22,782	$21,878	$21,319
Short-term borrowings	—	—	39	35	40
Securitization Bonds, including current maturities	977	1,435	1,868	2,278	2,667
Other long-term debt, including current maturities (5)	14,135	7,729	6,933	6,279	6,063
Capitalization:
Common stock equity	36%	47%	35%	29%	28%
Long-term debt, including current maturities	64%	53%	65%	71%	72%
Capitalization, excluding Securitization Bonds:
Common stock equity	37%	51%	40%	36%	36%
Long-term debt, excluding Securitization Bonds, and including current maturities	63%	49%	60%	64%	64%
Capital expenditures (6)	$2,587	$1,720	$1,494	$1,406	$1,575

(1)
Income (loss) available to common shareholders and income (loss) from continuing operations for the year ended December 31, 2017 includes a reduction in income tax expense of $1,113 million due to tax reform. See Note 15 to the consolidated financial statements for further discussion of the impacts of the TCJA implementation.

(2)	This amount includes $1,846 million of non-cash impairment charges related to Enable.

(3)	The increase in Total assets as of December 31, 2019, as compared to December 31, 2018, was primarily driven by the assets acquired in the Merger.

(4)	Total assets as of December 31, 2018 include cash and cash equivalents of $4.2 billion.

(5)
The increase in Other long-term debt, including current maturities as of December 31, 2019, as compared to December 31, 2018, was primarily driven by debt incurred to finance the Merger and debt acquired in the Merger.

(6)	Includes capital expenditures for the Infrastructure Services and Energy Services Disposal Groups.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

No Registrant makes any representations as to the information related solely to CenterPoint Energy or the subsidiaries of CenterPoint Energy other than itself.

The following combined discussion and analysis should be read in combination with the consolidated financial statements included in Item 8 herein. When discussing CenterPoint Energy’s consolidated financial information, it includes the results of Houston Electric and CERC, which, along with CenterPoint Energy, are collectively referred to as the Registrants. Where appropriate, information relating to a specific registrant has been segregated and labeled as such. Unless the context indicates otherwise, specific references to Houston Electric and CERC also pertain to CenterPoint Energy. The terms “our,” “we” and “us” are used herein as abbreviated references to CenterPoint Energy, Inc. together with its consolidated subsidiaries.

OVERVIEW

Background

CenterPoint Energy, Inc. is a public utility holding company and owns interests in Enable. CenterPoint Energy’s operating subsidiaries own and operate electric transmission and distribution, electric generation, natural gas distribution facilities and energy performance contracting and sustainable infrastructure services. For a detailed description of CenterPoint Energy’s operating subsidiaries, please read Note 1 to the consolidated financial statements.

Houston Electric is an indirect, wholly-owned subsidiary of CenterPoint Energy that provides electric transmission and distribution services to REPs serving the Texas Gulf Coast area that includes the city of Houston.

CERC Corp. is an indirect, wholly-owned subsidiary of CenterPoint Energy with operating subsidiaries that own and operate natural gas distribution facilities in six states.

Reportable Segments

In this Management’s Discussion and Analysis, we discuss our results from continuing operations on a consolidated basis and individually for each of our reportable segments, which are listed below. We also discuss our liquidity, capital resources and critical accounting policies. We are first and foremost an energy delivery company and it is our intention to remain focused on these segments of the energy business. The results of our business operations are significantly impacted by weather, customer growth, economic conditions, cost management, competition, rate proceedings before regulatory agencies and other actions of the various regulatory agencies to whose jurisdiction we are subject, among other factors.

As of January 1, 2020, the Registrants’ CODM views net income as the measure of profit or loss for the reportable segments rather than the previous measure of operating income to analyze the net income and earnings per share contribution of the reportable segments. The reportable segments have been recast to the measure of net income.

Discontinued Operations. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. Accordingly, the previously reported Infrastructure Services reportable segment has been eliminated. The transaction closed on April 9, 2020. For further information about the Infrastructure Services Disposal Group, see “Business — Our Business — Discontinued Operations — Infrastructure Services” in Item 1 of Part I of the 2019 Form 10-K and Note 4 to the consolidated financial statements herein.

Additionally, on February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. Accordingly, the previously reported Energy Services reportable segment has been eliminated and certain retained components of the historically reported Energy Services reportable segment are now reflected in the Natural Gas Distribution reportable segment. The transaction is expected to close in the second quarter of 2020. For further information about the Energy Services Disposal Group, see “Business — Our Business — Discontinued Operations — Energy Services” in Item 1 of Part I of the 2019 Form 10-K and Note 4 to the consolidated financial statements herein.

Included in revenues are intersegment sales, which are accounted for as if the sales were to third parties at current market prices for sales with businesses in discontinued operations. See Note 4 to the consolidated financial statements.

As of December 31, 2019, reportable segments for continuing operations are as follows:

Registrants	Houston Electric T&D	Indiana Electric Integrated	Natural Gas Distribution	Midstream Investments
CenterPoint Energy	X	X	X	X
Houston Electric	X
CERC			X

•
Houston Electric T&D reportable segment includes electric transmission and distribution services that are subject to rate regulation and impacts of generation-related stranded costs and other true-up balances recoverable by the regulated electric utility. For further information about the Houston Electric T&D reportable segment, see “Business — Our Business — Houston Electric T&D” in Item 1 of Part I of the 2019 Form 10-K.

•
Indiana Electric Integrated reportable segment includes energy delivery services to electric customers and electric generation assets to serve its electric customers and optimize those assets in the wholesale power market. For further information about the Indiana Electric Integrated reportable segment, see “Business — Our Business — Indiana Electric Integrated” in Item 1 of Part I of the 2019 Form 10-K.

•
CenterPoint Energy’s Natural Gas Distribution reportable segment consists of (i) intrastate natural gas sales to, and natural gas transportation and distribution for residential, commercial, industrial and institutional customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas; (ii) permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CEIP, formerly included in the Energy Services reportable segment; and (iii) temporary delivery of LNG and CNG throughout the contiguous 48 states through MES, formerly included in the Energy Services reportable segment. For further information about the Natural Gas Distribution reportable segment, see “Business — Our Business — Natural Gas Distribution” in Item 1 of Part I of the 2019 Form 10-K and Note 19 to the consolidated financial statements herein.

•
CERC’s Natural Gas Distribution reportable segment consists of (i) intrastate natural gas sales to, and natural gas transportation and distribution for, residential, commercial, industrial and institutional customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas; (ii) permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CEIP, formerly included in the Energy Services reportable segment; and (iii) temporary delivery of LNG and CNG throughout the contiguous 48 states through MES, formerly included in the Energy Services reportable segment. For further information about the Natural Gas Distribution reportable segment, see “Business — Our Business — Natural Gas Distribution” in Item 1 of Part I of the 2019 Form 10-K and Note 19 to the consolidated financial statements herein.

•
Midstream Investments reportable segment includes CenterPoint Energy’s equity investment in Enable and is dependent upon the results of Enable, which are driven primarily by the volume of natural gas, NGLs and crude oil that Enable gathers, processes and transports across its systems and other factors as discussed below under “— Factors Influencing Midstream Investments.” For further information about the Midstream Investments reportable segment, see “Business — Our Business — Midstream Investments” in Item 1 of Part I of the 2019 Form 10-K.

•
CenterPoint Energy’s Corporate and Other includes office buildings and other real estate used for business operations, home repair protection plans to natural gas customers in Texas and Louisiana through a third party, energy performance contracting and sustainable infrastructure services and other corporate support operations. CERC’s Corporate and Other includes unallocated corporate costs and inter-segment eliminations.

EXECUTIVE SUMMARY

We expect our and Enable’s businesses to continue to be affected by the key factors and trends discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Factors Influencing Our Businesses and Industry Trends

We are an energy delivery company. The majority of our revenues are generated from the transmission and delivery of electricity and the sale of natural gas by our subsidiaries. On February 1, 2019, we acquired Vectren for approximately $6 billion in cash. Through its subsidiaries, Vectren’s operations consist of utility and non-utility businesses. The utility operations include three public utilities, Indiana Gas, SIGECO and VEDO, which, in the aggregate, provide natural gas distribution and transportation services to nearly 67% of Indiana and about 20% of Ohio and electric transmission and distribution services to southwestern Indiana, including power generating and wholesale power operations. In total, these utility operations supply natural gas and electricity to over one million customers in Indiana and Ohio. The non-utility operations include ESG, which provides energy services through performance-based energy contracting operations and sustainable infrastructure services, such as renewables, distributed generation and combined heat and power projects. ESG assists schools, hospitals, governmental facilities and other private institutions with reducing energy and maintenance costs by upgrading their facilities with energy-efficient equipment. ESG operates throughout the United States. Concurrent with the completion of the Merger, we added two new reportable segments, Indiana Electric Integrated and Infrastructure Services. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the businesses within its Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

To assess our financial performance, our management primarily monitors operating income, net income, and cash flows, among other things, from our reportable segments. Within these broader financial measures, we monitor margins, interest expense, capital spending and working capital requirements. In addition to these financial measures, we also monitor a number of variables that management considers important to our reportable segments, including the number of customers, throughput, use per customer, commodity prices and heating and cooling degree days. From an operational standpoint, we monitor operation and maintenance expense, safety factors, system reliability and customer satisfaction to gauge our performance.

The nature of our businesses requires significant amounts of capital investment, and we rely on internally generated cash, borrowings under our credit facilities, proceeds from commercial paper and issuances of debt and equity in the capital markets to satisfy these capital needs. We strive to maintain investment grade ratings for our securities to access the capital markets on terms we consider reasonable. A reduction in our ratings generally would increase our borrowing costs for new issuances of debt, as well as borrowing costs under our existing revolving credit facilities, and may prevent us from accessing the commercial paper markets. Disruptions in the financial markets can also affect the availability of new capital on terms we consider attractive. In those circumstances, we may not be able to obtain certain types of external financing or may be required to accept terms less favorable than we would otherwise accept. For that reason, we seek to maintain adequate liquidity for our businesses through existing credit facilities and prudent refinancing of existing debt.

 To the extent adverse economic conditions affect our suppliers and customers, results from our energy delivery businesses may suffer. For example, Houston Electric is largely concentrated in Houston, Texas, where a higher percentage of employment is tied to the energy sector relative to other regions of the country. Despite Houston, Texas having a diverse economy, employment in the energy industry remains important with overall Houston employment growing at a moderate rate in 2019 among various sectors. Although the Houston area represents a large part of our customer base, we have a diverse customer base throughout the eight states we serve.  Each state has a unique economy and is driven by different industrial sectors. Our largest customers reflect the diversity in industries in the states across our footprint.  In Minnesota, for instance, education and health services are the state’s largest sectors, whereas Arkansas has a large food manufacturing industry. Some industries are driven by population growth like education and health care, while others may be influenced by strength in the national or international economy. Further, the operations of Vectren’s utility businesses are concentrated in central and southern Indiana and west-central Ohio and are therefore impacted by changes in the Midwest economy in general and changes in particular industries concentrated in the Midwest.  These industries include automotive assembly, parts and accessories; feed, flour and grain processing; metal castings; plastic products; gypsum products; electrical equipment; metal specialties; glass and steel finishing; pharmaceutical and nutritional products; gasoline and oil products; ethanol; and coal mining.

Also, adverse economic conditions, coupled with concerns for protecting the environment and increased availability of alternate energy sources, may cause consumers to use less energy or avoid expansions of their facilities, including natural gas facilities, resulting in less demand for our services. Long-term national trends indicate customers have reduced their energy consumption, which could adversely affect our results. However, due to more affordable energy prices and continued economic improvement in the areas we serve, the trend toward lower usage has slowed.To the extent population growth is affected by lower energy prices and there is financial pressure on some of our customers who operate within the energy industry, there may be an impact on the growth rate of our customer base and overall demand. Multifamily residential customer growth is affected by the cyclical nature of apartment construction. Beginning in 2019, a new construction cycle in Houston helped overall residential customer growth to return to the long-term trend of 2%. Management expects residential meter growth for Houston Electric to remain in line with long term trends at approximately 2%. Typical customer growth in the jurisdictions served by the Natural Gas Distribution reportable segment is approximately 1%. CERC’s NGD customer growth was 1.3% for 2019, which is slightly higher than in previous years.

Performance of the Houston Electric T&D reportable segment and the Natural Gas Distribution reportable segment is significantly influenced by energy usage per customer, which is significantly impacted by weather conditions. For Houston Electric, revenues are generally higher during the warmer months when more electricity is used for cooling purposes. For CERC’s NGD, demand for natural gas for heating purposes is generally higher in the colder months. Therefore, we compare our results on a weather-adjusted basis.

In 2019, the Houston area experienced weather that was closer to normal compared to 2018. Although the summer months, particularly August and September, were hotter than normal, this was offset during the remaining months of the year due to milder than normal weather. While overall rainfall was higher than normal in 2019 largely due to Tropical Storm Imelda, it did not rise to the record rainfall levels experienced in 2017 that occurred largely due to Hurricane Harvey. After a return to more normal weather in 2018, our NGD service territories experienced warmer weather in 2019 in all areas except Minnesota.

Historically, both CenterPoint Energy’s TDU and CERC’s NGD have utilized weather hedges to help reduce the impact of mild weather on their financial results. CenterPoint Energy’s TDU and CERC’s NGD entered into a weather hedge for the 2018–2019 and 2019–2020 winter heating seasons in Texas where no weather normalization mechanisms exist. In CERC’s non-Texas jurisdictions, weather normalization mechanisms or decoupling in the Minnesota division help to mitigate the impact of abnormal weather on our financial results.

In Minnesota and Arkansas for CERC’s NGD, there are rate adjustment mechanisms to counter the impact of declining usage from energy efficiency improvements. In addition, in many of our service areas, particularly in the Houston area and Minnesota, as applicable to each registrant, we have benefited from growth in the number of customers, which could mitigate the effects of reduced consumption. We anticipate that this trend will continue as the regions’ economies continue to grow. The profitability of our businesses is influenced significantly by the regulatory treatment we receive from the various state and local regulators who set our electric and natural gas distribution rates.

Sales of natural gas and electricity to residential and commercial customers by Indiana Gas, SIGECO and VEDO are largely seasonal and are impacted by weather. Trends in the average consumption among natural gas residential and commercial customers have tended to decline as more efficient appliances and furnaces are installed, and as these utilities have implemented conservation programs.

In our NGD Indiana and Ohio service territories, normal temperature adjustment and decoupling mechanisms largely mitigate the effect that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns. Our NGD operations in Ohio has a straight fixed variable rate design for its residential customers. This rate design mitigates approximately 90% of the Ohio service territory’s weather risk and risk of decreasing consumption specific to its small customer classes. While Indiana Electric has neither a normal temperature adjustment mechanism nor a decoupling mechanism, rate designs provide for a lost margin recovery mechanism that operates in tandem with conservation initiatives.

On April 5, 2019, and subsequently adjusted in errata filings in May and June 2019, Houston Electric filed its base rate application with the PUCT and the cities in its service area to change its rates. A settlement has been reached and a final order from the PUCT is expected during the first quarter of 2020. For details related to our pending and completed regulatory proceedings and orders related to the TCJA in 2019 and to date in 2020, see “—Liquidity and Capital Resources —Regulatory Matters” in Item 7 herein.

We believe the long-term outlook for ESG’s performance contracting and sustainable infrastructure opportunities remains strong with continued national focus expected on energy conservation and sustainability, renewable energy and security as power prices across the country rise and customer focus on new, efficient and clean sources of energy grows.

The regulation of natural gas pipelines and related facilities by federal and state regulatory agencies affects CenterPoint Energy’s and CERC’s businesses. In accordance with natural gas pipeline safety and integrity regulations, CenterPoint Energy and CERC are making, and will continue to make, significant capital investments in their service territories, which are necessary to help operate and maintain a safe, reliable and growing natural gas system. CenterPoint Energy’s and CERC’s compliance expenses may also increase as a result of preventative measures required under these regulations. Consequently, new rates in the areas they serve are necessary to recover these increasing costs.

Consistent with the regulatory treatment of pension costs, the Registrants defer the amount of pension expense that differs from the level of pension expense included in the Registrants’ base rates for the Electric T&D reportable segment and Natural Gas Distribution reportable segment in their Texas jurisdictions. CenterPoint Energy expects to contribute a minimum of approximately $83 million to its pension plans in 2020.

Factors Influencing the Infrastructure Services and Energy Services Disposal Groups

Demand for the Infrastructure Services Disposal Group remains high due to the aging infrastructure and evolving safety and reliability regulations across the United States. Its long-term focus is recurring work in both the distribution and transmission businesses. The timing and recurrence of large transmission projects is less predictable and may create volatility in its year-over-year results. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

The Energy Services Disposal Group contracts with customers for transportation, storage and sales of natural gas on an unregulated basis. Its operations serve customers throughout the United States. The Energy Services Disposal Group is impacted by price differentials on both a regional and seasonal basis, as well as fluctuations in regional daily natural gas prices driven by weather and other market factors. While this business utilizes financial derivatives to mitigate the effects of price movements, it does not enter into risk management contracts for speculative purposes and evaluates VaR daily to monitor significant financial exposures to realized income. The Energy Services Disposal Group experienced instances of decreased margin in 2019 due to fewer opportunities to optimize natural gas supply costs as compared to 2018. Specifically, weather-facilitated market impacts in various regions of the continental United States during the three months ended March 31, 2018 allowed it to increase its margins in the first quarter of 2018. On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

Factors Influencing Midstream Investments (CenterPoint Energy)
The results of CenterPoint Energy’s Midstream Investments reportable segment are dependent upon the results of Enable, which are driven primarily by the volume of natural gas, NGLs and crude oil that Enable gathers, processes and transports across its systems. These volumes depend significantly on the level of production from natural gas wells connected to Enable’s systems across a number of U.S. mid-continent markets. Aggregate production volumes are affected by the overall amount of oil and gas drilling and completion activities. Production must be maintained or increased by new drilling or other activity, because the production rate of oil and gas wells declines over time.

Enable expects its business to continue to be impacted by the trends affecting the midstream industry. Enable’s outlook is based on its management’s assumptions regarding the impact of these trends that it has developed by interpreting the information currently available to it. If Enable management’s assumptions or interpretation of available information prove to be incorrect, Enable’s future financial condition and results of operations may differ materially from its expectations.

Enable’s business is impacted by commodity prices, which have declined and otherwise experienced significant volatility in recent years. Commodity prices impact the drilling and production of natural gas and crude oil in the areas served by Enable’s systems. In addition, Enable’s processing arrangements expose it to commodity price fluctuations. Enable has attempted to mitigate the impact of commodity prices on its business by entering into hedges, focusing on contracting fee-based business and converting existing commodity-based contracts to fee-based contracts.

Enable’s long-term view is that natural gas and crude oil production in the U.S. will increase. Advancements in technology have allowed producers to efficiently extract natural gas and crude oil from tight gas formations and shale plays. As a result, the proven reserves of natural gas and crude oil in the United States have significantly increased. As proven reserves of natural gas and crude oil have continued to increase, the supply growth has outpaced demand growth, resulting in oversupply. The oversupply of natural gas and crude oil has resulted in price declines over the last year. Natural gas continues to be a critical component of energy demand in the U.S. Enable’s management believes that, although oversupply will continue in the near term, the prospects for continued natural gas demand are favorable over the long term and will be driven by population and economic growth, the continued displacement of coal-fired power plants by natural gas-fired power plants due to the price of natural gas and stricter government environmental regulations on the mining and burning of coal and the continued development of a global export market for LNG. Enable’s management believes that increasing consumption of natural gas over the long term, both within the United States and in the global export market for LNG, will continue to drive demand for Enable’s natural gas gathering, processing, transportation and storage services.

Significant Events

Divestiture of the Infrastructure Services Disposal Group. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

Divestiture of the Energy Services Disposal Group. On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

Regulatory Proceedings. On April 5, 2019, and subsequently adjusted in errata filings in May and June 2019, Houston Electric filed its base rate application with the PUCT and the cities in its service area to change its rates. A settlement has been reached and a final order from the PUCT is expected during the first quarter of 2020. For details related to our pending and completed regulatory proceedings and orders related to the TCJA in 2019 and to date in 2020, see “—Liquidity and Capital Resources —Regulatory Matters” in Item 7.

Merger with Vectren. On February 1, 2019, pursuant to the Merger Agreement, CenterPoint Energy consummated the previously announced Merger and acquired Vectren for approximately $6 billion in cash. For more information about the Merger, see Notes 1 and 4 to the consolidated financial statements.

Debt Transactions. In January 2019, Houston Electric issued $700 million aggregate principal amount of general mortgage bonds, in May 2019, CenterPoint Energy entered into a $1.0 billion variable rate term loan and in August 2019, CenterPoint Energy issued $1.2 billion aggregate principal amount of senior notes. For more information about the 2019 debt transactions, see Note 14 to the consolidated financial statements.

CERTAIN FACTORS AFFECTING FUTURE EARNINGS

Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our and Enable’s future earnings and results of our and Enable’s operations will depend on or be affected by numerous factors that apply to all Registrants unless otherwise indicated including:

•
the performance of Enable, the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Enable Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as:

◦
competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable;

◦
the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines;

◦	the demand for crude oil, natural gas, NGLs and transportation and storage services;

◦	environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing;

◦	recording of goodwill, long-lived asset or other than temporary impairment charges by or related to Enable;

◦	the timing of payments from Enable’s customers under existing contracts, including minimum volume commitment payments;

◦	changes in tax status; and

◦	access to debt and equity capital;

•
the expected benefits of the Merger and integration, including the outcome of shareholder litigation filed against Vectren that could reduce anticipated benefits of the Merger, as well as the ability to successfully integrate the Vectren businesses and to realize anticipated benefits and commercial opportunities;

•	the recording of impairment charges, including any impairment associated with the Infrastructure Services and Energy Services Disposal Groups;

•
industrial, commercial and residential growth in our service territories and changes in market demand, including the demand for our non-utility products and services and effects of energy efficiency measures and demographic patterns;

•	the outcome of the pending Houston Electric rate case;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•
state and federal legislative and regulatory actions or developments affecting various aspects of our businesses (including the businesses of Enable), including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses;

•
tax legislation, including the effects of the TCJA (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of EDIT and our rates;

•	CenterPoint Energy’s and CERC’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms;

•	the timing and extent of changes in commodity prices, particularly natural gas and coal, and the effects of geographic and seasonal commodity price differentials on CERC and Enable;

•
the ability of CenterPoint Energy’s and CERC’s non-utility business operating in the Energy Services Disposal Group to effectively optimize opportunities related to natural gas price volatility and storage activities, including weather-related impacts;

•	actions by credit rating agencies, including any potential downgrades to credit ratings;

•	changes in interest rates and their impact on costs of borrowing and the valuation of CenterPoint Energy’s pension benefit obligation;

•
problems with regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or cancellation or in cost overruns that cannot be recouped in rates;

•	the availability and prices of raw materials and services and changes in labor for current and future construction projects;

•
local, state and federal legislative and regulatory actions or developments relating to the environment, including, among other things, those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of CCR that could impact the continued operation, and/or cost recovery of generation plant costs and related assets;

•	the impact of unplanned facility outages or other closures;

•
any direct or indirect effects on our or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes, pandemic health events or other occurrences;

•	our ability to invest planned capital and the timely recovery of our existing and future investments, including those related to Indiana Electric’s anticipated IRP;

•
our ability to successfully construct and operate electric generating facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate;

•	our ability to control operation and maintenance costs;

•	the sufficiency of our insurance coverage, including availability, cost, coverage and terms and ability to recover claims;

•	the investment performance of CenterPoint Energy’s pension and postretirement benefit plans;

•
commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	changes in rates of inflation;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the extent and effectiveness of our and Enable’s risk management and hedging activities, including, but not limited to financial and weather hedges and commodity risk management activities;

•
timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey;

•
CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses, including the proposed sale of the Energy Services Disposal Group, which CenterPoint Energy and Enable cannot assure will be completed or will have the anticipated benefits to CenterPoint Energy or Enable;

•
the performance of projects undertaken by our non-utility businesses and the success of efforts to realize value from, invest in and develop new opportunities and other factors affecting those non-utility businesses, including, but not limited to, the level of success in bidding contracts, fluctuations in volume and mix of contracted work, mix of projects received under blanket contracts, failure to properly estimate cost to construct projects or unanticipated cost increases in completion of the contracted work, changes in energy prices that affect demand for construction services and projects and cancellation and/or reductions in the scope of projects by customers and obligations related to warranties and guarantees;

•	acquisition and merger activities involving us or our competitors, including the ability to successfully complete merger, acquisition and divestiture plans;

•	our or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations;

•	the outcome of litigation;

•	the ability of REPs, including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and Houston Electric;

•	changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation;

•	the impact of alternate energy sources on the demand for natural gas;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	the effective tax rates;

•	the transition to a replacement for the LIBOR benchmark interest rate;

•	the effect of changes in and application of accounting standards and pronouncements; and

•	other factors discussed in “Risk Factors” in Item 1A of the 2019 Form 10-K and in other reports that the Registrants file from time to time with the SEC.

CENTERPOINT ENERGY CONSOLIDATED RESULTS OF OPERATIONS

The table below has been recast to reflect the results from the Infrastructure Services and Energy Services Disposal Groups as discontinued operations. See Notes 4, 6 and 23 to the consolidated financial statements for further information.

	Year Ended December 31,
	2019	2018	2017
	(in millions, except per share amounts)
Revenues	$7,564	$6,277	$5,699
Expenses	6,493	5,409	4,696
Operating Income	1,071	868	1,003
Gain (Loss) on Marketable Securities	282	(22)	7
Gain (Loss) on Indexed Debt Securities	(292)	(232)	49
Interest Expense and Other Finance Charges	(528)	(361)	(313)
Interest Expense on Securitization Bonds	(39)	(59)	(77)
Equity in Earnings of Unconsolidated Affiliates, net	230	307	265
Interest Income	17	24	—
Interest Income from Securitization Bonds	5	4	2
Other Income (Expense), net	28	22	(6)
Income From Continuing Operations Before Income Taxes	774	551	930
Income Tax Expense (Benefit)	92	155	(778)
Income From Continuing Operations	682	396	1,708
Income (Loss) From Discontinued Operations, net of tax	109	(28)	84
Net Income	791	368	1,792
Preferred Stock Dividend Requirement	117	35	—
Income Available to Common Shareholders	$674	$333	$1,792

Basic Earnings Per Common Share:
Basic earnings per common share - continuing operations	$1.12	$0.80	$3.96
Basic earnings (loss) per common share - discontinued operations	0.22	(0.06)	0.20
Basic Earnings Per Common Share	$1.34	$0.74	$4.16

Diluted Earnings Per Common Share:
Diluted earnings per common share - continuing operations	$1.12	$0.80	$3.94
Diluted earnings (loss) per common share - discontinued operations	0.21	(0.06)	0.19
Diluted Earnings Per Common Share	$1.33	$0.74	$4.13

2019 Compared to 2018

Net Income.  CenterPoint Energy reported income available to common shareholders of $674 million ($1.33 per diluted common share) for 2019 compared to $333 million ($0.74 per diluted common share) for 2018.

The increase in income available to common shareholders of $341 million was primarily due to the following key factors:

•	a $203 million decrease in net loss from Corporate and Other further discussed under Results of Operations by Reportable Segment below;

•
a $137 million increase in income from discontinued operations, net related to the Infrastructure Services and Energy Services Disposal Groups further discussed in Note 4 to the consolidated financial statements;

•	a $91 million increase in net income from the Natural Gas Distribution reportable segment further discussed under Results of Operations by Reportable Segment below;

•	a $57 million increase in net income from the Indiana Electric Integrated reportable segment further discussed under Results of Operations by Reportable Segment below; and

•	a $28 million increase in net income from the Houston Electric T&D reportable segment further discussed under Results of Operations by Reportable Segment below.

These increases were partially offset by the following:

•	a $93 million decrease in net income from the Midstream Investments reportable segment further discussed under Results of Operations by Reportable Segment below; and

•	an $82 million increase in Preferred Stock Dividend requirement.

Income Tax Expense - Continuing Operations

CenterPoint Energy’s effective tax rate from continuing operations was 12% and 28% for the years ended December 31, 2019 and 2018, respectively. The lower effective tax rate of 12% is due to an increase in the amount of amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions, the effect of state law changes that resulted in the remeasurement of state deferred taxes, and the impact of the reduction in valuation allowances on certain state net operating losses that are now expected to be realized.

Income Tax Expense - Discontinued Operations

CenterPoint Energy’s effective tax rate from discontinued operations was 30% and 24% for the years ended December 31, 2019 and 2018, respectively. The higher effective tax rate of 30% is primarily due to higher earnings and to the non-deductible portion of the goodwill impairment on the Energy Services Disposal Group.

2018 Compared to 2017

Net Income.  CenterPoint Energy reported income available to common shareholders of $333 million ($0.74 per diluted common share) for 2018 compared to $1,792 million ($4.13 per diluted common share) for 2017.

The decrease in income available to common shareholders of $1,459 million was primarily due to the following key factors:

•	a $1,283 million decrease in net income from Corporate and Other further discussed under Results of Operations by Reportable Segment below;

•
a $112 million decrease in income from discontinued operations, net related to the Infrastructure Services and Energy Services Disposal Groups further discussed in Note 4 to the consolidated financial statements;

•	a $95 million decrease in net income from the Houston Electric T&D reportable segment further discussed under Results of Operations by Reportable Segment below; and

•	a $35 million increase in Preferred Stock Dividend requirement.

These decreases in income available to common shareholders were partially offset by the following:

•	$63 million increase in net income from the Midstream Investments reportable segment further discussed under Results of Operations by Reportable Segment below; and

•	a $3 million increase in net income from the Natural Gas Distribution reportable segment further discussed under Results of Operations by Reportable Segment below.

Income Tax Expense - Continuing Operations

CenterPoint Energy’s effective tax rate from continuing operations was 28% and (84)% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate of 28% is primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA and the amortization of EDIT. These decreases were partially offset by an increase to the effective tax rate as a result of the establishment of a valuation allowance on certain state net operating loss deferred tax assets that are no longer expected to be utilized prior to expiration after the Internal Spin. The effective tax rate was also increased for state law changes that resulted in the remeasurement of state deferred taxes in those jurisdictions.

Income Tax Expense - Discontinued Operations

CenterPoint Energy’s effective tax rate from discontinued operations was 24% and 37% for the years ended December 31, 2018 and 2017, respectively. The lower effective tax rate of 24% was primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA.

HOUSTON ELECTRIC CONSOLIDATED RESULTS OF OPERATIONS

Houston Electric’s results of operations are affected by seasonal fluctuations in the demand for electricity. Houston Electric’s results of operations are also affected by, among other things, the actions of various governmental authorities having jurisdiction over rates Houston Electric charges, debt service costs, income tax expense, Houston Electric’s ability to collect receivables from REPs and Houston Electric’s ability to recover its regulatory assets.

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenues	$2,990	$3,234	$2,998
Expenses	2,372	2,609	2,361
Operating Income	618	625	637
Interest and other finance charges	(164)	(138)	(128)
Interest on Securitization Bonds	(39)	(59)	(77)
Other income (expense), net	21	(3)	(8)
Income before income taxes	436	425	424
Income tax expense (benefit)	80	89	(9)
Net income	$356	$336	$433

2019 Compared to 2018

Net Income.  Houston Electric reported net income of $356 million for 2019 compared to $336 million for 2018.

The increase of $20 million in net income was primarily due to the following key factors:

•	a $24 million increase in Other income (expense), net primarily due to increased interest income of $22 million mainly from investments in the CenterPoint Energy money pool;

•	a $14 million increase in TDU operating income discussed below in Results of Operations by Reportable Segment, exclusive of an $8 million gain from weather hedges recorded at CenterPoint Energy; and

•	a $9 million decrease in income tax expense primarily due to the lower effective tax rate, as explained below, partially offset by higher income before income taxes.

These increases to net income were partially offset by a $26 million increase in interest expense due to higher outstanding other long-term debt.

Income Tax Expense.  Houston Electric reported an effective tax rate of 18% and 21% for the years ended December 31, 2019 and 2018, respectively. The lower effective tax rate of 18% is due to an increase in the amount of amortization of the net regulatory EDIT liability as decreed by regulators.

2018 Compared to 2017

Net Income.  Houston Electric reported net income of $336 million for 2018 compared to net income of $433 million for 2017.

The decrease of $97 million in net income was primarily due to the following key factors:

•
a $98 million increase in income tax expense, resulting from a reduction in income tax expense of $158 million due to tax reform in 2017, discussed further in Note 15 to the consolidated financial statements, offset by a $60 million decrease in income tax expense primarily due to a reduction in the corporate income tax rate resulting from the TCJA in 2018; and

•	a $10 million increase in interest expense due to higher outstanding other long-term debt.

These decrease in net income were partially offset by the following:

•	a $5 million decrease in non-service cost components of net periodic pension and post-retirement costs included in Other expense, net shown above; and

•
an $8 million increase in TDU operating income resulting from a $7 million increase discussed below in Results of Operations by Reportable Segment and increased usage of $1 million, primarily due to a return to more normal weather, which was not offset by the weather hedge loss recorded on CenterPoint Energy.

Income Tax Expense. Houston Electric reported an effective tax rate of 21% and (2)% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate of 21% is primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA and the amortization of EDIT. See Note 15 to the consolidated financial statements for a more in-depth discussion of the 2018 impacts of the TCJA.

CERC CONSOLIDATED RESULTS OF OPERATIONS

CERC’s results of operations are affected by seasonal fluctuations in the demand for natural gas. CERC’s results of operations are also affected by, among other things, the actions of various federal, state and local governmental authorities having jurisdiction over rates CERC charges, debt service costs, income tax expense, CERC’s ability to collect receivables from customers and CERC’s ability to recover its regulatory assets.

The table below has been recast to reflect the results from the Energy Services Disposal Group as discontinued operations, which also include the previously reported Internal Spin. See Note 4 to the consolidated financial statements for further information.

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenues	$3,018	$3,031	$2,688
Expenses	2,708	2,772	2,354
Operating Income	310	259	334
Interest expense and other finance charges	(116)	(122)	(123)
Interest income	5	1	—
Other expense, net	(13)	(9)	(25)
Income From Continuing Operations Before Income Taxes	186	129	186
Income tax expense (benefit)	(3)	31	(314)
Income From Continuing Operations	189	98	500
Income From Discontinued Operations, net of tax	23	110	245
Net Income	$212	$208	$745

2019 Compared to 2018

Net Income.  CERC reported net income of $212 million for 2019 compared to $208 million for 2018.

The increase in net income of $4 million was primarily due to the following key factors:

•	a $62 million decrease in net loss from Corporate and Other further discussed under Results of Operations by Reportable Segment below; and

•	a $29 million increase in net income from the Natural Gas Distribution (CERC) reportable segment further discussed under Results of Operations by Reportable Segment below.

These increases were partially offset by an $87 million decrease in income from discontinued operations, net of tax, discussed further in Notes 4 and 15 to the consolidated financial statements.

Income Tax Expense - Continuing Operations

CERC’s effective tax rate reported on income from continuing operations was (2)% and 24% for the years ended December 31, 2019 and 2018, respectively. The lower effective tax rate on income from continuing operations was due to an increase in the amount of amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions, the effect of state law changes that resulted in the remeasurement of state deferred taxes, and the impact of the reduction in valuation allowances on certain state net operating losses that are now expected to be realized.

Income Tax Expense - Discontinued Operations

CERC’s effective tax rate from discontinued operations was 43% and 25% for the years ended December 31, 2019 and 2018, respectively. The higher effective tax rate on income from discontinued operations was due to the non-deductible portion of the goodwill impairment on the Energy Services Disposal Group.

2018 Compared to 2017

Net Income.  CERC reported net income of $208 million for 2018 compared to net income of $745 million for 2017.

The decrease in net income of $537 million was primarily due to the following key factors:

•	a $405 million decrease in net income from Corporate and Other further discussed under Results of Operations by Reportable Segment below; and

•	a $135 million decrease in income from discontinued operations, net of tax, discussed further in Notes 4 and 15 to the consolidated financial statements.

These decreases in net income were partially offset by a $3 million increase in net income from the Natural Gas Distribution (CERC) reportable segment further discussed under Results of Operations by Reportable Segment below.

Income Tax Expense - Continuing Operations

CERC’s effective tax rate reported on income from continuing operations was 24% and (169)% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate of 24% on income from continuing operations is primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA and the amortization of EDIT. See Note 15 to the consolidated financial statements for a more in-depth discussion of the 2018 impacts of the TCJA.

Income Tax Expense - Discontinued Operations

CERC’s effective tax rate from discontinued operations was 25% and 38% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate of 25% on income from discontinued operations is primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA. See Note 15 to the consolidated financial statements for further information.

RESULTS OF OPERATIONS BY REPORTABLE SEGMENT

As of January 1, 2020, the Registrants’ CODM views net income as the measure of profit or loss for the reportable segments rather than the previous measure of operating income to analyze the net income and earnings per share contribution of the reportable segments. The reportable segments have been recast to the measure of net income.

As of December 31, 2019, reportable segments in continuing operations by Registrant are as follows:

Registrants	Houston Electric T&D	Indiana Electric Integrated	Natural Gas Distribution	Midstream Investments
CenterPoint Energy	X	X	X	X
Houston Electric	X
CERC			X

Discontinued Operations. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. Accordingly, the previously reported Infrastructure Services reportable segment has been eliminated. The transaction closed on April 9, 2020. For further information, see Note 4 to the consolidated financial statements.

Additionally, on February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. Accordingly, the previously reported Energy Services reportable segment has been eliminated and retained components have been recast into the Natural Gas Distribution reportable segment. The transaction is expected to close in the second quarter of 2020. For further information, see Note 4 to the consolidated financial statements.

Houston Electric T&D (CenterPoint Energy and Houston Electric)

The following table provides summary data of the Houston Electric T&D reportable segment:

	Year Ended December 31,
	2019	2018	2017
Utility Revenues:	(in millions, except throughput and customer data)
TDU (1)	$2,684	$2,638	$2,588
Bond Companies	312	594	409
Total utility revenues	2,996	3,232	2,997
Expenses:
Operation and maintenance, excluding Bond Companies	1,470	1,444	1,397
Depreciation and amortization, excluding Bond Companies	377	386	395
Taxes other than income taxes	247	240	235
Bond Companies	278	539	334
Total expenses	2,372	2,609	2,361
Operating Income	624	623	636
Other Income (Expense):
Interest expense and other finance charges	(164)	(138)	(128)
Interest expense on Securitization Bonds	(39)	(59)	(77)
Interest income	22	1	1
Interest income from Securitization Bonds	5	4	2
Other income (expense), net	(6)	(8)	(12)
Income from Continuing Operations Before Income Taxes	442	423	422
Income tax expense	80	89	(7)
Net Income (1)	$362	334	429
Throughput (in GWh):
Residential	30,334	30,405	29,703
Total	92,180	90,409	88,636
Number of metered customers at end of period:
Residential	2,243,188	2,198,225	2,164,073
Total	2,534,286	2,485,370	2,444,299

(1)
Net income for CenterPoint Energy’s Houston Electric T&D reportable segment differs from net income for Houston Electric due to weather hedge gains (losses) recorded at CenterPoint Energy that are not recorded at Houston Electric. Weather hedge gains (losses) of $6 million, $(2) million and $(1) million were recorded at CenterPoint Energy’s Houston Electric T&D reportable segment for the years ended December 31, 2019, 2018 and 2017, respectively. See Note 9(a) to the consolidated financial statements for more information on the weather hedge.

2019 Compared to 2018.  The Houston Electric T&D reportable segment reported net income of $362 million for 2019, compared to $334 million for 2018.

Net income increased $28 million primarily due to the following key factors:

•	higher transmission-related revenues of $74 million, exclusive of the TCJA impact mentioned below, partially offset by higher transmission costs billed by transmission providers of $57 million;

•
decreased operation and maintenance expenses of $34 million, net of $10 million of Merger-related severance costs and $12 million of write offs for rate case expenses associated with the settlement of Houston Electric’s rate case, primarily due to lower labor and benefits costs and lower support services costs;

•	customer growth of $28 million from the addition of over 48,000 customers;

•	higher interest income of $21 million from investments in the CenterPoint Energy money pool;

•	rate increases of $20 million related to distribution capital investments, exclusive of the TCJA impact mentioned below;

•	higher miscellaneous revenues of $14 million primarily related to right-of-way revenues; and

•	decreased income tax expense of $9 million primarily due to the lower effective tax rate, partially offset by higher income before income taxes.

The increase in net income was partially offset by the following:

•
lower equity return of $29 million, primarily related to the annual true-up of transition charges to correct over-collections that occurred during the preceding 12 months and due to the winding up of Transition Bond Company II;

•	higher depreciation and amortization expense, primarily because of ongoing additions to plant in service, and other taxes of $26 million;

•	increased interest expense of $26 million primarily due to higher outstanding other long-term debt;

•	lower usage of $20 million due to lower residential use per customer and lower demand in our large commercial and small industrial classes in part due to less favorable weather in early 2019; and

•	lower revenue of $15 million related to the impact of the TCJA.

Lower depreciation and amortization expenses related to AMS of $28 million were offset by a corresponding decrease in related revenues.

2018 Compared to 2017.  The Houston Electric T&D reportable segment reported net income of $334 million for 2018, compared to $429 million for 2017.

Net income decreased $95 million primarily due to the following key factors:

•
a $96 million increase in income tax expense, resulting from a reduction in income tax expense of $158 million due to tax reform in 2017, discussed further in Note 15 to the consolidated financial statements, partially offset by a $59 million decrease in income tax expense primarily due to a reduction in the corporate income tax rate resulting from the TCJA in 2018, and the amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions beginning in January 2018;

•	increased operation and maintenance expenses of $79 million, excluding transmission costs billed by transmission providers, primarily due to the following:

◦	contract services of $24 million, largely due to increased resiliency spend and services related to fiber and wireless;

◦	support services of $23 million, primarily related to technology projects;

◦	labor and benefits costs of $14 million;

◦	other miscellaneous operation and maintenance expenses of $12 million; and

◦	damage claims from third parties of $6 million;

•
lower revenues of $79 million due to the recording of a regulatory liability and a corresponding decrease to revenue of $31 million reflecting the difference in revenues collected under customer rates at the pre-TCJA tax rate and the revenues that would have been collected had rates been adjusted to the lower corporate tax rate upon TCJA enactment and lower revenues of $48 million due to lower transmission and distribution rate filings as a result of the TCJA;

•	higher depreciation and amortization expense, primarily because of ongoing additions to plant in service, and other taxes of $17 million; and

•	increased interest expense of $10 million primarily due to higher outstanding long-term debt.

The decreases to net income were partially offset by the following:

•	higher transmission-related revenues of $37 million, exclusive of the TCJA impact, and lower transmission costs billed by transmission providers of $32 million;

•	rate increases of $36 million related to distribution capital investments, exclusive of the TCJA;

•	higher equity return of $32 million, primarily related to the annual true-up of transition charges correcting for under-collections that occurred during the preceding 12 months;

•	customer growth of $31 million from the addition of over 41,000 customers;

•	higher miscellaneous revenues of $9 million largely due to right-of-way and fiber and wireless revenues; and

•	higher usage of $8 million, primarily due to a return to more normal weather.

Lower depreciation and amortization expenses related to AMS of $21 million were offset by a corresponding decrease in related revenues.

Indiana Electric Integrated (CenterPoint Energy)

The following table provides summary data of CenterPoint Energy’s Indiana Electric Integrated reportable segment:

Year Ended December 31, 2019 (1)
(in millions, except throughput and customer data)
Utility Revenues	$523
Expenses:
Utility natural gas, fuel and purchased power	149
Operation and maintenance	179
Depreciation and amortization	91
Taxes other than income taxes	14
Total expenses	433
Operating Income	90
Other Income (Expense)
Interest expense and other finance charges	(22)
Other income, net	5
Income from Continuing Operations Before Income Taxes	73
Income tax expense	16
Net Income	$57
Throughput (in GWh):
Retail	4,310
Wholesale	376
Total	4,686
Number of metered customers at end of period:
Residential	128,947
Total	147,942

(1)	Represents February 1, 2019 through December 31, 2019 results only due to the Merger.

2019 Compared to 2018. The Indiana Electric Integrated reportable segment reported net income of $57 million for 2019, which includes operation and maintenance expenses of $21 million for Merger-related severance and incentive compensation costs. These results are not comparable to 2018 as this reportable segment was acquired in the Merger as discussed in Note 4 to the consolidated financial statements.

Natural Gas Distribution (CenterPoint Energy)

The following table provides summary data of CenterPoint Energy’s Natural Gas Distribution reportable segment:

	Year Ended December 31,
	2019	2018	2017
	(in millions, except throughput and customer data)
Revenues:
Utility revenues	$3,683	$2,967	$2,639
Non-utility revenues	62	63	49
Total Revenues	3,745	3,030	2,688
Expenses:
Utility natural gas, fuel and purchased power	1,613	1,464	1,160
Non-utility cost of revenue, including natural gas	39	40	33
Operation and maintenance	1,052	816	733
Depreciation and amortization	420	280	263
Taxes other than income taxes	206	155	145
Total expenses	3,330	2,755	2,334
Operating Income	415	275	354
Other Income (Expense)
Interest expense and other finance charges	(103)	(66)	(70)
Interest income	7	5	5
Other income (expense), net	(8)	(7)	(19)
Income from Continuing Operations Before Income Taxes	311	207	270
Income tax expense (benefit)	50	37	103
Net Income	261	170	167
Throughput (in Bcf):
Residential	246	186	151
Commercial and industrial	458	285	261
Total Throughput	704	471	412
Number of customers at end of period:
Residential	4,252,361	3,246,277	3,213,140
Commercial and industrial	349,749	260,033	256,651
Total	4,602,110	3,506,310	3,469,791

2019 Compared to 2018.  CenterPoint Energy’s Natural Gas Distribution reportable segment reported net income of $261 million for 2019 compared to $170 million for 2018.

Net income increased $91 million primarily as a result of the following key factors:

•
a $91 million increase in operating income associated with the natural gas businesses acquired in the Merger for the period from February 1, 2019 through December 31, 2019, which includes $45 million in Merger-related severance and incentive compensation costs, as well as the addition of over 1 million customers in Indiana and Ohio;

•	a $30 million increase in revenues for weather and usage, partially driven by the timing of a decoupling mechanism in Minnesota in CERC’s NGD service territory;

•	a $14 million increase in revenues associated with customer growth from the addition of over 42,000 new customers in CERC’s NGD service territories;

•	a $12 million increase in rates, exclusive of the TCJA impacts discussed below, from rate filings in CERC’s NGD service territories; and

•	a $6 million increase in revenue due to a reduction in TCJA-related revenue offsets that were recorded in 2018 in CERC’s NGD service territories.

The increases in net income were partially offset by the following:

•	higher interest expense of $37 million due to increased borrowings from the money pool;

•	increased depreciation and amortization expense of $13 million due to ongoing additions to plant-in-service in CERC’s NGD service territories;

•	higher income tax expense of $13 million primarily due to increased income before income taxes partially offset by a lower effective tax rate; and

•
higher operation and maintenance expenses of $1 million, consisting of $10 million of Merger-related severance and incentive compensation costs associated with CERC’s NGD, which were offset by a $9 million decline in materials and supplies, contracts and services and bad debt expenses.

Decreased operation and maintenance expense related to energy efficiency programs of $14 million and increased other taxes expense related to gross receipt taxes of $2 million were offset by a corresponding decrease and increase in the related revenues in CERC’s NGD service territories, respectively.

2018 Compared to 2017.  CenterPoint Energy’s Natural Gas Distribution reportable segment reported net income of $170 million for 2018 compared to $167 million for 2017.

Net income increased $3 million primarily as a result of the following key factors:

•	a $66 million decrease in income tax expense, primarily due to a lower effective tax rate and decreased income before income taxes;

•	rate increases of $46 million, primarily in the Texas, Minnesota and Arkansas jurisdictions, exclusive of the TCJA impact discussed above in CERC’s NGD service territories;

•	a $12 million decrease in the non-service cost components of net periodic pension and post-retirement costs included in Other income (expense), net shown above;

•	an increase in non-volumetric revenues of $10 million in CERC’s NGD service territories;

•	a $10 million increase associated with customer growth from the addition of over 36,000 customers in CERC’s NGD service territories; and

•	a $4 million decrease in interest expense due to lower outstanding debt.

The increases in net income were partially offset by the following:

•
lower revenue of $47 million, associated with the recording of a regulatory liability and a corresponding decrease to revenue in certain jurisdictions of $14 million reflecting the difference in revenues collected under customer rates at the pre-TCJA tax rates and the revenues that would have been collected had rates been adjusted to the lower corporate tax rate upon TCJA enactment and lower filing amounts of $33 million associated with the lower corporate tax rate as a result of the TCJA in CERC’s NGD service territories;

•	higher operation and maintenance expenses of $41 million in CERC’s NGD service territories, primarily consisting of:

◦	materials and supplies, contracts and services and bad debt expenses of $15 million;

◦	support services expenses of $16 million, primarily related to technology projects;

◦	and other miscellaneous operation and maintenance expenses of $10 million;

•
higher labor and benefits costs of $30 million, resulting from the recording in 2017 of regulatory assets (and a corresponding reduction in expense) to recover $16 million of prior post-retirement expenses in future rates established in the Texas Gulf rate order and additional maintenance activities in CERC’s NGD service territories;

•	increased depreciation and amortization expense of $17 million, primarily due to ongoing additions to plant-in-service in CERC’s NGD service territories;

•	decreased revenue of $10 million, primarily driven by timing of weather normalization adjustments in CERC’s NGD service territories; and

•	higher other taxes of $2 million, primarily due to higher property taxes in CERC’s NGD service territories.

Increased operation and maintenance expense related to energy efficiency programs of $10 million and increased other taxes expense related to gross receipt taxes of $7 million were offset by a corresponding increase in the related revenues in CERC’s NGD service territories.

Natural Gas Distribution (CERC)

The following table provides summary data of CERC’s Natural Gas Distribution reportable segment:

	Year Ended December 31,
	2019	2018	2017
	(in millions, except throughput and customer data)
Revenues:
Utility revenues	$2,951	$2,967	$2,639
Non-utility revenues	62	63	49
Total Revenues	3,013	3,030	2,688
Expenses:
Natural gas	1,391	1,464	1,160
Non-utility cost of revenue, including natural gas	39	40	33
Operation and maintenance	806	816	733
Depreciation and amortization	293	280	263
Taxes other than income taxes	161	155	145
Total expenses	2,690	2,755	2,334
Operating Income	323	275	354
Other Income (Expense)
Interest expense and other finance charges	(75)	(66)	(70)
Interest income	6	5	5
Other income (expense), net	(10)	(7)	(19)
Income from Continuing Operations Before Income Taxes	244	207	270
Income tax expense	45	37	103
Net Income	$199	$170	$167
Throughput (in Bcf):
Residential	188	186	151
Commercial and industrial	292	285	261
Total Throughput	480	471	412
Number of customers at end of period:
Residential	3,287,343	3,246,277	3,213,140
Commercial and industrial	260,872	260,033	256,651
Total	3,548,215	3,506,310	3,469,791

2019 Compared to 2018.  CERC’s Natural Gas Distribution reportable segment reported net income of $199 million for 2019 compared to $170 million for 2018.

Net income increased $29 million primarily as a result of the following key factors:

•	a $30 million increase in revenues for weather and usage, partially driven by the timing of a decoupling mechanism in Minnesota;

•	a $14 million increase in revenues associated with customer growth from the addition of over 42,000 new customers;

•	a $12 million increase in rates, exclusive of the TCJA impacts discussed below; and

•	a $6 million increase in revenue due to a reduction in TCJA-related revenue offsets that were recorded in 2018.

The increases in net income were partially offset by the following:

•	increased depreciation and amortization expense of $13 million, due to ongoing additions to plant-in-service in CERC’s NGD service territories;

•	higher interest expense of $9 million due to increased borrowings from the money pool;

•	higher income tax expense of $8 million primarily due to increased income before income taxes, partially offset by a lower effective tax rate; and

•
higher operation and maintenance expenses of $1 million, consisting of $10 million of Merger-related severance and incentive compensation costs, which were offset by a $9 million decline in materials and supplies, contracts and services and bad debt expenses.

Decreased operation and maintenance expense related to energy efficiency programs of $14 million and increased other taxes expense related to gross receipt taxes of $2 million were offset by a corresponding decrease and increase in the related revenues, respectively.

2018 Compared to 2017.  CERC’s Natural Gas Distribution reportable segment reported net income of $170 million for 2018 compared to $167 million for 2017.

Net income increased $3 million primarily as a result of the following key factors:

•	a $66 million decrease in income tax expense, primarily due to lower effective tax rate and decreased income before income taxes;

•	rate increases of $46 million, primarily in the Texas, Minnesota and Arkansas jurisdictions, exclusive of the TCJA impact discussed above;

•	a $12 million decrease in the non-service cost components of net periodic pension and post-retirement costs included in Other expense, net shown above;

•	an increase in non-volumetric revenues of $10 million;

•	a $10 million increase associated with customer growth from the addition of over 36,000 customers; and

•	a $4 million decrease in interest expense due to lower outstanding debt.

The increases in net income were partially offset by the following:

•
lower revenue of $47 million, associated with the recording of a regulatory liability and a corresponding decrease to revenue in certain jurisdictions of $14 million reflecting the difference in revenues collected under customer rates at the pre-TCJA tax rates and the revenues that would have been collected had rates been adjusted to the lower corporate tax rate upon TCJA enactment and lower filing amounts of $33 million associated with the lower corporate tax rate as a result of the TCJA;

•	higher operation and maintenance expenses of $41 million, primarily consisting of:

◦	materials and supplies, contracts and services and bad debt expenses of $15 million;

◦	support services expenses of $16 million, primarily related to technology projects;

◦	and other miscellaneous operation and maintenance expenses of $10 million;

•
higher labor and benefits costs of $30 million, resulting from the recording in 2017 of regulatory assets (and a corresponding reduction in expense) to recover $16 million of prior post-retirement expenses in future rates established in the Texas Gulf rate order and additional maintenance activities;

•	increased depreciation and amortization expense of $17 million, primarily due to ongoing additions to plant-in-service;

•	decreased revenue of $10 million, primarily driven by timing of weather normalization adjustments; and

•	higher other taxes of $2 million, primarily due to higher property taxes.

Increased operation and maintenance expense related to energy efficiency programs of $10 million and increased other taxes expense related to gross receipt taxes of $7 million were offset by a corresponding increase in the related revenues.

Midstream Investments (CenterPoint Energy)

The following table shows the net income (loss) of the Midstream Investments reportable segment:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Other Income (Expense):
Interest expense and other finance charges	$(53)	$(10)	$—
Equity in earnings of unconsolidated affiliates, net	229	307	265
Interest income	8	$—	—
Income from Continuing Operations Before Income Taxes	184	297	265
Income tax expense	53	$73	$104
Net Income	$131	$224	$161

2019 Compared to 2018. CenterPoint Energy’s Midstream Investments reportable segment reported net income of $131 million for 2019 compared to $224 million for 2018.

Net income decreased $93 million primarily due to the following key factors:

•
a $69 million decrease in Equity in earnings of unconsolidated affiliates, net due to lower net income attributable to Enable common units, which included CenterPoint Energy’s $46 million share of Enable’s goodwill impairment charge of $86 million recorded in the fourth quarter of 2019;

•
a $43 million increase in interest expense due to the recording of a full year of interest expense in 2019 versus four months in 2018 after the Internal Spin (see Note 4 to the consolidated financial statements); and

•	a $9 million increase in loss on dilution.

The decreases in net income were partially offset by:

•	a $20 million decrease in income tax expense due to lower income from continuing operations before income taxes; and

•	an $8 million increase in interest income from investments in CenterPoint Energy’s money pool.

2018 Compared to 2017. CenterPoint Energy’s Midstream Investments reportable segment reported net income of $224 million for 2018 compared to $161 million for 2017.

Net income increased $63 million primarily due to the following key factors:

•	a $46 million increase in Equity in earnings of unconsolidated affiliates due to higher net income attributable to Enable common units; and

•	a $31 million decrease in income tax expense due to the lower effective tax rate, partially offset by higher income from continuing operations before income taxes.

The increases in net income were partially offset by the following:

•	a $10 million increase in interest expense on notes payable to CenterPoint Energy;

•	a $2 million decrease in basis difference amortization; and

•	a $2 million increase in loss on dilution.

Corporate and Other (CenterPoint Energy)

The following table shows the operating income (loss) of CenterPoint Energy’s Corporate and Other:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Non-utility Revenues	$300	$15	$14
Expenses:
Non-utility cost of revenues, including natural gas	218	—	—
Operation and maintenance	67	3	(41)
Depreciation and amortization	66	33	33
Taxes other than income taxes	7	9	9
Total expenses	358	45	1
Operating Income (Loss)	(58)	(30)	13
Other Income (Expenses)
Gain (loss) on marketable securities	282	(22)	7
Gain (loss) on indexed debt securities	(292)	(232)	49
Interest expense and other finance charges	(384)	(244)	(211)
Equity in earnings of unconsolidated affiliates, net	1	—	—
Interest income	178	115	90
Other income, net	37	37	25
Loss from Continuing Operations Before Income Taxes	(236)	(376)	(27)
Income tax benefit	(107)	(44)	(978)
Net Income (Loss)	$(129)	$(332)	$951

2019 Compared to 2018. CenterPoint Energy’s Corporate and Other reported a net loss of $129 million for 2019 compared to a net loss of $332 million for 2018.

The net loss decreased $203 million primarily due to the following key factors:

•	a $304 million increase in gain on marketable securities;

•
a $63 million increase in income tax benefit due to the effect of state law changes that resulted in the remeasurement of state deferred taxes and the impact of the reduction in valuation allowances on certain state net operating losses that are now expected to be realized;

•	a $63 million increase in interest income primarily due to increased notes receivable from affiliates;

•
operating income of $4 million associated with ESG, which was acquired in the Merger, for the period February 1, 2019 through December 31, 2019, including $2 million for Merger-related severance and incentive compensation costs, $5 million of Merger-related amortization of intangibles recorded in non-utility cost of revenues, including natural gas and $5 million of Merger-related intangibles amortization recorded in depreciation and amortization; and

•	a $3 million property tax refund.

The decreases in net loss were partially offset by the following:

•	a $140 million increase in interest expense primarily as a result of higher outstanding long-term debt used to finance the Merger and additional long-term debt acquired in the Merger;

•	a $60 million increase in losses on the underlying value of the indexed debt securities related to the ZENS; and

•	a $20 million increase in operation and maintenance expenses for Merger-related transaction and integration costs incurred by CenterPoint Energy corporate.

2018 Compared to 2017. CenterPoint Energy’s Corporate and Other reported a net loss of $332 million for 2018 compared to net income of $951 million for 2017.

The net loss increased $1,283 million primarily due to the following key factors:

•	a $934 million decrease in income tax benefit primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA;

•
a $281 million increase in losses on indexed debt securities related to the ZENS, resulting from a loss of $11 million from Meredith’s acquisition of Time in March 2018, a loss of $242 million from AT&T’s acquisition of TW in June 2018 and reduced gains of $28 million in the underlying value of the indexed debt securities;

•	a $44 million increase in operation and maintenance expense primarily due to costs related to the Merger;

•	a $33 million increase in interest expense primarily due to higher outstanding other long-term debt and the amortization of Bridge Facility fees of $24 million; and

•	a $29 million increase in losses on marketable securities.

The decreases in the net loss were partially offset by the following:

•	a $25 million increase in interest income primarily from external investment of Merger-related funds prior to the close of the Merger; and

•	a $12 million increase in Other income, net shown above primarily from a decrease in the non-service cost components of net periodic pension and post-retirement costs.

Corporate and Other (CERC)

The following table shows the net income (loss) of CERC’s Corporate and Other:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Non-utility Revenues	$5	$1	$—
Expenses:
Operation and maintenance	18	17	19
Taxes other than income taxes	—	—	1
Total	18	17	20
Operating Loss	(13)	(16)	(20)
Other Income (Expense):
Interest expense and other finance charges	(140)	(140)	(147)
Interest income	98	80	89
Other income (expense), net	(3)	(2)	(6)
Loss from Continuing Operations Before Income Taxes	(58)	(78)	(84)
Income tax expense (benefit)	(48)	(6)	(417)
Net Income (Loss)	$(10)	$(72)	$333

2019 Compared to 2018. CERC’s Corporate and Other reported a net loss of $10 million for 2019 compared to $72 million for 2018.

The net loss decreased $62 million primarily due to the following key factors:

•
a $42 million increase in income tax benefit due to the effect of state law changes that resulted in the remeasurement of state deferred taxes and the impact of the reduction in valuation allowances on certain state net operating losses that are now expected to be realized; and

•	an $18 million increase in interest income primarily due to increased investments in the money pool.

2018 Compared to 2017. CERC’s Corporate and Other reported a net loss of $72 million for 2018 compared to net income of $333 million for 2017.

The net loss increased $405 million primarily due to the following key factors:

•	a $411 million decrease in income tax benefit, primarily due to the reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018 as prescribed by the TCJA; and

•	a $9 million decrease in interest income primarily due to decreased investments in the money pool.

The increases in net loss were partially offset by a $7 million decrease in interest expense resulting from lower outstanding debt and lower borrowings from the money pool.

LIQUIDITY AND CAPITAL RESOURCES

Historical Cash Flows

The net cash provided by (used in) operating, investing and financing activities for 2019, 2018 and 2017 is as follows:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Cash provided by (used in):
Operating activities	$1,638	$918	$466	$2,136	$1,115	$814	$1,417	$905	$278
Investing activities	(8,421)	(1,495)	(662)	(1,207)	(911)	(697)	(1,257)	(776)	(346)
Financing activities	2,776	442	173	3,053	(108)	(104)	(245)	(236)	79

Operating Activities. The following items contributed to increased (decreased) net cash provided by operating activities:

	Year Ended December 31,
	2019 compared to 2018			2018 compared to 2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Changes in net income after adjusting for non-cash items	$299	$(234)	$9	$(63)	$154	$(295)
Changes in working capital	(856)	60	(320)	604	57	566
Change in equity in earnings of unconsolidated affiliates	77	—	184	(42)	—	81
Change in distributions from unconsolidated affiliates (1)	(6)	—	(176)	267	—	176
Higher pension contribution	(40)	—	—	(21)	—	—
Other	28	(23)	(45)	(26)	(1)	8
	$(498)	$(197)	$(348)	$719	$210	$536

(1)	This change is partially offset by the change in distributions from Enable in excess of cumulative earnings in investing activities noted in the table below.

Investing Activities. The following items contributed to (increased) decreased net cash used in investing activities:

	Year Ended December 31,
	2019 compared to 2018			2018 compared to 2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Proceeds from the sale of marketable securities	$(398)	$—	$—	$398	$—	$—
Proceeds from the sale of assets	5	—	—	—	—	—
Purchase of investments	(6)	—	—	—	—	—
Acquisitions, net of cash acquired	(5,991)	—	—	132	—	132
Net change in capital expenditures (1)	(855)	(103)	(143)	(225)	(47)	(120)
Net change in notes receivable from unconsolidated affiliates	—	(481)	228	—	(96)	(114)
Change in distributions from Enable in excess of cumulative earnings	12	—	(47)	(267)	—	(250)
Other	19	—	(3)	12	8	1
	$(7,214)	$(584)	$35	$50	$(135)	$(351)

(1)	The increase in capital expenditures in 2019 primarily resulted from businesses acquired in the Merger.

Financing Activities. The following items contributed to (increased) decreased net cash used in financing activities:

	Year Ended December 31,
	2019 compared to 2018			2018 compared to 2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Net changes in commercial paper outstanding	$3,434	$—	$855	$(1,892)	$—	$(1,017)
Proceeds from issuances of preferred stock	(1,740)	—	—	1,740	—	—
Proceeds from issuance of Common Stock	(1,844)	—	—	1,844	—	—
Net changes in long-term debt outstanding, excluding commercial paper	(397)	274	(599)	2,126	77	851
Net changes in reacquired debt	—	—	—	5	—	5
Net changes in debt issuance costs	27	(4)	5	(34)	(1)	(1)
Net changes in short-term borrowings	39	—	39	(43)	—	(43)
Distributions to ZENS note holders	398	—	—	(398)	—	—
Increased payment of Common Stock dividends	(78)	—	—	(38)	—	—
Increased payment of preferred stock dividends	(107)	—	—	(11)	—	—
Net change in notes payable from affiliated companies	—	58	570	—	(119)	(1,140)
Contribution from parent	—	390	(831)	—	200	922
Dividend to parent	—	(167)	240	—	(29)	241
Other	(9)	(1)	(2)	(1)	—	(1)
	$(277)	$550	$277	$3,298	$128	$(183)

Future Sources and Uses of Cash

The liquidity and capital requirements of the Registrants are affected primarily by results of operations, capital expenditures, debt service requirements, tax payments, working capital needs and various regulatory actions. Capital expenditures are expected to be used for investment in infrastructure for electric and natural gas distribution operations. These capital expenditures are anticipated to maintain reliability and safety, increase resiliency and expand our systems through value-added projects. In addition to dividend payments on CenterPoint Energy’s Series A Preferred Stock, Series B Preferred Stock and Common Stock, and in addition to interest payments on debt, the Registrants’ principal anticipated cash requirements for 2020 include the following:

	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Estimated capital expenditures	$2,630	$1,031	$702
Scheduled principal payments on Securitization Bonds	231	231	—
Minimum contributions to pension plans and other post-retirement plans	100	9	3
Maturing Vectren term loans	600	—	—
The Registrants expect that anticipated 2020 cash needs will be met with borrowings under their credit facilities, proceeds from the issuance of long-term debt, term loans or common stock, anticipated cash flows from operations, with respect to CenterPoint Energy and CERC, proceeds from commercial paper and, with respect to CenterPoint Energy, distributions from Enable. Additionally, proceeds from the expected closing of the transactions underlying the Securities Purchase Agreement and Equity Purchase Agreement will be used to repay outstanding debt. Discretionary financing or refinancing may result in the issuance of equity securities of CenterPoint Energy or debt securities of the Registrants in the capital markets or the arrangement of additional credit facilities or term bank loans. Issuances of equity or debt in the capital markets, funds raised in the commercial paper markets and additional credit facilities may not, however, be available on acceptable terms.

The following table sets forth the Registrants’ actual capital expenditures by reportable segment for 2019 and estimates of the Registrants’ capital expenditures currently planned for projects for 2020 through 2024:

	2019	2020	2021	2022	2023	2024
CenterPoint Energy	(in millions)
Houston Electric T&D	$1,033	$1,031	$1,082	$934	$934	$876
Indiana Electric Integrated (1)	183	276	268	267	396	392
Natural Gas Distribution (1)	1,098	1,124	1,037	1,261	1,373	1,331
Corporate and Other (1)	194	167	136	123	92	92
Discontinued Operations (1) (3) (4)	79	32	—	—	—	—
Total	$2,587	$2,630	$2,523	$2,585	$2,795	$2,691
Houston Electric (2)	$1,033	$1,031	$1,082	$934	$934	$876
CERC
Natural Gas Distribution	$773	$698	$648	$850	$917	$891
Discontinued Operations (3)	12	4	—	—	—	—
Total	$785	$702	$648	$850	$917	$891

(1)	Included in the 2019 column are capital expenditures from businesses acquired in the Merger, for the period February 1, 2019 to December 31, 2019.

(2)	Houston Electric consists of a single reportable segment, Houston Electric T&D.

(3)
On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group, which represents substantially all of the businesses within the historically reported Energy Services reportable segment. The transaction is expected to close in the second quarter of 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

(4)
On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the businesses within the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

The following table sets forth estimates of the Registrants’ contractual obligations as of December 31, 2019, including payments due by period. The balances in the table below exclude contractual obligations of the Energy Services and Infrastructure Services Disposal Groups, which are now reflected as discontinued operations and assets held for sale. See Note 4 to the consolidated financial statements for further information.

Contractual Obligations	Total	2020	2021-2022	2023-2024	2025 and thereafter
	(in millions)
CenterPoint Energy
Securitization Bonds	$977	$231	$430	$316	$—
Other long-term debt (1)	14,191	600	5,633	1,579	6,379
Interest payments — Securitization Bonds (2)	79	30	37	12	—
Interest payments — other long-term debt (2)	6,195	529	871	701	4,094
Operating leases (3)	35	7	12	7	9
Benefit obligations (4)	—	—	—	—	—
Non-trading derivative liabilities	22	7	12	3	—
Commodity and other commitments (6)	4,189	735	1,013	588	1,853
Total contractual cash obligations (7)	$25,688	$2,139	$8,008	$3,206	$12,335
Houston Electric
Securitization Bonds	$977	$231	$430	$316	$—
Other long-term debt (1)	3,973	—	702	200	3,071
Interest payments — Securitization Bonds (2)	79	30	37	12	—
Interest payments — other long-term debt (2)	2,896	161	300	267	2,168
Operating leases (3)	1	1	—	—	—
Benefit obligations (4)	—	—	—	—	—
Total contractual cash obligations (6)	$7,926	$423	$1,469	$795	$5,239
CERC
Long-term debt	$2,546	$—	$969	$300	$1,277
Interest payments — long-term debt (1)	1,379	112	179	141	947
Operating leases (3)	21	5	6	4	6
Benefit obligations (4)	—	—	—	—	—
Commodity and other commitments (5)	2,998	518	652	339	1,489
Total contractual cash obligations (6)	$6,944	$635	$1,806	$784	$3,719

(1)
ZENS obligations are included in the 2025 and thereafter column at their contingent principal amount of $75 million as of December 31, 2019. These obligations are exchangeable for cash at any time at the option of the holders for 95% of the current value of the reference shares attributable to each ZENS ($822 million as of December 31, 2019), as discussed in Note 12 to the consolidated financial statements.

(2)
The Registrants calculated estimated interest payments for long-term debt as follows: for fixed-rate debt and term debt, the Registrants calculated interest based on the applicable rates and payment dates; for variable-rate debt and/or non-term debt, the Registrants used interest rates in place as of December 31, 2019. The Registrants typically expect to settle such interest payments with cash flows from operations and short-term borrowings.

(3)	For a discussion of operating leases, please read Note 22 to the consolidated financial statements.

(4)	See Note 8(g) to the consolidated financial statements for information on the Registrants’ expected contributions to pension plans and other postretirement plans in 2020.

(5)	For a discussion of commodity and other commitments, see Note 16(a) to the consolidated financial statements.

(6)
This table does not include estimated future payments for expected future AROs. These payments are primarily estimated to be incurred after 2025. See Note 3(c) to the consolidated financial statements for further information.

Off-Balance Sheet Arrangements

Other than Houston Electric’s first mortgage bonds and general mortgage bonds issued as collateral for tax-exempt long-term debt of CenterPoint Energy (see Note 14 to the consolidated financial statements) and operating leases, the Registrants have no off-balance sheet arrangements.

Regulatory Matters

Houston Electric Base Rate Case (CenterPoint Energy and Houston Electric)

On April 5, 2019, and subsequently adjusted in errata filings in May and June 2019, Houston Electric filed its base rate application with the PUCT and the cities in its service area to change its rates, seeking approval for revenue increases of approximately $194 million, excluding a rider to refund approximately $40 million annually over three years discussed below. This rate filing is based on a rate base of $6.4 billion, a 50% debt/50% equity capital structure and a 10.4% ROE. Houston Electric last filed for a base rate increase on June 30, 2010, with a test year ending December 31, 2009. Houston Electric also requested a prudency determination on all capital investments made since January 1, 2010, the establishment of a rider to refund over three years to its customers approximately $119 million of unprotected EDIT resulting from the TCJA, updated depreciation rates and approval to clarify and update various non-rate tariff provisions. Recovery of all reasonable and necessary rate case expenses for this case and certain prior rate case proceedings were severed into a separate proceeding. A hearing was held June 24–28, 2019.

On September 16, 2019, the ALJs issued a PFD. The PUCT began deliberating on the PFD (which is prepared by ALJs at a different state agency) during its November 14, 2019 open meeting but delayed final determination for further consideration. The PUCT again discussed the Houston Electric rate case at its December 13, 2019 open meeting and concluded that the PUCT would consider settlement a reasonable approach to resolving the rate case and noted that Houston Electric had indicated settlement negotiations were already underway. Houston Electric updated the PUCT at its January 16, 2020 open meeting regarding the status of settlement discussions, indicating that the parties were working on a settlement and anticipated a final settlement in the near future. On January 23, 2020, Houston Electric filed a Stipulation and Settlement Agreement with the PUCT that provides for the following, among other things:

•	an overall revenue requirement increase of approximately $13 million;

•	an ROE of 9.4%;

•	a capital structure of 57.5% debt/42.5% equity;

•	a refund of unprotected EDIT of $105 million plus carrying costs over approximately 30-36 months; and

•	recovery of all retail transmission related costs through the TCRF.

Also, Houston Electric is not required to make a one-time refund of capital recovery from its TCOS and DCRF mechanisms. Future TCOS filings will take into account both ADFIT and EDIT until the final order from Houston Electric’s next base rate proceeding. No rate base items are required to be written off; however, approximately $12 million in rate case expenses were written off in 2019. A base rate application must be filed for Houston Electric no later than four years from the date of the PUCT’s final order in the proceeding. Additionally, Houston Electric will not file a DCRF in 2020, nor will a subsequent separate proceeding with the PUCT be instituted regarding EDIT on Houston Electric’s securitized assets.

Furthermore, under the terms of the Stipulation and Settlement Agreement, Houston Electric agreed to adopt certain ring-fencing measures to increase its financial separateness from CenterPoint Energy, which include the following:

•
Houston Electric’s credit agreements and indentures shall not contain cross-default provisions by which a default by CenterPoint Energy or its other affiliates would cause a default at Houston Electric;

•
The financial covenant in Houston Electric’s credit agreement shall not be related to any entity other than Houston Electric. Houston Electric shall not include in its debt or credit agreements any financial covenants or rating agency triggers related to any entity other than Houston Electric;

•
Houston Electric shall not pledge its assets in respect of or guarantee any debt or obligation of any of its affiliates. Houston Electric shall not pledge, mortgage, hypothecate, or grant a lien upon the property of Houston Electric except pursuant to an exception in effect in Houston Electric’s current credit agreement, such as Houston Electric’s first mortgage and general mortgage;

•	Houston Electric shall maintain its own stand-alone credit facility, and Houston Electric shall not share its credit facility with any regulated or unregulated affiliate;

•	Houston Electric shall maintain ratings with all three major credit ratings agencies;

•	Houston Electric shall maintain a stand-alone credit rating;

•	Houston Electric’s first mortgage bonds and general mortgage bonds shall be secured only with assets of Houston Electric;

•	No Houston Electric assets may be used to secure the debt of CenterPoint Energy or its other affiliates;

•
Houston Electric shall not hold out its credit as being available to pay the debt of any affiliates (provided that, for the avoidance of doubt, Houston Electric is not considered to be holding its credit out to pay the debt of affiliates, or in breach of any other ring-fencing measure, with respect to the $68 million of Houston Electric general mortgage bonds that currently serve as collateral for certain outstanding CenterPoint Energy pollution control bonds);

•
Without prior approval of the PUCT, neither CenterPoint Energy nor any affiliate of CenterPoint Energy (excluding Houston Electric) may incur, guarantee, or pledge assets in respect of any incremental new debt that is dependent on: (1) the revenues of Houston Electric in more than a proportionate degree than the other revenues of CenterPoint Energy; or (2) the equity of Houston Electric;

•
Houston Electric shall not transfer any material assets or facilities to any affiliates, other than a transfer that is on an arm’s length basis consistent with the PUCT’s affiliate standards applicable to Houston Electric;

•	Except for its participation in an affiliate money pool, Houston Electric shall not commingle its assets with those of other CenterPoint Energy affiliates;

•	Except for its participation in an affiliate money pool, Houston Electric shall not lend money to or borrow money from CenterPoint Energy; and

•	Houston Electric shall notify the PUCT if its issuer credit rating or corporate credit rating as rated by any of the three major rating agencies falls below investment grade.

The PUCT approved the Stipulation and Settlement Agreement at its February 14, 2020 open meeting. A final order from the PUCT is currently expected during the first quarter of 2020; however, motions for rehearing, if granted, could result in the order being issued after the first quarter of 2020. The rates are expected to be implemented 45 days after the final order is issued.

CenterPoint Energy and Houston Electric record pre-tax expense for (i) probable disallowances of capital investments and (ii) customer refund obligations and costs deferred in regulatory assets when the amounts are no longer considered probable of recovery.

Brazos Valley Connection Project (CenterPoint Energy and Houston Electric)

Houston Electric completed construction on and energized the Brazos Valley Connection in March 2018, ahead of the original June 1, 2018 energization date. The final capital costs of the project reported to the PUCT in December 2018 were $281 million, which was within the estimated range of approximately $270-$310 million in the PUCT’s original order. In a filing with the PUCT in September 2018, Houston Electric applied for interim recovery of project costs incurred through July 31, 2018, which were not previously included in rates. Houston Electric received approval for interim recovery in November 2018. Final approval of the project costs occurred in Houston Electric’s base rate case discussed above.

Bailey to Jones Creek Project (CenterPoint Energy and Houston Electric)

In April 2017, Houston Electric submitted a proposal to ERCOT requesting its endorsement of the Bailey to Jones Creek Project. On December 12, 2017, Houston Electric received approval from ERCOT. In September 2018, Houston Electric filed a certificate of convenience and necessity application with the PUCT that included capital cost estimates for the project that ranged from approximately $482-$695 million, which were higher than the initial cost estimates. The revised project cost estimates include additional costs associated with the routing of the line to mitigate environmental and other land use impacts and structure design to address soil and coastal wind conditions. The actual capital costs of the project will depend on those factors as well as other factors, including land acquisition costs, construction costs and the ultimate route approved by the PUCT. On the request of the PUCT, ERCOT intervened in the proceeding and performed a re-evaluation of the cost-effectiveness of the proposed project. Based on that re-evaluation, ERCOT reaffirmed the recommended transmission option for the project. An unopposed settlement agreement was filed on August 15, 2019, under which Houston Electric would construct the project at an estimated cost of approximately $483 million. The PUCT issued its final approval of the certificate of convenience and necessity application on November 21, 2019. Houston Electric has commenced pre-construction activities on the project, and anticipates beginning construction in early 2021 and energizing the line in early 2022.

Indiana Electric Generation Project (CenterPoint Energy)

Indiana Electric must make substantial investments in its generation resources in the near term to comply with environmental regulations. On February 20, 2018, Indiana Electric filed a petition seeking authorization from the IURC to construct a new 700-850 MW natural gas combined cycle generating facility to replace the baseload capacity of its existing generation fleet at an approximate cost of $900 million, which includes the cost of a new natural gas pipeline to serve the plant.

As a part of this same proceeding, Indiana Electric also sought recovery under Indiana Senate Bill 251 of costs to be incurred for environmental investments to be made at its F.B. Culley generating plant to comply with ELG and CCR rules. The F.B. Culley investments, estimated to be approximately $95 million, began in 2019 and will allow the F.B. Culley Unit 3 generating facility to comply with environmental requirements and continue to provide generating capacity to Indiana Electric’s customers. Under Indiana Senate Bill 251, Indiana Electric sought authority to recover 80% of the approved costs, including a return, using a tracking mechanism, with the remaining 20% of the costs deferred for recovery in Indiana Electric’s next base rate proceeding.

On April 24, 2019, the IURC issued an order approving the environmental investments proposed for the F.B. Culley generating facility, along with recovery of prior pollution control investments made in 2014. The order denied the proposed gas combined cycle generating facility. Indiana Electric is conducting a new IRP, expected to be completed in mid-2020, to identify an appropriate investment of capital in its generation fleet to satisfy the needs of its customers and comply with environmental regulations.

Indiana Electric Solar Project (CenterPoint Energy)

On February 20, 2018, Indiana Electric announced it was finalizing details to install an additional 50 MW of universal solar energy, consistent with its IRP, with a petition seeking authority to recover costs associated with the project pursuant to Indiana Senate Bill 29. Indiana Electric filed a settlement agreement with the intervening parties whereby the energy produced by the solar farm would be set at a fixed market rate over the life of the investment and recovered within Indiana Electric’s CECA mechanism. On March 20, 2019, the IURC approved the settlement. Indiana Electric reached an agreement with the other settling parties to amend the settlement agreement to ensure the project would not cause negative tax consequences. Indiana Electric filed the amended settlement agreement with the IURC on September 16, 2019, and on January 29, 2020 the IURC approved the amended settlement agreement.

Indiana Electric A.B. Brown Ash Pond Remediation (CenterPoint Energy)

On August 14, 2019, Indiana Electric filed a petition with the IURC, seeking approval, as a federally mandated project, for the recovery of costs associated with the clean closure of the A.B. Brown ash pond pursuant to Indiana Senate Bill 251. This project, expected to last approximately 14 years, would result in the full excavation and recycling of the ponded ash through agreements with a beneficial reuse entity, totaling approximately $160 million. Under Indiana Senate Bill 251, Indiana Electric seeks authority to recover via a tracking mechanism 80% of the approved costs, with a return on eligible capital investments needed to allow for the extraction of the ponded ash, with the remaining 20% of the costs deferred for recovery in Indiana Electric’s next base rate proceeding. On December 19, 2019 and subsequently on January 10, 2020, Indiana Electric filed a settlement agreement with the intervening parties whereby the costs would be recovered as requested, with an additional commitment by Indiana Electric to offset the federally mandated costs by at least $25 million, representing a combination of total cash proceeds received from the ash reuser and total insurance proceeds to be received from Indiana Electric’s insurers in confidential settlement agreements in the pending Complaint for Damages and Declaratory Relief filing. The settlement agreement is pending before the IURC, with an order expected in the first half of 2020. If approved, Indiana Electric would expect recovery of the approved costs to commence in 2021.

Rate Change Applications

The Registrants are routinely involved in rate change applications before state regulatory authorities. Those applications include general rate cases, where the entire cost of service of the utility is assessed and reset. In addition, Houston Electric is periodically involved in proceedings to adjust its capital tracking mechanisms (TCOS and DCRF) and annually files to adjust its EECRF. CERC is periodically involved in proceedings to adjust its capital tracking mechanisms in Texas (GRIP), its cost of service adjustments in Arkansas, Louisiana, Mississippi and Oklahoma (FRP, RSP, RRA and PBRC, respectively), its decoupling mechanism in Minnesota, and its energy efficiency cost trackers in Arkansas, Minnesota, Mississippi and Oklahoma (EECR, CIP, EECR and EECR, respectively). CenterPoint Energy is periodically involved in proceedings to adjust its capital tracking mechanisms in Indiana (CSIA for gas and TDSIC for Electric) and Ohio (DRR), its decoupling mechanism in Indiana (SRC for gas), and its energy efficiency cost trackers in Indiana (EEFC for gas and DSMA for electric) and Ohio (EEFR).

The table below reflects significant applications pending or completed during 2019 and through the date of the filing of the 2019 Form 10-K for the Registrants.

Mechanism	Annual Increase (Decrease) (1) (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CenterPoint Energy and Houston Electric (PUCT)
Rate Case (1)	$155	April 2019	TBD	TBD	See discussion above under Houston Electric Base Rate Case.
EECRF	7	May 2019	March 2020	October 2019	The PUCT issued a final order in October 2019 approving recovery of 2020 EECRF of $35 million, including a $7 million performance bonus.
CenterPoint Energy and CERC - Beaumont/East Texas, South Texas, Houston and Texas Coast (Railroad Commission)
GRIP	20	March 2019	July 2019	June 2019	Based on net change in invested capital of $123 million.
Rate Case (1)	7	November 2019	TBD	TBD
Reflects a proposed 10.40% ROE on a 58% equity ratio. Additionally, the proposal includes a refund for an Unprotected EDIT Rider amortized over 3 years of which $2.2 million is refunded in Year 1 and a request of $0.2 million for a Hurricane Surcharge, resulting from Hurricane Harvey, over 1 year.

CenterPoint Energy and CERC - Houston and Texas Coast (Railroad Commission)
Administrative 104.111	N/A	August 2019	January 2020	October 2019
On August 1, 2019, and subsequent supplemental filings in August and October 2019, Houston and Texas Coast proposed a rider to refund over three years to its Houston and Texas Coast customers combined, approximately $18 million of unprotected EDIT related to the TCJA.

CenterPoint Energy and CERC - South Texas (Railroad Commission)
Administrative 104.111	N/A	November 2019	March 2020	January 2020	On November 14, 2019, South Texas proposed to refund protected EDIT, amortized over ARAM. The estimated refund for the first year is $0.6 million.
CenterPoint Energy and CERC - Arkansas (APSC)
FRP	7	April 2019	October 2019	August 2019
Based on ROE of 9.5% approved in the last rate case. On August 23, 2019, the APSC approved a unanimous comprehensive settlement that results in an FRP revenue increase of $7 million and includes additional non-monetary items.

CenterPoint Energy and CERC - Louisiana (LPSC)
RSP	3	September 2019	December 2019	December 2019	Based on ROE of 9.95%.
CenterPoint Energy and CERC - Minnesota (MPUC)
CIP Financial Incentive	11	May 2019	October 2019	September 2019	CIP Financial Incentive based on 2018 activity.
Decoupling	N/A	September 2019	September 2019	January 2020
Represents over-recovery of $21 million recorded for and during the period July 1, 2018 through June 30, 2019, partially offset by over-refund of $2 million related to the period July 1, 2017 through June 30, 2018.

Rate Case (1)	62	October 2019	TBD	TBD	Reflects a proposed 10.15% ROE on a 51.39% equity ratio. Interim rates were approved and reflect an annual increase of $53 million, effective January 1, 2020.

Mechanism	Annual Increase (Decrease) (1) (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CenterPoint Energy and CERC - Mississippi (MPSC)
RRA	2	May 2019	November 2019	November 2019	Based on ROE of 9.26%.
CenterPoint Energy and CERC - Oklahoma (OCC)
PBRC	2	March 2019	September 2019	August 2019	Based on ROE of 10%. On July 26, 2019, the ALJ recommended that the OCC approve an increase of $2 million. On August 29, 2019, the OCC approved the ALJ-recommended revenue increase of $2 million.
CenterPoint Energy - Indiana South - Gas (IURC)
CSIA	3	October 2018	January 2019	January 2019
Requested an increase of $16 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes refunds associated with the TCJA, resulting in a change of $(1) million, and a change in the total (over)/under-recovery variance of $(3) million annually.

CSIA	5	April 2019	July 2019	July 2019
Requested an increase of $22 million to rate base, which reflects a $5 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until the next rate case. The mechanism also includes refunds associated with the TCJA, resulting in no change to the previous credit provided, and a change in the total (over)/under-recovery variance of $3 million annually.

CSIA	3	October 2019	January 2020	January 2020
Requested an increase of $18 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until the next rate case. The mechanism also includes refunds associated with the TCJA, resulting in no change to the previous credit provided, and a change in the total (over)/under-recovery variance of $(0.2) million annually.

CenterPoint Energy - Indiana North - Gas (IURC)
CSIA	3	October 2018	January 2019	January 2019
Requested an increase of $54 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes refunds associated with the TCJA, resulting in a change of $(11) million, and a change in the total (over)/under-recovery variance of $(19) million annually.

CSIA	12	April 2019	July 2019	July 2019
Requested an increase of $58 million to rate base, which reflects a $12 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes refunds associated with the TCJA, resulting in no change to the previous credit provided, and a change in the total (over)/under-recovery variance of $14 million annually.

CSIA	4	October 2019	January 2020	January 2020
Requested an increase of $29 million to rate base, which reflects a $4 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes refunds associated with the TCJA, resulting in no change to the previous credit provided, and a change in the total (over)/under-recovery variance of $(7) million annually.

CenterPoint Energy - Ohio (PUCO)
DRR	11	May 2019	September 2019	August 2019
Requested an increase of $78 million to rate base for investments made in 2018, which reflects a $11 million annual increase in current revenues. A change in (over)/under-recovery variance of $(3) million annually is also included in rates. All pre-2018 investments are included in rate case request.

Rate Case	23	March 2018	September 2019	August 2019
Settlement agreement approved by PUCO Order that provides for a $23 million annual increase in current revenues. Order based upon $622 million of total rate base, a 7.48% overall rate of return, and extension of conservation and DRR programs.

TSCR (1)	N/A	January 2019	TBD	TBD
Application to flow back to customers certain benefits from the TCJA. Initial impact reflects credits for 2018 of $(10) million and 2019 of $(8) million, with mechanism to begin subsequent to new base rates. Order is expected in early 2020.

Mechanism	Annual Increase (Decrease) (1) (in millions)	Filing Date	Effective Date	Approval Date	Additional Information
CenterPoint Energy - Indiana Electric (IURC)
TDSIC	3	February 2019	May 2019	May 2019
Requested an increase of $24 million to rate base, which reflects a $3 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes refunds associated with the TCJA, resulting in a change of $5 million, and a change in the total (over)/under-recovery variance of $5 million annually.

TDSIC	4	August 2019	November 2019	November 2019
Requested an increase of $35 million to rate base, which reflects a $4 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes a change in (over)/under-recovery variance of $4 million annually.

TDSIC (1)	4	February 2020	May 2020	TBD
Requested an increase of $34 million to rate base, which reflects a $4 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism also includes a change in (over)/under-recovery variance of $2 million annually.

ECA - MATS	13	February 2018	January 2019	April 2019
Requested an increase of $58 million to rate base, which reflects a $13 million annual increase in current revenues. 80% of revenue requirement is included in requested rate increase and 20% is deferred until next rate case. The mechanism includes recovery of prior accounting deferrals associated with investments (depreciation, carrying costs, operating expenses).

CECA	2	February 2019	June 2019	May 2019	Requested an increase of $13 million to rate base related to solar pilot investments, which reflects a $2 million annual increase in current revenues.
CECA (1)	0.1	February 2020	June 2020	TBD
Requested an increase of $0.1 million to rate base related to solar pilot investments, which reflects an immaterial change to current revenues. The mechanism also includes a change in (over)/under-recovery variance of $0.1 million annually. Additional solar investment to supply 50 MW of solar capacity is approved and will be included for recovery once completed in 2021.

(1)	Represents proposed increases (decreases) when effective date and/or approval date is not yet determined. Approved rates could differ materially from proposed rates.

Tax Reform

TCJA-related 2018 tax expense refunds are currently included in the Registrants’ existing rates and are therefore reducing the Registrants’ current annual revenue. The TCJA-related 2018 tax expense refunds for Houston Electric were completed in September 2019. However, in Houston Electric’s rate case filed in April 2019, and subsequently adjusted in errata filings in May and June 2019, pursuant to the Stipulation and Settlement Agreement, Houston Electric will return unprotected EDIT net regulatory liability balance to customers, through a separate rider and its wholesale transmission tariff over approximately three years. The balance of unprotected EDIT was $105 million as of December 31, 2018. In addition, Houston Electric’s TCJA-related protected EDIT balance as of December 31, 2018 is $563 million and must be returned to customers over ARAM.

CenterPoint Energy’s electric and natural gas utilities in Indiana and Ohio, which were acquired during the Merger, currently recover corporate income tax expense in approved rates charged to customers. The IURC and the PUCO both issued orders which initiated proceedings to investigate the impact of the TCJA on utility companies and customers within Indiana and Ohio, respectively. In addition, the IURC and PUCO have ordered each utility to establish regulatory liabilities to record all estimated impacts of tax reform starting January 1, 2018 until the date when rates are adjusted to capture these impacts. In Indiana, in response to Vectren’s pre-Merger filing for proposed changes to its rates and charges to consider the impact of the lower federal income tax rates, the IURC approved an initial reduction to current rates and charges, effective June 1, 2018, to capture the immediate impact of the lower corporate federal income tax rate. The refund of EDIT and regulatory liabilities commenced in November 2018 for Indiana electric customers and in January 2019 for Indiana gas customers. In Ohio, the initial rate reduction to current rates and charges became effective upon conclusion of its pending base rate case on August 28, 2019. In January 2019, an application was filed with PUCO in compliance with its October 2018 order requiring utilities to file for a request to adjust rates to reflect the impact of the TCJA, requesting authority to implement a rider to flow back to customers the tax benefits realized under the TCJA, including the refund of EDIT and regulatory liabilities. CenterPoint Energy expects this proceeding to be approved in 2020.

ELG (CenterPoint Energy)

Under the Clean Water Act, the EPA sets technology-based guidelines for water discharges from new and existing electric generation facilities. In September 2015, the EPA finalized revisions to the existing steam electric ELG setting stringent technology-based water discharge limits for the electric power industry. The EPA focused this rulemaking on wastewater generated primarily by pollution control equipment necessitated by the comprehensive air regulations, specifically setting strict water discharge limits for arsenic, mercury and selenium for scrubber waste waters. The ELG will be implemented when existing water discharge permits for the plants are renewed. In the case of Indiana Electric’s water discharge permits, in 2017 the IDEM issued final renewals for the F.B. Culley and A.B. Brown power plants. IDEM agreed that units identified for retirement by December 2023 would not be required to install new treatment technology to meet ELG, and approved a 2020 compliance date for dry bottom ash and a 2023 compliance date for flue gas desulfurization wastewater treatment standards for the remaining coal-fired unit at F.B. Culley.

On April 13, 2017, as part of the U.S. President’s Administration’s regulatory reform initiative, which is focused on the number and nature of regulations, the EPA granted petitions to reconsider the ELG rule, and indicated it would stay the current implementation deadlines in the rule during the pendency of the reconsideration. On September 13, 2017, the EPA finalized a rule postponing certain interim compliance dates by two years, but did not postpone the final compliance deadline of December 31, 2023. In April 2018, the EPA published an effluent guidelines program plan that anticipated a December 2019 rule revising the effluent limitations and pre-treatment standards for existing sources in the 2015 rule. On April 12, 2019, the U.S. Court of Appeals for the Fifth Circuit vacated and remanded portions of the ELG rule that selected impoundment as the best available technology for legacy wastewater and leachate. It is not clear what revisions to the ELG rule the EPA will implement, or what effect those revisions may have. As Indiana Electric does not currently have short-term ELG implementation deadlines in its recently renewed wastewater discharge permits, it does not anticipate immediate impacts from the EPA’s two-year extension of preliminary implementation deadlines due to the longer compliance time frames granted by IDEM and will continue to work with IDEM to evaluate further implementation plans. On November 4, 2019, the EPA released a pre-publication copy of proposed revisions to the CCR and ELG rules. CenterPoint Energy will evaluate the proposals to determine potential impacts to current compliance plans for its A.B. Brown and F.B. Culley generating stations.

CPP and ACE Rule (CenterPoint Energy)

On August 3, 2015, the EPA released its CPP Rule, which required a 32% reduction in carbon emissions from 2005 levels. The final rule was published in the Federal Register on October 23, 2015, and that action was immediately followed by litigation ultimately resulting in the U.S. Supreme Court staying implementation of the rule. On August 31, 2018, the EPA published its proposed CPP replacement rule, the ACE Rule, which was finalized on July 8, 2019 and requires states to implement a program of energy efficiency improvement targets for individual coal-fired electric generating units. States have three years to develop state plans to implement the ACE rule, and CenterPoint Energy does not expect a state ACE rule to be finalized and approved by the EPA until 2024. CenterPoint Energy is currently unable to predict the effect of a state plan to implement the ACE rule but does not anticipate that such a plan would have a material effect.

Impact of Legislative Actions & Other Initiatives (CenterPoint Energy)

At this time, compliance costs and other effects associated with reductions in GHG emissions or obtaining renewable energy sources remain uncertain. While the requirements of a state ACE rule remain uncertain, Indiana Electric will continue to monitor regulatory activity regarding GHG emission standards that may affect its electric generating units.

FERC Revised Policy Statement (CenterPoint Energy)

The regulation of midstream energy infrastructure assets has a significant impact on Enable’s business. For example, Enable’s interstate natural gas transportation and storage assets are subject to regulation by the FERC under the NGA. In March 2018, the FERC announced a Revised Policy Statement stating that it would no longer allow pipelines organized as a master limited partnership to recover an income tax allowance in their cost-of-service rates. In July 2018, the FERC issued new regulations which required all FERC-regulated natural gas pipelines to make a one-time Form No. 501-G filing providing certain financial information. In October 2018, Enable Gas Transmission, LLC filed its Form No. 501-G and filed a statement that it intended to take no other action. On March 8, 2019, the FERC terminated the 501-G proceeding and required no other action. MRT did not file a FERC Form No. 501-G because it had filed a general rate case in June 2018. In July 2018, the FERC issued an order accepting MRT’s proposed rate increases subject to refund upon a final determination of MRT’s rates and ordering MRT to refile its rate case to reflect the elimination of an income tax allowance in its cost-of-service rates. On August 30, 2018, MRT submitted a supplemental filing to comply with the FERC’s order. MRT has appealed the FERC’s order to eliminate the income tax allowance in its cost-of-service rates. The FERC set MRT’s re-filed rate case for hearing. The procedural schedule has been suspended to afford MRT time to file a settlement. If a settlement is not filed or all of the participants do not agree to a settlement, then the proceeding may advance to hearing. On November 5, 2019, as supplemented on December 13, 2019, MRT filed an uncontested proposed settlement for its 2018 rate case. On October 30, 2019, MRT filed a second general rate case with the FERC pursuant to Section 4 of the NGA. The 2019 rate case was necessary because at the time of filing the 2019 rate case, the proposed settlement of the 2018 rate case was still being contested, requiring that new maximum rates be established for the non-settling parties reflecting the turnback of capacity. On November 5, 2019, MRT filed an uncontested proposed settlement for the 2019 rate case. Subsequently, MRT reached agreement with 100% of the parties participating in the MRT rate cases, and these rate case settlements are pending at the FERC. The FERC may accept or reject the proposed settlements in the 2018 and 2019 rate cases as to all of the parties, or may reject one or both of the settlements and set one or both of the rate cases for hearing.

Other Matters

Credit Facilities

The Registrants may draw on their respective revolving credit facilities from time to time to provide funds used for general corporate and limited liability company purposes, including to backstop CenterPoint Energy’s and CERC’s commercial paper programs. The facilities may also be utilized to obtain letters of credit. For further details related to the Registrants’ revolving credit facilities, please see Note 14 to the consolidated financial statements.

Based on the consolidated debt to capitalization covenant in the Registrants’ revolving credit facilities, the Registrants would have been permitted to utilize the full capacity of such revolving credit facilities, which aggregated approximately $5.1 billion as of December 31, 2019. As of February 19, 2020, the Registrants had the following revolving credit facilities and utilization of such facilities:

		Amount Utilized as of February 19, 2020
Registrant	Size of Facility	Loans	Letters of Credit	Commercial Paper	Weighted Average Interest Rate	Termination Date
	(in millions)
CenterPoint Energy	$3,300	$—	$6	$1,824	1.79%	March 3, 2022
CenterPoint Energy (1)	400	—	—	207	1.86%	July 14, 2022
CenterPoint Energy (2)	200	—	—	—	—	July 14, 2022
Houston Electric	300	—	—	—	—	March 3, 2022
CERC	900	—	1	205	1.73%	March 3, 2022
Total	$5,100	$—	$7	$2,236

(1)	The credit facility was issued by VUHI and is guaranteed by SIGECO, Indiana Gas and VEDO.

(2)	The credit facility was issued by VCC and is guaranteed by Vectren.

Borrowings under each of the revolving credit facilities are subject to customary terms and conditions. However, there is no requirement that the borrower makes representations prior to borrowing as to the absence of material adverse changes or litigation that could be expected to have a material adverse effect. Borrowings under each of the revolving credit facilities are subject to acceleration upon the occurrence of events of default that we consider customary. The revolving credit facilities also provide for customary fees, including commitment fees, administrative agent fees, fees in respect of letters of credit and other fees. In each of the revolving credit facilities, the spread to LIBOR and the commitment fees fluctuate based on the borrower’s credit rating. The borrowers are currently in compliance with the various business and financial covenants in the five revolving credit facilities.

Long-term Debt

For detailed information about the Registrants’ debt issuances in 2019, see Note 14 to the consolidated financial statements.

Securities Registered with the SEC

On January 31, 2017, the Registrants filed a joint shelf registration statement with the SEC, as amended on September 24, 2018, registering indeterminate principal amounts of Houston Electric’s general mortgage bonds, CERC Corp.’s senior debt securities and CenterPoint Energy’s senior debt securities and junior subordinated debt securities and an indeterminate number of shares of Common Stock, shares of preferred stock, depositary shares, as well as stock purchase contracts and equity units. The joint shelf registration statement expired on January 31, 2020. For information related to the Registrants’ debt and equity security issuances in 2019, see Notes 13 and 14 to the consolidated financial statements.

Temporary Investments

As of February 19, 2020, the Registrants had no temporary investments.

Money Pool

The Registrants participate in a money pool through which they and certain of their subsidiaries can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The net funding requirements of the CenterPoint Energy money pool are expected to be met with borrowings under CenterPoint Energy’s revolving credit facility or the sale of CenterPoint Energy’s commercial paper. The net funding requirements of the CERC money pool are expected to be met with borrowings under CERC’s revolving credit facility or the sale of CERC’s commercial paper. The money pool may not provide sufficient funds to meet the Registrants’ cash needs.

The table below summarizes CenterPoint Energy money pool activity by Registrant as of February 19, 2020:

	Weighted Average Interest Rate	Houston Electric	CERC
		(in millions)
Money pool investments	1.81%	$282	$—

Impact on Liquidity of a Downgrade in Credit Ratings

The interest on borrowings under the Registrants’ credit facilities is based on their credit ratings. The interest on borrowings under the credit facilities is based on each respective borrower’s credit ratings. On October 25, 2019, Moody’s downgraded VUHI’s and Indiana Gas’ senior unsecured debt rating to A3 from A2 and SIGECO’s senior secured debt rating to A1 from Aa3. The outlooks of VUHI, Indiana Gas and SIGECO were revised to stable from negative. On November 18, 2019, Moody’s withdrew the ratings of Indiana Gas. On November 21, 2019, Moody’s placed the A3 senior unsecured rating, A3 Issuers rating, and A1 senior secured rating of Houston Electric on review for downgrade. On February 19, 2020, Fitch downgraded Houston Electric’s senior secured debt to A from A+ with a negative outlook and affirmed CenterPoint Energy’s BBB rating with a negative outlook. As of February 19, 2020, Moody’s, S&P and Fitch had assigned the following credit ratings to senior debt of the Registrants:

		Moody’s		S&P		Fitch
Registrant	Borrower/Instrument	Rating	Outlook (1)	Rating	Outlook (2)	Rating	Outlook (3)
CenterPoint Energy	CenterPoint Energy Senior Unsecured Debt	Baa2	Stable	BBB	Stable	BBB	Negative
CenterPoint Energy	Vectren Corp. Issuer Rating	n/a	n/a	BBB+	Stable	n/a	n/a
CenterPoint Energy	VUHI Senior Unsecured Debt	A3	Stable	BBB+	Stable	n/a	n/a
CenterPoint Energy	Indiana Gas Senior Unsecured Debt	n/a	n/a	BBB+	Stable	n/a	n/a
CenterPoint Energy	SIGECO Senior Secured Debt	A1	Stable	A	Stable	n/a	n/a
Houston Electric	Houston Electric Senior Secured Debt	A1	Under Review	A	Stable	A	Negative
CERC	CERC Corp. Senior Unsecured Debt	Baa1	Positive	BBB+	Stable	BBB+	Stable

(1)	A Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term.

(2)	An S&P outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term.

(3)	A Fitch rating outlook indicates the direction a rating is likely to move over a one- to two-year period.

The Registrants cannot assure that the ratings set forth above will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. The Registrants note that these credit ratings are included for informational purposes and are not recommendations to buy, sell or hold the Registrants’ securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of the Registrants’ credit ratings could have a material adverse impact on the Registrants’ ability to obtain short- and long-term financing, the cost of such financings and the execution of the Registrants’ commercial strategies.

A decline in credit ratings could increase borrowing costs under the Registrants’ revolving credit facilities. If the Registrants’ credit ratings had been downgraded one notch by S&P and Moody’s from the ratings that existed as of December 31, 2019, the impact on the borrowing costs under the five revolving credit facilities would have been immaterial. A decline in credit ratings would also increase the interest rate on long-term debt to be issued in the capital markets and could negatively impact the Registrants’ ability to complete capital market transactions and to access the commercial paper market. Additionally, a decline in credit ratings could increase cash collateral requirements and reduce earnings of CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segment and the Energy Services Disposal Group.

The Energy Services Disposal Group provides natural gas sales and services primarily to commercial and industrial customers and electric and natural gas utilities throughout the United States. To economically hedge its exposure to natural gas prices, the Energy Services Disposal Group uses derivatives with provisions standard for the industry, including those pertaining to credit thresholds. Typically, the credit threshold negotiated with each counterparty defines the amount of unsecured credit that such counterparty will extend to the Energy Services Disposal Group. To the extent that the credit exposure that a counterparty has to the Energy Services Disposal Group at a particular time does not exceed that credit threshold, the Energy Services Disposal Group is not obligated to provide collateral. Mark-to-market exposure in excess of the credit threshold is routinely collateralized by the Energy Services Disposal Group. Similarly, mark-to-market exposure offsetting and exceeding the credit threshold may cause the counterparty to provide collateral to the Energy Services Disposal Group. As of December 31, 2019, the amount posted by the Energy Services Disposal Group as collateral aggregated approximately $92 million. Should the credit ratings of CERC Corp. (as the credit support provider for the Energy Services Disposal Group) fall below certain levels, the Energy Services Disposal Group would be required to provide additional collateral up to the amount of its previously unsecured credit limit. CenterPoint Energy and CERC estimate that as of December 31, 2019, unsecured credit limits extended to the Energy Services Disposal Group by counterparties aggregated $467 million, and none of such amount was utilized.

Pipeline tariffs and contracts typically provide that if the credit ratings of a shipper or the shipper’s guarantor drop below a threshold level, which is generally investment grade ratings from both Moody’s and S&P, cash or other collateral may be demanded from the shipper in an amount equal to the sum of three months’ charges for pipeline services plus the unrecouped cost of any lateral built for such shipper. If the credit ratings of CERC Corp. decline below the applicable threshold levels, CERC might need to provide cash or other collateral of as much as $181 million as of December 31, 2019. The amount of collateral will depend on seasonal variations in transportation levels.

ZENS and Securities Related to ZENS (CenterPoint Energy)

If CenterPoint Energy’s creditworthiness were to drop such that ZENS holders thought its liquidity was adversely affected or the market for the ZENS were to become illiquid, some ZENS holders might decide to exchange their ZENS for cash. Funds for the payment of cash upon exchange could be obtained from the sale of the shares of ZENS-Related Securities that CenterPoint Energy owns or from other sources. CenterPoint Energy owns shares of ZENS-Related Securities equal to approximately 100% of the reference shares used to calculate its obligation to the holders of the ZENS. ZENS exchanges result in a cash outflow because tax deferrals related to the ZENS and shares of ZENS-Related Securities would typically cease when ZENS are exchanged or otherwise retired and shares of ZENS-Related Securities are sold. The ultimate tax liability related to the ZENS continues to increase by the amount of the tax benefit realized each year, and there could be a significant cash outflow when the taxes are paid as a result of the retirement or exchange of the ZENS. If all ZENS had been exchanged for cash on December 31, 2019, deferred taxes of approximately $429 million would have been payable in 2019. If all the ZENS-Related Securities had been sold on December 31, 2019, capital gains taxes of approximately $149 million would have been payable in 2019. For additional information about ZENS, see Note 12 to the consolidated financial statements.

Cross Defaults

Under each of CenterPoint Energy’s, Houston Electric’s and CERC’s respective revolving credit facilities, as well as under CenterPoint Energy’s term loan agreement, a payment default on, or a non-payment default that permits acceleration of, any indebtedness for borrowed money and certain other specified types of obligations (including guarantees) exceeding $125 million by the borrower or any of their respective significant subsidiaries will cause a default under such borrower’s respective credit facility or term loan agreement. A default by CenterPoint Energy would not trigger a default under its subsidiaries’ debt instruments or revolving credit facilities.

Under each of VUHI’s and VCC’s respective revolving credit facilities and term loan agreements, a payment default on, or a non-payment default that permits acceleration of, any indebtedness for borrowed money and certain other specified types of obligations (including guarantees) exceeding $50 million by the borrower, any of their respective subsidiaries or any of the respective guarantors of a credit facility or term loan agreement will cause a default under such borrower’s respective credit facility or term loan agreement.

Possible Acquisitions, Divestitures and Joint Ventures

From time to time, the Registrants consider the acquisition or the disposition of assets or businesses or possible joint ventures, strategic initiatives or other joint ownership arrangements with respect to assets or businesses. Any determination to take action in this regard will be based on market conditions and opportunities existing at the time, and accordingly, the timing, size or success of any efforts and the associated potential capital commitments are unpredictable. The Registrants may seek to fund all or part of any such efforts with proceeds from debt and/or equity issuances. Debt or equity financing may not, however, be available to the Registrants at that time due to a variety of events, including, among others, maintenance of our credit ratings, industry conditions, general economic conditions, market conditions and market perceptions.

CenterPoint Energy previously disclosed that it may reduce its ownership in Enable over time through sales in the public equity markets, or otherwise, of the Enable common units it holds, subject to market conditions. CenterPoint Energy has no intention to reduce its ownership of Enable common units and currently plans to hold such Enable common units and to utilize any cash distributions received on such Enable common units to finance a portion of CenterPoint Energy’s capital expenditure program. CenterPoint Energy may consider or alter its plans or proposals in respect of any such plans in the future.

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Note 4 to the consolidated financial statements.

Additionally, on February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020.For further information, see Note 4 to the consolidated financial statements.

Enable Midstream Partners (CenterPoint Energy and CERC)

In September 2018, CERC completed the Internal Spin, after which CERC’s equity investment in Enable met the criteria for discontinued operations classification. As a result, the operations have been classified as Income from discontinued operations, net of tax, in CERC’s Statements of Consolidated Income for the periods presented. For further information, see Note 11 to the consolidated financial statements.

CenterPoint Energy receives quarterly cash distributions from Enable on its common units and Enable Series A Preferred Units. A reduction in the cash distributions CenterPoint Energy receives from Enable could significantly impact CenterPoint Energy’s liquidity. For additional information about cash distributions from Enable, see Notes 11 and 23 to the consolidated financial statements.

Hedging of Interest Expense for Future Debt Issuances

From time to time, the Registrants may enter into interest rate agreements to hedge, in part, volatility in the U.S. treasury rates by reducing variability in cash flows related to interest payments. For further information, see Note 9(a) to the consolidated financial statements.

Weather Hedge (CenterPoint Energy and CERC)

CenterPoint Energy and CERC have historically entered into partial weather hedges for certain NGD jurisdictions and electric operations’ Texas service territory to mitigate the impact of fluctuations from normal weather. CenterPoint Energy and CERC remain exposed to some weather risk as a result of the partial hedges. For more information about weather hedges, see Note 9(a) to the consolidated financial statements.

Collection of Receivables from REPs (CenterPoint Energy and Houston Electric)

Houston Electric’s receivables from the distribution of electricity are collected from REPs that supply the electricity Houston Electric distributes to their customers. Before conducting business, a REP must register with the PUCT and must meet certain financial qualifications. Nevertheless, adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of one or more REPs could impair the ability of these REPs to pay for Houston Electric’s services or could cause them to delay such payments. Houston Electric depends on these REPs to remit payments on a timely basis, and any delay or default in payment by REPs could adversely affect Houston Electric’s cash flows. In the event of a REP’s default, Houston Electric’s tariff provides a number of remedies, including the option for Houston Electric to request that the PUCT suspend or revoke the certification of the REP. Applicable regulatory provisions require that customers be shifted to another REP or a provider of last resort if a REP cannot make timely payments. However, Houston Electric remains at risk for payments related to services provided prior to the shift to the replacement REP or the provider of last resort. If a REP were unable to meet its obligations, it could consider, among various options, restructuring under the bankruptcy laws, in which event such REP might seek to avoid honoring its obligations and claims might be made against Houston Electric involving payments it had received from such REP. If a REP were to file for bankruptcy, Houston Electric may not be successful in recovering accrued receivables owed by such REP that are unpaid as of the date the REP filed for bankruptcy. However, PUCT regulations authorize utilities, such as Houston Electric, to defer bad debts resulting from defaults by REPs for recovery in future rate cases, subject to a review of reasonableness and necessity.

Other Factors that Could Affect Cash Requirements

In addition to the above factors, the Registrants’ liquidity and capital resources could be affected by:

•
cash collateral requirements that could exist in connection with certain contracts, including weather hedging arrangements, and natural gas purchases, natural gas price and natural gas storage activities of CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segment and the Energy Services Disposal Group;

•
acceleration of payment dates on certain gas supply contracts, under certain circumstances, as a result of increased natural gas prices and concentration of natural gas suppliers (CenterPoint Energy and CERC);

•	increased costs related to the acquisition of natural gas (CenterPoint Energy and CERC);

•	increases in interest expense in connection with debt refinancings and borrowings under credit facilities or term loans;

•	various legislative or regulatory actions;

•	incremental collateral, if any, that may be required due to regulation of derivatives (CenterPoint Energy and CERC);

•	the ability of REPs, including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and Houston Electric;

•	slower customer payments and increased write-offs of receivables due to higher natural gas prices or changing economic conditions (CenterPoint Energy and CERC);

•	the satisfaction of any obligations pursuant to guarantees;

•	the outcome of litigation;

•	contributions to pension and postretirement benefit plans;

•	restoration costs and revenue losses resulting from future natural disasters such as hurricanes and the timing of recovery of such restoration costs; and

•	various other risks identified in “Risk Factors” in Item 1A of Part I of the 2019 Form 10-K.

Certain Contractual Limits on Our Ability to Issue Securities and Borrow Money

Houston Electric has contractually agreed that it will not issue additional first mortgage bonds, subject to certain exceptions. For information about the total debt to capitalization financial covenants in the Registrants’ and certain of CenterPoint Energy’s subsidiaries’ revolving credit facilities, see Note 14 to the consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

A critical accounting policy is one that is both important to the presentation of the Registrants’ financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in the Registrants’ historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require the Registrants to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that the Registrants could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of their financial condition, results of operations or cash flows. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. The Registrants base their estimates on historical experience and on various other assumptions that they believe to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the Registrants’ operating environment changes. The Registrants’ significant accounting policies are discussed in Note 2 to the consolidated financial statements. The Registrants believe the following accounting policies involve the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the Audit Committee of CenterPoint Energy’s Board of Directors.

Accounting for Rate Regulation

Accounting guidance for regulated operations provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. CenterPoint Energy’s and Houston Electric’s Electric T&D reportable segment, CenterPoint Energy’s Indiana Electric Integrated reportable segment, and CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segments apply this accounting guidance. Certain expenses and revenues subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet as regulatory assets or liabilities and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers. Regulatory assets and liabilities are recorded when it is probable that these items will be recovered or reflected in future rates. Determining probability requires significant judgment on the part of management and includes, but is not limited to, consideration of testimony presented in regulatory hearings, proposed regulatory decisions, final regulatory orders and the strength or status of applications for rehearing or state court appeals. If events were to occur that would make the recovery of these assets and liabilities no longer probable, the Registrants would be required to write off or write down these regulatory assets and liabilities. For further detail on the Registrants’ regulatory assets and liabilities, see Note 7 to the consolidated financial statements.

Acquisition Accounting

The Registrants evaluate acquisitions to determine when a set of acquired activities and assets represent a business. When control of a business is obtained, the Registrants apply the acquisition method of accounting and record the assets acquired, liabilities assumed and any non-controlling interest obtained based on fair value at the acquisition date.

The fair values of tangible and intangible assets and liabilities subject to rate-setting provisions and earning a regulated return generally approximate their carrying values. The fair value of assets acquired and liabilities assumed that are not subject to the rate-setting provisions, including identifiable intangibles, are determined using the income and market approach, which estimation methods may require the use of significant judgment and unobservable inputs, including projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future market prices. Any excess of the purchase price over the fair value amounts assigned to assets and liabilities is recorded as goodwill. The results of operations of the acquired business are included in the Registrants’ respective Statements of Consolidated Income beginning on the date of the acquisition.

On the Merger Date, pursuant to the Merger Agreement, CenterPoint Energy consummated the Merger and acquired Vectren for approximately $6 billion in cash. The Merger is being accounted for in accordance with ASC 805, Business Combinations, with CenterPoint Energy as the accounting acquirer of Vectren. Identifiable assets acquired and liabilities assumed have been recorded at their estimated fair values on the Merger Date.

Vectren’s regulated operations, comprised of electric generation and electric and natural gas delivery services, are subject to the rate-setting authority of the FERC, the IURC and the PUCO, and are accounted for pursuant to U.S. generally accepted accounting principles for regulated operations. The rate-setting and cost-recovery provisions currently in place for Vectren’s regulated operations provide revenues designed to recover the cost of providing utility service and a return on and recovery of investment in rate base assets and liabilities. Thus, the fair values of Vectren’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values. Accordingly, neither the assets nor liabilities acquired reflect any adjustments related to these amounts. The fair value of regulatory assets not earning a return have been determined using the income approach and include the use of significant judgment and unobservable inputs.

The fair value of Vectren’s assets acquired and liabilities assumed that are not subject to the rate-setting provisions, including identifiable intangibles, and the allocation of fair value to reporting units on the Merger Date was determined under the income approach using the multi-period excess earnings method, which is a specific discounted cash flow income approach, and for the measurement of certain assets and liabilities, the market approach was utilized.

Fair value measurements require significant judgment and unobservable inputs, including (i) projected timing and amount of future cash flows, which factor in planned growth initiatives, (ii) the regulatory environment, as applicable, and (iii) discount rates reflecting risk inherent in the future market prices. Determining the discount rates for the non-rate regulated businesses required the estimation of the appropriate company specific risk premiums for those non-rate regulated businesses based on evaluation of industry and entity-specific risks, which included expectations about future market or economic conditions existing on the Merger Date. Changes in these assumptions could have a significant impact on the amount of the identified intangible assets and/or the resulting amount of goodwill assigned to each reporting unit. CenterPoint Energy utilized a third-party valuation specialist in determining the key assumptions used in the valuation of intangible assets acquired and the allocation of goodwill to each of its reporting units on the Merger Date.

Impairment of Long-Lived Assets, Including Identifiable Intangibles, Goodwill, Equity Method Investments, and Investments without a Readily Determinable Fair Value

The Registrants review the carrying value of long-lived assets, including identifiable intangibles, goodwill, equity method investments, and investments without a readily determinable fair value whenever events or changes in circumstances indicate that such carrying values may not be recoverable, and at least annually, goodwill is tested for impairment as required by accounting guidance for goodwill and other intangible assets.  Unforeseen events, changes in market conditions, and probable regulatory disallowances, where applicable, could have a material effect on the value of long-lived assets, including intangibles, goodwill, equity method investments, and investments without a readily determinable fair value due to changes in observable or estimated market value, future cash flows, interest rate, and regulatory matters could result in an impairment charge. The Registrants recorded no impairments to long-lived assets, including intangibles, equity method investments, or readily determinable fair value during 2019, 2018 and 2017. CenterPoint Energy and CERC recognized goodwill impairment losses, discussed below, during 2019, and the Registrants recorded no impairments to goodwill in 2018 and 2017.

Fair value is the amount at which an asset, liability or business could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenue performance measures. The fair value could be different using different estimates and assumptions in these valuation techniques.

Fair value measurements require significant judgment and unobservable inputs, including (i) projected timing and amount of future cash flows, which factor in planned growth initiatives, (ii) the regulatory environment, as applicable, and (iii) discount rates reflecting risk inherent in the future market prices. Determining the discount rates for the non-rate regulated businesses requires the estimation of the appropriate company specific risk premiums for those non-rate regulated businesses based on evaluation of industry and entity-specific risks, which includes expectations about future market or economic conditions existing on the date of the impairment test. Changes in these assumptions could have a significant impact on results of the impairment tests. CenterPoint Energy and CERC utilized a third-party valuation specialist to determine the key assumptions used in the estimate of fair value for each of its reporting units on the date of its annual goodwill impairment test.

Annual goodwill impairment test

CenterPoint Energy and CERC completed their 2019 annual goodwill impairment test as of July 1, 2019 and determined, based on an income approach or a weighted combination of income and market approaches, that no goodwill impairment charge was required for any reporting unit based on the annual test. The fair values of each reporting unit significantly exceeded the carrying value of the reporting unit, with the exception of CenterPoint Energy’s Indiana Electric Integrated, ESG and historically reported Infrastructure Services reporting units. Indiana Electric Integrated’s fair value exceed its carrying value by 13%, and it had total goodwill of $1,008 million as of the 2019 annual impairment test date. The historically reported Infrastructure Services reporting unit’s fair value exceeded its carrying values by 6%, and it had total goodwill of $355 million as of the 2019 annual impairment test date. ESG’s fair value exceeded its carrying value by 8%, and it had total goodwill of $127 million as of the 2019 annual impairment test date. These reporting units are comprised entirely of businesses acquired in the Merger in February 2019, when assets and liabilities were adjusted to fair value and as a result, carrying values approximate fair value at that time. The measurement period for the initial purchase price accounting for the reporting units acquired in the Merger, including CenterPoint Energy’s Indiana Electric Integrated, ESG and historically reported Infrastructure Services reporting units, remained open as of the date of the annual impairment test date. Upon conclusion of the measurement period in the fourth quarter of 2019, CenterPoint Energy retrospectively evaluated the impact that the measurement period adjustments had on its annual impairment test and identified no material differences to the results, except CenterPoint Energy’s Indiana Electric Integrated’s fair value exceeded its carrying value by 7%, and it had total goodwill of $1,121 million. The primary driver for the excess fair value in the businesses acquired in the Merger at the annual goodwill impairment test date is a decline in market discounts rates, a key valuation assumption, from February 1, 2019 to July 1, 2019.

Although no goodwill impairment resulted from the 2019 annual test, an interim goodwill impairment test could be triggered by the following: actual earnings results that are materially lower than expected, significant adverse changes in the operating environment, an increase in the discount rate, changes in other key assumptions which require judgment and are forward looking in nature, if CenterPoint Energy’s market capitalization falls below book value for an extended period of time, or events affecting a reporting unit such as a contemplated disposal of all or part of a reporting unit.

Assets Held for Sale and Discontinued Operations

Generally, a long-lived asset to be sold is classified as held for sale in the period in which management, with approval from the Board of Directors, as applicable, commits to a plan to sell and a sale is expected to be completed within one year. The Registrants record assets and liabilities held for sale at the lower of their carrying value or their estimated fair value less cost to sell. If the disposal group reflects a component of a reporting unit and meets the definition of a business, the goodwill within that reporting unit is allocated to the disposal group based on the relative fair value of the components representing a business that will be retained and disposed. Goodwill is not allocated to a portion of a reporting unit that does not meet the definition of a business. A disposal group that meets the held for sale criteria and also represents a strategic shift to the Registrant, is also reflected as discontinued operations on the Statements of Consolidated Income, and prior periods are recast to reflect the earnings or losses from such businesses as income from discontinued operations, net of tax.

December 31, 2019 goodwill impairment assessments

In connection with its preparation of financial statements for the year ended December 31, 2019, CenterPoint Energy and CERC, as applicable, identified triggering events for interim goodwill impairment tests at the historically reported Infrastructure Services and Energy Services reporting units. Early stage bids received from market participants during the exploration of strategic alternatives for these businesses at year-end indicated that the fair value of each reporting unit was more likely than not below the carrying value. As a result, CenterPoint Energy and CERC evaluated long-lived assets, including property, plant and equipment, and specifically identifiable intangibles subject to amortization, for recoverability and the goodwill within the reporting units were tested for impairment as of December 31, 2019. The long-lived assets within the historically reported Infrastructure Services and Energy Services reporting units were determined to be recoverable based on undiscounted cash flows, considering the likelihood of possible outcomes existing as of December 31, 2019, including the assessment of the likelihood of a future sale of these assets.

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the businesses within its historically reported Infrastructure Services reporting unit. Per the Securities Purchase Agreement, VISCO will be converted from a wholly-owned corporation to a limited liability company that is disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing.  The sale will be considered an asset sale for tax purposes requiring the net deferred tax liabilities of approximately $123 million within the reporting unit as of December 31, 2019 to be recognized as a deferred income tax benefit by CenterPoint Energy upon closing; therefore, any deferred tax assets and liabilities within the reporting unit are not included in the carrying amount of the assets and liabilities that will be transferred to the buyer.

The fair value of the historically reported Infrastructure Services reporting unit was estimated as of December 31, 2019 using a market approach utilizing the economic indicators of value received by market participants during the exploration of strategic alternatives to inform the fair value of substantially all of the businesses within this reporting unit as of December 31, 2019.  As of December 31, 2019, the fair value of the historically reported Infrastructure Services reporting unit exceeded the carrying value (inclusive of deferred income tax liabilities of $123 million) by approximately $21 million or 2%. As a result, CenterPoint Energy did not record a goodwill impairment on its historically reported Infrastructure Services reporting unit as of December 31, 2019.

In February 2020, certain assets and liabilities representing the businesses within the historically reported Infrastructure Services reporting unit that will be transferred under the Securities Purchase Agreement met the held for sale criteria. Because the transaction is structured as an asset sale for income tax purposes, the disposal group will exclude the deferred tax liabilities included within the reporting unit. Upon classifying the Disposal Group as held for sale in the first quarter of 2020, CenterPoint Energy anticipates recording an impairment loss on assets held for sale of approximately $85 million, plus an additional loss for transaction costs, in 2020. The actual amount of the impairment or loss in 2020 may be materially different from the preliminary amount.

The fair value of the historically reported Energy Services reporting unit was estimated as of December 31, 2019 using a combination of the market approach and the income approach. CenterPoint Energy and CERC utilized the economic indicators of value received by market participants during the exploration of strategic alternatives to inform the fair value of substantially all of the businesses within this reporting unit as of December 31, 2019. Certain assets groups not constituting a business within the reporting unit were valued using an income approach, as there was limited indication of value from market participants as of December 31, 2019 for these assets and liabilities.  As a result, Energy Services recognized a goodwill impairment loss of $48 million, the amount by which the carrying value (inclusive of deferred income tax liabilities of $25 million) of the historically reported Energy Services reporting unit exceeded its fair value as of December 31, 2019. Following the impairment, the carrying value of the goodwill remaining in the historically reported Energy Services reporting unit is $62 million as of December 31, 2019.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell CES, which represents substantially all of the businesses within the historically reported Energy Services reporting unit. This transaction does not include CEIP and its assets. Per the Equity Purchase Agreement, CES will be converted from a wholly-owned corporation to a limited liability company that is disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing. The sale will be considered an asset sale for tax purposes requiring the net deferred tax liabilities of approximately $25 million within the reporting unit as of December 31, 2019 to be recognized as a deferred income tax benefit by CenterPoint Energy upon closing; therefore, any deferred tax assets and liabilities within the reporting unit are not included in the carrying amount of the assets and liabilities that will be transferred to the buyer.

In February 2020 certain assets and liabilities representing substantially all of the businesses within CenterPoint Energy’s and CERC’s historically reported Energy Services reporting unit met the criteria to be classified as held for sale. Because the transaction is structured as an asset sale for income tax purposes, the disposal group will exclude the deferred tax liabilities and certain assets and liabilities within the reporting unit that will be retained by CenterPoint Energy and CERC upon closing. Upon classifying the disposal group as held for sale in the first quarter of 2020, CenterPoint Energy anticipates recording an aggregate impairment loss on assets held for sale of approximately $80 million, plus an additional loss for transaction costs, in the first quarter of 2020. The actual amount of the impairment or loss may be materially different from the preliminary amount.

For further information, see Notes 4, 6 and 23 to the consolidated financial statements.

Equity Method Investments

Equity method investments are evaluated for impairment when factors indicate that a decrease in value of an investment has occurred and the carrying amount of the investment may not be recoverable. An impairment loss, based on the excess of the carrying value over the best estimate of fair value of the investment, is recognized in earnings when an impairment is deemed to be other than temporary. Considerable judgment is used in determining if an impairment loss is other than temporary and the amount of any impairment.

Based on an analysis of CenterPoint Energy’s investment in Enable as of December 31, 2019, CenterPoint Energy believes that the decline in the value of Enable is temporary, and that the carrying value of its investment of $2.4 billion will be recovered. CenterPoint Energy considers the severity and duration of the impairment, management’s intent and ability to hold the investment to recovery, significant events and conditions of Enable, including its investment grade credit rating and planned expansion projects, along with other factors, to conclude that the investment is not other than temporarily impaired as of December 31, 2019. A sustained low Enable common unit price or further declines in such price could result in CenterPoint Energy recording an impairment charge in future periods. If the decrease in value of CenterPoint Energy’s investment in Enable is determined to be other than temporary, an impairment will be recognized equal to the excess of the carrying value of the investment in Enable over its estimated fair value. Management would evaluate and likely weight both the income approach and market approach to estimate the fair value of the total investment in Enable, which includes CenterPoint Energy’s holdings of Enable common units, general partner interest and incentive distribution rights. The determination of fair value will consider a number of relevant factors including Enable’s forecasted results, recent comparable transactions and the limited float of Enable’s publicly traded common units. As of December 31, 2019, the carrying value of CenterPoint Energy’s total investment in Enable was $10.29 per unit. On December 31, 2019, Enable’s common unit price closed at $10.03, based on its publicly traded common units which represent approximately 21% of total outstanding units, (an aggregate of approximately $61 million below carrying value). On February 24, 2020, Enable’s common unit price closed at $7.63 (approximately $622 million below carrying value).

Unbilled Revenues

Revenues related to electricity delivery and natural gas sales and services are generally recognized upon delivery to customers. However, the determination of deliveries to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month either electronically through AMS meter communications or manual readings. At the end of each month, deliveries to non-AMS customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Information regarding deliveries to AMS customers after the last billing is obtained from actual AMS meter usage data. Unbilled electricity delivery revenue is estimated each month based on actual AMS meter data, daily supply volumes and applicable rates. Unbilled natural gas sales are estimated based on estimated purchased gas volumes, estimated lost and unaccounted for gas and tariffed rates in effect. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

The Infrastructure Services Disposal Group provides underground pipeline construction and repair services. The contracts are generally less than one year in duration and consist of fixed price, unit, and time and material customer contracts. Under unit or time and material contracts, services are billed to customers monthly or more frequently for work completed based on units completed or the costs of time and material incurred and generally require payment within 30 days of billing. Infrastructure Services has the right to consideration from customers in an amount that corresponds directly with the performance obligation satisfied, and therefore recognizes revenue at a point in time in the amount to which it has the right to invoice, which results in accrued unbilled revenues at the end of each accounting period. Under fixed price contracts, Infrastructure Services performs larger scale construction and repair services. Services performed under fixed price contracts are typically billed per the terms of the contract, which can range from completion of specific milestones to scheduled billing intervals. Billings occur monthly or more frequently for work completed and generally require payment within 30 days of billing. Revenue for fixed price contracts is recognized over time as control is transferred using the input method, considering costs incurred relative to total expected cost. Total expected cost is therefore a significant judgment affecting the amount and timing of revenue recognition.

Pension and Other Retirement Plans

CenterPoint Energy sponsors pension and other retirement plans in various forms covering all employees who meet eligibility requirements. CenterPoint Energy uses several statistical and other factors that attempt to anticipate future events in calculating the expense and liability related to its plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as estimated by management, within certain guidelines. In addition, CenterPoint Energy’s actuarial consultants use subjective factors such as withdrawal and mortality rates. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension and other retirement plans expense recorded. Please read “— Other Significant Matters — Pension Plans” for further discussion.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 2(u) to the consolidated financial statements for a discussion of new accounting pronouncements that affect the Registrants.

OTHER SIGNIFICANT MATTERS

Pension Plans (CenterPoint Energy).  As discussed in Note 8(b) to the consolidated financial statements, CenterPoint Energy maintains a non-contributory qualified defined benefit pension plan covering eligible employees. Employer contributions for the qualified plan are based on actuarial computations that establish the minimum contribution required under ERISA and the maximum deductible contribution for income tax purposes.

Under the terms of CenterPoint Energy’s pension plan, it reserves the right to change, modify or terminate the plan. CenterPoint Energy’s funding policy is to review amounts annually and contribute an amount at least equal to the minimum contribution required under ERISA.

Additionally, CenterPoint Energy maintains unfunded non-qualified benefit restoration plans that allows participants to receive the benefits to which they would have been entitled under the non-contributory qualified pension plan except for the federally mandated limits on qualified plan benefits or on the level of compensation on which qualified plan benefits may be calculated.

CenterPoint Energy’s funding requirements and employer contributions for the years ended December 31, 2019, 2018 and 2017 were as follows:

	Year Ended December 31,
	2019	2018	2017
CenterPoint Energy	(in millions)
Minimum funding requirements for qualified pension plans	$86	$60	$39
Employer contributions to the qualified pension plans	86	60	39
Employer contributions to the non-qualified benefit restoration plans	23	9	9

CenterPoint Energy expects to contribute a minimum of approximately $76 million to the qualified pension plans and contributions aggregating approximately $7 million to the non-qualified benefit restoration plans in 2020.

Changes in pension obligations and assets may not be immediately recognized as pension expense in CenterPoint Energy’s Statements of Consolidated Income, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension expense recorded in any period may not reflect the actual level of benefit payments provided to plan participants.

As the sponsor of a plan, CenterPoint Energy is required to (a) recognize on its Consolidated Balance Sheet an asset for the plan’s over-funded status or a liability for the plan’s under-funded status, (b) measure a plan’s assets and obligations as of the end of the fiscal year and (c) recognize changes in the funded status of the plans in the year that changes occur through adjustments to other comprehensive income and, when related to its rate-regulated utilities with recoverability of cost, to regulatory assets.

The projected benefit obligation for all defined benefit pension plans was $2.5 billion and $2.0 billion as of December 31, 2019 and 2018, respectively.

As of December 31, 2019, the projected benefit obligation exceeded the market value of plan assets of CenterPoint Energy’s pension plans by $448 million. Changes in interest rates or the market values of the securities held by the plan during 2020 could materially, positively or negatively, change the funded status and affect the level of pension expense and required contributions.

Houston Electric and CERC participate in CenterPoint Energy’s qualified and non-qualified pension plans covering substantially all employees. Pension cost and the impact to pre-tax earnings, after capitalization and regulatory impacts, by Registrant were as follows:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Pension cost	$93	$40	$35	$61	$25	$22	$95	$42	$35
Impact to pre-tax earnings	72	23	31	64	27	23	71	23	29

The calculation of pension cost and related liabilities requires the use of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. Two of the most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

As of December 31, 2019, CenterPoint Energy’s qualified pension plans had an expected long-term rate of return on plan assets of 5.75%, which is 0.25% lower than the 6.00% rate assumed as of December 31, 2018. The expected rate of return assumption was developed using the targeted asset allocation of our plans and the expected return for each asset class. CenterPoint Energy regularly reviews its actual asset allocation and periodically rebalances plan assets to reduce volatility and better match plan assets and liabilities.

As of December 31, 2019, the projected benefit obligation was calculated assuming a discount rate of 3.20%, which is 1.15% lower than the 4.35% discount rate assumed as of December 31, 2018. The discount rate was determined by reviewing yields on high-quality bonds that receive one of the two highest ratings given by a recognized rating agency and the expected duration of pension obligations specific to the characteristics of CenterPoint Energy’s plans.

CenterPoint Energy’s actuarially determined pension and other postemployment expense for 2019 and 2018 that is greater or less than the amounts being recovered through rates in certain Texas jurisdictions is deferred as a regulatory asset or liability, respectively.  Pension cost for 2020, including the nonqualified benefit restoration plan, is estimated to be $45 million, of which CenterPoint Energy expects approximately $52 million to impact pre-tax earnings after effecting such deferrals and capitalization, based on an expected return on plan assets of 5.75% and a discount rate of 3.20% as of December 31, 2019. If the expected return assumption were lowered by 0.50% from 5.75% to 5.25%, 2020 pension cost would increase by approximately $10 million.

As of December 31, 2019, the pension plans projected benefit obligation, including the unfunded nonqualified pension plans, exceeded plan assets by $448 million.  If the discount rate were lowered by 0.50% from 3.20% to 2.70%, the assumption change would increase CenterPoint Energy’s projected benefit obligation by approximately $127 million and decrease its 2020 pension cost by approximately $5 million. The expected reduction in pension cost due to the decrease in discount rate is a result of the expected correlation between the reduced interest rate and appreciation of fixed income assets in pension plans with significantly more fixed income instruments than equity instruments. In addition, the assumption change would impact CenterPoint Energy’s Consolidated Balance Sheets by increasing the regulatory asset recorded as of December 31, 2019 by $110 million and would result in a charge to comprehensive income in 2019 of $13 million, net of tax of $4 million, due to the increase in the projected benefit obligation.

Future changes in plan asset returns, assumed discount rates and various other factors related to the pension plans will impact CenterPoint Energy’s future pension expense and liabilities. CenterPoint Energy cannot predict with certainty what these factors will be in the future.

Item 7A.     Quantitative and Qualitative Disclosures About Market Risk

Impact of Changes in Interest Rates, Equity Prices and Energy Commodity Prices

The Registrants are exposed to various market risks. These risks arise from transactions entered into in the normal course of business and are inherent in the Registrants’ consolidated financial statements. Most of the revenues and income from the Registrants’ business activities are affected by market risks. Categories of market risk include exposure to commodity prices through non-trading activities, interest rates and equity prices. A description of each market risk is set forth below:

•	Interest rate risk primarily results from exposures to changes in the level of borrowings and changes in interest rates.

•	Equity price risk results from exposures to changes in prices of individual equity securities (CenterPoint Energy).

•
Commodity price risk results from exposures to changes in spot prices, forward prices and price volatilities of commodities, such as natural gas, NGLs and other energy commodities (CenterPoint Energy and CERC).

Management has established comprehensive risk management policies to monitor and manage these market risks.

Interest Rate Risk

As of December 31, 2019, the Registrants had outstanding long-term debt and lease obligations and CenterPoint Energy had obligations under its ZENS that subject them to the risk of loss associated with movements in market interest rates.

CenterPoint Energy’s floating rate obligations aggregated $3.9 billion and $210 million as of December 31, 2019 and 2018, respectively. If the floating interest rates were to increase by 10% from December 31, 2019 rates, CenterPoint Energy’s combined interest expense would increase by approximately $9 million annually.

Houston Electric did not have any floating rate obligations as of either December 31, 2019 or 2018.

CERC’s floating rate obligations aggregated $376 million and $210 million as of December 31, 2019 and 2018, respectively. If the floating interest rates were to increase by 10% from December 31, 2019 rates, CERC’s combined interest expense would increase by approximately $1 million annually.

As of December 31, 2019 and 2018, CenterPoint Energy had outstanding fixed-rate debt (excluding indexed debt securities) aggregating $11.2 billion and $9.0 billion, respectively, in principal amount and having a fair value of $12.2 billion and $9.2 billion, respectively. Because these instruments are fixed-rate, they do not expose CenterPoint Energy to the risk of loss in earnings due to changes in market interest rates. However, the fair value of these instruments would increase by approximately $344 million if interest rates were to decline by 10% from their levels as of December 31, 2019.

As of December 31, 2019 and 2018, Houston Electric had outstanding fixed-rate debt aggregating $5.0 billion and $4.8 billion, respectively, in principal amount and having a fair value of approximately $5.5 billion and $4.8 billion, respectively. Because these instruments are fixed-rate, they do not expose Houston Electric to the risk of loss in earnings due to changes in market interest rates. However, the fair value of these instruments would increase by approximately $179 million if interest rates were to decline by 10% from their levels as of December 31, 2019.

As of December 31, 2019 and 2018, CERC had outstanding fixed-rate debt aggregating $2.2 billion and $2.2 billion, respectively, in principal amount and having a fair value of $2.5 billion and $2.3 billion, respectively. Because these instruments are fixed-rate, they do not expose CERC to the risk of loss in earnings due to changes in market interest rates. However, the fair value of these instruments would increase by approximately $77 million if interest rates were to decline by 10% from their levels at December 31, 2019.

In general, such an increase in fair value would impact earnings and cash flows only if the Registrants were to reacquire all or a portion of these instruments in the open market prior to their maturity.

As discussed in Note 12 to the consolidated financial statements, the ZENS obligation is bifurcated into a debt component and a derivative component. The debt component of $19 million at December 31, 2019 was a fixed-rate obligation and, therefore, did not expose CenterPoint Energy to the risk of loss in earnings due to changes in market interest rates. However, the fair value of the debt component would increase by approximately $2 million if interest rates were to decline by 10% from levels at December 31, 2019. Changes in the fair value of the derivative component, a $893 million recorded liability at December 31, 2019, are recorded in CenterPoint Energy’s Statements of Consolidated Income and, therefore, it is exposed to changes in the fair value of the derivative component as a result of changes in the underlying risk-free interest rate. If the risk-free interest rate were to increase by 10% from December 31, 2019 levels, the fair value of the derivative component liability would decrease by approximately $1 million, which would be recorded as an unrealized gain in CenterPoint Energy’s Statements of Consolidated Income.

Equity Market Value Risk (CenterPoint Energy)

CenterPoint Energy is exposed to equity market value risk through its ownership of 10.2 million shares of AT&T Common and 0.9 million shares of Charter Common, which CenterPoint Energy holds to facilitate its ability to meet its obligations under the ZENS. See Note 12 to the consolidated financial statements for a discussion of CenterPoint Energy’s ZENS obligation. Changes in the fair value of the ZENS-Related Securities held by CenterPoint Energy are expected to substantially offset changes in the fair value of the derivative component of the ZENS. A decrease of 10% from the December 31, 2019 aggregate market value of these shares would result in a net loss of less than $1 million, which would be recorded as a loss on debt securities in CenterPoint Energy’s Statements of Consolidated Income.

Commodity Price Risk From Non-Trading Activities (CenterPoint Energy and CERC)

CenterPoint Energy’s regulated operations in Indiana have limited exposure to commodity price risk for transactions involving purchases and sales of natural gas, coal and purchased power for the benefit of retail customers due to current state regulations, which, subject to compliance with those regulations, allow for recovery of the cost of such purchases through natural gas and fuel cost adjustment mechanisms. CenterPoint Energy’s utility natural gas operations in Indiana have regulatory authority to lock in pricing for up to 50% of annual natural gas purchases using arrangements with an original term of up to 10 years. This authority has been utilized to secure fixed price natural gas using both physical purchases and financial derivatives. As of December 31, 2019, the recorded fair value of non-trading energy derivative liabilities was $22 million for CenterPoint Energy’s utility natural gas operations in Indiana, which is offset by a regulatory asset.

Although CenterPoint Energy’s regulated operations are exposed to limited commodity price risk, natural gas and coal prices have other effects on working capital requirements, interest costs, and some level of price-sensitivity in volumes sold or delivered.

Constructive regulatory orders, such as those authorizing lost margin recovery, other innovative rate designs and recovery of unaccounted for natural gas and other natural gas-related expenses, also mitigate the effect natural gas costs may have on CenterPoint Energy’s financial condition. In 2008, the PUCO approved an exit of the merchant function in CenterPoint Energy’s Ohio natural gas service territory, allowing Ohio customers to purchase substantially all natural gas directly from retail marketers rather than from CenterPoint Energy.

CenterPoint Energy and CERC use derivative instruments as economic hedges to offset the commodity price exposure inherent in their businesses. The commodity risk created by these instruments, including the offsetting impact on the market value of natural gas inventory, is described below. CenterPoint Energy and CERC measure this commodity risk using a sensitivity analysis. For purposes of this analysis, CenterPoint Energy and CERC estimate commodity price risk by applying a $0.50 change in the forward NYMEX price to their net open fixed price position (including forward fixed price physical contracts, natural gas inventory and fixed price financial contracts) at the end of each period. As of December 31, 2019, the recorded fair value of CenterPoint Energy’s and CERC’s non-trading energy derivatives was a net asset of $73 million (before collateral), all of which is related to CenterPoint Energy’s and CERC’s Energy Services Disposal Group. A $0.50 change in the forward NYMEX price would have had a combined impact of $13 million on CenterPoint Energy’s and CERC’s non-trading energy derivatives net asset and the market value of natural gas inventory.

Commodity price risk is not limited to changes in forward NYMEX prices. Variation of commodity pricing between the different indices used to mark to market portions of CenterPoint Energy’s and CERC’s natural gas inventory (Gas Daily) and the related fair value hedge (NYMEX) can result in volatility to CenterPoint Energy’s and CERC’s net income. Over time, any gains or losses on the sale of storage gas inventory would be offset by gains or losses on the fair value hedges.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. For further information, see Note 4 to the consolidated financial statements.

Item 8.        Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
CenterPoint Energy, Inc.
Houston, Texas
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CenterPoint Energy, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related statements of consolidated income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2020 (not presented herein) expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Acquisitions - Vectren Corporation - Intangible Assets - Refer to Note 4 to the financial statements
Critical Audit Matter Description
The Company completed the acquisition of Vectren Corporation (“Vectren”) for $6 billion in cash on February 1, 2019. The Company accounted for the acquisition under the acquisition method of accounting for business combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values, including intangible assets and goodwill of $4.6 billion. Of the intangible assets acquired, $297 million was allocated to identifiable intangible assets such as customer relationships and trade name with the remainder of $4.3 billion being recorded as goodwill. Management estimated the fair value of the identifiable intangible assets using the multi-period excess earnings method, which is a specific discounted cash flow method. In addition, the determination of the business fair value required management to make significant estimates and assumptions related to discount rates and future cash flows. Determining the discount rates for the nonregulated businesses acquired required management to estimate the appropriate entity specific risk premiums for those nonregulated businesses based on evaluation of industry and entity-specific risks which included expectations about future market or economic conditions.

Changes in these assumptions could have a significant impact on either the amount of the identified intangible assets, the resulting amount of goodwill, or both.
Given the fair value determination of intangible assets acquired required management to make significant estimates and assumptions related to the forecasts of future cash flows and the company specific risk premium affecting the discount rate, performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the forecasts of future cash flows and company specific risk premium affecting the discount rate for the intangible assets of the nonregulated businesses acquired included the following, among others:

•
We tested the effectiveness of controls over acquisition valuation, including management’s controls over the forecasts of future cash flows and selection of the company specific risk premium assumption used in the determinations of the discount rates.

•	We considered the impact of changes to the discount rate and long-term growth rate on the fair value.

•	We evaluated the value at which acquired assets were recorded under the applicable accounting guidance based on the regulated nature of the entity.

•	We assessed the reasonableness of management’s forecasts by comparing the forecasts to:

◦	Historical revenues and operating margins.

◦	Internal communications to management and the Board of Directors.

◦	Forecasted information included in Company press releases as well as in analyst and industry reports for the Company and certain of its peer companies.

•	We evaluated whether the estimated future cash flows were consistent with evidence obtained in other areas of the audit.

•	We involved our fair value specialists who assisted in:

◦	Assessing the appropriateness of the valuation methodology used to determine the customer relationship intangible assets and the company specific risk premiums.

◦	Testing the determined discount rates by independently estimating a discount rate for each business using a process consistent with generally accepted valuation practices.
Goodwill - Refer to Note 6 to the financial statements
Critical Audit Matter Description
The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. In its annual goodwill impairment test on July 1, 2019 (“measurement date”) and as triggering events are identified, the Company used the discounted cash flow model and a market approach to estimate fair value of each reporting unit, which required management to make significant estimates and assumptions related to forecasts of future revenues and operating margins based on certain assumptions including (i) future capital expenditures and rate base growth, (ii) estimated future rate changes, (iii) discount rates, and (iv) long-term growth rates. Changes in these assumptions could have a significant impact on the fair value of a reporting unit, the amount of any goodwill impairment charge, or both. The Company’s goodwill is $5.2 billion as of December 31, 2019, of which $4.3 billion resulted from the acquisition of Vectren. The fair value of each reporting unit exceeded the carrying value as of the measurement date and, therefore, no impairment was recognized.
Given the significant assumptions used by management to estimate fair value including (i) future capital expenditures and rate base growth, (ii) estimated future rate changes, (iii) discount rates, and (iv) long-term growth rates, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to forecasts of future revenue and operating margin, specifically for reporting units containing unregulated business units and Vectren rate regulated jurisdictions, required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the assumptions used to forecast future revenue and operating margin used by management within the discounted cash flow model included the following, among others:

•
We tested the effectiveness of controls over management’s goodwill impairment evaluation, including those over the determination of fair value, such as controls related to management’s forecasts of future capital expenditures, future rate base growth, estimated future rate changes, discount rates, and long-term growth rates.

•	We evaluated the reasonableness of management’s forecasts by comparing the forecasts to:

◦	Historical revenues, operating margins, capital expenditures, rate base growth, and rate changes.

◦	Internal communications to management and the Board of Directors.

◦	Forecasted information included in Company press releases as well as in analyst and industry reports for the Company and certain of its peer companies.

•
We compared future rate changes to the Company’s scheduled rate filings and the amount of capital expenditures for the regulated entities to communications with regulators including integrated resource plans.

•	We compared actual revenue growth and capital expenditures results for 2019 to the planned results as of the acquisition date.

•	We evaluated the impact of changes in management’s forecasts from the measurement date to December 31, 2019.

•	We involved our fair value specialists who assisted in:

◦	Assessing the appropriateness of the valuation methodology used to determine the company specific risk premiums in calculating the discount rate.

◦	Testing the determined discount rates by independently estimating a discount rate for each business using a process consistent with generally accepted valuation practices.

◦	Evaluating the reasonableness of the long-term growth rate through a comparison to industry reports and peer companies.
Impact of Rate Regulation on the Financial Statements - Refer to Notes 2 and 7 to the financial statements
Critical Audit Matter Description
The Company, through its regulated electric and gas subsidiaries is subject to rate regulation by the relevant state public utility commissions and, in Texas by the Railroad Commission, and the Federal Energy Regulatory Commission (collectively, “the Commissions”), and those municipalities (in Texas only) served by the Company. Management has determined it meets the requirements under accounting principles generally accepted in the United States of America to prepare its financial statements applying the specialized rules to account for the effects of cost-based rate regulation. Accounting for the economics of rate regulation impacts multiple financial statement line items and disclosures, such as property, plant, and equipment, net; regulatory assets and liabilities; utility revenues; operation and maintenance expense; and depreciation and amortization expense; and income tax expense.
The Company’s rates are subject to regulatory rate-setting processes by certain municipalities and the Commissions. Rates are determined and approved in regulatory proceedings based on an analysis of the Company’s costs to provide utility service and a return on, and recovery of, the Company’s investment in the utility business. Regulatory decisions can have an impact on the recovery of costs, the rate of return earned on investment, and the timing and amount of assets to be recovered by rates. The regulation of rates is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. Decisions to be made by the Commissions in the future will impact the accounting for regulated operations, including decisions about the amount of allowable costs and return on invested capital included in rates and any refunds that may be required. While the Company has indicated it expects to recover costs from customers through regulated rates, there is a risk that the Commissions will not approve: (1) full recovery of the costs of providing utility service, or (2) full recovery of all amounts invested in the utility business and a reasonable return on that investment.

We identified the impact of rate regulation as a critical audit matter due to the significant judgments made by management to support its assertions about affected account balances and disclosures and the high degree of subjectivity involved in assessing the impact of future regulatory actions on the financial statements. Management judgments include assessing the likelihood of (1) recovery in future rates of incurred costs, (2) a disallowance of capital investments made by the Company and (3) refunds to customers. Given that management’s accounting judgments are based on assumptions about the outcome of future decisions by the Commissions, auditing these judgments required specialized knowledge of accounting for rate regulation and the rate setting process due its inherent complexities.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the uncertainty of future decisions by the Commissions included the following, among others:

•
We tested the effectiveness of management’s controls over the evaluation of the likelihood of (1) the recovery in future rates of costs incurred and deferred as regulatory assets, and (2) refund or future reductions in rates that should be reported as regulatory liabilities. We also tested the effectiveness of management’s controls over the initial recognition of amounts as regulatory assets or liabilities; and the monitoring and evaluation of regulatory developments that may affect the likelihood of recovering costs in future rates or of a future reduction in rates.

•	We evaluated the Company’s disclosures related to the impacts of rate regulation, including the balances recorded and regulatory developments.

•
For matters with a high degree of subjectivity, we read relevant regulatory orders issued by the Commissions for the Company and other public utilities in the states the Company operates in, regulatory statutes, interpretations, procedural memorandums, filings made by interveners, and other publicly available information to assess the likelihood of recovery in future rates or of a future reduction in rates based on precedence of the Commissions’ treatment of similar costs under similar circumstances. We evaluated the external information and compared to management’s recorded regulatory asset and liability balances for completeness.

•
For regulatory matters in process, we inspected the Company’s filings with the Commission and the filings with the Commission by intervenors that may impact the Company’s future rates, for any evidence that might contradict management’s assertions.

•
We evaluated management’s plans regarding property, plant, and equipment for indications of potential impairment. We inspected the capital-projects budget and inquired of management to identify projects that are designed to replace assets that may be retired prior to the end of the useful life. We inspected minutes of the board of directors and regulatory orders and other filings with the Commissions to identify any evidence that may contradict management’s assertion regarding probability of a disallowance of long-lived assets.

•
We evaluated regulatory filings for any evidence that intervenors are challenging full recovery of the cost of any capital projects and inquired of management to assess whether capitalized costs are probable of disallowance.

•
We obtained an analysis from management regarding probability of recovery for regulatory assets or refund or future reduction in rates for regulatory liabilities not yet addressed in a regulatory order to assess management’s assertion that amounts are probable of recovery or a future reduction in rates.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2020 (May 18, 2020 as to the effects of discontinued operations and changes to reportable segments as described in Note 1 to the financial statements)

We have served as the Company’s auditor since 1932.

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions, except per share amounts)
Revenues:
Utility revenues	$7,202	$6,199	$5,636
Non-utility revenues	362	78	63
Total	7,564	6,277	5,699
Expenses:
Utility natural gas, fuel and purchased power	1,762	1,464	1,160
Non-utility cost of revenues, including natural gas	257	40	33
Operation and maintenance	2,775	2,271	2,094
Depreciation and amortization	1,225	1,230	1,020
Taxes other than income taxes	474	404	389
Total	6,493	5,409	4,696
Operating Income	1,071	868	1,003
Other Income (Expense):
Gain (loss) on marketable securities	282	(22)	7
Gain (loss) on indexed debt securities	(292)	(232)	49
Interest expense and other finance charges	(528)	(361)	(313)
Interest expense on Securitization Bonds	(39)	(59)	(77)
Equity in earnings of unconsolidated affiliates, net	230	307	265
Interest income	17	24	—
Interest income from Securitization Bonds	5	4	2
Other income (expense), net	28	22	(6)
Total	(297)	(317)	(73)
Income From Continuing Operations Before Income Taxes	774	551	930
Income tax expense (benefit)	92	155	(778)
Income From Continuing Operations	682	396	1,708
Income (Loss) from discontinued operations (net of tax expense (benefit) of $46, ($9), and $49, respectively)	109	(28)	84
Net Income	791	368	1,792
Preferred stock dividend requirement	117	35	—
Income Available to Common Shareholders	$674	$333	$1,792

Basic earnings per common share - continuing operations	$1.12	$0.80	$3.96
Basic earnings (loss) per common share - discontinued operations	0.22	(0.06)	0.20
Basic Earnings Per Common Share	$1.34	$0.74	$4.16
Diluted earnings per common share - continuing operations	$1.12	$0.80	$3.94
Diluted earnings (loss) per common share - discontinued operations	0.21	(0.06)	0.19
Diluted Earnings Per Common Share	$1.33	$0.74	$4.13

Weighted Average Common Shares Outstanding, Basic	502	449	431
Weighted Average Common Shares Outstanding, Diluted	505	452	434

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Net income	$791	$368	$1,792
Other comprehensive income (loss):
Adjustment to pension and other postretirement plans (net of tax expense (benefit) of $4, ($2) and $6, respectively)	12	(10)	6
Net deferred gain (loss) from cash flow hedges (net of tax expense (benefit) of ($1), ($4) and ($2), respectively)	(2)	(15)	(3)
Reclassification of deferred loss from cash flow hedges realized in net income (net of tax expense of $-0-, $-0- and $-0-, respectively)	1	—	—
Other comprehensive loss from unconsolidated affiliates (net of tax of $-0-, $-0-, and $-0-, respectively)	(1)	—	—
Other comprehensive income (loss)	10	(25)	3
Comprehensive income	801	343	1795
Preferred stock dividend requirement	117	35	—
Comprehensive income available to common shareholders	$684	$308	$1,795

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents ($216 and $335 related to VIEs, respectively)	$241	$4,231
Investment in marketable securities	822	540
Accounts receivable ($26 and $56 related to VIEs, respectively), less bad debt reserve of $21 and $15, respectively	702	586
Accrued unbilled revenues	469	373
Natural gas and coal inventory	209	139
Materials and supplies	263	200
Taxes receivable	106	—
Current assets held for sale	1,002	875
Prepaid expense and other current assets ($19 and $34 related to VIEs, respectively)	123	164
Total current assets	3,937	7,108
Property, Plant and Equipment, net	20,624	14,023
Other Assets:
Goodwill	4,882	757
Regulatory assets ($788 and $1,059 related to VIEs, respectively)	2,117	1,967
Investment in unconsolidated affiliates	2,408	2,482
Preferred units - unconsolidated affiliate	363	363
Non-current assets held for sale	962	234
Other	236	159
Total other assets	10,968	5,962
Total Assets	$35,529	$27,093

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, cont.

	December 31, 2019	December 31, 2018
	(in millions, except par value and shares)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of VIE Securitization Bonds long-term debt	$231	$458
Indexed debt, net	19	24
Current portion of other long-term debt	618	—
Indexed debt securities derivative	893	601
Accounts payable	884	761
Taxes accrued	239	204
Interest accrued	158	121
Dividends accrued	—	187
Customer deposits	124	84
Non-trading derivative liabilities	7	24
Current liabilities held for sale	455	683
Other	350	238
Total current liabilities	3,978	3,385
Other Liabilities:
Deferred income taxes, net	3,928	3,239
Non-trading derivative liabilities	15	—
Benefit obligations	750	793
Regulatory liabilities	3,474	2,525
Non-current liabilities held for sale	43	8
Other	738	403
Total other liabilities	8,948	6,968
Long-term Debt:
VIE Securitization Bonds, net	746	977
Other long-term debt, net	13,498	7,705
Total long-term debt, net	14,244	8,682
Commitments and Contingencies (Note 16)
Shareholders’ Equity:
Cumulative preferred stock, $0.01 par value, 20,000,000 shares authorized	—	—
Series A Preferred Stock, $0.01 par value, $800 aggregate liquidation preference, 800,000 shares outstanding	790	790
Series B Preferred Stock, $0.01 par value, $978 aggregate liquidation preference, 977,500 shares outstanding	950	950
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 502,242,061 shares and 501,197,784 shares outstanding, respectively	5	5
Additional paid-in capital	6,080	6,072
Retained earnings	632	349
Accumulated other comprehensive loss	(98)	(108)
Total shareholders’ equity	8,359	8,058
Total Liabilities and Shareholders’ Equity	$35,529	$27,093

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Cash Flows from Operating Activities:
Net income	$791	$368	$1,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,225	1,230	1,020
Depreciation and amortization on assets held for sale	62	13	16
Amortization of deferred financing costs	29	48	24
Deferred income taxes	69	48	(770)
Amortization of intangible assets in Non-utility cost of revenues	24	—	—
Goodwill impairment	48	—	—
Unrealized loss (gain) on marketable securities	(282)	22	(7)
Loss (gain) on indexed debt securities	292	232	(49)
Write-down of natural gas inventory	4	2	—
Equity in earnings of unconsolidated affiliates	(230)	(307)	(265)
Distributions from unconsolidated affiliates	261	267	—
Pension contributions	(109)	(69)	(48)
Changes in other assets and liabilities, excluding acquisitions:
Accounts receivable and unbilled revenues, net	226	(154)	(216)
Inventory	(52)	1	(7)
Taxes receivable	(106)	—	30
Accounts payable	(455)	220	136
Fuel cost recovery	92	33	(85)
Non-trading derivatives, net	(64)	103	(84)
Margin deposits, net	(56)	5	(55)
Interest and taxes accrued	54	40	5
Net regulatory assets and liabilities	(114)	28	(107)
Other current assets	(22)	—	(3)
Other current liabilities	(107)	(24)	34
Other assets	103	6	(4)
Other liabilities	(54)	12	36
Other, net	9	12	24
Net cash provided by operating activities	1,638	2,136	1,417
Cash Flows from Investing Activities:
Capital expenditures	(2,506)	(1,651)	(1,426)
Acquisitions, net of cash acquired	(5,991)	—	(132)
Distributions from unconsolidated affiliates in excess of cumulative earnings	42	30	297
Proceeds from sale of marketable securities	—	398	—
Proceeds from sale of assets	5	—	—
Purchase of investments	(6)	—	—
Other, net	35	16	4
Net cash used in investing activities	(8,421)	(1,207)	(1,257)
Cash Flows from Financing Activities:
Increase (decrease) in short-term borrowings, net	—	(39)	4
Proceeds from (payments of) commercial paper, net	1,891	(1,543)	349
Proceeds from long-term debt, net	2,916	2,495	1,096
Payments of long-term debt	(1,302)	(484)	(1,211)
Loss on reacquired debt	—	—	(5)
Debt and equity issuance costs	(20)	(47)	(13)
Payment of dividends on Common Stock	(577)	(499)	(461)
Payment of dividends on preferred stock	(118)	(11)	—
Proceeds from issuance of Common Stock, net	—	1,844	—
Proceeds from issuance of preferred stock, net	—	1,740	—
Distribution to ZENS holders	—	(398)	—
Other, net	(14)	(5)	(4)
Net cash provided by (used in) financing activities	2,776	3,053	(245)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(4,007)	3,982	(85)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	4,278	296	381
Cash, Cash Equivalents and Restricted Cash at End of Year	$271	$4,278	$296
See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CHANGES IN EQUITY

	2019		2018		2017
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions of dollars and shares, except per share amounts)
Cumulative Preferred Stock, $0.01 par value; authorized 20,000,000 shares
Balance, beginning of year	2	$1,740	—	$—	—	$—
Issuances of Series A Preferred Stock	—	—	1	790	—	—
Issuances of Series B Preferred Stock	—	—	1	950	—	—
Balance, end of year	2	1,740	2	1,740	—	—
Common Stock, $0.01 par value; authorized 1,000,000,000 shares
Balance, beginning of year	501	5	431	4	431	4
Issuances related to benefit and investment plans	1	—	—	—	—	—
Issuances of Common Stock	—	—	70	1	—	—
Balance, end of year	502	5	501	5	431	4
Additional Paid-in-Capital
Balance, beginning of year		6,072		4,209		4,195
Issuances related to benefit and investment plans		8		19		14
Issuances of Common Stock, net of issuance costs		—		1,844		—
Balance, end of year		6,080		6,072		4,209
Retained Earnings (Accumulated Deficit)
Balance, beginning of year		349		543		(668)
Net income		791		368		1,792
Common Stock dividends declared ($0.8625, $1.1200 and $1.3475 per share, respectively)		(433)		(523)		(581)
Series A Preferred Stock dividends declared ($30.6250, $32.1563 and $-0- per share, respectively)		(24)		(26)		—
Series B Preferred Stock dividends declared ($52.5000, $29.1667 and $-0- per share, respectively)		(51)		(28)		—
Adoption of ASU 2018-02		—		15		—
Balance, end of year		632		349		543
Accumulated Other Comprehensive Loss
Balance, beginning of year		(108)		(68)		(71)
Other comprehensive income (loss)		10		(25)		3
Adoption of ASU 2018-02		—		(15)		—
Balance, end of year		(98)		(108)		(68)
Total Shareholders’ Equity		$8,359		$8,058		$4,688

See Combined Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Member of
CenterPoint Energy Houston Electric, LLC
Houston, Texas
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CenterPoint Energy Houston Electric, LLC and subsidiaries (the “Company”, an indirect wholly owned subsidiary of CenterPoint Energy, Inc.) as of December 31, 2019 and 2018, the related statements of consolidated income, comprehensive income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2020 (May 18, 2020 as to the effect of changes to reportable segments as described in Note 1 to the financial statements)

We have served as the Company’s auditor since 1932.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenues	$2,990	$3,234	$2,998
Expenses:
Operation and maintenance	1,477	1,452	1,402
Depreciation and amortization	648	917	724
Taxes other than income taxes	247	240	235
Total	2,372	2,609	2,361
Operating Income	618	625	637
Other Income (Expense):
Interest and other finance charges	(164)	(138)	(128)
Interest on Securitization Bonds	(39)	(59)	(77)
Other, net	21	(3)	(8)
Total	(182)	(200)	(213)
Income Before Income Taxes	436	425	424
Income tax expense (benefit)	80	89	(9)
Net Income	$356	$336	$433

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Net income	$356	$336	$433
Other comprehensive income (loss):
Net deferred loss from cash flow hedges (net of tax expense (benefit) of $-0-, ($4), and $-0-, respectively)	(1)	(14)	(1)
Other comprehensive loss	(1)	(14)	(1)
Comprehensive income	$355	$322	$432

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents ($216 and $335 related to VIEs, respectively)	$216	$335
Accounts and notes receivable, net ($26 and $56 related to VIEs, respectively), less bad debt reserve of $1 and $1, respectively	238	283
Accounts and notes receivable—affiliated companies	523	20
Accrued unbilled revenues	117	110
Materials and supplies	147	135
Taxes receivable	—	5
Prepaid expenses and other current assets ($19 and $34 related to VIEs, respectively)	49	61
Total current assets	1,290	949
Property, Plant and Equipment, net	9,032	8,402
Other Assets:
Regulatory assets ($788 and $1,059 related to VIEs, respectively)	915	1,124
Other	25	32
Total other assets	940	1,156
Total Assets	$11,262	$10,507
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Current portion of VIE Securitization Bonds long-term debt	$231	$458
Accounts payable	268	262
Accounts and notes payable—affiliated companies	76	78
Taxes accrued	123	115
Interest accrued	69	64
Non-trading derivative liabilities	—	24
Other	63	89
Total current liabilities	830	1,090
Other Liabilities:
Deferred income taxes, net	1,030	1,023
Benefit obligations	75	91
Regulatory liabilities	1,288	1,298
Other	69	65
Total other liabilities	2,462	2,477
Long-Term Debt, net:
VIE Securitization Bonds, net	746	977
Other long-term debt, net	3,973	3,281
Total long-term debt, net	4,719	4,258
Commitments and Contingencies (Note 16)
Member’s Equity:
Common stock	—	—
Additional paid-in capital	2,486	1,896
Retained earnings	780	800
Accumulated other comprehensive loss	(15)	(14)
Total member’s equity	3,251	2,682
Total Liabilities and Member’s Equity	$11,262	$10,507

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Cash Flows from Operating Activities:
Net income	$356	$336	$433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	648	917	724
Amortization of deferred financing costs	12	11	13
Deferred income taxes	(24)	(38)	(98)
Changes in other assets and liabilities:
Accounts and notes receivable, net	38	11	(73)
Accounts receivable/payable–affiliated companies	(23)	20	(46)
Inventory	(12)	(16)	15
Accounts payable	13	(1)	59
Taxes receivable	5	(5)	6
Interest and taxes accrued	13	(2)	7
Non-trading derivatives, net	(25)	5	—
Net regulatory assets and liabilities	(48)	(97)	(148)
Other current assets	(5)	(2)	(6)
Other current liabilities	(9)	(26)	16
Other assets	5	(3)	13
Other liabilities	(12)	17	(4)
Other, net	(14)	(12)	(6)
Net cash provided by operating activities	918	1,115	905
Cash Flows from Investing Activities:
Capital expenditures	(1,025)	(922)	(875)
Decrease (increase) in notes receivable–affiliated companies	(481)	—	96
Other, net	11	11	3
Net cash used in investing activities	(1,495)	(911)	(776)
Cash Flows from Financing Activities:
Proceeds from long-term debt, net	696	398	298
Payments of long-term debt	(458)	(434)	(411)
Dividend to parent	(376)	(209)	(180)
Increase (decrease) in notes payable–affiliated companies	(1)	(59)	60
Debt issuance costs	(8)	(4)	(3)
Contribution from parent	590	200	—
Other, net	(1)	—	—
Net cash provided by (used in) financing activities	442	(108)	(236)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(135)	96	(107)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Year	370	274	381
Cash, Cash Equivalents and Restricted Cash at End of the Year	$235	$370	$274

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED CHANGES IN EQUITY

	2019		2018		2017
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions, except share amounts)
Common Stock
Balance, beginning of year	1,000	$—	1,000	$—	1,000	$—
Balance, end of year	1,000	—	1,000	—	1,000	—
Additional Paid-in-Capital
Balance, beginning of year		1,896		1,696		1,696
Contribution from parent		590		200		—
Balance, end of year		2,486		1,896		1,696
Retained Earnings
Balance, beginning of year		800		673		420
Net income		356		336		433
Dividend to parent		(376)		(209)		(180)
Balance, end of year		780		800		673
Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year		(14)		—		1
Other comprehensive loss		(1)		(14)		(1)
Balance, end of year		(15)		(14)		—
Total Member’s Equity		$3,251		$2,682		$2,369

See Combined Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder of
CenterPoint Energy Resources Corp.
Houston, Texas
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CenterPoint Energy Resources Corp. and subsidiaries (the “Company”, an indirect wholly owned subsidiary of CenterPoint Energy, Inc.) as of December 31, 2019 and 2018, the related statements of consolidated income, comprehensive income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2020 (May 18, 2020 as to the effects of discontinued operations and changes to reportable segments as described in Note 1 to the financial statements)

We have served as the Company’s auditor since 1997.

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenues:
Utility revenues	$2,951	$2,967	$2,639
Non-utility revenues	67	64	49
Total	3,018	3,031	2,688
Expenses:
Utility natural gas	1,391	1,464	1,160
Non-utility cost of revenue, including natural gas	39	40	33
Operation and maintenance	824	833	752
Depreciation and amortization	293	280	263
Taxes other than income taxes	161	155	146
Total	2,708	2,772	2,354
Operating Income	310	259	334
Other Income (Expense):
Interest expense and other finance charges	(116)	(122)	(123)
Interest income	5	1	—
Other expense, net	(13)	(9)	(25)
Total	(124)	(130)	(148)
Income From Continuing Operations Before Income Taxes	186	129	186
Income tax expense (benefit)	(3)	31	(314)
Income From Continuing Operations	189	98	500
Income from discontinued operations (net of tax expense (benefit) of $17, $37, and $153, respectively)	23	110	245
Net Income	$212	$208	$745

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Net income	$212	$208	$745
Other comprehensive income (loss):
Adjustment to postretirement plans (net of tax expense of $2, $1 and $4, respectively)	5	1	4
Net deferred loss from cash flow hedges (net of tax expense (benefit) of $-0-, $-0- and ($1), respectively)	—	(1)	(1)
Other comprehensive income	5	—	3
Comprehensive income	$217	$208	$748

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$2	$14
Accounts receivable, less bad debt reserve of $15 million and $14 million, respectively	322	290
Accrued unbilled revenue	249	263
Accounts and notes receivable — affiliated companies	10	120
Material and supplies	71	65
Natural gas inventory	135	139
Current assets held for sale	691	875
Prepaid expenses and other current assets	9	87
Total current assets	1,489	1,853
Property, Plant and Equipment, Net	5,809	5,205
Other Assets:
Goodwill	757	757
Regulatory assets	191	181
Non-current assets held for sale	213	234
Other	53	67
Total other assets	1,214	1,239
Total Assets	$8,512	$8,297

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

CONSOLIDATED BALANCE SHEETS, cont.

	December 31, 2019	December 31, 2018
	(in millions)
LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$333	$380
Accounts and notes payable–affiliated companies	47	48
Taxes accrued	84	82
Interest accrued	38	38
Customer deposits	74	72
Current liabilities held for sale	368	683
Other	167	120
Total current liabilities	1,111	1,423
Other Liabilities:
Deferred income taxes, net	470	406
Benefit obligations	80	90
Regulatory liabilities	1,219	1,227
Non-current liabilities held for sale	27	8
Other	418	329
Total other liabilities	2,214	2,060
Long-Term Debt	2,546	2,371
Commitments and Contingencies (Note 16)
Stockholder’s Equity:
Common stock	—	—
Additional paid-in capital	2,116	2,015
Retained earnings	515	423
Accumulated other comprehensive income	10	5
Total stockholder’s equity	2,641	2,443
Total Liabilities and Stockholder’s Equity	$8,512	$8,297

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Cash Flows from Operating Activities:
Net income	$212	$208	$745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	293	280	263
Depreciation and amortization on assets held for sale	12	13	16
Amortization of deferred financing costs	9	9	9
Deferred income taxes	7	64	(162)
Goodwill impairment	48	—	—
Write-down of natural gas inventory	4	2	—
Equity in earnings of unconsolidated affiliates	—	(184)	(265)
Distributions from unconsolidated affiliates	—	176	—
Changes in other assets and liabilities:
Accounts receivable and unbilled revenues, net	252	(155)	(143)
Accounts receivable/payable–affiliated companies	(6)	9	—
Inventory	(12)	17	(22)
Accounts payable	(305)	163	64
Fuel cost recovery	86	33	(85)
Interest and taxes accrued	2	13	1
Non-trading derivatives, net	(60)	98	(82)
Margin deposits, net	(56)	5	(55)
Net regulatory assets and liabilities	(10)	50	(27)
Other current assets	1	4	2
Other current liabilities	22	(3)	15
Other assets	5	5	(8)
Other liabilities	(38)	6	6
Other, net	—	1	6
Net cash provided by operating activities	466	814	278
Cash Flows from Investing Activities:
Capital expenditures	(776)	(633)	(513)
Acquisitions, net of cash acquired	—	—	(132)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	47	297
(Increase) decrease in notes receivable–affiliated companies	114	(114)	—
Other, net	—	3	2
Net cash used in investing activities	(662)	(697)	(346)
Cash Flows from Financing Activities:
Increase (decrease) in short-term borrowings, net	—	(39)	4
Proceeds from (payments of) commercial paper, net	167	(688)	329
Proceeds from long-term debt	—	599	298
Payments of long-term debt	—	—	(550)
Dividends to parent	(120)	(360)	(601)
Debt issuance costs	—	(5)	(4)
Loss on reacquired debt	—	—	(5)
Contribution from parent	129	960	38
Increase (decrease) in notes payable–affiliated companies	—	(570)	570
Other, net	(3)	(1)	—
Net cash provided by (used in) financing activities	173	(104)	79
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(23)	13	11
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	25	12	1
Cash, Cash Equivalents and Restricted Cash at End of Year	$2	$25	$12
See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES
(An Indirect, Wholly-Owned Subsidiary of CenterPoint Energy, Inc.)

STATEMENTS OF CONSOLIDATED CHANGES IN EQUITY

	2019		2018		2017
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions, except share amounts)
Common Stock
Balance, beginning of year	1,000	$—	1,000	$—	1,000	$—
Balance, end of year	1,000	—	1,000	—	1,000	—
Additional Paid-in-Capital
Balance, beginning of year		2,015		2,528		2,489
Contribution from parent		129		960		38
Capital distribution to parent associated with Internal Spin		(28)		(1,473)		—
Other		—		—		1
Balance, end of year		2,116		2,015		2,528
Retained Earnings
Balance, beginning of year		423		574		430
Net income		212		208		745
Dividend to parent		(120)		(360)		(601)
Adoption of ASU 2018-02		—		1		—
Balance, end of year		515		423		574
Accumulated Other Comprehensive Income
Balance, beginning of year		5		6		3
Other comprehensive income		5		—		3
Adoption of ASU 2018-02		—		(1)		—
Balance, end of year		10		5		6
Total Stockholder’s Equity		$2,641		$2,443		$3,108

See Combined Notes to Consolidated Financial Statements

CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
CENTERPOINT ENERGY RESOURCES CORP. AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Background

General. This Exhibit 99.1 is filed separately by three registrants: CenterPoint Energy, Inc., CenterPoint Energy Houston Electric, LLC and CenterPoint Energy Resources Corp. Information contained herein relating to any individual registrant is filed by such registrant solely on its own behalf. Each registrant makes no representation as to information relating exclusively to the other Registrants or the subsidiaries of CenterPoint Energy other than itself or its subsidiaries.

Except as discussed in Note 14 to the Registrants’ consolidated financial statements, no registrant has an obligation in respect of any other Registrant’s debt securities, and holders of such debt securities should not consider the financial resources or results of operations of any Registrant other than the obligor in making a decision with respect to such securities.

Included in this Exhibit 99.1 are the financial statements of CenterPoint Energy, Houston Electric and CERC, which are referred to collectively as the Registrants. The Combined Notes to the Consolidated Financial Statements apply to all Registrants and specific references to Houston Electric and CERC herein also pertain to CenterPoint Energy, unless otherwise indicated.

Background. CenterPoint Energy, Inc. is a public utility holding company and owns interests in Enable as described below. On the Merger Date, pursuant to the Merger Agreement, CenterPoint Energy consummated the previously announced Merger and acquired Vectren for approximately $6 billion in cash. On the Merger Date, Vectren became a wholly-owned subsidiary of CenterPoint Energy.

As of December 31, 2019, CenterPoint Energy’s operating subsidiaries within continuing operations are as follows:

•	Houston Electric owns and operates electric transmission and distribution facilities in the Texas Gulf Coast area that includes the city of Houston; and

•
CERC Corp. (i) owns and operates natural gas distribution systems in six states and (ii) owns and operates permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CEIP; and (iii) provides temporary delivery of LNG and CNG throughout the contiguous 48 states through MES.

•	Vectren holds three public utilities through its wholly-owned subsidiary, VUHI, a public utility holding company:

•	Indiana Gas provides energy delivery services to natural gas customers located in central and southern Indiana;

•
SIGECO provides energy delivery services to electric and natural gas customers located near Evansville in southwestern Indiana and owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market; and

•	VEDO provides energy delivery services to natural gas customers located near Dayton in west-central Ohio.

•
Vectren performs non-utility activities through ESG, which provides energy performance contracting and sustainable infrastructure services, such as renewables, distributed generation and combined heat and power projects.

As of December 31, 2019, CenterPoint Energy, indirectly through CNP Midstream, owned approximately 53.7% of the common units representing limited partner interests in Enable, 50% of the management rights and 40% of the incentive distribution rights in Enable GP and also directly owned an aggregate of 14,520,000 Enable Series A Preferred Units. Enable owns, operates and develops natural gas and crude oil infrastructure assets.

Recast Presented. On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group, which provides underground pipeline construction and repair services through wholly-owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC and serves natural gas utilities across the United States, focusing on recurring integrity, station and maintenance work and opportunities for large transmission pipeline construction projects. The transaction closed on April 9, 2020. See Note 4 for further information.

Additionally, on February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group, which obtains and offers competitive variable and fixed-price physical natural gas supplies and services primarily to commercial and industrial customers and electric and natural gas utilities in over 30 states. The transaction is expected to close in the second quarter of 2020. See Note 4 for further information.

In February 2020, certain assets and liabilities representing the Infrastructure Services Disposal Group and the Energy Services Disposal Group met the held for sale criteria, and the disposals also represent a strategic shift to CenterPoint Energy and CERC, as applicable.

As of January 1, 2020, the Registrants’ CODM views net income as the measure of profit or loss for the reportable segments rather than the previous measure of operating income. Additionally, as a result of the Infrastructure Services Disposal Group and the Energy Services Disposal Group meeting the criteria for discontinued operations during the quarter ended March 31, 2020, the historically reported Infrastructure Services and Energy Services reportable segments have been eliminated and certain retained components historically included in the Energy Services reportable segment are included in CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segment. See Note 19 for further information.

The financial statements reflect CenterPoint Energy’s and CERC’s recast of certain financial information included in the previously issued annual financial statements. The relevant financial information is being recast to reflect the results of the Infrastructure Services Disposal Group, applicable to CenterPoint Energy, and the Energy Services Disposal Group, applicable to both CenterPoint Energy and CERC, as discontinued operations and held for sale as a result of meeting the criteria for held for sale and discontinued operations during the quarter ended March 31, 2020. Additionally, the relevant financial information is being recast to reflect changes to reportable segments.

(2) Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Principles of Consolidation

The accounts of the Registrants and their wholly-owned and majority-owned and controlled subsidiaries are included in the consolidated financial statements. All intercompany transactions and balances are eliminated in consolidation, except as described below.

Businesses within the Infrastructure Services Disposal Group provide underground pipeline construction and repair services for customers that include NGD utilities. In accordance with consolidation guidance in ASC 980—Regulated Operations, costs incurred by NGD utilities for these pipeline construction and repair services are not eliminated in consolidation when capitalized and included in rate base by the NGD utility. Fees incurred by CenterPoint Energy’s and CERC’s NGD for pipeline construction and repair services that were capitalized totaled $162 million and $20 million, respectively, for the 11 months ended December 31, 2019.

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Note 4.

As of December 31, 2019, CenterPoint Energy and Houston Electric had VIEs consisting of the Bond Companies, which are consolidated. The consolidated VIEs are wholly-owned, bankruptcy remote special purpose entities that were formed solely for the purpose of securitizing transition and system restoration related property. Creditors of CenterPoint Energy and Houston Electric have no recourse to any assets or revenues of the Bond Companies. The bonds issued by these VIEs are payable only from and secured by transition and system restoration property and the bondholders have no recourse to the general credit of CenterPoint Energy or Houston Electric.

(c)	Equity and Investments without a Readily Determinable Fair Value (CenterPoint Energy)

CenterPoint Energy generally uses the equity method of accounting for investments in entities in which it has an ownership interest between 20% and 50% and exercises significant influence. CenterPoint Energy also uses the equity method for investments in which it has ownership percentages greater than 50%, when it exercises significant influence, does not have control and is not considered the primary beneficiary, if applicable.

Under the equity method, CenterPoint Energy adjusts its investments each period for contributions made, distributions received, respective shares of comprehensive income and amortization of basis differences, as appropriate. CenterPoint Energy evaluates its equity method investments for impairment when events or changes in circumstances indicate there is a loss in value of the investment that is other than a temporary decline.

CenterPoint Energy considers distributions received from equity method investments which do not exceed cumulative equity in earnings subsequent to the date of investment to be a return on investment and classifies these distributions as operating activities in its Statements of Consolidated Cash Flows. CenterPoint Energy considers distributions received from equity method investments in excess of cumulative equity in earnings subsequent to the date of investment to be a return of investment and classifies these distributions as investing activities in its Statements of Consolidated Cash Flows.

Investments without a readily determinable fair value will be measured at cost, less impairment, plus or minus observable prices changes of an identical or similar investment of the same issuer.

(d)	Revenues

The Registrants record revenue for electricity delivery and natural gas sales and services under the accrual method and these revenues are recognized upon delivery to customers. Electricity deliveries not billed by month-end are accrued based on actual AMS data, daily supply volumes and applicable rates. Natural gas sales not billed by month-end are accrued based upon estimated purchased gas volumes, estimated lost and unaccounted for gas and currently effective tariff rates. Revenue for some pipeline construction services are based on the percentage of completion method. For further discussion, see Note 5.

(e) MISO Transactions

Indiana Electric is a member of the MISO. MISO-related purchase and sale transactions are recorded using settlement information provided by the MISO. These purchase and sale transactions are accounted for on at least a net hourly position, meaning net purchases within that interval are recorded on CenterPoint Energy’s Statements of Consolidated Income in Utility natural gas, fuel and purchased power, and net sales within that interval are recorded on CenterPoint Energy’s Statements of Consolidated Income in Utility revenues. On occasion, prior period transactions are resettled outside the routine process due to a change in the MISO’s tariff or a material interpretation thereof. Expenses associated with resettlements are recorded once the resettlement is probable and the resettlement amount can be estimated. Revenues associated with resettlements are recognized when the amount is determinable and collectability is reasonably assured.

(f) Guarantees

CenterPoint Energy recognizes guarantee obligations at fair value. CenterPoint Energy discloses parent company guarantees of a subsidiary’s obligation when that guarantee results in the exposure of a material obligation of the parent company even if the probability of fulfilling such obligation is considered remote. See Note 16(c) and (d).

(g) Long-lived Assets, Goodwill and Intangibles

The Registrants record property, plant and equipment at historical cost and expense repair and maintenance costs as incurred.

The Registrants periodically evaluate long-lived assets, including property, plant and equipment, and specifically identifiable intangibles subject to amortization, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. For rate regulated businesses, recoverability of long-lived assets is assessed by determining if a capital disallowance from a regulator is probable through monitoring the outcome of rate cases and other proceedings. For non-rate regulated businesses, recoverability is assessed based on an estimate of undiscounted cash flows attributable to the assets compared to the carrying value of the assets. As of December 31, 2019, CenterPoint Energy and CERC, as applicable, determined that the carrying value of long-lived and intangible assets associated with the Infrastructure Services and Energy Services Disposal Groups were recoverable based on undiscounted cash flows, considering the likelihood of possible outcomes existing as of that date, including the assessment of the likelihood of a future sale of these assets. No long-lived asset or intangible asset impairments were recorded in 2019, 2018 or 2017.

CenterPoint Energy and CERC perform goodwill impairment tests at least annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. Subsequent to the Registrant’s adoption of ASU

2017-04 Simplifying the Test for Goodwill Impairment on January 1, 2018, CenterPoint Energy and CERC recognize a goodwill impairment by the amount a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill within that reporting unit. CenterPoint Energy includes deferred tax assets and liabilities within its reporting unit’s carrying value for the purposes of annual and interim impairment tests, regardless of whether the estimated fair value reflects the disposition of such assets and liabilities. For further information about the goodwill impairment tests during 2019, see Note 6.

(h) Assets Held for Sale and Discontinued Operations

Generally, a long-lived asset to be sold is classified as held for sale in the period in which management, with approval from the Board of Directors, as applicable, commits to a plan to sell and a sale is expected to be completed within one year. The Registrants record assets and liabilities held for sale at the lower of their carrying value or their estimated fair value less cost to sell. If the disposal group reflects a component of a reporting unit and meets the definition of a business, the goodwill within that reporting unit is allocated to the disposal group based on the relative fair value of the components representing a business that will be retained and disposed. Goodwill is not allocated to a portion of a reporting unit that does not meet the definition of a business. A disposal group that meets the held for sale criteria and also represents a strategic shift to the Registrant, is also reflected as discontinued operations on the Statements of Consolidated Income, and prior periods are recast to reflect the earnings or losses from such businesses as income from discontinued operations, net of tax.

(i) Regulatory Assets and Liabilities

The Registrants apply the guidance for accounting for regulated operations to the Houston Electric T&D reportable segment, Indiana Electric Integrated segment and the Natural Gas Distribution reportable segment. The Registrants’ rate-regulated subsidiaries may collect revenues subject to refund pending final determination in rate proceedings. In connection with such revenues, estimated rate refund liabilities are recorded which reflect management’s current judgment of the ultimate outcomes of the proceedings.

The Registrants’ rate-regulated businesses recognize removal costs as a component of depreciation expense in accordance with regulatory treatment. In addition, a portion of the amount of removal costs collected from customers that relate to AROs has been reflected as an asset retirement liability in accordance with accounting guidance for AROs.

For further detail on the Registrants’ regulatory assets and liabilities, see Note 7.

(j) Depreciation and Amortization Expense

The Registrants compute depreciation and amortization using the straight-line method based on economic lives or regulatory-mandated recovery periods. Amortization expense includes amortization of certain regulatory assets and other intangibles.

(k) Capitalization of Interest and AFUDC

The Registrants capitalize interest and AFUDC as a component of projects under construction and amortize it over the assets’ estimated useful lives once the assets are placed in service. AFUDC represents the composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction for subsidiaries that apply the guidance for accounting for regulated operations. Although AFUDC increases both utility plant and earnings, it is realized in cash when the assets are included in rates.

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Interest and AFUDC debt (1)	$36	$8	$3	$8	$6	$2	$9	$6	$2
AFUDC equity (2)	22	15	3	12	10	2	11	10	1

(1)	Included in Interest and other finance charges on the Registrants’ respective Statements of Consolidated Income.

(2)	Included in Other Income (Expense) on the Registrants’ respective Statements of Consolidated Income.

(l) Income Taxes

Houston Electric and CERC are included in CenterPoint Energy’s U.S. federal consolidated income tax return. Houston Electric and CERC report their income tax provision on a separate entity basis pursuant to a tax sharing agreement with CenterPoint Energy. Current federal and certain state income taxes are payable to or receivable from CenterPoint Energy.

The Registrants use the asset and liability method of accounting for deferred income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is established against deferred tax assets for which management believes realization is not considered to be more likely than not. The Registrants recognize interest and penalties as a component of income tax expense (benefit), as applicable, in their respective Statements of Consolidated Income. CenterPoint Energy reports the income tax provision associated with its interest in Enable in income tax expense (benefit) in its Statements of Consolidated Income.

On December 22, 2017, President Trump signed into law comprehensive tax reform legislation informally called the Tax Cuts and Jobs Acts, or TCJA, which resulted in significant changes to federal tax laws effective January 1, 2018. See Note 15 for further discussion of the impacts of tax reform implementation.

To the extent certain EDIT of the Registrants’ rate-regulated subsidiaries may be recoverable or payable through future rates, regulatory assets and liabilities have been recorded, respectively.

The Registrants use the portfolio approach to recognize income tax effects on other comprehensive income from accumulated other comprehensive income.

Investment tax credits are deferred and amortized to income over the approximate lives of the related property.

(m) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the outstanding accounts receivable, as well as the bad debt write-offs experienced in the past, and establishes an allowance for doubtful accounts. Account balances are charged off against the allowance when management determines it is probable the receivable will not be recovered.

The table below summarizes the Registrants’ provision for doubtful accounts for 2019, 2018 and 2017:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Provision for doubtful accounts	$18	$—	$14	$16	$—	$16	$15	$1	$13

(n) Inventory

The Registrants’ inventory consists principally of materials and supplies, and for CERC, natural gas, and for CenterPoint Energy, coal inventory. Materials and supplies are valued at the lower of average cost or market. Materials and supplies are recorded to inventory when purchased and subsequently charged to expense or capitalized to plant when installed. Natural gas inventories of CERC’s Energy Services Disposal Group at locations qualifying for and utilizing the fair value hedge accounting election are valued at fair value; inventories at locations not qualifying for or not utilizing the fair value hedge accounting election are valued at the lower of average cost or market. During 2019, 2018 and 2017, CERC recorded write-downs of natural gas inventory to the lower of average cost or market which are disclosed on the respective Statements of Consolidated Cash Flows.

(o) Derivative Instruments

The Registrants are exposed to various market risks. These risks arise from transactions entered into in the normal course of business. The Registrants utilize derivative instruments such as physical forward contracts, swaps and options to mitigate the impact of changes in commodity prices, weather and interest rates on operating results and cash flows. Such derivatives are recognized in the Registrants’ Consolidated Balance Sheets at their fair value unless the Registrant elects the normal purchase and sales exemption for qualified physical transactions. A derivative may be designated as a normal purchase or normal sale if the intent is to physically receive or deliver the product for use or sale in the normal course of business. CenterPoint Energy and CERC have elected to record changes in the fair value of amounts excluded from the assessment of effectiveness immediately in their Statements of Consolidated Income.

CenterPoint Energy has a Risk Oversight Committee composed of corporate and reportable segment officers that oversees commodity price, weather and credit risk activities, including the Registrants’ marketing, risk management services and hedging activities. The committee’s duties are to establish the Registrants’ commodity risk policies, allocate board-approved commercial risk limits, approve the use of new products and commodities, monitor positions and ensure compliance with the Registrants’ risk management policies and procedures and limits established by CenterPoint Energy’s Board of Directors. The Registrants’ policies prohibit the use of leveraged financial instruments. A leveraged financial instrument, for this purpose, is a transaction involving a derivative whose financial impact will be based on an amount other than the notional amount or volume of the instrument.

(p) Investments in Equity Securities (CenterPoint Energy and CERC)

CenterPoint Energy and CERC report equity securities at estimated fair value in their respective Consolidated Balance Sheets, and any unrealized holding gains and losses are recorded as Other Income (Expense) in their respective Statements of Consolidated Income.

(q) Environmental Costs

The Registrants expense or capitalize environmental expenditures, as appropriate, depending on their future economic benefit. The Registrants expense amounts that relate to an existing condition caused by past operations that do not have future economic benefit. The Registrants record undiscounted liabilities related to these future costs when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

(r) Cash and Cash Equivalents and Restricted Cash

For purposes of reporting cash flows, the Registrants consider cash equivalents to be short-term, highly-liquid investments with maturities of three months or less from the date of purchase. Cash and cash equivalents held by the Bond Companies (VIEs) solely to support servicing the Securitization Bonds as of December 31, 2019 and 2018 are reflected on CenterPoint Energy’s and Houston Electric’s Consolidated Balance Sheets.

In connection with the issuance of Securitization Bonds, CenterPoint Energy and Houston Electric were required to establish restricted cash accounts to collateralize the bonds that were issued in these financing transactions. These restricted cash accounts are not available for withdrawal until the maturity of the bonds and are not included in cash and cash equivalents. For more information on restricted cash see Note 20.

(s) Preferred Stock and Dividends

Preferred stock is evaluated to determine balance sheet classification, and all conversion and redemption features are evaluated for bifurcation treatment. Proceeds received net of issuance costs are recognized on the settlement date. Cash dividends become a liability once declared. Income available to common stockholders is computed by deducting from net income the dividends accumulated and earned during the period on cumulative preferred stock.

(t) Purchase Accounting

The Registrants evaluate acquisitions to determine when a set of acquired activities and assets represent a business. When control of a business is obtained, the Registrants apply the acquisition method of accounting and record the assets acquired, liabilities assumed and any non-controlling interest obtained based on fair value at the acquisition date. The excess of the fair value of purchase consideration over the fair value of the net assets acquired is recorded as goodwill. The results of operations of the acquired business are included in the Registrants’ respective Statements of Consolidated Income beginning on the date of the acquisition.

(u) New Accounting Pronouncements

The following table provides an overview of certain recently adopted or issued accounting pronouncements applicable to all the Registrants, unless otherwise noted.

Recently Adopted Accounting Standards
ASU Number and Name	Description	Date of Adoption	Financial Statement Impact upon Adoption
ASU 2016-02- Leases (Topic 842) and related amendments
ASU 2016-02 provides a comprehensive new lease model that requires lessees to recognize assets and liabilities for most leases and would change certain aspects of lessor accounting.
Transition method: modified retrospective
January 1, 2019
The Registrants adopted the standard and recognized a right-of-use asset and lease liability on their statement of financial position with no material impact on their results of operations and cash flows. See Note 22 for more information.

Issued, Not Yet Effective Accounting Standards
ASU Number and Name	Description	Effective Date	Financial Statement Impact upon Adoption
ASU 2016-13- Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
This standard, including standards amending this standard, requires a new model called CECL to estimate credit losses for (1) financial assets subject to credit losses and measured at amortized cost and (2) certain off-balance sheet credit exposures. Upon initial recognition of the exposure, the CECL model requires an entity to estimate the credit losses expected over the life of an exposure based on historical information, current information and reasonable and supportable forecasts, including estimates of prepayments.
Transition method: modified retrospective
January 1, 2020 Early adoption is permitted
The adoption of this standard will result in an immaterial adjustment to the carrying value of the Registrants’ accounts receivable, net. The adoption of this standard will not have a material impact on the Registrants’ financial position, results of operations or cash flows.

ASU 2018-13- Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement
This standard eliminates, modifies and adds certain disclosure requirements for fair value measurements.
Transition method: prospective for additions and one modification and retrospective for all other amendments
		Adoption of eliminations and modifications as of September 30, 2018; Additions will be adopted January 1, 2020	The adoption of this standard did not impact the Registrants’ financial position, results of operations or cash flows. Note 10 reflects the disclosures modified upon adoption.
ASU 2018-15-Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
This standard aligns accounting for implementation costs incurred in a cloud computing arrangement that is accounted for as a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update also prescribes the balance sheet, income statement and cash flow classification of the capitalized implementation costs and related amortization expense and requires additional quantitative and qualitative disclosures.
Transition method: retrospective or prospective
January 1, 2020 Early adoption is permitted
The adoption of this standard will require the Registrants to capitalize certain costs to implement cloud computing arrangements that are accounted for as service contracts within Prepaid expenses and other current assets on the Registrants’ consolidated balance sheets and record the amortization of such assets within Operation and maintenance expenses on the Registrants’ statements of consolidated income. The adoption of this standard will not have a material impact on the Registrants’ financial position, results of operations, cash flows or disclosures.

Management believes that other recently adopted standards and recently issued standards that are not yet effective will not have a material impact on the Registrants’ financial position, results of operations or cash flows upon adoption.

(3) Property, Plant and Equipment

(a) Property, Plant and Equipment

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Note 4.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. For further information, see Note 4.

The following table has been recast to exclude the Infrastructure Services and Energy Services Disposal Groups. Property, plant and equipment includes the following:

		December 31, 2019			December 31, 2018
	Weighted Average Useful Lives	Property, Plant and Equipment, Gross	Accumulated Depreciation & Amortization	Property, Plant and Equipment, Net	Property, Plant and Equipment, Gross	Accumulated Depreciation & Amortization	Property, Plant and Equipment, Net
	(in years)	(in millions)
CenterPoint Energy
Electric Transmission & Distribution	37	$14,360	$4,634	$9,726	$12,148	$3,746	$8,402
Electric Generation (1)	27	1,780	698	1,082	—	—	—
Natural Gas Distribution	29	12,787	3,766	9,021	7,345	2,159	5,186
Other property	19	1,397	602	795	741	306	435
Total		$30,324	$9,700	$20,624	$20,234	$6,211	$14,023
Houston Electric
Electric Transmission	46	$3,358	$674	$2,684	$3,077	$650	$2,427
Electric Distribution	35	7,876	2,586	5,290	7,524	2,553	4,971
Other transmission & distribution property	19	1,595	537	1,058	1,547	543	1,004
Total		$12,829	$3,797	$9,032	$12,148	$3,746	$8,402
CERC
Natural Gas Distribution	29	$8,024	$2,243	$5,781	$7,345	$2,159	$5,186
Other property	16	55	27	28	53	34	19
Total		$8,079	$2,270	$5,809	$7,398	$2,193	$5,205

(1)
SIGECO and AGC own a 300 MW unit at the Warrick Power Plant (Warrick Unit 4) as tenants in common. SIGECO’s share of the cost of this unit as of December 31, 2019, is $194 million with accumulated depreciation totaling $137 million. AGC and SIGECO share equally in the cost of operation and output of the unit. SIGECO’s share of operating costs is included in Operation and maintenance expense in CenterPoint Energy’s Statements of Consolidated Income.

(b) Depreciation and Amortization

The following table has been recast to exclude the Infrastructure Services and Energy Services Disposal Groups and presents depreciation and amortization expense for continuing operations for 2019, 2018 and 2017:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Depreciation	$879	$339	$277	$623	$342	$261	$618	$354	$242
Amortization of securitized regulatory assets	271	271	—	531	531	—	329	329	—
Other amortization	75	38	16	76	44	19	73	41	21
Total	$1,225	$648	$293	$1,230	$917	$280	$1,020	$724	$263

(c) AROs

The Registrants recorded AROs associated with the removal of asbestos and asbestos-containing material in its buildings, including substation building structures. CenterPoint Energy recorded AROs relating to the closure of the ash ponds at A.B. Brown and F.B. Culley. CenterPoint Energy and Houston Electric also recorded AROs relating to treated wood poles for electric distribution, distribution transformers containing PCB (also known as Polychlorinated Biphenyl), and underground fuel storage tanks. CenterPoint Energy and CERC also recorded AROs relating to gas pipelines abandoned in place. The estimates of future liabilities were developed using historical information, and where available, quoted prices from outside contractors.

A reconciliation of the changes in the ARO liability recorded in Other non-current liabilities on each of the Registrants’ respective Consolidated Balance Sheets is as follows:

	December 31, 2019			December 31, 2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Beginning balance	$258	$34	$221	$281	$35	$243
Addition from Merger with Vectren	116	—	—	—	—	—
Accretion expense (1)	16	1	10	10	1	9
Revisions in estimates (2)	149	7	94	(33)	(2)	(31)
Ending balance	$539	$42	$325	$258	$34	$221

(1)	Reflected in Regulatory assets on each of the Registrants’ respective Consolidated Balance Sheets.

(2)
In 2019, the Registrants reflected an increase in their respective ARO liability, which is primarily attributable to decreases in the long-term interest rates used for discounting in the ARO calculation and increased estimated closure costs for CenterPoint Energy’s electric generation. In 2018, CenterPoint Energy and CERC reflected a decrease in their respective ARO liability, which is primarily attributable to increases in the long-term interest rates used for discounting in the ARO calculation.

(4) Mergers, Acquisitions and Dispositions (CenterPoint Energy and CERC)

Merger with Vectren. On the Merger Date, pursuant to the Merger Agreement, CenterPoint Energy consummated the previously announced Merger and acquired Vectren for approximately $6 billion in cash. Each share of Vectren common stock issued and outstanding immediately prior to the closing was canceled and converted into the right to receive $72.00 in cash per share, without interest. At the closing, each stock unit payable in Vectren common stock or whose value is determined with reference to the value of Vectren common stock, whether vested or unvested, was canceled with cash consideration paid in accordance with the terms of the Merger Agreement. These amounts did not include a stub period cash dividend of $0.41145 per share, which was declared, with CenterPoint Energy’s consent, by Vectren’s board of directors on January 16, 2019, and paid to Vectren stockholders as of the record date of February 1, 2019.

Pursuant to the Merger Agreement and immediately subsequent to the close of the Merger, CenterPoint Energy cash settled $78 million in outstanding share-based awards issued prior to the Merger Date by Vectren to its employees. As a result of the Merger, CenterPoint Energy assumed a liability for these share-based awards of $41 million and recorded an incremental cost of $37 million in Operation and maintenance expenses on its Statements of Consolidated Income during the year ended December 31, 2019 for the accelerated vesting of the awards in accordance with the Merger Agreement.

Subsequent to the close of the Merger, CenterPoint Energy recognized severance totaling $61 million to employees terminated immediately subsequent to the Merger close, inclusive of change of control severance payments to executives of Vectren under existing agreements, and which is included in Operation and maintenance expenses on its Statements of Consolidated Income during the year ended December 31, 2019. Total severance cost for the year ended December 31, 2019 was $102 million.

In connection with the Merger, VUHI and VCC made offers to prepay certain outstanding guaranteed senior notes as required pursuant to certain note purchase agreements previously entered into by VUHI and VCC. See Note 14 for further details.

Following the closing, shares of Vectren common stock, which previously traded under the ticker symbol “VVC” on the NYSE, ceased trading on and were delisted from the NYSE.

The Merger is being accounted for in accordance with ASC 805, Business Combinations, with CenterPoint Energy as the accounting acquirer of Vectren. Identifiable assets acquired and liabilities assumed have been recorded at their estimated fair values on the Merger Date.

Vectren’s regulated operations, comprised of electric generation and electric and natural gas energy delivery services, are subject to the rate-setting authority of the FERC, the IURC and the PUCO, and are accounted for pursuant to U.S. generally accepted accounting principles for regulated operations. The rate-setting and cost-recovery provisions currently in place for Vectren’s regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair value of Vectren’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values on the Merger Date.  The fair value of regulatory assets not earning a return have been determined using the income approach and are considered Level 3 fair value measurements due to the use of significant judgmental and unobservable inputs.

The fair value of Vectren’s assets acquired and liabilities assumed that are not subject to the rate-setting provisions, including identifiable intangibles, have been determined using the income approach and the market approach. The valuation of Vectren’s long-term debt is primarily considered a Level 2 fair value measurement. All other valuations are considered Level 3 fair value measurements due to the use of significant judgmental and unobservable inputs, including projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future market prices.

The following table presents the purchase price allocation as of December 31, 2019, reflecting the final purchase price allocation and inclusive of assets and liabilities subsequently recast as held for sale (in millions):

Cash and cash equivalents	$16
Other current assets	577
Property, plant and equipment, net	5,147
Identifiable intangibles	297
Regulatory assets	338
Other assets	141
Total assets acquired	6,516
Current liabilities	648
Regulatory liabilities	938
Other liabilities	886
Long-term debt	2,401
Total liabilities assumed	4,873
Net assets acquired	1,643
Goodwill	4,339
Total purchase price consideration	$5,982

CenterPoint Energy completed a final valuation analysis necessary to determine the fair market values of all of Vectren’s assets and liabilities and the allocation of its purchase price. Changes from the preliminary purchase price allocation originally reported in the first quarter of 2019 primarily included additional information obtained related to intangible assets and the allocation of the fair value between reporting units.

The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed is recognized as goodwill, which is primarily attributable to significant potential strategic benefits to CenterPoint Energy, including growth opportunities for more rate-regulated investment, more customers for existing products and services and additional products and services for existing customers. Additionally, CenterPoint Energy believes the Merger will increase geographic and business diversity as well as scale in attractive jurisdictions and economies. The value assigned to goodwill will not be deductible for tax purposes.

The fair value of the identifiable intangible assets and related useful lives as included in the purchase price allocation on the Merger Date, reflecting the final purchase price allocation and inclusive of intangible assets subsequently recast as held for sale, include:

	Weighted Average Useful Lives	Estimated Fair Value
	(in years)	(in millions)
Operation and maintenance agreements	24	$12
Customer relationships	18	200
Construction backlog	1	27
Trade names	10	58
Total		$297

Amortization expense related to the operation and maintenance agreements and construction backlog was $24 million in 2019, and is included in Non-utility cost of revenues, including natural gas on CenterPoint Energy’s Statements of Consolidated Income. Amortization expense related to customer relationships and trade names was $16 million in 2019 and is included in Depreciation and amortization expense on CenterPoint Energy’s Statements of Consolidated Income.

The results of operations for Vectren included in CenterPoint Energy’s Consolidated Financial Statements from the Merger Date for the year ended December 31, 2019, reflecting results included in both continuing operations and discontinued operations, are as follows:

(in millions)
Operating revenues	$2,729
Net income	190

The following unaudited pro forma financial information reflects the consolidated results of operations of CenterPoint Energy, assuming the Merger had taken place on January 1, 2018 and reflecting results included in both continuing operations and discontinued operations. The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations that would have been achieved had the Merger taken place on the dates indicated or of the future consolidated results of operations of the combined company.

	Year Ended December 31,
	2019		2018
	(in millions)
Operating revenues	$12,547		$13,282
Net income	812	(1)	458	(2)

(1)	Pro forma net income was adjusted to exclude $37 million of Vectren Merger-related transaction costs incurred in 2019.

(2)	Pro forma net income was adjusted to include $37 million of Vectren Merger-related transaction costs incurred in 2019.

CenterPoint Energy incurred integration costs in connection with the Merger of $83 million for the year ended December 31, 2019, which were included in Operation and maintenance expenses in CenterPoint Energy’s Statements of Consolidated Income.

Acquisition of Utility Pipeline Construction Company. An acquisition was made during the year ended December 31, 2019 by CenterPoint Energy’s Infrastructure Services Disposal Group, resulting in goodwill and intangible assets of approximately $6 million and $8 million, respectively. The intangible assets primarily relate to backlog and customer relationships. The allocation of the $25 million purchase price has been finalized. The results of operations for the acquired company have been included in CenterPoint Energy’s consolidated financial statements from the date of acquisition and are not significant to the consolidated financial results of CenterPoint Energy. Pro forma results of operations have not been presented for the acquisition because the effects of the acquisition were not significant to CenterPoint Energy’s consolidated financial results for all periods presented.

Recast for the Divestiture of Infrastructure Services (CenterPoint Energy)

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group to PowerTeam Services. Subject to the terms and conditions of the Securities Purchase Agreement, PowerTeam Services purchased all of the outstanding equity interests of VISCO for approximately $850 million, subject to customary adjustments set forth in the Securities Purchase Agreement, including adjustments based on VISCO’s net working capital at closing, indebtedness, cash and cash equivalents and transaction expenses.

In February 2020, certain assets and liabilities representing the Infrastructure Services Disposal Group met the held for sale criteria. In accordance with the Securities Purchase Agreement, VISCO was converted from a wholly-owned corporation to a limited liability company that was disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing. The sale was considered an asset sale for tax purposes requiring the net deferred tax liabilities of approximately $123 million as of December 31, 2019 to be recognized; therefore, any deferred tax assets and liabilities within the reporting unit are not included in the carrying amount of the assets and liabilities that were transferred to PowerTeam Services.

On February18, 2020, CenterPoint Energy received notice from the Federal Trade Commission granting early termination of the waiting period under the Hart-Scott-Rodino Act in connection with the proposed sale of Infrastructure Services. The transaction closed on April 9, 2020.

Because the Infrastructure Services Disposal Group met the held for sale criteria and the proposed sale was completed on April 9, 2020, all Infrastructure Services Disposal Group assets and liabilities as of December 31, 2019 and 2018 have been recast as assets and liabilities held for sale and retained their current or long-term classification applicable as of December 31, 2019 and 2018, respectively. Long-lived assets are not depreciated or amortized once they are classified as held for sale.

Recast for the Proposed Divestiture of Energy Services (CenterPoint Energy and CERC)

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group to Athena Energy Services. This transaction does not include CEIP and its assets or the MES business. Subject to the terms and conditions of the Equity Purchase Agreement, Athena Energy Services has agreed to purchase all of the outstanding equity interests of the Energy Services Disposal Group for approximately $400 million, subject to customary adjustments set forth in the Equity Purchase Agreement, including adjustments based on the Energy Services Disposal Group’s net working capital at closing, indebtedness and transaction expenses. Per the Equity Purchase Agreement, the Energy Services Disposal Group will be converted from a wholly-owned corporation to a limited liability company that is disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing. The sale will be considered an asset sale for tax purposes requiring the net deferred tax liabilities of approximately $25 million as of December 31, 2019 to be recognized; therefore, any deferred tax assets and liabilities within the reporting unit are not included in the carrying amount of the assets and liabilities that will be transferred to the buyer.

The completion of the sale is subject to customary closing conditions, including, among others (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, (ii) the conversion of CES to a Delaware limited liability company, (iii) the distribution of the equity interests in CEIP held by CES to CERC Corp. or its affiliates and (iv) customary conditions regarding the accuracy of the representations and warranties and compliance by the parties in all material respects with their respective obligations under the Equity Purchase Agreement. The Equity Purchase Agreement includes customary termination provisions, including if the closing of the transaction has not occurred on or before June 24, 2020. The sale is not subject to a financing condition and is expected to close in the second quarter of 2020, subject to satisfaction of the foregoing conditions, among other things.

Because the Energy Services Disposal Group met the held for sale criteria and the proposed sale is expected to be completed within one year, all Energy Services Disposal Group assets and liabilities as of December 31, 2019 and 2018 have been recast as assets and liabilities held for sale and retained their current or long-term classification applicable as of December 31, 2019 and 2018, respectively.

The assets and liabilities of the Infrastructure Services and Energy Services Disposal Groups classified as held for sale in CenterPoint Energy’s and CERC’s Consolidated Balance Sheets, as applicable, include the following:

	December 31, 2019
	CenterPoint Energy			CERC
	Infrastructure Services Disposal Group	Energy Services Disposal Group	Total	Energy Services Disposal Group
	(in millions)
Receivables, net	$192	$445	$637	$445
Accrued unbilled revenues	109	8	117	8
Natural gas inventory	—	67	67	67
Materials and supplies	6	—	6	—
Non-trading derivative assets	—	136	136	136
Other	4	35	39	35
Total current assets held for sale	311	691	1,002	691
Property, plant and equipment, net	295	26	321	26
Goodwill	220	62	282	62
Non-trading derivative assets	—	58	58	58
Other	234	67	301	67
Total non-current assets held for sale	749	213	962	213
Total assets held for sale	$1,060	$904	$1,964	$904

Accounts payable	$45	$299	$344	$299
Taxes accrued	2	—	2	—
Non-trading derivative liabilities	—	44	44	44
Other	40	25	65	25
Total current liabilities held for sale	87	368	455	368
Non-trading derivative liabilities	—	14	14	14
Benefit obligations	—	4	4	4
Other	16	9	25	9
Total non-current liabilities held for sale	16	27	43	27
Total liabilities held for sale	$103	$395	$498	$395

	December 31, 2018
	Energy Services Disposal Group
	CenterPoint Energy	CERC
	(in millions)
Receivables, net	$687	$687
Accrued unbilled revenues	5	5
Natural gas inventory	55	55
Non-trading derivative assets	100	100
Other	28	28
Total current assets held for sale	875	875
Property, plant and equipment, net	21	21
Goodwill	110	110
Non-trading derivative assets	38	38
Other	65	65
Total non-current assets held for sale	234	234
Total assets held for sale	$1,109	$1,109

Accounts payable	$562	$562
Taxes accrued	—	—
Non-trading derivative liabilities	102	102
Other	19	19
Total current liabilities held for sale	683	683
Non-trading derivative liabilities	5	5
Benefit obligations	3	3
Total non-current liabilities held for sale	8	8
Total liabilities held for sale	$691	$691

Because the Infrastructure Services and Energy Services Disposal Groups met the held for sale criteria and their disposals also represents a strategic shift to CenterPoint Energy and CERC, as applicable, they are reflected as discontinued operations on CenterPoint Energy’s and CERC’s Statements of Consolidated Income, as applicable, and as a result, prior periods have been recast to reflect the earnings or losses from such businesses as income from discontinued operations, net of tax.

A summary of the Infrastructure Services and Energy Services Disposal Groups presented in CenterPoint Energy’s Statements of Consolidated Income is as follows:

	Year Ended December 31,
	2019 (1)	2019	2018	2017	2019	2018	2017
	CenterPoint Energy
	Infrastructure Services Disposal Group	Energy Services Disposal Group			Total
	(in millions)
Revenues	$1,190	$3,767	$4,503	$4,039	$4,957	$4,503	$4,039
Expenses:					—
Non-utility cost of revenues	309	3,597	4,459	3,823	3,906	4,459	3,823
Operation and maintenance	714	68	66	66	782	66	66
Depreciation and amortization	50	12	13	16	62	13	16
Taxes other than income taxes	2	2	2	1	4	2	1
Goodwill Impairment	—	48	—	—	48	—	—
Total	1,075	3,727	4,540	3,906	4,802	4,540	3,906
Income (loss) from Discontinued Operations before income taxes	115	40	(37)	133	155	(37)	133
Income tax expense (benefit)	29	17	(9)	49	46	(9)	49
Net income (loss) from Discontinued Operations	$86	$23	$(28)	$84	$109	$(28)	$84

(1)	Reflects February 1, 2019 to December 31, 2019 results only due to the Merger.

A summary of the Energy Services Disposal Group presented in CERC’s Statements of Consolidated Income is as follows:

	Year Ended December 31,
	2019	2018	2017
	CERC
	(in millions)
Revenues	$3,767	$4,503	$4,039
Expenses
Non-utility cost of revenues, including natural gas	3,597	4,459	3,823
Operation and maintenance	68	66	66
Depreciation and amortization	12	13	16
Taxes other than income taxes	2	2	1
Goodwill impairment	48	—	—
Total	3,727	4,540	3,906
Income (loss) from Discontinued Operations before income taxes	40	(37)	133
Income tax expense (benefit)	17	(9)	49
Net income (loss) from Discontinued Operations	$23	$(28)	$84

CenterPoint Energy and CERC have elected not to separately disclose discontinued operations on their respective Statements of Consolidated Cash Flows. Long-lived assets are not depreciated or amortized once they are classified as held for sale. The following table summarizes CenterPoint Energy’s and CERC’s cash flows from discontinued operations and certain supplemental cash flow disclosures related to the Infrastructure Services and Energy Services Disposal Groups:

	Year Ended December 31,
	2019	2019	2018	2017
	CenterPoint Energy
	Infrastructure Services Disposal Group	Energy Services Disposal Group
	(in millions)
Depreciation and amortization	$50	$12	$13	$16
Amortization of intangible assets	19	—	—	—
Write-down of natural gas inventory	—	4	2	—
Capital expenditures	67	12	21	9
Non-cash transactions:
Accounts payable related to capital expenditures	—	2	2	3

	Year Ended December 31,
	2019	2018	2017
	CERC
	Energy Services Disposal Group
	(in millions)
Depreciation and amortization	$12	$13	$16
Write-down of natural gas inventory	4	2	—
Capital expenditures	12	21	9
Non-cash transactions:
Accounts payable related to capital expenditures	2	2	3

Other Sale Related Matters (CenterPoint Energy and CERC). CES provides natural gas supply to CenterPoint Energy’s and CERC’s NGD under contracts executed in a competitive bidding process, with the duration of some contracts extending into 2021. In addition, CERC is the natural gas transportation provider for a portion of CES’s customer base and will continue to be the transportation provider for these customers as long as these customers retain a relationship with the divested CES business.

Revenues and expenses incurred by CenterPoint Energy and CERC for natural gas transportation and supply are as follows:

	Year Ended December 31,
	2019	2018	2017	2019	2018	2017
	CenterPoint Energy			CERC
	(in millions)
Transportation revenue	$101	$104	$97	$101	$104	$97
Natural gas expense	125	107	49	124	107	49

The Infrastructure Services Disposal Group provided pipeline construction and repair services to CenterPoint Energy’s and CERC’s NGD. In accordance with consolidation guidance in ASC 980—Regulated Operations, costs incurred by NGD utilities for these pipeline construction and repair services are not eliminated in consolidation when capitalized and included in rate base by the NGD utility. Amounts charged for these services that were not capitalized are included primarily in Operation and maintenance expenses. Fees incurred by CenterPoint Energy’s and CERC’s NGD for pipeline construction and repair services were as follows:

	Year Ended December 31, 2019
	CenterPoint Energy (1)	CERC (1)
	(in millions)
Pipeline construction and repair services capitalized	$162	$20
Pipeline construction and repair service charges in operations and maintenance expense	4	4

(1)	Represents charges for the period February 1, 2019 through December 31, 2019 only due to the Merger.

Discontinued Operations (CERC)

On September 4, 2018, CERC completed the Internal Spin. CERC executed the Internal Spin to, among other things, enhance the access of CERC and CenterPoint Energy to low cost debt and equity through increased transparency and understandability of the financial statements, improve CERC’s credit quality by eliminating the exposure to Enable’s midstream business and provide clarity of internal reporting and performance metrics to enhance management’s decision making for CERC and CNP Midstream.

The Internal Spin represents a significant strategic shift that has a material effect on CERC’s operations and financial results and, as a result, CERC’s distribution of its equity investment in Enable met the criteria for discontinued operations classification. CERC has no continuing involvement in the equity investment of Enable. Therefore, CERC’s equity in earnings and related income taxes have been classified as Income from discontinued operations, net of tax, in CERC’s Statements of Consolidated Income for the periods presented. The following table presents amounts included in Income from discontinued operations, net of tax in CERC’s Statements of Consolidated Income.

	Year Ended December 31,
	2018	2017
	(in millions)
Equity in earnings of unconsolidated affiliate, net	$184	$265
Income tax expense	46	104
Income from discontinued operations, net of tax	$138	$161

(5) Revenue Recognition

The Registrants adopted ASC 606, Revenue from Contracts with Customers, and all related amendments on January 1, 2018 using the modified retrospective method for those contracts that were not completed as of the date of adoption. Application of the new revenue standard did not result in a cumulative effect adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The adoption of the new standard did not have a material impact on the Registrants’ financial position, results of operations or cash flows.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Registrants expect to be entitled to receive in exchange for these goods or services. The revenues and related balances in the following tables exclude operating revenues and balances from the Energy Services and Infrastructure Services Disposal Groups, which are now reflected as discontinued operations and assets held for sale. See Note 4 for further information.

The following tables disaggregate revenues by reportable segment and major source:

CenterPoint Energy

	Year Ended December 31, 2019
	Houston Electric T&D	Indiana Electric Integrated (1)	Natural Gas Distribution (1)	Corporate and Other (1)	Total
	(in millions)
Revenue from contracts	$2,984	$523	$3,709	$295	$7,511
Other (2)	12	—	36	5	53
Total revenues	$2,996	$523	$3,745	$300	$7,564

	Year Ended December 31, 2018
	Houston Electric T&D	Indiana Electric Integrated	Natural Gas Distribution	Corporate and Other	Total
	(in millions)
Revenue from contracts	$3,235	$—	$3,041	$6	$6,282
Other (2)	(3)	—	(11)	9	(5)
Total revenues	$3,232	$—	$3,030	$15	$6,277

	Year Ended December 31, 2017
	Houston Electric T&D	Indiana Electric Integrated	Natural Gas Distribution	Corporate and Other	Total
	(in millions)
Revenue from contracts	$3,001	$—	$2,658	$5	$5,664
Other (2)	(4)	—	30	9	35
Total revenues	$2,997	$—	$2,688	$14	$5,699

(1)	Reflects revenues from Vectren subsidiaries for the period from February 1, 2019 to December 31, 2019.

(2)
Primarily consists of income from ARPs, weather hedge gains (losses) and leases. ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Registrants recognize ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

Houston Electric

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Revenue from contracts	$2,984	$3,235	$3,001
Other (1)	6	(1)	(3)
Total revenues	$2,990	$3,234	$2,998

(1)
Primarily consists of income from ARPs and leases. ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Registrants recognize ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

CERC

	Year Ended December 31, 2019
	Natural Gas Distribution	Corporate and Other	Total
	(in millions)
Revenue from contracts	$2,974	$5	$2,979
Other (1)	39	—	39
Total revenues	$3,013	$5	$3,018

	Year Ended December 31, 2018
	Natural Gas Distribution	Corporate and Other	Total
	(in millions)
Revenue from contracts	$3,041	$1	$3,042
Other (1)	(11)	—	(11)
Total revenues	$3,030	$1	$3,031

	Year Ended December 31, 2017
	Natural Gas Distribution	Corporate and Other	Total
	(in millions)
Revenue from contracts	$2,658	$—	$2,658
Other (1)	30	—	30
Total revenues	$2,688	$—	$2,688

(1)
Primarily consists of income from ARPs, weather hedge gains (losses) and leases. ARPs are contracts between the utility and its regulators, not between the utility and a customer. The Registrants recognize ARP revenue as other revenues when the regulator-specified conditions for recognition have been met. Upon recovery of ARP revenue through incorporation in rates charged for utility service to customers, ARP revenue is reversed and recorded as revenue from contracts with customers. The recognition of ARP revenues and the reversal of ARP revenues upon recovery through rates charged for utility service may not occur in the same period.

Revenues from Contracts with Customers

Houston Electric T&D (CenterPoint Energy and Houston Electric). Houston Electric distributes electricity to customers over time and customers consume the electricity when delivered. Revenue, consisting of both volumetric and fixed tariff rates set by the PUCT, is recognized as electricity is delivered and represents amounts both billed and unbilled. Discretionary services requested by customers are provided at a point in time with control transferring upon the completion of the service. Revenue for discretionary services is recognized upon completion of service based on the tariff rates set by the PUCT. Payments for electricity distribution and discretionary services are aggregated and received on a monthly basis. Houston Electric performs transmission services over time as a stand-ready obligation to provide a reliable network of transmission systems. Revenue is recognized upon time elapsed, and the monthly tariff rate set by the PUCT. Payments are received on a monthly basis.

Indiana Electric Integrated (CenterPoint Energy). Indiana Electric generates, distributes and transmits electricity to customers over time, and customers consume the electricity when delivered. Revenue, consisting of both volumetric and fixed tariff rates set by state regulators, is recognized as electricity is delivered and represents amounts both billed and unbilled. Customers are billed monthly and payment terms, set by the regulator, require payment within a month of billing.

Natural Gas Distribution (CenterPoint Energy and CERC). CERC distributes and transports natural gas to customers over time, and customers consume the natural gas when delivered. Revenue, consisting of both volumetric and fixed tariff rates set by the state governing agency for that service area, is recognized as natural gas is delivered and represents amounts both billed and unbilled. Discretionary services requested by the customer are satisfied at a point in time and revenue is recognized upon completion of service and the tariff rates set by the applicable state regulator. Payments of natural gas distribution, transportation and discretionary services are aggregated and received on a monthly basis.

Contract Balances. When the timing of delivery of service is different from the timing of the payments made by customers and when the right to consideration is conditioned on something other than the passage of time, the Registrants recognize either a contract asset (performance precedes billing) or a contract liability (customer payment precedes performance). Those customers that prepay are represented by contract liabilities until the performance obligations are satisfied. The Registrants’ contract assets are included in Accrued unbilled revenues in their Consolidated Balance Sheets. As of December 31, 2019, the Registrants’ contract assets primarily relate to ESG contracts where revenue is recognized using the input method. The Registrants’ contract liabilities are included in Accounts payable and Other current liabilities in their Consolidated Balance Sheets. As of December 31, 2019, the Registrants’ contract liabilities primarily relate to ESG contracts where revenue is recognized using the input method.

The opening and closing balances of accounts receivable, other accrued unbilled revenue, contract assets and contract liabilities from contracts with customers for the year ended December 31, 2019 are as follows:

CenterPoint Energy

	Accounts Receivable	Other Accrued Unbilled Revenues	Contract Assets	Contract Liabilities
	(in millions)
Opening balance as of December 31, 2018 (1)	$458	$373	$—	$3
Closing balance as of December 31, 2019	566	469	6	30
Increase	$108	$96	$6	$27

(1)	Opening balances related to Vectren are as of February 1, 2019, and are thus excluded from the opening balance as of December 31, 2018.

The amount of revenue recognized in the year ended December 31, 2019 that was included in the opening contract liability was $3 million. The difference between the opening and closing balances of the contract liabilities primarily results from the timing difference between CenterPoint Energy’s performance and the customer’s payment, plus the addition of obligations acquired in the Merger.

Houston Electric

	Accounts Receivable	Other Accrued Unbilled Revenues	Contract Liabilities
	(in millions)
Opening balance as of December 31, 2018	$234	$110	$3
Closing balance as of December 31, 2019	210	117	3
Increase (decrease)	$(24)	$7	$—

The amount of revenue recognized in the year ended December 31, 2019 that was included in the opening contract liability was $3 million. The difference between the opening and closing balances of the contract liabilities primarily results from the timing difference between Houston Electric’s performance and the customer’s payment.

CERC

	Accounts Receivable	Other Accrued Unbilled Revenues
	(in millions)
Opening balance as of December 31, 2018	$224	$263
Closing balance as of December 31, 2019	222	249
Increase (decrease)	$(2)	$(14)

CERC does not have any opening or closing contract asset or contract liability balances.

Remaining Performance Obligations (CenterPoint Energy). The table below discloses (1) the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period for contracts and (2) when CenterPoint Energy expects to recognize this revenue. Such contracts include energy performance and sustainable infrastructure services contracts of ESG, which are included in Corporate and Other.

	Rolling 12 Months	Thereafter	Total
	(in millions)
Revenue expected to be recognized on contracts in place as of December 31, 2019:
Corporate and Other	$84	$752	$836
	$84	$752	$836

Practical Expedients and Exemption. Sales taxes and other similar taxes collected from customers are excluded from the transaction price. For contracts for which revenue from the satisfaction of the performance obligations is recognized in the amount invoiced, the practical expedient was elected and revenue expected to be recognized on these contracts has not been disclosed.

(6) Goodwill and Other Intangibles (CenterPoint Energy and CERC)

Goodwill and intangible assets related to the Infrastructure Services and Energy Services Disposal Groups are classified as held for sale on CenterPoint Energy’s and CERC’s respective Condensed Consolidated Balance Sheets, as applicable, and are excluded from the tabular disclosures below. See Note 4 for further information.
CenterPoint Energy’s goodwill as of December 31, 2018 and changes in the carrying amount of goodwill as of December 31, 2019 is as follows:

	December 31, 2018	Additions (1)	December 31, 2019
	(in millions)
Indiana Electric Integrated	$—	$1,121	$1,121
Natural Gas Distribution	746	2,566	3,312
Corporate and Other	11	438	449
Total	$757	$4,125	$4,882

(1)
This represents the allocation of goodwill to reportable segments from the Merger, changes from preliminary amounts previously reported and includes the final determination of fair value for each reportable segment. See Note 4.

CERC’s goodwill as of December 31, 2018 and December 31, 2019 is as follows:

	December 31, 2018	December 31, 2019
	(in millions)
Natural Gas Distribution	$746	$746
Corporate and Other	11	11
Total	$757	$757

CenterPoint Energy and CERC perform goodwill impairment tests at least annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. The impairment evaluation for goodwill is performed by comparing the fair value of each reporting unit with the carrying amount of the reporting unit, including goodwill. The reporting units approximate the reportable segments, with the exception of ESG, which is a separate reporting unit but included in CenterPoint Energy’s Corporate and Other reportable segment. The estimated fair value of a reporting unit is primarily determined based on an income approach or a weighted combination of income and market approaches. If the carrying amount of the reporting unit is in excess of the estimated fair value of the reporting unit, then the excess amount is the impairment charge that should be recorded, not to exceed the carrying amount of goodwill. See Note 2(g) for further discussion.

CenterPoint Energy and CERC performed the annual goodwill impairment test on July 1 of each of 2019 and 2018 and determined that no goodwill impairment charge was required for any reporting unit in its annual test.

In connection with its preparation of financial statements for the year ended December 31, 2019, CenterPoint Energy and CERC, as applicable, identified triggering events for interim goodwill impairment tests at the historically reported Infrastructure Services and Energy Services reporting units. Early stage bids received from market participants during the exploration of strategic alternatives for these businesses at year-end indicated that the fair value of each reporting unit was more likely than not below the carrying value.

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the businesses within its historically reported Infrastructure Services reporting unit. Per the Securities Purchase Agreement, VISCO will be converted from a wholly-owned corporation to a limited liability company that is disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing.  The sale will be considered an asset sale for tax purposes requiring the net deferred tax liabilities of approximately $123 million within the reporting unit as of December 31, 2019 to be recognized as a benefit to deferred income tax expense by CenterPoint Energy upon closing; therefore, any deferred tax assets and liabilities within the reporting unit are not included in the carrying amount of the assets and liabilities that will be transferred to the buyer. For further information, see Note 4 and 23.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell CES, which represents substantially all of the businesses within the historically reported Energy Services reporting unit. Per the Equity Purchase Agreement, CES will be converted from a wholly-owned corporation to a limited liability company that is disregarded for federal income tax purposes immediately prior to the closing of the transaction resulting in the sale of membership units at closing. For further information, see Note 4 and Note 23.

The fair value of the historically reported Infrastructure Services reporting unit was estimated using a market approach deriving an estimated fair value as of December 31, 2019 based on the economic terms agreed upon within the Securities Purchase Agreement, a Level 2 fair value measurement.  As of December 31, 2019 the fair value of the historically reported Infrastructure Services Disposal Group exceeded the carrying value (inclusive of deferred income tax liabilities of $123 million) and no impairment loss was recognized.

The fair value of the historically reported Energy Services reporting unit was estimated using a combination of the market approach and the income approach as of December 31, 2019, a Level 3 fair value measurement. CenterPoint Energy and CERC utilized the economic indicators of value received by market participants during the exploration of strategic alternatives to inform the fair value of substantially all of the businesses within this reporting unit as of December 31, 2019. Certain assets groups not constituting a business within the reporting unit were valued using an income approach.  CenterPoint Energy and CERC recognized an impairment loss on their historically reported Energy Services reporting unit of $48 million, the amount by which the carrying value (inclusive of deferred income tax liabilities of $25 million) exceeded the fair value as of December 31, 2019.

The tables below present information on CenterPoint Energy’s other intangible assets recorded in Intangible assets, net on the Consolidated Balance Sheets and the related amortization expense included in Depreciation and amortization on CenterPoint Energy’s Statements of Consolidated Income, unless otherwise indicated.

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Balance	Gross Carrying Amount	Accumulated Amortization	Net Balance
	(in millions)
Customer relationships (1)	$33	$(4)	$29	$—	$—	$—
Trade names (1)	16	(1)	15	—	—	—
Construction backlog (1) (2)	5	(4)	1	—	—	—
Operation and maintenance agreements (1) (2)	12	—	12	—	—	—
Other (1)	2	(1)	1	2	(1)	1
Total	$68	$(10)	$58	$2	$(1)	$1

(1)
The fair value of intangible assets acquired through acquisitions has been finalized. Intangible assets related to the Infrastructure Services and Energy Services Disposal Groups are excluded from the tabular disclosures. See Note 4.

(2)
Amortization expense related to the operation and maintenance agreements and construction backlog is included in Non-utility cost of revenues, including natural gas on CenterPoint Energy’s Statements of Consolidated Income.

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Amortization expense of intangible assets recorded in Depreciation and amortization (1) (2)	$5	$—	$—
Amortization expense of intangible assets recorded in Non-utility cost of revenues, including natural gas (2)	4	—	—

(1)	Includes $5 million for the year ended December 31, 2019 of amortization expense related to intangibles acquired in the Merger.

(2)
The fair value of intangible assets, and related amortization assumptions, acquired through acquisitions during the year ended December 31, 2019, have been finalized. Assets held for sale are not amortized. The table reflects amortization on continuing operations. See Note 4.

CenterPoint Energy estimates that amortization expense of intangible assets with finite lives for the next five years will be as follows:

Amortization Expense (1)
CenterPoint Energy
(in millions)
2020	$8
2021	6
2022	6
2023	6
2024	5

(1)	Assets held for sale are not amortized. The table reflects amortization on continuing operations. See Note 4.

(7) Regulatory Matters

The following is a list of regulatory assets and liabilities reflected on the Registrants’ respective Consolidated Balance Sheets as of December 31, 2019 and 2018. The “amortization through” columns indicate the latest year when a regulatory asset or regulatory liability category will be fully amortized:

	December 31, 2019
	CenterPoint Energy		Houston Electric		CERC
	Amortization Through	(in millions)	Amortization Through	(in millions)	Amortization Through	(in millions)
Regulatory Assets:
Current regulatory assets (1)	2020	$12	n/a	$—	2020	$12
Non-current regulatory assets:
Securitized regulatory assets	2024	788	2024	788	n/a	—
Unrecognized equity return (2)	2024	(168)	2024	(168)	n/a	—
Unamortized loss on reacquired debt (3)	2046	62	2046	62	n/a	—
Pension and postretirement-related regulatory asset (3)	Various (a)	637	TBD (b)	34	Various (a)	22
Hurricane Harvey restoration costs (3)	Various	68	TBD (b)	64	TBD (c)	4
Regulatory assets related to TCJA (3) (4)	Various	30	TBD (b)	23	2023	7
Asset retirement obligation (3)	Perpetual	131	Perpetual	26	Perpetual	94
Other regulatory assets-not earning a return (5)	Various (d)	147	Various	57	Various	48
Other regulatory assets	Various	422	Various	29	Various	16
Total non-current regulatory assets		2,117		915		191
Total regulatory assets		2,129		915		203
Regulatory Liabilities:
Current regulatory liabilities (6)	2020	47	n/a	—	2020	47
Non-current regulatory liabilities:
Regulatory liabilities related to TCJA (4)	Various	1,582	TBD (b)	821	Various	442
Estimated removal costs	Various	1,429	Various	244	Various	637
Other regulatory liabilities	Various	463	Various	223	Various	140
Total non-current regulatory liabilities		3,474		1,288		1,219
Total regulatory liabilities		3,521		1,288		1,266
Total regulatory assets and liabilities, net		$(1,392)		$(373)		$(1,063)

(a)	Pension and postretirement-related regulatory assets balances are measured annually, and the ending amortization period may change based on the actuarial valuation.

(b)	The recovery and amortization of these amounts are to be determined upon receipt of the final order.

(c)	The recovery and amortization of a portion of these amounts are expected to be determined in the next rate case.

(d)	Other regulatory assets not-earning a return includes items with different amortization periods; therefore, the amortization is accounted for through various periods.

	December 31, 2018
	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Regulatory Assets:
Current regulatory assets (1)	$77	$—	$77
Non-current regulatory assets:
Securitized regulatory assets	1,059	1,059	—
Unrecognized equity return (2)	(213)	(213)	—
Unamortized loss on reacquired debt (3)	68	68	—
Pension and postretirement-related regulatory asset (3)	725	33	30
Hurricane Harvey restoration costs (3)	68	64	4
Regulatory assets related to TCJA (3) (4)	33	23	10
Asset retirement obligation (3)	109	24	85
Other regulatory assets-not earning a return (3)	81	55	26
Other regulatory assets	37	11	26
Total non-current regulatory assets	1,967	1,124	181
Total regulatory assets	2,044	1,124	258
Regulatory Liabilities:
Current regulatory liabilities (6)	38	17	21
Non-current regulatory liabilities:
Regulatory liabilities related to TCJA (4)	1,323	847	476
Estimated removal costs	886	269	617
Other regulatory liabilities	316	182	134
Total non-current regulatory liabilities	2,525	1,298	1,227
Total regulatory liabilities	2,563	1,315	1,248
Total regulatory assets and liabilities, net	$(519)	$(191)	$(990)

(1)	Current regulatory assets are included in Prepaid expenses and other current assets in the Registrants’ respective Consolidated Balance Sheets.

(2)
The unrecognized equity return will be recognized as it is recovered in rates through 2024. The timing of CenterPoint Energy’s and Houston Electric’s recognition of the equity return will vary each period based on amounts actually collected during the period. The actual amounts recognized are adjusted at least annually to correct any over-collections or under-collections during the preceding 12 months.

	Year Ended December 31,
	2019		2018		2017
	CenterPoint Energy	Houston Electric	CenterPoint Energy	Houston Electric	CenterPoint Energy	Houston Electric
	(in millions)
Allowed equity return recognized	$45	$45	$74	$74	$42	$42

(3)	Substantially all of these regulatory assets are not earning a return.

(4)	The EDIT and deferred revenues will be recovered or refunded to customers as required by tax and regulatory authorities. See Note 15 for additional information.

(5)
Regulatory assets acquired in the Merger and not earning a return were recorded at fair value as of the Merger Date. Such fair value adjustments are recognized over time until the regulatory asset is recovered.

(6)	Current regulatory liabilities are included in Other current liabilities in each of the Registrants’ respective Consolidated Balance Sheets.

Houston Electric Base Rate Case (CenterPoint Energy and Houston Electric)

On April 5, 2019, and subsequently adjusted in errata filings in May and June 2019, Houston Electric filed its base rate application with the PUCT and the cities in its service area seeking approval for revenue increases of approximately $194 million, exclusive of the EDIT refund discussed below.

The key proposals of the base rate case included:

•	a rate base of $6.4 billion with a 50% debt/50% equity capital structure and a 10.4% ROE;

•	a prudency determination on all capital investments made by Houston Electric since January 1, 2010;

•	the establishment of a rider to refund unprotected EDIT resulting from the TCJA; and

•	updated depreciation rates and approval to recover other costs.

On September 16, 2019, the ALJs issued a PFD. The PUCT began deliberating on the PFD (which is prepared by ALJs at a different state agency) during its November 14, 2019 open meeting, but delayed final determination for further consideration. The PUCT again discussed the Houston Electric rate case at its December 13, 2019 open meeting and concluded that the PUCT would consider settlement a reasonable approach to resolving the rate case and noted that Houston Electric had indicated settlement negotiations were already underway. Houston Electric updated the PUCT at its January 16, 2020 open meeting regarding the status of settlement discussions, indicating that the parties were working on a settlement and anticipated a final settlement in the near future. On January 23, 2020, Houston Electric filed a Stipulation and Settlement Agreement with the PUCT, which provides for the following, among other things:

•	an overall revenue requirement increase of approximately $13 million;

•	an ROE of 9.4%;

•	a capital structure of 57.5% debt/42.5% equity;

•	a refund of unprotected EDIT of $105 million plus carrying costs over approximately 30-36 months; and

•	recovery of all retail transmission related costs through the TCRF.

Also, Houston Electric is not required to make a one-time refund of capital recovery from its TCOS and DCRF mechanisms. Future TCOS filings will take into account both ADFIT and EDIT until the final order from Houston Electric’s next base rate proceeding. No rate base items are expected to be written off; however, approximately $12 million in rate case expenses were written off in 2019. A base rate case application must be filed for Houston Electric no later than four years from the date of the PUCT’s final order in the proceeding. Additionally, Houston Electric will not file a DCRF in 2020, nor will a subsequent separate proceeding with the PUCT be instituted regarding EDIT on Houston Electric’s securitized assets.

Furthermore, under the terms of the Stipulation and Settlement Agreement, Houston Electric agreed to adopt certain ring-fencing measures to increase its financial separateness from CenterPoint Energy, which include the following:

•
Houston Electric’s credit agreements and indentures shall not contain cross-default provisions by which a default by CenterPoint Energy or its other affiliates would cause a default at Houston Electric;

•
The financial covenant in Houston Electric’s credit agreement shall not be related to any entity other than Houston Electric. Houston Electric shall not include in its debt or credit agreements any financial covenants or rating agency triggers related to any entity other than Houston Electric;

•
Houston Electric shall not pledge its assets in respect of or guarantee any debt or obligation of any of its affiliates. Houston Electric shall not pledge, mortgage, hypothecate, or grant a lien upon the property of Houston Electric except pursuant to an exception in effect in Houston Electric’s current credit agreement, such as Houston Electric’s first mortgage and general mortgage;

•	Houston Electric shall maintain its own stand-alone credit facility, and Houston Electric shall not share its credit facility with any regulated or unregulated affiliate;

•	Houston Electric shall maintain ratings with all three major credit ratings agencies;

•	Houston Electric shall maintain a stand-alone credit rating;

•	Houston Electric’s first mortgage bonds and general mortgage bonds shall be secured only with assets of Houston Electric;

•	No Houston Electric assets may be used to secure the debt of CenterPoint Energy or its other affiliates;

•
Houston Electric shall not hold out its credit as being available to pay the debt of any affiliates (provided that, for the avoidance of doubt, Houston Electric is not considered to be holding its credit out to pay the debt of affiliates, or in breach of any other ring-fencing measure, with respect to the $68 million of Houston Electric general mortgage bonds that currently serve as collateral for certain outstanding CenterPoint Energy pollution control bonds);

•
Without prior approval of the PUCT, neither CenterPoint Energy nor any affiliate of CenterPoint Energy (excluding Houston Electric) may incur, guarantee, or pledge assets in respect of any incremental new debt that is dependent on: (1) the revenues of Houston Electric in more than a proportionate degree than the other revenues of CenterPoint Energy; or (2) the equity of Houston Electric;

•
Houston Electric shall not transfer any material assets or facilities to any affiliates, other than a transfer that is on an arm’s length basis consistent with the PUCT’s affiliate standards applicable to Houston Electric;

•	Except for its participation in an affiliate money pool, Houston Electric shall not commingle its assets with those of other CenterPoint Energy affiliates;

•	Except for its participation in an affiliate money pool, Houston Electric shall not lend money to or borrow money from CenterPoint Energy; and

•	Houston Electric shall notify the PUCT if its issuer credit rating or corporate credit rating as rated by any of the three major rating agencies falls below investment grade.

The PUCT approved the settlement at its February 14, 2020 open meeting. A final order from the PUCT is currently expected during the first quarter of 2020; however, motions for rehearing, if granted, could result in the order being issued after the first quarter of 2020. The rates are expected to be implemented 45 days after the final order is issued.

CenterPoint Energy and Houston Electric record pre-tax expense for (i) probable disallowances of capital investments and (ii) customer refund obligations and costs deferred in regulatory assets when recovery of such amounts is no longer considered probable.

(8) Stock-Based Incentive Compensation Plans and Employee Benefit Plans

(a) Stock-Based Incentive Compensation Plans (CenterPoint Energy)

CenterPoint Energy has LTIPs that provide for the issuance of stock-based incentives, including stock options, performance awards, restricted stock unit awards and restricted and unrestricted stock awards to officers, employees and non-employee directors.  Approximately 14 million shares of Common Stock are authorized under these plans for awards. CenterPoint Energy issues new shares of its Common Stock to satisfy stock-based payments related to LTIPs. Equity awards are granted to employees without cost to the participants.

Compensation costs for the performance and stock unit awards granted under LTIPs are measured using fair value and expected achievement levels on the grant date. For performance awards with operational goals, the achievement levels are revised as goals are evaluated. The fair value of awards granted to employees is based on the closing stock price of CenterPoint Energy’s Common Stock on the grant date. The compensation expense is recorded on a straight-line basis over the vesting period.  Forfeitures are estimated on the date of grant based on historical averages and estimates are updated periodically throughout the vesting period.

The performance awards granted in 2019, 2018 and 2017 are distributed based upon the achievement of certain objectives over a three-year performance cycle. The stock unit awards granted in 2019, 2018 and 2017 are service based. The stock unit awards generally vest at the end of a three-year period, provided, however, that stock unit awards granted to non-employee directors vested at the end of a one-year period (for awards granted in 2017) or vested immediately upon grant (for awards granted in 2019 and 2018). Upon vesting, both the performance and stock unit awards are issued to the participants along with the value of dividend equivalents earned over the performance cycle or vesting period.

The following table summarizes CenterPoint Energy’s expenses related to LTIPs for 2019, 2018 and 2017:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
LTIP Compensation expense (1)	$28	$26	$21
Income tax benefit recognized	7	6	8
Actual tax benefit realized for tax deductions	12	5	6

(1)	Amounts presented in the table above are included in Operation and maintenance expense in CenterPoint Energy’s Statements of Consolidated Income and shown prior to any amounts capitalized.

The following tables summarize CenterPoint Energy’s LTIP activity for 2019:

	Year Ended December 31, 2019
	Shares (Thousands)	Weighted-Average Grant Date Fair Value	Remaining Average Contractual Life (Years)	Aggregate Intrinsic Value (2) (Millions)
Performance Awards (1)
Outstanding and non-vested as of December 31, 2018	3,818	$23.91
Granted	1,413	31.16
Forfeited or canceled	(825)	24.78
Vested and released to participants	(1,074)	18.97
Outstanding and non-vested as of December 31, 2019	3,332	$28.36	1.1	$53

Stock Unit Awards
Outstanding and non-vested as of December 31, 2018	1,060	$24.08
Granted	470	31.07
Forfeited or canceled	(131)	27.95
Vested and released to participants	(433)	20.72
Outstanding and non-vested as of December 31, 2019	966	$28.46	1.2	$26

(1)	Reflects maximum performance achievement.

(2)	Reflects the impact of current expectations of achievement and stock price.

The weighted average grant date fair values per unit of awards granted were as follows for 2019, 2018 and 2017:

	Year Ended December 31,
	2019	2018	2017
	(In millions, except for per unit amounts)
Performance Awards
Weighted-average grant date fair value per unit of awards granted	$31.16	$26.74	$26.64
Total intrinsic value of awards received by participants	36	12	7
Vested grant date fair value	20	9	5

Stock Unit Awards
Weighted-average grant date fair value per unit of awards granted	$31.07	$26.62	$26.77
Total intrinsic value of awards received by participants	15	9	9
Vested grant date fair value	9	7	7

As of December 31, 2019, there was $34 million of total unrecognized compensation cost related to non-vested performance and stock awards which is expected to be recognized over a weighted-average period of 1.7 years.

(b) Pension Benefits (CenterPoint Energy)

CenterPoint Energy maintains a non-contributory qualified defined benefit pension plan covering eligible employees, with benefits determined using a cash balance formula. In addition to the non-contributory qualified defined benefit pension plan, CenterPoint Energy maintains unfunded non-qualified benefit restoration plans which allow participants to receive the benefits to which they would have been entitled under CenterPoint Energy’s non-contributory qualified pension plan except for federally mandated limits on qualified plan benefits or on the level of compensation on which qualified plan benefits may be calculated.

As a result of the Merger, CenterPoint Energy now also maintains three additional qualified defined benefit pension plans which are closed to new participants and a non-qualified supplemental retirement plan. The defined benefit pension plans cover eligible full-time regular employees and retirees of Vectren and are primarily non-contributory.

CenterPoint Energy’s net periodic cost includes the following components relating to pension, including the non-qualified benefit plans:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Service cost (1)	$40	$37	$36
Interest cost (2)	96	79	89
Expected return on plan assets (2)	(105)	(107)	(97)
Amortization of prior service cost (2)	9	9	9
Amortization of net loss (2)	52	43	58
Settlement cost (2) (3)	2	—	—
Curtailment gain (2) (4)	(1)	—	—
Net periodic cost	$93	$61	$95

(1)	Amounts presented in the table above are included in Operation and maintenance expense in CenterPoint Energy’s Statements of Consolidated Income, net of regulatory deferrals and amounts capitalized.

(2)	Amounts presented in the table above are included in Other, net in CenterPoint Energy’s Statements of Consolidated Income, net of regulatory deferrals.

(3)
A one-time, non-cash settlement cost is required when the total lump sum distributions or other settlements of plan benefit obligations during a plan year exceed the service cost and interest cost components of the net periodic cost for that year. In 2019, CenterPoint Energy recognized a non-cash settlement cost due to lump sum settlement payments.

(4)
A curtailment gain or loss is required when the expected future services of a significant number of employees are reduced or eliminated for the accrual of benefits. In 2019, CenterPoint Energy recognized a pension curtailment gain related to employees who were terminated after the Merger closed.

CenterPoint Energy used the following assumptions to determine net periodic cost relating to pension benefits:

	Year Ended December 31,
	2019	2018	2017
Discount rate	4.35%	3.65%	4.15%
Expected return on plan assets	6.00	6.00	6.00
Rate of increase in compensation levels	4.60	4.45	4.50

In determining net periodic benefit cost, CenterPoint Energy uses fair value, as of the beginning of the year, as its basis for determining expected return on plan assets.

The following table summarizes changes in the benefit obligation, plan assets, the amounts recognized in the Consolidated Balance Sheets as well as the key assumptions of CenterPoint Energy’s pension plans. The measurement dates for plan assets and obligations were December 31, 2019 and 2018.

	December 31,
	2019	2018
	(in millions, except for actuarial assumptions)
Change in Benefit Obligation
Benefit obligation, beginning of year	$2,013	$2,225
Plan obligations assumed in Merger	332	—
Service cost	40	37
Interest cost	96	79
Benefits paid	(244)	(201)
Actuarial (gain) loss (1)	216	(127)
Plan amendment	1	—
Curtailment	(1)	—
Benefit obligation, end of year	2,453	2,013
Change in Plan Assets
Fair value of plan assets, beginning of year	1,516	1,801
Plan assets assumed in Merger	286	—
Employer contributions	109	69
Benefits paid	(244)	(201)
Actual investment return	338	(153)
Fair value of plan assets, end of year	2,005	1,516
Funded status, end of year	$(448)	$(497)

Amounts Recognized in Balance Sheets
Current liabilities-other	$(8)	$(7)
Other liabilities-benefit obligations	(440)	(490)
Net liability, end of year	$(448)	$(497)
Actuarial Assumptions
Discount rate (2)	3.20%	4.35%
Expected return on plan assets (3)	5.75	6.00
Rate of increase in compensation levels	4.95	4.60
Interest crediting rate	3.25	3.75

(1)
Significant sources of loss for 2019 include the decrease in discount rate from 4.35% to 3.20%. Significant sources of gain for 2018 include the increase in discount rate from 3.65% to 4.35% and the mortality projection scale change from MP2017 to MP2018.

(2)
The discount rate assumption was determined by matching the projected cash flows of CenterPoint Energy’s plans against a hypothetical yield curve of high-quality corporate bonds represented by a series of annualized individual discount rates from one-half to 99 years.

(3)	The expected rate of return assumption was developed using the targeted asset allocation of CenterPoint Energy’s plans and the expected return for each asset class.

The following table displays pension benefits related to CenterPoint Energy’s pension plans that have accumulated benefit obligations in excess of plan assets:

	December 31,
	2019		2018
	Pension (Qualified)	Pension (Non-qualified)	Pension (Qualified)	Pension (Non-qualified)
	(in millions)
Accumulated benefit obligation	$2,352	$68	$1,930	$61
Projected benefit obligation	2,385	68	1,952	61
Fair value of plan assets	2,005	—	1,516	—

The accumulated benefit obligation for all defined benefit pension plans on CenterPoint Energy’s Consolidated Balance Sheets was $2,420 million and $1,991 million as of December 31, 2019 and 2018, respectively.

Multi-employer Pension Plan

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. For further information, see Notes 4, 6 and 23.

CenterPoint Energy, through the Infrastructure Services Disposal Group, participates in several industry wide multi-employer pension plans for its collective bargaining employees which provide for monthly benefits based on length of service. The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects: (1) assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers and (3) if CenterPoint Energy stops participation in some of its multi-employer pension plans, CenterPoint Energy may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

Expense is recognized as payments are accrued for work performed or when withdrawal liabilities are probable and estimable. Expense associated with multi-employer plans of $52 million during the year ended December 31, 2019. During 2019, CenterPoint Energy made contributions to these multi-employer plans on behalf of employees that participate in approximately 215 local unions. Contracts with these unions are negotiated with trade agreements through two primary contractor associations. These trade agreements have varying expiration dates ranging from 2020 through 2022. The average contribution related to these local unions was less than $1 million, and the largest contribution was approximately $5 million. Multiple unions can contribute to a single multi-employer plan. CenterPoint Energy made contributions to at least 72 plans in 2019, eight of which are considered significant plans based on, among other things, the amount of the contributions, the number of employees participating in the plan, and the funded status of the plan.

CenterPoint Energy’s participation in the significant plans is outlined in the following table. The EIN / Pension Plan Number column provides the EIN and three-digit pension plan numbers. The most recent Pension Protection Act Zone Status available in 2019 is for the plan year end at January 31, 2019 for the Central Pension Fund, May 31, 2019 for the Indiana Pension Laborers Fund, December 31, 2018 for the Pipeline Industry Benefit Fund, December 31, 2018 for the Laborers District Council & Contractors’ Pension Fund of Ohio, April 30, 2019 for the Ohio Operating Engineers Pension Fund, April 30, 2019 for the Operating Engineers Local 324 Fringe Benefit Fund, December 31, 2018 for the Minnesota Laborers Pension Fund, and December 31, 2018 for the Laborers’ Combined Fund of Western Pennsylvania. Generally, plans in the red zone are less than 65% funded, plans in the yellow zone are less than 80% funded and plans in the green zone are at least 80% funded. The FIP/RP Status Pending / Implemented column indicates plans for which a FIP or RP is either pending or has been implemented. The multi-employer contributions listed in the table below are CenterPoint Energy’s multi-employer contributions made in 2019.

Federal law requires pension plans in endangered status to adopt a FIP and plans in critical status to adopt a RP aimed at restoring the financial health of the plan. In December 2014, the Multi-employer Pension Reform Act of 2014 was passed and permanently extended the Pension Protection Act of 2006 multi-employer plan critical and endangered status funding rules, among other things, including providing a provision for a plan sponsor to suspend or reduce benefit payments to preserve plans in critical and declining status.

		Pension Protection Act Zone Status		Multi-employer Contributions
Pension Fund	EIN/Pension Plan Number	2019	FIP/RP Status Pending/Implemented	2019	Surcharge Imposed
				(in millions)
Central Pension Fund	36-6052390-001	Green	No	$12	No
Indiana Laborers Pension Fund	35-6027150-001	Green	No	5	No
Pipeline Industry Benefit Fund	73-0742835-001	Green	No	5	No
Laborers District Fund of Ohio	31-6129964-001	Green	No	4	No
Ohio Operating Engineers Pension Fund	31-6129968-001	Green	No	3	No
Operating Engineers Local #324 Fund (1)	38-1900637-001	Red	Implemented	3	No
Minnesota Laborers Pension Fund	41-6159599-001	Green	No	3	No
Laborers’ Combined Fund of Western PA (2)	25-6135576-001	Red	Implemented	2	No
Other				15
Total Contributions				$52

(1)
The Operating Engineers Local #324 Fringe Benefits Fund was certified to be in “critical” status for the plan year ending April 30, 2019. In an effort to improve the plan’s funding situation, on March 17, 2011, the trustees adopted a plan amendment, which reduced benefit accruals and eliminated some ancillary benefits, and adopted an RP that will be effective from May 1, 2013 through April 30, 2023 or until the plan is no longer in critical status. On April 27, 2015, the trustees updated the RP to change the annual standard for meeting the requirements of the RP. The trustees further updated the RP on January 29, 2019. The annual standard is that actuarial projections updated for each year show the fund is expected to remain solvent for a 20-year projection period.

(2)
The Laborers’ Combined Fund of Western Pennsylvania was previously deemed in critical status. The trustees adopted a FIP that is scheduled to run through December 31, 2020 and provided for changes in adjustable benefits and increases in the employer contribution rate.

While not considered significant to CenterPoint Energy, there are four plans in red zone status receiving CenterPoint Energy contributions. There are also five other plans where CenterPoint Energy contributions exceed 5% of each plan’s total contributions; however, none of these plans are considered significant to CenterPoint Energy.

(c) Postretirement Benefits

CenterPoint Energy provides certain healthcare and life insurance benefits for eligible retired employees on both a contributory and non-contributory basis. The Registrants’ employees (other than employees of Vectren and its subsidiaries) who were hired before January 1, 2018 and who have met certain age and service requirements at retirement, as defined in the plans, are eligible to participate in these benefit plans. Employees hired on or after January 1, 2018 are not eligible for these benefits, except that such employees represented by IBEW Local Union 66 are eligible to participate in certain of the benefits, subject to the applicable age and service requirements. With respect to retiree medical and prescription drug benefits, employees represented by the IBEW Local Union 66 who retire on or after January 1, 2017, and their dependents, receive any such benefits exclusively through the NECA/IBEW Family Medical Care Plan pursuant to the terms of the renegotiated collective bargaining agreement entered into in May 2016. Houston Electric and CERC are required to fund a portion of their obligations in accordance with rate orders. All other obligations are funded on a pay-as-you-go basis.

As a result of the Merger, CenterPoint Energy now maintains an additional postretirement benefit plan. The postretirement benefit plan provides health care and life insurance benefits, which are a combination of self-insured and fully insured programs, to eligible Vectren retirees on both a contributory and non-contributory basis.

Postretirement benefits are accrued over the active service period of employees. The net postretirement benefit cost includes the following components:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Service cost (1)	$3	$1	$1	$2	$—	$1	$2	$1	$1
Interest cost (2)	15	7	5	13	8	4	16	9	5
Expected return on plan assets (2)	(5)	(4)	(1)	(5)	(4)	(1)	(5)	(4)	(1)
Amortization of prior service cost (credit) (2)	(5)	(6)	1	(5)	(5)	1	(5)	(6)	1
Net postretirement benefit cost (credit)	$8	$(2)	$6	$5	$(1)	$5	$8	$—	$6

(1)
Amounts presented in the table above are included in Operation and maintenance expense in each of the Registrants’ respective Statements of Consolidated Income, net of regulatory deferrals and amounts capitalized.

(2)	Amounts presented in the table above are included in Other, net in each of the Registrants’ respective Statements of Consolidated Income, net of regulatory deferrals.

The following assumptions were used to determine net periodic cost relating to postretirement benefits:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
Discount rate	3.20%	3.20%	3.20%	3.60%	3.60%	3.60%	4.15%	4.15%	4.15%
Expected return on plan assets	4.60	4.70	4.15	4.55	4.75	3.85	4.50	4.75	3.60

The following table summarizes changes in the benefit obligation, plan assets, the amounts recognized in consolidated balance sheets and the key assumptions of the postretirement plans. The measurement dates for plan assets and benefit obligations were December 31, 2019 and 2018.

	December 31,
	2019			2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Change in Benefit Obligation
Benefit obligation, beginning of year	$331	$166	$110	$386	$225	$109
Plan obligations assumed in Merger	37	—	—	—	—	—
Service cost	3	1	1	2	—	1
Interest cost	15	7	5	13	8	4
Participant contributions	8	2	4	7	2	4
Benefits paid	(26)	(13)	(8)	(25)	(13)	(9)
Plan amendment	9	3	5	—	—	—
Actuarial (gain) loss (1)	(21)	(4)	(15)	(52)	(56)	1
Benefit obligation, end of year	356	162	102	331	166	110
Change in Plan Assets
Fair value of plan assets, beginning of year	114	89	25	120	93	26
Employer contributions	17	10	3	14	9	4
Participant contributions	8	2	4	7	2	4
Benefits paid	(26)	(13)	(8)	(25)	(13)	(9)
Actual investment return	15	13	3	(2)	(2)	—
Fair value of plan assets, end of year	128	101	27	114	89	25
Funded status, end of year	$(228)	$(61)	$(75)	$(217)	$(77)	$(85)
Amounts Recognized in Balance Sheets
Current liabilities-other	$(8)	$—	$(3)	$(6)	$—	$(3)
Other liabilities-benefit obligations	(220)	(61)	(72)	(211)	(77)	(82)
Net liability, end of year	$(228)	$(61)	$(75)	$(217)	$(77)	$(85)
Actuarial Assumptions
Discount rate (2)	3.25%	3.25%	3.25%	4.35%	4.35%	4.35%
Expected return on plan assets (3)	3.95	4.05	3.35	4.60	4.70	4.15
Medical cost trend rate assumed for the next year - Pre-65	5.50	5.50	5.50	5.95	5.95	5.95
Medical/prescription drug cost trend rate assumed for the next year - Post-65	5.75	5.75	5.75	28.60	28.60	28.60
Prescription drug cost trend rate assumed for the next year - Pre-65	8.00	8.00	8.00	9.20	9.20	9.20
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50	4.50	4.50	4.50	4.50	4.50
Year that the cost trend rates reach the ultimate trend rate - Pre-65	2028	2028	2028	2026	2026	2026
Year that the cost trend rates reach the ultimate trend rate - Post-65	2029	2029	2029	2027	2027	2027

(1)
Significant sources of gain for 2019 include favorable cost trend rates and benefit claims experience in addition to the change in mortality projection scale from MP2018 to MP2019. Significant sources of gain for 2018 include the increase in the discount rate from 3.60% to 4.35%, favorable benefit claims experience and cost trend rates in addition to the change in mortality projection scale from MP2017 to MP2018.

(2)
The discount rate assumption was determined by matching the projected cash flows of the plans against a hypothetical yield curve of high-quality corporate bonds represented by a series of annualized individual discount rates from one-half to 99 years.

(3)	The expected rate of return assumption was developed using the targeted asset allocation of the plans and the expected return for each asset class.

(d) Accumulated Other Comprehensive Income (Loss) (CenterPoint Energy and CERC)

CenterPoint Energy recognizes the funded status of its pension and other postretirement plans on its Consolidated Balance Sheets. To the extent this obligation exceeds amounts previously recognized in the Statements of Consolidated Income, CenterPoint Energy records a regulatory asset for that portion related to its rate regulated utilities. To the extent that excess liability does not relate to a rate regulated utility, the offset is recorded as a reduction to equity in accumulated other comprehensive income.

Amounts recognized in accumulated other comprehensive loss (gain) consist of the following:

	December 31,
	2019			2018
	Pension Benefits	Postretirement Benefits		Pension Benefits	Postretirement Benefits
	CenterPoint Energy	CenterPoint Energy	CERC	CenterPoint Energy	CenterPoint Energy	CERC
	(in millions)
Unrecognized actuarial loss (gain)	$105	$(16)	$(12)	$109	$(7)	$(3)
Unrecognized prior service cost	—	7	7	1	5	5
Deferred tax benefit	—	—	—	—	—	(9)
Net amount recognized in accumulated other comprehensive loss (gain)	$105	$(9)	$(5)	$110	$(2)	$(7)

The changes in plan assets and benefit obligations recognized in other comprehensive income during 2019 are as follows:

	Pension Benefits	Postretirement Benefits
	CenterPoint Energy	CenterPoint Energy	CERC
	(in millions)
Net loss (gain)	$4	$(8)	$(6)
Amortization of net loss	(8)	—	—
Amortization of prior service cost	(1)	1	(1)
Total recognized in comprehensive income	$(5)	$(7)	$(7)
Total expense recognized in net periodic costs and Other comprehensive income	$87	$1	$(1)

(e) Pension Plan Assets (CenterPoint Energy)

In managing the investments associated with the benefit plans, CenterPoint Energy’s objective is to achieve and maintain a fully funded plan. This objective is expected to be achieved through an investment strategy that manages liquidity requirements while maintaining a long-term horizon in making investment decisions and efficient and effective management of plan assets.

As part of the investment strategy discussed above, CenterPoint Energy maintained the following weighted average allocation targets for its pension plans as of December 31, 2019:

	Minimum	Maximum
U.S. equity	19%	29%
International equity	8%	18%
Real estate	3%	9%
Fixed income	52%	62%
Cash	0%	2%

The following tables set forth by level, within the fair value hierarchy (see Note 10), CenterPoint Energy’s pension plan assets at fair value as of December 31, 2019 and 2018:

	Fair Value Measurements as of December 31,
	2019				2018
	(Level 1)	(Level 2)	(Level 3)	Total	(Level 1)	(Level 2)	(Level 3)	Total
	(in millions)
Cash	$(7)	$—	$—	$(7)	$19	$—	$—	$19
Corporate bonds:
Investment grade or above	—	699	—	699	—	368	—	368
Equity securities:
U.S. companies	69	—	—	69	60	—	—	60
Cash received as collateral from securities lending	61	—	—	61	77	—	—	77
U.S. treasuries	232	—	—	232	196	—	—	196
Mortgage backed securities	—	8	—	8	—	6	—	6
Asset backed securities	—	3	—	3	—	1	—	1
Municipal bonds	—	44	—	44	—	27	—	27
Mutual funds (2)	270	—	—	270	167	—	—	167
International government bonds	—	21	—	21	—	16	—	16
Obligation to return cash received as collateral from securities lending	(61)	—	—	(61)	(77)	—	—	(77)
Total investments at fair value	$564	$775	$—	$1,339	$442	$418	$—	$860
Investments measured by net asset value per share or its equivalent (1) (2)				666				656
Total Investments				$2,005				$1,516

(1)	Represents investments in common collective trust funds.

(2)	The amounts invested in mutual funds and common collective trust funds were allocated as follows:

	As of December 31,
	2019		2018
	Mutual Funds	Common Collective Trust Funds	Mutual Funds	Common Collective Trust Funds
International equities (1)	31%	29%	85%	41%
U.S. equities	49%	51%	15%	5%
Real estate	1%	6%	—%	—%
Fixed income	19%	14%	—%	54%

(1)
The amounts invested in international equities for 2018 include allocations of 34% in mutual funds and 4% in common collective trust funds,which were previously reported as allocations in emerging market equities.

The pension plans utilized both exchange traded and over-the-counter financial instruments such as futures, interest rate options and swaps that were marked to market daily with the gains/losses settled in the cash accounts. The pension plans did not include any holdings of CenterPoint Energy Common Stock as of December 31, 2019 or 2018.

(f) Postretirement Plan Assets

In managing the investments associated with the postretirement plans, the Registrants’ objective is to achieve and maintain a fully funded plan. This objective is expected to be achieved through an investment strategy that manages liquidity requirements while maintaining a long-term horizon in making investment decisions and efficient and effective management of plan assets.

As part of the investment strategy discussed above, the Registrants maintained the following weighted average allocation targets for the postretirement plans as of December 31, 2019:

	CenterPoint Energy		Houston Electric		CERC
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
U.S. equity	13%	23%	13%	23%	15%	25%
International equity	3%	13%	3%	13%	2%	12%
Fixed income	69%	79%	69%	79%	68%	78%
Cash	0%	2%	0%	2%	0%	2%

The following table presents mutual funds by level, within the fair value hierarchy, the Registrants’ postretirement plan assets at fair value as of December 31, 2019 and 2018:

	Fair Value Measurements as of December 31,
	2019				2018
	Mutual Funds
	(Level 1)	(Level 2)	(Level 3)	Total	(Level 1)	(Level 2)	(Level 3)	Total
	(in millions)
CenterPoint Energy	$128	$—	$—	$128	$114	$—	$—	$114
Houston Electric	101	—	—	101	89	—	—	89
CERC	27	—	—	27	25	—	—	25

The amounts invested in mutual funds were allocated as follows:

	As of December 31,
	2019			2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
Fixed income	71%	71%	69%	74%	74%	73%
U.S. equities	21%	21%	24%	19%	19%	21%
International equities	8%	8%	7%	7%	7%	6%

(g) Benefit Plan Contributions

The Registrants made the following contributions in 2019 and expect to make the following minimum contributions in 2020 to the indicated benefit plans below:

	Contributions in 2019			Expected Minimum Contributions in 2020
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Qualified pension plans	$86	$—	$—	$76	$—	$—
Non-qualified pension plans	23	—	—	7	—	—
Postretirement benefit plans	17	10	3	17	9	3

The following benefit payments are expected to be paid by the pension and postretirement benefit plans:

	Pension Benefits	Postretirement Benefits
	CenterPoint Energy	CenterPoint Energy	Houston Electric	CERC
	(in millions)
2020	$180	$18	$8	$5
2021	178	18	8	4
2022	180	19	9	5
2023	181	20	10	5
2024	177	21	10	6
2025-2029	824	112	54	30

(h) Savings Plan

CenterPoint Energy maintains the CenterPoint Energy Savings Plan, a tax-qualified employee savings plan that includes a cash or deferred arrangement under Section 401(k) of the Code, and an employee stock ownership plan under Section 4975(e)(7) of the Code. Under the plan, participating employees may make pre-tax or Roth contributions and, if eligible, after-tax contributions up to certain federally mandated limits. Participating Registrants provide matching contributions and, as of January 1, 2020, nonelective contributions, if eligible, up to certain limits. CenterPoint Energy, through the Merger, also acquired additional defined contribution retirement savings plans sponsored by Vectren and its subsidiaries that are qualified under sections 401(a) and 401(k) of the Code, one of which merged into the CenterPoint Energy Savings Plan as of January 1, 2020.

The CenterPoint Energy Savings Plan has significant holdings of Common Stock. As of December 31, 2019, 11,051,800 shares of Common Stock were held by the savings plan, which represented approximately 13% of its investments. Given the concentration of the investments in Common Stock, the savings plan and its participants have market risk related to this investment. The savings plan limits the percentage of future contributions that can be invested in Common Stock to 25% and prohibits transfers of account balances where the transfer would result in more than 25% of a participant’s total account balance invested in Common Stock.

CenterPoint Energy allocates the savings plan benefit expense to Houston Electric and CERC related to their respective employees. The following table summarizes the Registrants’ savings plan benefit expense for 2019, 2018 and 2017:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Savings plan benefit expenses (1)	$58	$18	$18	$43	$17	$18	$41	$17	$17

(1)	Amounts presented in the table above are included in Operation and maintenance expense in the Registrants’ respective Statements of Consolidated Income and shown prior to any amounts capitalized.

(i) Other Benefits Plans

The Registrants participate in CenterPoint Energy’s plans that provide postemployment benefits for certain former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily healthcare and life insurance benefits for participants in the long-term disability plan).

CenterPoint Energy maintains non-qualified deferred compensation plans, including plans acquired in the Merger, that provide benefits payable to eligible directors, officers and select employees or their designated beneficiaries at specified future dates or upon termination, retirement or death. Benefit payments are made from the general assets of the participating Registrants.

Expenses related to other benefit plans were recorded as follows:

	Year Ended December 31,
	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Postemployment benefits	$2	$1	$1	$3	$4	$1	$6	$1	$4
Deferred compensation plans	4	1	—	3	1	—	3	1	—

Amounts related to other benefit plans were included in Benefit Obligations in the Registrants’ accompanying Consolidated Balance Sheets as follows:

	December 31, 2019			December 31, 2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Postemployment benefits	$11	$3	$7	$11	$3	$7
Deferred compensation plans	41	8	3	42	9	3
Split-dollar life insurance arrangements	32	1	—	36	1	—

(j) Change in Control Agreements and Other Employee Matters

CenterPoint Energy has a change in control plan, which was amended and restated on May 1, 2017. The plan generally provides, to the extent applicable, in the case of a change in control of CenterPoint Energy and covered termination of employment, for severance benefits of up to three times annual base salary plus bonus, and other benefits. Certain CenterPoint Energy officers, including the Executive Chairman, are participants under the plan.

Certain key employees of Vectren and its subsidiaries have change in control agreements or employment agreements that provide payments and other benefits upon a covered termination of employment.

As of December 31, 2019, the Registrants’ employees were covered by collective bargaining agreements as follows:

		Percentage of Employees Covered
	Agreement Expiration	CenterPoint Energy	Houston Electric	CERC
IBEW Local 66	May 2020	10%	51%	—
OPEIU Local 12 and Mankato	March and May 2021	2%	—	3%
Gas Workers Union Local 340	April 2020	3%	—	12%
IBEW Locals 949 & 1393 and USW Locals 12213 & 7441	December 2020	4%	—	7%
USW Locals 13-227 & 13-1 and IBEW Local 702	June and July 2022	5%	—	12%
Teamsters Local 135	September 2021	—	—	—
UWUA Local 175	October 2021	1%	—	—
Trade Agreements of Infrastructure Services through the DCA and PLCA (1)	Various expiration dates in 2020–2022	27%	—	—
Total		52%	51%	34%

(1)
Infrastructure Services Disposal Group negotiates various trade agreements through contractor associations. The two primary associations are the DCA and the PLCA.  These trade agreements are with a variety of construction unions including Laborer’s International Union of North America, International Union of Operating Engineers, United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry, and Teamsters. The trade agreements have varying expiration dates in 2020, 2021 and 2022. In addition, these subsidiaries have various project agreements and small local agreements.  These agreements expire upon completion of a specific project or on various dates throughout the year.

(9) Derivative Instruments

The Registrants are exposed to various market risks. These risks arise from transactions entered into in the normal course of business. The Registrants utilize derivative instruments such as physical forward contracts, swaps and options to mitigate the impact of changes in commodity prices, weather and interest rates on operating results and cash flows.

(a) Non-Trading Activities

Commodity Derivative Instruments (CenterPoint Energy and CERC). CenterPoint Energy, through its Indiana utilities, and CERC, through CES, enter into certain derivative instruments to mitigate the effects of commodity price movements. Certain financial instruments used to hedge portions of the natural gas inventory of the Energy Services Disposal Group are designated as fair value hedges for accounting purposes. Outstanding derivative instruments designated as economic hedges at the Indiana Utilities hedge long-term variable rate natural gas purchases. The Indiana Utilities have authority to refund and recover mark-to-market gains and losses associated with hedging natural gas purchases, and thus the gains and losses on derivatives are deferred in a regulatory liability or asset. All other financial instruments do not qualify or are not designated as cash flow or fair value hedges.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. For further information, see Note 4.

Interest Rate Risk Derivative Instruments. From time to time, the Registrants may enter into interest rate derivatives that are designated as economic or cash flow hedges. The objective of these hedges is to offset risk associated with interest rates borne by the Registrants in connection with an anticipated future fixed rate debt offering or other exposure to variable rate debt. The Indiana Utilities have authority to refund and recover mark-to-market gains and losses associated with hedging financing activity, and thus the gains and losses on derivatives are deferred in a regulatory liability or asset. For the impacts of cash flow hedges to Accumulated other comprehensive income, see Note 13.

The table below summarizes the Registrants’ outstanding interest rate hedging activity:

	December 31, 2019		December 31, 2018
Hedging Classification	Notional Principal
	CenterPoint Energy (1)	Houston Electric	CenterPoint Energy	Houston Electric
	(in millions)
Economic hedge	$84	$—	$—	$—
Cash flow hedge	—	—	450	450

(1)	Relates to interest rate derivative instruments at SIGECO.

Weather Hedges (CenterPoint Energy and CERC). CenterPoint Energy and CERC have weather normalization or other rate mechanisms that largely mitigate the impact of weather on NGD in Arkansas, Indiana, Louisiana, Mississippi, Minnesota, Ohio and Oklahoma, as applicable. CenterPoint Energy’s and CERC’s NGD in Texas and CenterPoint Energy’s electric operations in Texas and Indiana do not have such mechanisms, although fixed customer charges are historically higher in Texas for NGD compared to its other jurisdictions. As a result, fluctuations from normal weather may have a positive or negative effect on CenterPoint Energy’s and CERC’s NGD’s results in Texas and on CenterPoint Energy’s electric operations’ results in its Texas and Indiana service territories.

CenterPoint Energy and CERC, as applicable, enter into winter season weather hedges from time to time for certain NGD jurisdictions and electric operations’ service territory to mitigate the effect of fluctuations from normal weather on results of operations and cash flows. These weather hedges are based on heating degree days at 10-year normal weather. Houston Electric and Indiana Electric do not enter into weather hedges.

The tables below summarizes CenterPoint Energy’s and CERC’s weather hedge gain (loss) activity:

CenterPoint Energy

			Year Ended December 31,
Texas Operations	Winter Season	Bilateral Cap	2019	2018	2017
		(in millions)
NGD	2019 – 2020	$8	$2	$—	$—
NGD	2018 – 2019	9	—	—	—
NGD	2017 – 2018	8	—	(2)	—
Electric operations	2019 – 2020	7	3	—	—
Electric operations	2018 – 2019	8	3	—	—
Electric operations	2017 – 2018	9	—	(2)	—
Electric operations	2016 – 2017	9	—	—	(1)
Total CenterPoint Energy (1)			$8	$(4)	$(1)

CERC

			Year Ended December 31,
Texas Operations	Winter Season	Bilateral Cap	2019	2018	2017
		(in millions)
NGD	2019 – 2020	$8	$2	$—	$—
NGD	2018 – 2019	9	—	—	—
NGD	2017 – 2018	8	—	(2)	—
Total CERC (1)			$2	$(2)	$—

(1)	Weather hedge gains (losses) are recorded in Revenues in the Statements of Consolidated Income.

(b) Derivative Fair Values and Income Statement Impacts

The following tables present information about derivative instruments and hedging activities. The first three tables provide a balance sheet overview of Derivative Assets and Liabilities as of December 31, 2019 and 2018, while the last two tables provide a breakdown of the related income statement impacts for the years ending December 31, 2019, 2018 and 2017. The Energy Services Disposal Group’s derivative balances are reported in assets or liabilities held for sale. See Note 4 for further information.

Fair Value of Derivative Instruments and Hedged Items

CenterPoint Energy

		December 31, 2019		December 31, 2018
	Balance Sheet Location	Derivative Assets Fair Value	Derivative Liabilities Fair Value	Derivative Assets Fair Value	Derivative Liabilities Fair Value
		(in millions)
Derivatives designated as cash flow hedges:
Interest rate derivatives	Current Liabilities: Non-trading derivative liabilities	$—	$—	$—	$24
Derivatives designated as fair value hedges:
Natural gas derivatives (1) (2) (3)	Current Liabilities: Current liabilities held for sale	12	—	1	7
Derivatives not designated as hedging instruments:
Natural gas derivatives (1) (2) (3)	Current Assets: Current assets held for sale	139	3	103	3
Natural gas derivatives (1) (2) (3)	Other Assets: Non-current assets held for sale	58	—	38	—
Natural gas derivatives (1) (2) (3)	Current Liabilities: Non-trading derivative liabilities	—	7	—	—
Natural gas derivatives (1) (2) (3)	Current Liabilities: Current liabilities held for sale	73	177	62	173
Natural gas derivatives (1) (2) (3)	Other Liabilities: Non-trading derivative liabilities	—	15	—	—
Natural gas derivatives (1) (2) (3)	Other Liabilities: Non-current liabilities held for sale	10	39	16	25
Interest rate derivatives	Other Liabilities	—	10	—	—
Indexed debt securities derivative	Current Liabilities	—	893	—	601
Total CenterPoint Energy		$292	$1,144	$220	$833

(1)
The fair value shown for natural gas contracts is comprised of derivative gross volumes totaling 2,226 Bcf or a net 374 Bcf long position and 1,674 Bcf or a net 140 Bcf long position as of December 31, 2019 and 2018, respectively. Certain natural gas contracts hedge basis risk only and lack a fixed price exposure.

(2)
Natural gas contracts are presented on a net basis in CenterPoint Energy’s Consolidated Balance Sheets as they are subject to master netting arrangements. This netting applies to all undisputed amounts due or past due and causes derivative assets (liabilities) to be ultimately presented net in a liability (asset) account within CenterPoint Energy’s Consolidated Balance Sheets. The net of total non-trading natural gas derivative assets and liabilities is detailed in the Offsetting of Natural Gas Derivative Assets and Liabilities table below.

(3)	Derivative Assets and Derivative Liabilities include no material amounts related to physical forward transactions with Enable.

Houston Electric

		December 31, 2019		December 31, 2018
	Balance Sheet Location	Derivative Assets Fair Value	Derivative Liabilities Fair Value	Derivative Assets Fair Value	Derivative Liabilities Fair Value
		(in millions)
Derivatives designated as cash flow hedges:
Interest rate derivatives	Current Liabilities: Non-trading derivative liabilities	$—	$—	$—	$24
Total Houston Electric		$—	$—	$—	$24

CERC

		December 31, 2019		December 31, 2018
	Balance Sheet Location	Derivative Assets Fair Value	Derivative Liabilities Fair Value	Derivative Assets Fair Value	Derivative Liabilities Fair Value
		(in millions)
Derivatives designated as fair value hedges:
Natural gas derivatives (1) (2) (3)	Current Liabilities: Current liabilities held for sale	$12	$—	$1	$7
Derivatives not designated as hedging instruments:
Natural gas derivatives (1) (2) (3)	Current Assets: Current assets held for sale	139	3	103	3
Natural gas derivatives (1) (2) (3)	Other Assets: Non-current assets held for sale	58	—	38	—
Natural gas derivatives (1) (2) (3)	Current Liabilities: Current liabilities held for sale	73	177	62	173
Natural gas derivatives (1) (2) (3)	Other Liabilities: Non-current liabilities held for sale	10	39	16	25
Total CERC		$292	$219	$220	$208

(1)
The fair value shown for natural gas contracts is comprised of derivative gross volumes totaling 2,226 Bcf or a net 374 Bcf long position and 1,674 Bcf or a net 140 Bcf long position as of December 31, 2019 and 2018, respectively. Certain natural gas contracts hedge basis risk only and lack a fixed price exposure.

(2)
Natural gas contracts are presented on a net basis in CERC’s Consolidated Balance Sheets as they are subject to master netting arrangements. This netting applies to all undisputed amounts due or past due and causes derivative assets (liabilities) to be ultimately presented net in a liability (asset) account within CERC’s Consolidated Balance Sheets. The net of total non-trading natural gas derivative assets and liabilities is detailed in the Offsetting of Natural Gas Derivative Assets and Liabilities table below.

(3)	Derivative Assets and Derivative Liabilities include no material amounts related to physical forward transactions with Enable.

Cumulative Basis Adjustment for Fair Value Hedges (CenterPoint Energy and CERC)

CenterPoint Energy
		December 31, 2019		December 31, 2018
	Balance Sheet Location	Carrying Amount of Hedged Assets/(Liabilities)	Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of Hedged Item	Carrying Amount of Hedged Assets/(Liabilities)	Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of Hedged Item
		(in millions)
Hedged items in fair value hedge relationship:
Natural gas inventory	Current Assets: Current assets held for sale	$47	$(13)	$57	$1
Total CenterPoint Energy		$47	$(13)	$57	$1

CERC
		December 31, 2019		December 31, 2018
	Balance Sheet Location	Carrying Amount of Hedged Assets/(Liabilities)	Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of Hedged Item	Carrying Amount of Hedged Assets/(Liabilities)	Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of Hedged Item
		(in millions)
Hedged items in fair value hedge relationship:
Natural gas inventory	Current Assets: Current assets held for sale	$47	$(13)	$57	$1
Total CERC		$47	$(13)	$57	$1

Offsetting of Natural Gas Derivative Assets and Liabilities (CenterPoint Energy and CERC)

CenterPoint Energy
	December 31, 2019			December 31, 2018
	Gross Amounts Recognized (1)	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amount Presented in the Consolidated Balance Sheets (2)	Gross Amounts Recognized (1)	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amount Presented in the Consolidated Balance Sheets (2)
	(in millions)
Current Assets: Current assets held for sale	$224	$(88)	$136	$166	$(66)	$100
Other Assets: Non-current assets held for sale	68	(10)	58	54	(16)	38
Current Liabilities: Non-trading derivative liabilities	(7)	—	(7)	—	—	—
Current Liabilities: Current liabilities held for sale	(180)	136	(44)	(183)	81	(102)
Other Liabilities: Non-trading derivative liabilities	(15)	—	(15)	—	—	—
Other Liabilities: Non-current liabilities held for sale	(39)	25	(14)	(25)	20	(5)
Total CenterPoint Energy	$51	$63	$114	$12	$19	$31

CERC
	December 31, 2019			December 31, 2018
	Gross Amounts Recognized (1)	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amount Presented in the Consolidated Balance Sheets (2)	Gross Amounts Recognized (1)	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amount Presented in the Consolidated Balance Sheets (2)
	(in millions)
Current Assets: Current assets held for sale	$224	$(88)	$136	$166	$(66)	$100
Other Assets: Non-current assets held for sale	68	(10)	58	54	(16)	38
Current Liabilities: Current liabilities held for sale	(180)	136	(44)	(183)	81	(102)
Other Liabilities: Non-current liabilities held for sale	(39)	25	(14)	(25)	20	(5)
Total CERC	$73	$63	$136	$12	$19	$31

(1)	Gross amounts recognized include some derivative assets and liabilities that are not subject to master netting arrangements.

(2)
The derivative assets and liabilities on the Registrant’s respective Consolidated Balance Sheets exclude accounts receivable or accounts payable that, should they exist, could be used as offsets to these balances in the event of a default.

Income Statement Impact of Hedge Accounting Activity (CenterPoint Energy and CERC)

CenterPoint Energy	Year Ended December 31,
	2019	2018	2017
	Location and Amount of Gain (Loss) recognized in Income on Hedging Relationship (1)
	Income (loss) from discontinued operations
	(in millions)
Total amounts presented in the statements of income in which the effects of hedges are recorded	$109	$(28)	$84

Gain (loss) on fair value hedging relationships:
Commodity contracts (held for sale):
Hedged items - Natural gas inventory	(14)	(13)	14
Derivatives designated as hedging instruments	14	13	(14)
Amounts excluded from effectiveness testing recognized in earnings immediately	(213)	(149)	(67)

(1)
Income statement impact associated with cash flow hedge activity is related to gains and losses reclassified from Accumulated other comprehensive income into income. Amounts are immaterial for the years ended December 31, 2019, 2018 and 2017, respectively.

CERC	Year Ended December 31,
	2019	2018	2017
	Location and Amount of Gain (Loss) recognized in Income on Hedging Relationship (1)
	Income (loss) from discontinued operations
	(in millions)
Total amounts presented in the statements of income in which the effects of hedges are recorded	$23	$110	$245

Gain (loss) on fair value hedging relationships:
Commodity contracts (held for sale):
Hedged items - Natural gas inventory	(14)	(13)	14
Derivatives designated as hedging instruments	14	13	(14)
Amounts excluded from effectiveness testing recognized in earnings immediately	(213)	(149)	(67)

(1)
Income statement impact associated with cash flow hedge activity is related to gains and losses reclassified from Accumulated other comprehensive income into income. Amounts are immaterial for the years ended December 31, 2019, 2018 and 2017, respectively.

CenterPoint Energy

		Year Ended December 31,
	Income Statement Location	2019	2018	2017
		(in millions)
Effects of derivatives not designated as hedging instruments on the income statement:
Commodity contracts	Income from discontinued operations	$214	$107	$211
Indexed debt securities derivative	Gain (loss) on indexed debt securities	(292)	(232)	49
Interest rate derivatives	Gains in Other Income (Expense)	—	2	—
Total CenterPoint Energy		$(78)	$(123)	$260

CERC

		Year Ended December 31,
	Income Statement Location	2019	2018	2017
		(in millions)
Effects of derivatives not designated as hedging instruments on the income statement:
Commodity contracts	Income from discontinued operations	$214	$107	$211
Total CERC		$214	$107	$211

(c) Credit Risk Contingent Features (CenterPoint Energy and CERC)

CenterPoint Energy and CERC enter into financial derivative contracts containing material adverse change provisions. These provisions could require CenterPoint Energy or CERC to post additional collateral if the S&P or Moody’s credit ratings of CenterPoint Energy, Inc. or its subsidiaries, including CERC Corp., are downgraded.

	December 31, 2019		December 31, 2018
	CenterPoint Energy	CERC	CenterPoint Energy	CERC
	(in millions)
Aggregate fair value of derivatives containing material adverse change provisions in a net liability position	$1	$1	$1	$1
Fair value of collateral already posted	—	—	—	—
Additional collateral required to be posted if credit risk contingent features triggered	1	1	—	—

(d) Credit Quality of Counterparties (CenterPoint Energy and CERC)

In addition to the risk associated with price movements, credit risk is also inherent in CenterPoint Energy’s and CERC’s non-trading derivative activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following tables show the composition of counterparties to the derivative assets held for sale:

CenterPoint Energy

	December 31, 2019		December 31, 2018
	Investment Grade (1)	Total (3)	Investment Grade (1)	Total (3)
	(in millions)
Energy marketers	$4	$16	$11	$24
End users (2)	27	178	30	114
Total CenterPoint Energy	$31	$194	$41	$138

CERC

	December 31, 2019		December 31, 2018
	Investment Grade (1)	Total (3)	Investment Grade (1)	Total (3)
	(in millions)
Energy marketers	$4	$16	$11	$24
End users (2)	27	178	30	114
Total CERC	$31	$194	$41	$138

(1)	“Investment grade” is primarily determined using publicly available credit ratings and considers credit support (including parent company guarantees) and collateral (including cash and standby letters of credit). For unrated counterparties, CERC determines a synthetic credit rating by performing financial statement analysis and consider contractual rights and restrictions and collateral.

(2)	End users are comprised primarily of customers who have contracted to fix the price of a portion of their physical gas requirements for future periods.

(3)	The amounts reflected in the table above were not impacted by collateral netting.

(10) Fair Value Measurements

Assets and liabilities that are recorded at fair value in the Registrants’ Consolidated Balance Sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined below and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at Level 1 fair value generally are exchange-traded derivatives and equity securities, as well as natural gas inventory that has been designated as the hedged item in a fair value hedge.

Level 2: Inputs, other than quoted prices included in Level 1, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value assets and liabilities that are generally included in this category are derivatives with fair values based on inputs from actively quoted markets. A market approach is utilized to value the Registrants’ Level 2 natural gas derivative assets or liabilities. CenterPoint Energy’s Level 2 indexed debt securities derivative is valued using an option model and a discounted cash flow model, which uses projected dividends on the ZENS-Related Securities and a discount rate as observable inputs.

Level 3: Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Unobservable inputs reflect the Registrants’ judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Registrants develop these inputs based on the best information available, including the Registrants’ own data. A market approach is utilized to value the Registrants’ Level 3 assets or liabilities. As of December 31, 2019, CenterPoint Energy’s and CERC’s Level 3 assets and liabilities are comprised of physical natural gas forward contracts and options. Level 3 physical natural gas forward contracts and options are valued using a discounted cash flow model which includes illiquid forward price curve locations (ranging from $1.44 to $5.20 per MMBtu for CenterPoint Energy and from $1.44 to $5.20 per MMBtu for CERC) as an unobservable input. CenterPoint Energy’s and CERC’s Level 3 physical natural gas forward contracts and options derivative assets and liabilities consist of both long and short positions (forwards and options). Forward price decreases (increases) as of December 31, 2019 would have resulted in lower (higher) values, respectively, for long forwards and options and higher (lower) values, respectively, for short forwards and options.

The Registrants determine the appropriate level for each financial asset and liability on a quarterly basis and recognize transfers between levels at the end of the reporting period.

The following tables present information about the Registrants’ assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2019 and December 31, 2018, and indicate the fair value hierarchy of the valuation techniques utilized by the Registrants to determine such fair value.

CenterPoint Energy

	December 31, 2019					December 31, 2018
	Level 1	Level 2	Level 3	Netting (1)	Total	Level 1	Level 2	Level 3	Netting (1)	Total
Assets	(in millions)
Corporate equities	$825	$—	$—	$—	$825	$542	$—	$—	$—	$542
Investments, including money market funds (2)	49	—	—	—	49	66	—	—	—	66
Natural gas derivatives (3)(4)(5)	—	250	42	(98)	194	—	173	47	(82)	138
Hedged portion of natural gas inventory (5)	—	—	—	—	—	1	—	—	—	1
Total assets	$874	$250	$42	$(98)	$1,068	$609	$173	$47	$(82)	$747

	December 31, 2019					December 31, 2018
	Level 1	Level 2	Level 3	Netting (1)	Total	Level 1	Level 2	Level 3	Netting (1)	Total
Liabilities
Indexed debt securities derivative	$—	$893	$—	$—	$893	$—	$601	$—	$—	$601
Interest rate derivatives	—	10	—	—	10	24	—	—	—	24
Natural gas derivatives	—	22	—	—	22	$—	$—	$—	$—	—
Natural gas derivatives (3)(4)(5)	—	195	24	(161)	58	—	191	17	(101)	107
Hedged portion of natural gas inventory (5)	13	—	—	—	13	—	—	—	—	—
Total liabilities	$13	$1,120	$24	$(161)	$996	$24	$792	$17	$(101)	$732

Houston Electric

	December 31, 2019					December 31, 2018
	Level 1	Level 2	Level 3	Netting	Total	Level 1	Level 2	Level 3	Netting	Total
Assets	(in millions)
Investments, including money market funds (2)	$32	$—	$—	$—	$32	$48	$—	$—	$—	$48
Total assets	$32	$—	$—	$—	$32	$48	$—	$—	$—	$48
Liabilities
Interest rate derivatives	$—	$—	$—	$—	$—	$24	$—	$—	$—	$24
Total liabilities	$—	$—	$—	$—	$—	$24	$—	$—	$—	$24

CERC

	December 31, 2019					December 31, 2018
	Level 1	Level 2	Level 3	Netting (1)	Total	Level 1	Level 2	Level 3	Netting (1)	Total
Assets	(in millions)
Corporate equities	$2	$—	$—	$—	$2	$2	$—	$—	$—	$2
Investments, including money market funds (2)	11	—	—	—	11	11	—	—	—	11
Natural gas derivatives (3)(4)(5)	—	250	42	(98)	194	—	173	47	(82)	138
Hedged portion of natural gas inventory (5)	—	—	—	—	—	1	—	—	—	1
Total assets	$13	$250	$42	$(98)	$207	$14	$173	$47	$(82)	$152
Liabilities
Natural gas derivatives (3)(4)(5)	$—	$195	$24	$(161)	$58	$—	$191	$17	$(101)	$107
Hedged portion of natural gas inventory (5)	13	—	—	—	13	—	—	—	—	—
Total liabilities	$13	$195	$24	$(161)	$71	$—	$191	$17	$(101)	$107

(1)
Amounts represent the impact of legally enforceable master netting arrangements that allow CenterPoint Energy and CERC to settle positive and negative positions and also include cash collateral posted with the same counterparties as follows:

	December 31, 2019		December 31, 2018
	CenterPoint Energy	CERC	CenterPoint Energy	CERC
	(in millions)
Cash collateral posted with the same counterparties (5)	$63	$63	$19	$19

(2)	Amounts are included in Prepaid and Other Current Assets and Other Assets in the Consolidated Balance Sheets.

(3)	Natural gas derivatives include no material amounts related to physical forward transactions with Enable.

(4)
Level 1 natural gas derivatives include exchange-traded derivatives cleared by the CME, which deems that financial instruments cleared by the CME are settled daily in connection with posted cash payments. As a result of this exchange rule, CME-related derivatives are considered to have no fair value at the balance sheet date for financial reporting purposes, and are presented in Level 1 net of posted cash; however, the derivatives remain outstanding and subject to future commodity price fluctuations until they are settled in accordance with their contractual terms. Derivative transactions cleared on exchanges other than the CME (e.g., the Intercontinental Exchange or ICE) continue to be reported on a gross basis.

(5)	Amounts are classified as held for sale in the Registrants’ respective Condensed Consolidated Balance Sheets.

The following table presents additional information about assets or liabilities, including derivatives classified as held for sale, that are measured at fair value on a recurring basis for which CenterPoint Energy and CERC have utilized Level 3 inputs to determine fair value:

	Year Ended December 31,
	2019		2018		2017
	CenterPoint Energy	CERC	CenterPoint Energy	CERC	CenterPoint Energy	CERC
	(in millions)
Continuing operations:
Beginning balance	$—	$—	$(668)	$—	$(717)	$—
Total gains	—	—	—	—	49	—
Transfers out of Level 3 (1)	—	—	668	—	—	—
Ending balance	$—	$—	$—	$—	$(668)	$—
Discontinued operations:
Beginning balance	$30	$30	$46	$46	$13	$13
Total gains	17	17	30	30	47	47
Total settlements	(22)	(22)	(39)	(39)	(11)	(11)
Transfers into Level 3	(1)	(1)	5	5	14	14
Transfers out of Level 3	(6)	(6)	(12)	(12)	(17)	(17)
Ending balance (2)	$18	$18	$30	$30	$46	$46

The amount of total gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date:
Continuing operations	$—	$—	$—	$—	$49	$—
Discontinued operations	12	12	18	18	38	38

(1)	During 2018, CenterPoint Energy transferred its indexed debt securities derivative from Level 3 to Level 2 to reflect changes in the significance of the unobservable inputs used in the valuation.

(2)
CenterPoint Energy and CERC did not have significant Level 3 purchases or sales during any of the years ended December 31, 2019, 2018 or 2017. The Level 3 assets and liabilities as of years ended December 31, 2019, 2018 and 2017 are classified in the CenterPoint Energy’s and CERC’s respective Condensed Consolidated Balance Sheets as held for sale.

Estimated Fair Value of Financial Instruments

The fair values of cash and cash equivalents, investments in debt and equity securities classified as “trading” and short-term borrowings are estimated to be approximately equivalent to carrying amounts and have been excluded from the table below. The carrying amounts of non-trading derivative assets and liabilities and CenterPoint Energy’s ZENS indexed debt securities derivative are stated at fair value and are excluded from the table below. The fair value of each debt instrument is determined by multiplying the principal amount of each debt instrument by a combination of historical trading prices and comparable issue data. These liabilities, which are not measured at fair value in the Registrants’ Consolidated Balance Sheets, but for which the fair value is disclosed, would be classified as Level 2 in the fair value hierarchy.

	December 31, 2019			December 31, 2018
	CenterPoint Energy (1)	Houston Electric (1)	CERC	CenterPoint Energy (1)	Houston Electric (1)	CERC
Long-term debt, including current maturities	(in millions)
Carrying amount	$15,093	$4,950	$2,546	$9,140	$4,717	$2,371
Fair value	16,067	5,457	2,803	9,308	4,770	2,488

(1)	Includes Securitization Bond debt.

Items measured at Fair Value on a Non-recurring Basis

CenterPoint Energy and CERC recorded a goodwill impairment charge of $48 million related to its Energy Services Disposal Group in 2019. See Notes 4 and 6.
(11) Unconsolidated Affiliates (CenterPoint Energy and CERC)

CenterPoint Energy has the ability to significantly influence the operating and financial policies of Enable, a publicly traded MLP, and, accordingly, accounts for its investment in Enable’s common units using the equity method of accounting. Enable is considered to be a VIE because the power to direct the activities that most significantly impact Enable’s economic performance does not reside with the holders of equity investment at risk. However, CenterPoint Energy is not considered the primary beneficiary of Enable since it does not have the power to direct the activities of Enable that are considered most significant to the economic performance of Enable. As of December 31, 2019, CenterPoint Energy’s maximum exposure to loss related to Enable is limited to its investment in unconsolidated affiliate, its investment in Enable Series A Preferred Units and outstanding current accounts receivable from Enable. See Note 4 for information regarding the Internal Spin and the related discontinued operations at CERC.

Investment in Unconsolidated Affiliates (CenterPoint Energy):

	December 31, 2019	December 31, 2018
	(in millions)
Enable	$2,406	$2,482
Other (1)	2	—
Total	$2,408	$2,482

(1)	Represents the fair value of non-utility equity investments acquired in the Merger.

CenterPoint Energy evaluates its equity method investments for impairment when factors indicate that a decrease in value of its investment has occurred and the carrying amount of its investment may not be recoverable. An impairment loss is recognized in earnings when an impairment is deemed to be other than temporary. As of December 31, 2019, CenterPoint Energy’s investment in Enable is $10.29 per unit and Enable’s common unit price closed at $10.03 per unit (approximately $61 million below carrying value). Based on an analysis of its investment in Enable as of December 31, 2019, CenterPoint Energy believes that the decline in the value of its investment is temporary, and that the carrying value of its investment of $2.4 billion will be recovered.

Equity in Earnings of Unconsolidated Affiliates, net (CenterPoint Energy):

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Enable (1)	$229	$307	$265
Other	1	—	—
Total	$230	$307	$265

(1)	Equity earnings for the year ended December 31, 2019 includes CenterPoint Energy’s share of Enable’s $86 million goodwill impairment recorded in the fourth quarter of 2019.

Limited Partner Interest and Units Held in Enable (CenterPoint Energy):

	As of December 31,
	2019			2018
	Limited Partner Interest (1)	Common Units	Enable Series A Preferred Units (2)	Limited Partner Interest (1)	Common Units	Enable Series A Preferred Units (2)
CenterPoint Energy (3)	53.7%	233,856,623	14,520,000	54.0%	233,856,623	14,520,000
OGE	25.5%	110,982,805	—	25.6%	110,982,805	—
Public unitholders	20.8%	90,361,937	—	20.4%	88,392,983	—
Total Units Outstanding	100.0%	435,201,365	14,520,000	100.0%	433,232,411	14,520,000

(1)	Excludes the Enable Series A Preferred Units owned by CenterPoint Energy.

(2)
The carrying amount of the Enable Series A Preferred Units, reflected as Preferred units - unconsolidated affiliate on CenterPoint Energy’s Consolidated Balance Sheets, was $363 million as of both December 31, 2019 and 2018. No impairment charges or adjustment to carrying value were made as no observable price changes were identified in the current or prior reporting periods.

(3)
Prior to the Internal Spin completed in September 2018, CenterPoint Energy’s investment in Enable’s common units, excluding the Enable Series A Preferred Units held directly by CenterPoint Energy, was held indirectly through CERC.

Generally, sales to any person or entity (including a series of sales to the same person or entity) of more than 5% of the aggregate of the common units CenterPoint Energy owns in Enable or sales to any person or entity (including a series of sales to the same person or entity) by OGE of more than 5% of the aggregate of the common units it owns in Enable are subject to mutual rights of first offer and first refusal set forth in Enable’s Agreement of Limited Partnership.

Interests Held in Enable GP (CenterPoint Energy):

CenterPoint Energy and OGE held the following interests in Enable GP as of both December 31, 2019 and 2018:

	Management Rights (1)	Incentive Distribution Rights (2)
CenterPoint Energy (3)	50%	40%
OGE	50%	60%

(1)
As of December 31, 2019, Enable is controlled jointly by CenterPoint Energy and OGE. Sale of CenterPoint Energy’s or OGE’s ownership interests in Enable GP to a third party is subject to mutual rights of first offer and first refusal, and CenterPoint Energy is not permitted to dispose of less than all of its interest in Enable GP.

(2)
Enable is expected to pay a minimum quarterly distribution of $0.2875 per common unit on its outstanding common units to the extent it has sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to Enable GP and its affiliates, within 60 days after the end of each quarter. If cash distributions to Enable’s unitholders exceed $0.330625 per common unit in any quarter, Enable GP will receive increasing percentages or incentive distributions rights, up to 50%, of the cash Enable distributes in excess of that amount. In certain circumstances Enable GP will have the right to reset the minimum quarterly distribution and the target distribution levels at which the incentive distributions receive increasing percentages to higher levels based on Enable’s cash distributions at the time of the exercise of this reset election. To date, no incentive distributions have been made.

(3)	Held indirectly through CNP Midstream.

Distributions Received from Enable (CenterPoint Energy and CERC):

CenterPoint Energy

	Year Ended December 31,
	2019		2018		2017
	Per Unit	Cash Distribution	Per Unit	Cash Distribution	Per Unit	Cash Distribution
	(in millions, except per unit amounts)
Enable common units (1)	$1.2970	$303	$1.2720	$297	$1.2720	$297
Enable Series A Preferred Units	2.5000	36	2.5000	36	2.5000	36
Total CenterPoint Energy		$339		$333		$333
CERC

	Year Ended December 31,
	2018		2017
	Per Unit	Cash Distribution	Per Unit	Cash Distribution
	(in millions, except per unit amounts)
Enable common units (1)	$0.9540	$223	$1.2720	$297
Total CERC		223		297

(1)
Prior to the Internal Spin completed in September 2018, distributions from Enable were received by CERC. After such date, distributions from Enable were received directly by CenterPoint Energy (through CNP Midstream).

Transactions with Enable (CenterPoint Energy and CERC):

The transactions with Enable in the following tables exclude transactions with the Energy Services Disposal Group, which are now reflected as discontinued operations and liabilities held for sale.

	Year Ended December 31,
	2019	2018	2017
CenterPoint Energy	(in millions)
Natural gas expenses, including transportation and storage costs (1)	$86	$86	$86
Reimbursement of support services (2)	—	4	4
CERC
Natural gas expenses, including transportation and storage costs (1)	86	86	86
Reimbursement of support services (2)	—	4	4

(1)	Included in Non-utility costs of revenues, including natural gas on CenterPoint Energy’s and CERC’s respective Statements of Consolidated Income.

(2)	Represents amounts billed for certain support services provided to Enable. Actual support services costs are recorded net of reimbursement.

	December 31,
	2019	2018
CenterPoint Energy	(in millions)
Accounts payable for natural gas purchases from Enable	$9	$9
Accounts receivable for amounts billed for services provided to Enable	2	2
CERC
Accounts payable for natural gas purchases from Enable	9	9
Accounts receivable for amounts billed for services provided to Enable	2	2

CERC’s continuing involvement with Enable subsequent to the Internal Spin is limited to its natural gas purchases from Enable.

Summarized consolidated income (loss) information for Enable is as follows:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Operating revenues	$2,960	$3,431	$2,803
Cost of sales, excluding depreciation and amortization	1,279	1,819	1,381
Depreciation and amortization	433	398	366
Operating income	569	648	528
Goodwill impairment	86	—	—
Net income attributable to Enable common units	360	485	400
Reconciliation of Equity in Earnings (Losses), net:
CenterPoint Energy’s interest	$193	$262	$216
Basis difference amortization (1)	47	47	49
Loss on dilution, net of proportional basis difference recognition	(11)	(2)	—
CenterPoint Energy’s equity in earnings, net	$229	$307	$265

(1)
Equity in earnings of unconsolidated affiliate includes CenterPoint Energy’s share of Enable earnings adjusted for the amortization of the basis difference of CenterPoint Energy’s original investment in Enable and its underlying equity in net assets of Enable. The basis difference is being amortized through the year 2048.

Summarized consolidated balance sheet information for Enable is as follows:

	December 31,
	2019	2018
	(in millions)
Current assets	$389	$449
Non-current assets	11,877	11,995
Current liabilities	780	1,615
Non-current liabilities	4,077	3,211
Non-controlling interest	37	38
Preferred equity	362	362
Accumulated other comprehensive loss	(3)	—
Enable partners’ equity	7,013	7,218
Reconciliation of Investment in Enable:
CenterPoint Energy’s ownership interest in Enable partners’ equity	$3,767	$3,896
CenterPoint Energy’s basis difference	(1,361)	(1,414)
CenterPoint Energy’s equity method investment in Enable	$2,406	$2,482

(12) Indexed Debt Securities (ZENS) and Securities Related to ZENS (CenterPoint Energy)

(a) Investment in Securities Related to ZENS

A subsidiary of CenterPoint Energy holds shares of certain securities detailed in the table below, which are classified as trading securities and are expected to be held to facilitate CenterPoint Energy’s ability to meet its obligation under the ZENS. Unrealized gains and losses resulting from changes in the market value of the ZENS-Related Securities are recorded in CenterPoint Energy’s Statements of Consolidated Income.

	Shares Held at December 31,
	2019	2018
AT&T Common	10,212,945	10,212,945
Charter Common	872,503	872,912

(b) ZENS

In September 1999, CenterPoint Energy issued ZENS having an original principal amount of $1.0 billion of which $828 million remained outstanding as of December 31, 2019. Each ZENS is exchangeable at the holder’s option at any time for an amount of cash equal to 95% of the market value of the reference shares attributable to such note. The number and identity of the reference shares attributable to each ZENS are adjusted for certain corporate events.

CenterPoint Energy’s reference shares for each ZENS consisted of the following:

	December 31,
	2019	2018
	(in shares)
AT&T Common	0.7185	0.7185
Charter Common	0.061382	0.061382

CenterPoint Energy pays interest on the ZENS at an annual rate of 2% plus the amount of any quarterly cash dividends paid in respect of the reference shares attributable to the ZENS. The principal amount of the ZENS is subject to increases or decreases to the extent that the annual yield from interest and cash dividends on the reference shares is less than or more than 2.309%. The adjusted principal amount is defined in the ZENS instrument as “contingent principal.” As of December 31, 2019, the ZENS, having an original principal amount of $828 million and a contingent principal amount of $75 million, were outstanding and were exchangeable, at the option of the holders, for cash equal to 95% of the market value of the reference shares attributable to the ZENS. As of December 31, 2019, the market value of such shares was approximately $822 million, which would provide an exchange amount of $944 for each $1,000 original principal amount of ZENS. At maturity of the ZENS in 2029, CenterPoint Energy will be obligated to pay in cash the higher of the contingent principal amount of the ZENS or an amount based on the then-current market value of the reference shares, which will include any additional publicly-traded securities distributed with respect to the current reference shares prior to maturity.

The ZENS obligation is bifurcated into a debt component and a derivative component (the holder’s option to receive the appreciated value of the reference shares at maturity). The bifurcated debt component accretes through interest charges annually up to the contingent principal amount of the ZENS in 2029. Such accretion will be reduced by annual cash interest payments, as described above. The derivative component is recorded at fair value and changes in the fair value of the derivative component are recorded in CenterPoint Energy’s Statements of Consolidated Income. Changes in the fair value of the ZENS-Related Securities held by CenterPoint Energy are expected to substantially offset changes in the fair value of the derivative component of the ZENS.

The following table sets forth summarized financial information regarding CenterPoint Energy’s investment in ZENS-Related Securities and each component of CenterPoint Energy’s ZENS obligation.

	ZENS-Related Securities	Debt Component of ZENS	Derivative Component of ZENS
	(in millions)
Balance as of December 31, 2016	$953	$114	$717
Accretion of debt component of ZENS	—	27	—
2% interest paid	—	(17)	—
Distribution to ZENS holders	—	(2)	—
Gain on indexed debt securities	—	—	(49)
Gain on ZENS-Related Securities	7	—	—
Balance as of December 31, 2017	960	122	668
Accretion of debt component of ZENS	—	21	—
2% interest paid	—	(17)	—
Sale of ZENS-Related Securities	(398)	—	—
Distribution to ZENS holders	—	(102)	(46)
Gain on indexed debt securities	—	—	(21)
Loss on ZENS-Related Securities	(22)	—	—
Balance as of December 31, 2018	540	24	601
Accretion of debt component of ZENS	—	17	—
2% interest paid	—	(17)	—
Distribution to ZENS holders	—	(5)	—
Loss on indexed debt securities	—	—	292
Gain on ZENS-Related Securities	282	—	—
Balance as of December 31, 2019	$822	$19	$893

(13) Equity (CenterPoint Energy)

Dividends Declared and Paid (CenterPoint Energy)

CenterPoint Energy declared dividends on its Common Stock during 2019, 2018 and 2017 as presented in the table below:

Declaration Date	Record Date	Payment Date	Per Share	Total (in millions)
October 17, 2019	November 21, 2019	December 12, 2019	$0.2875	$144
July 31, 2019	August 15, 2019	September 12, 2019	0.2875	145
April 25, 2019	May 16, 2019	June 13, 2019	0.2875	144
Total 2019			$0.8625	$433

December 12, 2018	February 21, 2019	March 14, 2019	$0.2875	$144
October 23, 2018	November 15, 2018	December 13, 2018	0.2775	139
July 26, 2018	August 16, 2018	September 13, 2018	0.2775	120
April 26, 2018	May 17, 2018	June 14, 2018	0.2775	120
Total 2018			$1.1200	$523

Declaration Date	Record Date	Payment Date	Per Share	Total (in millions)
December 13, 2017	February 15, 2018	March 8, 2018	$0.2775	$120
October 25, 2017	November 16, 2017	December 8, 2017	0.2675	116
July 27, 2017	August 16, 2017	September 8, 2017	0.2675	115
April 27, 2017	May 16, 2017	June 9, 2017	0.2675	115
January 5, 2017	February 16, 2017	March 10, 2017	0.2675	115
Total 2017			$1.3475	$581

CenterPoint Energy declared dividends on its Series A Preferred Stock during 2019 and 2018 as presented in the table below:

Declaration Date	Record Date	Payment Date	Per Share	Total (in millions)
July 31, 2019	August 15, 2019	September 3, 2019	$30.6250	$24
Total 2019			$30.6250	$24

December 12, 2018	February 15, 2019	March 1, 2019	$32.1563	$26
Total 2018			$32.1563	$26

CenterPoint Energy declared dividends on its Series B Preferred Stock during 2019 and 2018 as presented in the table below:

Declaration Date	Record Date	Payment Date	Per Share	Total (in millions)
October 17, 2019	November 15, 2019	December 2, 2019	$17.5000	$17
July 31, 2019	August 15, 2019	September 3, 2019	17.5000	17
April 25, 2019	May 15, 2019	June 3, 2019	17.5000	17
Total 2019			$52.5000	$51

December 12, 2018	February 15, 2019	March 1, 2019	$17.5000	$17
October 23, 2018	November 15, 2018	December 1, 2018	11.6667	11
Total 2018			$29.1667	$28

There were no Series A Preferred Stock or Series B Preferred Stock outstanding or dividends declared in 2017.

Dividend Requirement on Preferred Stock

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Series A Preferred Stock	$49	$18	$—
Series B Preferred Stock	68	17	—
Total preferred stock dividend requirement	$117	$35	$—

Series A Preferred Stock

On August 22, 2018, CenterPoint Energy completed the issuance of 800,000 shares of its Series A Preferred Stock, at a price of $1,000 per share, resulting in net proceeds of $790 million after issuance costs. The aggregate liquidation value of the Series A Preferred Stock is $800 million with a per share liquidation value of $1,000.

CenterPoint Energy used the net proceeds from the Series A Preferred Stock offering to fund a portion of the Merger and to pay related fees and expenses.

Dividends. The Series A Preferred Stock accrue cumulative dividends, calculated as a percentage of the stated amount per share, at a fixed annual rate of 6.125% per annum to, but excluding, September 1, 2023, and at an annual rate of three-month LIBOR plus a spread of 3.270% thereafter to be paid in cash if, when and as declared. If declared, prior to September 1, 2023, dividends are payable semi-annually in arrears on each March 1 and September 1, beginning on March 1, 2019, and, for the period commencing on September 1, 2023, dividends are payable quarterly in arrears each March 1, June 1, September 1 and December 1, beginning on December 1, 2023. Cumulative dividends earned during the applicable periods are presented on CenterPoint Energy’s Statements of Consolidated Income as Preferred stock dividend requirement.

Optional Redemption. On or after September 1, 2023, CenterPoint Energy may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $1,000 per share, plus any accumulated and unpaid dividends thereon to, but excluding, the redemption date.

At any time within 120 days after the conclusion of any review or appeal process instituted by CenterPoint Energy, if any, following the occurrence of a ratings event, CenterPoint Energy may, at its option, redeem the Series A Preferred Stock in whole, but not in part, at a redemption price in cash per share equal to $1,020 (102% of the liquidation value of $1,000) plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the redemption date, whether or not declared.

Ranking. The Series A Preferred Stock, with respect to anticipated dividends and distributions upon CenterPoint Energy’s liquidation or dissolution, or winding-up of CenterPoint Energy’s affairs, ranks or will rank:

•
senior to Common Stock and to each other class or series of capital stock established after the initial issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock;

•
on a parity with any class or series of capital stock established after the initial issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock, including the Series B Preferred Stock;

•	junior to any class or series of capital stock established after the initial issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock;

•
junior to all existing and future indebtedness (including indebtedness outstanding under CenterPoint Energy’s credit facilities, senior notes and commercial paper) and other liabilities with respect to assets available to satisfy claims against CenterPoint Energy; and

•
structurally subordinated to any existing and future indebtedness and other liabilities of CenterPoint Energy’s subsidiaries and capital stock of CenterPoint Energy’s subsidiaries held by third parties.

Voting Rights. Holders of the Series A Preferred Stock generally will not have voting rights. Whenever dividends on shares of Series A Preferred Stock have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the original issue date and ending on, but excluding, March 1, 2019), whether or not consecutive, the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Statement of Resolution for the Series A Preferred Stock) then outstanding, will be entitled at CenterPoint Energy’s next annual or special meeting of shareholders to vote for the election of a total of two additional members of CenterPoint Energy’s Board of Directors, subject to certain limitations. This right will terminate if and when all accumulated dividends have been paid in full and, upon such termination, the term of office of each director so elected will terminate at such time and the number of directors on CenterPoint Energy’s Board of Directors will automatically decrease by two, subject to the revesting of such rights in the event of each subsequent nonpayment.

Series B Preferred Stock

On October 1, 2018, CenterPoint Energy completed the issuance of 19,550,000 depositary shares, each representing a 1/20th interest in a share of its Series B Preferred Stock, at a price of $50 per depositary share, resulting in net proceeds of $950 million after issuance costs. The aggregate liquidation value of Series B Preferred Stock is $978 million with a per share liquidation value of $1,000. The amount issued included 2,550,000 depositary shares issued pursuant to the exercise in full of the option granted to the underwriters to purchase additional depositary shares.

CenterPoint Energy used the net proceeds from the offering of depositary shares, each representing a 1/20th interest in a share of its Series B Preferred Stock, to fund a portion of the Merger and to pay related fees and expenses.

Dividends. Dividends on the Series B Preferred Stock will be payable on a cumulative basis when, as and if declared at an annual rate of 7.00% on the liquidation value of $1,000 per share. CenterPoint Energy may pay declared dividends in cash or, subject to certain limitations, in shares of Common Stock, or in any combination of cash and shares of Common Stock on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2018 and ending on, and including, September 1, 2021. Cumulative dividends earned during the applicable periods are presented on CenterPoint Energy’s Statements of Consolidated Income as Preferred stock dividend requirement.

Mandatory Conversion. Unless earlier converted or redeemed, each share of the Series B Preferred Stock will automatically convert on the mandatory conversion date, which is expected to be September 1, 2021, into not less than 30.5820 and not more than 36.6980 shares of Common Stock, subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per depositary share will be not less than 1.5291 and not more than 1.8349 shares of Common Stock, subject to certain anti-dilution adjustments. The conversion rate will be determined based on a preceding 20-day volume-weighted-average-price of Common Stock.

The following table illustrates the conversion rate per share of the Series B Preferred Stock, subject to certain anti-dilution adjustments:

Applicable Market Value of the Common Stock	Conversion Rate per Share of Series B Preferred Stock
Greater than $32.6990 (threshold appreciation price)	30.5820 shares of Common Stock
Equal to or less than $32.6990 but greater than or equal to $27.2494	Between 30.5820 and 36.6980 shares of Common Stock, determined by dividing $1,000 by the applicable market value
Less than $27.2494 (initial price)	36.6980 shares of Common Stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable Market Value of the Common Stock	Conversion Rate per Depository Share
Greater than $32.6990 (threshold appreciation price)	1.5291 shares of Common Stock
Equal to or less than $32.6990 but greater than or equal to $27.2494	Between 1.5291 and 1.8349 shares of Common Stock, determined by dividing $50 by the applicable market value
Less than $27.2494 (initial price)	1.8349 shares of Common Stock

Optional Conversion of the Holder. Other than during a fundamental change conversion period, and unless CenterPoint Energy has redeemed the Series B Preferred Stock, a holder of the Series B Preferred Stock may, at any time prior to September 1, 2021, elect to convert such holder’s shares of the Series B Preferred Stock, in whole or in part, at the minimum conversion rate of 30.5820 shares of Common Stock per share of the Series B Preferred Stock (equivalent to 1.5291 shares of Common Stock per depositary share), subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/20th fractional interest in a share of the Series B Preferred Stock, a holder of depositary shares may convert its depositary shares only in lots of 20 depositary shares.

Fundamental Change Conversion. If a fundamental change occurs on or prior to September 1, 2021, holders of the Series B Preferred Stock will have the right to convert their shares of the Series B Preferred Stock, in whole or in part, into shares of Common Stock at the fundamental change conversion rate during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 1, 2021). Holders who convert shares of the Series B Preferred Stock during that period will also receive a make-whole dividend amount comprised of a fundamental change dividend make-whole amount, and to the extent there is any, the accumulated dividend amount. Because each depositary share represents a 1/20th fractional interest in a share of the Series B Preferred Stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 20 depositary shares.

Ranking. The Series B Preferred Stock, with respect to anticipated dividends and distributions upon CenterPoint Energy’s liquidation or dissolution, or winding-up of CenterPoint Energy’s affairs, ranks or will rank:

•
senior to Common Stock and to each other class or series of capital stock established after the initial issue date of the Series B Preferred Stock that is expressly made subordinated to the Series B Preferred Stock;

•
on a parity with the Series A Preferred Stock and any class or series of capital stock established after the initial issue date that is not expressly made senior or subordinated to the Series B Preferred Stock;

•	junior to any class or series of capital stock established after the initial issue date that is expressly made senior to the Series B Preferred Stock;

•
junior to all existing and future indebtedness (including indebtedness outstanding under CenterPoint Energy’s credit facilities, senior notes and commercial paper) and other liabilities with respect to assets available to satisfy claims against CenterPoint Energy; and

•
structurally subordinated to any existing and future indebtedness and other liabilities of CenterPoint Energy’s subsidiaries and capital stock of CenterPoint Energy’s subsidiaries held by third parties.

Voting Rights. Holders of the Series B Preferred Stock generally will not have voting rights. Whenever dividends on shares of the Series B Preferred Stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, December 1, 2018), whether or not consecutive, the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding (as defined in the Statement of Resolution for the Series B Preferred Stock), will be entitled at CenterPoint Energy’s next annual or special meeting of shareholders to vote for the election of a total of two additional members of CenterPoint Energy’s Board of Directors, subject to certain limitations. This right will terminate if and when all accumulated and unpaid dividends have been paid in full and, upon such termination, the term of office of each director so elected will terminate at such time and the number of directors on CenterPoint Energy’s Board of Directors will automatically decrease by two, subject to the revesting of such rights in the event of each subsequent nonpayment.

Common Stock

On October 1, 2018, CenterPoint Energy completed the issuance of 69,633,027 shares of Common Stock at a price of $27.25 per share, for net proceeds of $1,844 million after issuance costs. The amount issued included 9,082,568 shares of Common Stock issued pursuant to the exercise in full of the option granted to the underwriters to purchase additional shares of Common Stock.

CenterPoint Energy used the net proceeds from the Common Stock offering to fund a portion of the Merger and to pay related fees and expenses.

Undistributed Retained Earnings

As of December 31, 2019 and 2018, CenterPoint Energy’s consolidated retained earnings balance includes undistributed earnings from Enable of $-0- and $31 million, respectively.

Accumulated Other Comprehensive Income (Loss)

Changes in accumulated comprehensive income (loss) are as follows:

	Year Ended December 31,
	2019			2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Beginning Balance	$(108)	$(14)	$5	$(68)	$—	$6
Other comprehensive income (loss) before reclassifications:
Remeasurement of pension and other postretirement plans	7	—	7	(19)	—	1
Deferred loss from interest rate derivatives (1)	(3)	(1)	—	(19)	(18)	(1)
Reclassified to earnings	1	—	—	—	—	—
Other comprehensive loss from unconsolidated affiliates	(1)	—	—	—	—	—
Amounts reclassified from accumulated other comprehensive loss:
Prior service cost (2)	1	—	—	1	—	1
Actuarial losses (2)	8	—	—	6	—	—
Tax benefit (expense)	(3)	—	(2)	6	4	(1)
Net current period other comprehensive income (loss)	10	(1)	5	(25)	(14)	—
Adoption of ASU 2018-02	—	—	—	(15)	—	(1)
Ending Balance	$(98)	$(15)	$10	$(108)	$(14)	$5

(1)
Gains and losses are reclassified from Accumulated other comprehensive income into income when the hedged transactions affect earnings. The reclassification amounts are included in Interest and other finance charges in each of the Registrant’s respective Statements of Consolidated Income. Amounts are $1 million and less than $1 million for the years ended December 31, 2019 and 2018, respectively.

(2)	Amounts are included in the computation of net periodic cost and are reflected in Other, net in each of the Registrants’ respective Statements of Consolidated Income.

(14) Short-term Borrowings and Long-term Debt

	December 31, 2019		December 31, 2018
	Long-Term	Current (1)	Long-Term	Current (1)
	(in millions)
CenterPoint Energy:
ZENS due 2029 (2)	$—	$19	$—	$24
Senior notes 2.50% to 7.08% due 2020 to 2049 (3)	3,728	100	2,000	—
Variable rate term loans 2.275% to 2.56% due 2020 to 2021	1,000	500	—	—
First mortgage bonds 2.19% to 6.72% due 2022 to 2055 (4)	293	—	—	—
Pollution control bonds 5.125% due 2028 (5)	68	—	68	—
Commercial paper (6) (7)	1,901	—	—	—
Unamortized debt issuance costs	(22)	—	(13)	—
Unamortized discount and premium, net	(7)	—	(2)	—
Houston Electric debt (see details below)	4,719	231	4,258	458
CERC debt (see details below)	2,546	—	2,371	—
Other debt	18	18	—	—
Total CenterPoint Energy debt	$14,244	$868	$8,682	$482

	December 31, 2019		December 31, 2018
	Long-Term	Current (1)	Long-Term	Current (1)
	(in millions)
Houston Electric:
First mortgage bonds 9.15% due 2021	$102	$—	$102	$—
General mortgage bonds 1.85% to 6.95% due 2021 to 2049	3,912	—	3,212	—
Restoration Bond Company:
System restoration bonds 4.243% due 2022	134	62	197	59
Bond Company II:
Transition bonds 5.302% due 2019	—	—	—	208
Bond Company III:
Transition bonds 5.234% due 2020	—	29	29	56
Bond Company IV:
Transition bonds 2.161% to 3.028% due 2020 to 2024	613	140	753	135
Unamortized debt issuance costs	(27)	—	(24)	—
Unamortized discount and premium, net	(15)	—	(11)	—
Total Houston Electric debt	$4,719	$231	$4,258	$458

	December 31, 2019		December 31, 2018
	Long-Term	Current (1)	Long-Term	Current (1)
	(in millions)
CERC (8):
Senior notes 3.55% to 6.625% due 2021 to 2047	$2,193	$—	$2,193	$—
Commercial paper (6)	377	—	210	—
Unamortized debt issuance costs	(13)	—	(15)	—
Unamortized discount and premium, net	(11)	—	(17)	—
Total CERC debt	$2,546	$—	$2,371	$—

(1)	Includes amounts due or exchangeable within one year of the date noted.

(2)
CenterPoint Energy’s ZENS obligation is bifurcated into a debt component and an embedded derivative component. For additional information regarding ZENS, see Note 12(b). As ZENS are exchangeable for cash at any time at the option of the holders, these notes are classified as a current portion of long-term debt.

(3)
Includes $532 million of senior notes issued by VUHI and $96 million of senior notes issued by Indiana Gas. The senior notes have stated interest rates that range from 3.72% to 7.08%. The senior notes issued by VUHI are guaranteed by SIGECO, Indiana Gas and VEDO. In connection with the Merger, two of CenterPoint Energy’s acquired wholly-owned subsidiaries, VUHI and VCC, made offers to prepay certain outstanding guaranteed senior notes as required pursuant to certain note purchase agreements previously entered into by VUHI and VCC. In turn, VUHI and VCC borrowed $568 million and $191 million, respectively, from CenterPoint Energy to fund note redemptions of senior notes effected pursuant to these prepayment offers. To fund these prepayments and payments of approximately $5 million of accrued interest, CenterPoint Energy issued approximately $764 million of commercial paper.

(4)	The first mortgage bonds issued by SIGECO subject SIGECO’s properties to a lien under the related mortgage indenture.

(5)
$68 million and $68 million of these series of debt were secured by general mortgage bonds of Houston Electric as of December 31, 2019 and 2018, respectively. These general mortgage bonds are not reflected in Houston Electric’s consolidated financial statements because of the contingent nature of the obligations.

(6)	Classified as long-term debt because the termination date of the facility that backstops the commercial paper is more than one year from the date noted.

(7)	Commercial paper issued by VUHI has maturities up to 30 days.

(8)	Issued by CERC Corp.

Long-term Debt

Debt Retirements. During the year ended December 31, 2019, CenterPoint Energy retired the following debt instruments:

	Retirement Date	Debt Instrument	Aggregate Principal Amount	Interest Rate	Maturity Date
			(in millions)
CenterPoint Energy	December 2019	Guaranteed senior notes	$3	3.33%	2022
CenterPoint Energy	December 2019	Guaranteed senior notes	6	4.53%	2025

In December 2019, VCC redeemed the aggregate principal amount of its guaranteed senior notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to but excluding the redemption date, plus the make-whole premium.  The make-whole premium associated with the two redemptions was approximately $1 million and was included in Other Income, net on CenterPoint Energy’s Statements of Consolidated Income.

Debt Transactions. During the year ended December 31, 2019, the following debt instruments were issued or incurred:

	Issuance Date	Debt Instrument	Aggregate Principal Amount	Interest Rate as of December 31, 2019	Maturity Date
			(in millions)
Houston Electric	January 2019	General mortgage bonds	$700	4.25%	2049
CenterPoint Energy (1)	February 2019	Variable rate term loan	25	2.275%	2020
CenterPoint Energy	May 2019	Variable rate term loan	1,000	2.56%	2021
CenterPoint Energy	August 2019	Unsecured senior notes	500	2.50%	2024
CenterPoint Energy	August 2019	Unsecured senior notes	400	2.95%	2030
CenterPoint Energy	August 2019	Unsecured senior notes	300	3.70%	2049

(1)	Draw down by VCC on its variable rate term loan.

Securitization Bonds. As of December 31, 2019, CenterPoint Energy and Houston Electric had special purpose subsidiaries consisting of the Bond Companies, which they consolidate. The consolidated special purpose subsidiaries are wholly-owned, bankruptcy remote entities that were formed solely for the purpose of purchasing and owning transition or system restoration property through the issuance of transition bonds or system restoration bonds and activities incidental thereto. These Securitization Bonds are payable only through the imposition and collection of “transition” or “system restoration” charges, as defined in the Texas Public Utility Regulatory Act, which are irrevocable, non-bypassable charges to provide recovery of authorized qualified costs. CenterPoint Energy and Houston Electric have no payment obligations in respect of the Securitization Bonds other than to remit the applicable transition or system restoration charges they collect as set forth in servicing agreements among Houston Electric, the Bond Companies and other parties. Each special purpose entity is the sole owner of the right to impose, collect and receive the applicable transition or system restoration charges securing the bonds issued by that entity. Creditors of CenterPoint Energy or Houston Electric have no recourse to any assets or revenues of the Bond Companies (including the transition and system restoration charges), and the holders of Securitization Bonds have no recourse to the assets or revenues of CenterPoint Energy or Houston Electric.

Credit Facilities. The Registrants had the following revolving credit facilities as of December 31, 2019:

Execution Date	Registrant	Size of Facility	Draw Rate of LIBOR plus (1)	Financial Covenant Limit on Debt for Borrowed Money to Capital Ratio		Debt for Borrowed Money to Capital Ratio as of December 31, 2019 (2)	Termination Date
		(in millions)
March 3, 2016	CenterPoint Energy	$3,300	1.500%	65%	(3)	59.0%	March 3, 2022
July 14, 2017	CenterPoint Energy (4)	400	1.125%	65%		51.6%	July 14, 2022
July 14, 2017	CenterPoint Energy (5)	200	1.250%	65%		58.0%	July 14, 2022
March 3, 2016	Houston Electric	300	1.125%	65%	(3)	50.2%	March 3, 2022
March 3, 2016	CERC	900	1.250%	65%		46.4%	March 3, 2022
	Total	$5,100

(1)	Based on credit ratings as of December 31, 2019.

(2)	As defined in the revolving credit facility agreement, excluding Securitization Bonds.

(3)
For CenterPoint Energy and Houston Electric, the financial covenant limit will temporarily increase from 65% to 70% if Houston Electric experiences damage from a natural disaster in its service territory and CenterPoint Energy certifies to the administrative agent that Houston Electric has incurred system restoration costs reasonably likely to exceed $100 million in a consecutive 12-month period, all or part of which Houston Electric intends to seek to recover through securitization financing. Such temporary increase in the financial covenant would be in effect from the date CenterPoint Energy delivers its certification until the earliest to occur of (i) the completion of the securitization financing, (ii) the first anniversary of CenterPoint Energy’s certification or (iii) the revocation of such certification.

(4)
This credit facility was issued by VUHI, is guaranteed by SIGECO, Indiana Gas and VEDO and includes a $10 million swing line sublimit and a $20 million letter of credit sublimit. This credit facility backstops VUHI’s commercial paper program.

(5)	This credit facility was issued by VCC, is guaranteed by Vectren and includes a $40 million swing line sublimit and an$80 million letter of credit sublimit.

The Registrants, as well as the subsidiaries of CenterPoint Energy discussed above, were in compliance with all financial debt covenants as of December 31, 2019.

As of December 31, 2019 and 2018, the Registrants had the following revolving credit facilities and utilization of such facilities:

	December 31, 2019				December 31, 2018
Registrant	Loans	Letters of Credit	Commercial Paper	Weighted Average Interest Rate	Loans	Letters of Credit	Commercial Paper	Weighted Average Interest Rate
	(in millions, except weighted average interest rate)
CenterPoint Energy (1)	$—	$6	$1,633	1.95%	$—	$6	$—	—%
CenterPoint Energy (2)	—	—	268	2.08%	—	—	—	—%
CenterPoint Energy (3)	—	—	—	—%	—	—	—	—%
Houston Electric	—	—	—	—%	—	4	—	—%
CERC	—	1	377	1.94%	—	1	210	2.93%
Total	$—	$7	$2,278		$—	$11	$210

(1)	CenterPoint Energy’s outstanding commercial paper generally has maturities of 60 days or less.

(2)	This credit facility was issued by VUHI and is guaranteed by SIGECO, Indiana Gas and VEDO.

(3)	This credit facility was issued by VCC and is guaranteed by Vectren.

In January 2019, CenterPoint Energy issued the following commercial paper in connection with the closing of the Merger:

Registrant	Issuance Date	Debt Instrument	Aggregate Principal Amount	Weighted Average Interest Rate
			(in millions)
CenterPoint Energy (1) (2)	January 2019	Commercial paper	$1,660	2.88%

(1)
Proceeds from these commercial paper issuances were used to fund a portion of the Merger and to pay related fees and expenses and were contributed to Vectren for its payment of its stub period cash dividend, long-term incentive payments and to fund the repayment of indebtedness of Vectren subsidiaries redeemed at the option of the holder as a result of the closing of the Merger.

(2)
The commercial paper notes were issued at various times in January 2019 with maturities up to and including 90 days as of the time of issuance, and, prior to their use as described in connection with the closing of the Merger, the net proceeds of such issuances were invested in short-term investments.

Maturities.  As of December 31, 2019, maturities of long-term debt, capital leases and sinking fund requirements, excluding the ZENS obligation, are as follows:

	CenterPoint Energy (1)	Houston Electric (1)	CERC	Securitization Bonds
	(in millions)
2020	$831	$231	$—	$231
2021	2,761	613	593	211
2022	3,302	519	376	219
2023	713	356	300	156
2024	1,184	162	—	162

(1)	These maturities include Securitization Bonds principal repayments on scheduled payment dates.

Liens.  As of December 31, 2019, Houston Electric’s assets were subject to liens securing approximately $102 million of first mortgage bonds. Sinking or improvement fund and replacement fund requirements on the first mortgage bonds may be satisfied by certification of property additions. Sinking fund and replacement fund requirements for 2019, 2018 and 2017 have been satisfied by certification of property additions. The replacement fund requirement to be satisfied in 2020 is approximately $295 million, and the sinking fund requirement to be satisfied in 2020 is approximately $1.6 million. CenterPoint Energy expects Houston Electric to meet these 2020 obligations by certification of property additions.

As of December 31, 2019, Houston Electric’s assets were also subject to liens securing approximately $4.0 billion of general mortgage bonds, including approximately $68 million held in trust to secure pollution control bonds for which CenterPoint Energy is obligated. The lien of the general mortgage indenture is junior to that of the mortgage pursuant to which the first mortgage bonds are issued. Houston Electric may issue additional general mortgage bonds on the basis of retired bonds, 70% of property additions or cash deposited with the trustee. Approximately $3.7 billion of additional first mortgage bonds and general mortgage bonds could be issued on the basis of retired bonds and 70% of property additions as of December 31, 2019. Houston Electric has contractually agreed that it will not issue additional first mortgage bonds, subject to certain exceptions.

Other. As of December 31, 2019, certain financial institutions agreed to issue, from time to time, up to $50 million of letters of credit on behalf of Vectren and certain of its subsidiaries in exchange for customary fees. These agreements to issue letters of credit expire on December 31, 2020. As of December 31, 2019, such financial institutions had issued $21 million of letters of credit on behalf of Vectren and certain of its subsidiaries.

(15) Income Taxes

The components of the Registrant’ income tax expense (benefit) have been recast to reflect the results from the Infrastructure Services and Energy Services Disposal Groups as discontinued operations and are as follows:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
CenterPoint Energy - Continuing Operations
Current income tax expense:
Federal	$30	$77	$11
State	15	6	7
Total current expense	45	83	18
Deferred income tax expense (benefit):
Federal	55	(6)	(830)
State	(8)	78	34
Total deferred expense (benefit)	47	72	(796)
Total income tax expense (benefit)	$92	$155	$(778)
CenterPoint Energy - Discontinued Operations
Current income tax expense:
Federal	$18	$12	$21
State	6	3	2
Total current expense	24	15	23
Deferred income tax expense (benefit):
Federal	19	(19)	24
State	3	(5)	2
Total deferred expense (benefit)	22	(24)	26
Total income tax expense (benefit)	$46	$(9)	$49
Houston Electric
Current income tax expense:
Federal	$84	$109	$70
State	20	18	19
Total current expense	104	127	89
Deferred income tax benefit:
Federal	(24)	(38)	(98)
Total deferred benefit	(24)	(38)	(98)
Total income tax expense (benefit)	$80	$89	$(9)
CERC - Continuing Operations
Current income tax expense (benefit):
State	$5	$(3)	$(12)
Total current expense (benefit)	5	(3)	(12)
Deferred income tax expense (benefit):
Federal	26	9	(324)
State	(34)	25	22
Total deferred expense (benefit)	(8)	34	(302)
Total income tax expense (benefit)	$(3)	$31	$(314)

	Year Ended December 31,
	2019	2018	2017
	(in millions)
CERC - Discontinued Operations
Current income tax expense:
State	$2	$7	$13
Total current expense	2	7	13
Deferred income tax expense:
Federal	13	30	131
State	2	—	9
Total deferred expense	15	30	140
Total income tax expense	$17	$37	$153

A reconciliation of income tax expense (benefit) using the federal statutory income tax rate to the actual income tax expense and resulting effective income tax rate is as follows:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
CenterPoint Energy - Continuing Operations (1) (2) (3)
Income before income taxes	$774	$551	$930
Federal statutory income tax rate	21%	21%	35%
Expected federal income tax expense	163	116	326
Increase (decrease) in tax expense resulting from:
State income tax expense, net of federal income tax	30	23	23
State valuation allowance, net of federal income tax	(4)	11	3
State law change, net of federal income tax	(21)	32	—
Federal income tax rate reduction	—	—	(1,113)
Excess deferred income tax amortization	(55)	(24)	—
Other, net	(21)	(3)	(17)
Total	(71)	39	(1,104)
Total income tax expense (benefit)	$92	$155	$(778)
Effective tax rate	12%	28%	(84)%
CenterPoint Energy - Discontinued Operations (4)
Income before income (loss) taxes	$155	$(37)	$133
Federal statutory income tax rate	21%	21%	35%
Expected federal income tax expense (benefit)	32	(8)	46
Increase (decrease) in tax expense resulting from:
State income tax expense (benefit), net of federal income tax	6	(1)	3
Goodwill impairment	8	—	—
Total	14	(1)	3
Total income tax expense (benefit)	$46	$(9)	$49
Effective tax rate	30%	24%	37%

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Houston Electric (5) (6) (7)
Income before income taxes	$436	$425	$424
Federal statutory income tax rate	21%	21%	35%
Expected federal income tax expense	92	89	148
Increase (decrease) in tax expense resulting from:
State income tax expense, net of federal income tax	16	14	12
Federal income tax rate reduction	—	—	(158)
Excess deferred income tax amortization	(21)	(9)	—
Other, net	(7)	(5)	(11)
Total	(12)	—	(157)
Total income tax expense (benefit)	$80	$89	$(9)
Effective tax rate	18%	21%	(2)%
CERC - Continuing Operations (8) (9) (10)
Income before income taxes	$186	$129	$186
Federal statutory income tax rate	21%	21%	35%
Expected federal income tax expense	39	27	65
Increase (decrease) in tax expense resulting from:
State income tax expense, net of federal income tax	(15)	5	3
State law change, net of federal income tax	(4)	—	—
State valuation allowance, net of federal income tax	(4)	11	3
Federal income tax rate reduction	—	—	(396)
Excess deferred income tax amortization	(18)	(15)	—
Tax basis balance sheet adjustment	—	—	11
Other, net	(1)	3	—
Total	(42)	4	(379)
Total income tax expense (benefit)	$(3)	$31	$(314)
Effective tax rate	(2)%	24%	(169)%
CERC - Discontinued Operations (11)
Income before income taxes	$40	$147	$398
Federal statutory income tax rate	21%	21%	35%
Expected federal income tax expense	8	31	140
Increase (decrease) in tax expense resulting from:
State income tax expense, net of federal income tax	3	7	14
Goodwill impairment	8	—	—
Other, net	(2)	(1)	(1)
Total	9	6	13
Total income tax expense (benefit)	$17	$37	$153
Effective tax rate	43%	25%	38%

(1)
Recognized a $55 million benefit for the amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions, a $21 million net benefit for the impact of state law changes that resulted in the remeasurement of state deferred taxes in those jurisdictions, and a $4 million net benefit for the reduction in valuation allowances on certain state net operating losses that are now expected to be realized.

(2)
Recognized a $32 million deferred tax expense due to state law changes that resulted in the remeasurement of state deferred taxes in those jurisdictions. Also recorded an additional $11 million valuation allowance on certain state net operating loss deferred tax assets that are no longer expected to be utilized prior to expiration after the Internal Spin. These items are partially offset by $24 million of amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions beginning in 2018.

(3)
Recognized a $1.1 billion deferred tax benefit from the remeasurement of CenterPoint Energy’s ADFIT liability as a result of the enactment of the TCJA on December 22, 2017, which reduced the U.S. corporate income tax rate from 35% to 21%.

(4)	Recognized an $8 million deferred tax expense for the non-deductible portion of the goodwill impairment on the Energy Services Disposal Group.

(5)	Recognized $21 million of amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions.

(6)	Recognized $9 million of amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions beginning in 2018.

(7)
Recognized a $158 million deferred tax benefit from the remeasurement of Houston Electric’s ADFIT liability as a result of the enactment of the TCJA on December 22, 2017, which reduced the U.S. corporate income tax rate from 35% to 21%.

(8)
Recognized a $18 million benefit for the amortization of the net regulatory EDIT liability as decreed by regulators in certain jurisdictions, a $4 million net benefit for the impact of state law changes that resulted in the remeasurement of state deferred taxes in those jurisdictions and a $4 million net benefit for the reduction in valuation allowances on certain state net operating losses that are now expected to be realized.

(9)
Recorded an additional $11 million valuation allowance on certain state net operating loss deferred tax assets that are no longer expected to be utilized prior to expiration after the Internal Spin. This item was offset by $15 million of amortization of the net regulatory EDIT liability in certain jurisdictions as decreed by regulators beginning in 2018.

(10)
Recognized a $396 million deferred tax benefit from the remeasurement of CERC’s ADFIT liability as a result of the enactment of the TCJA on December 22, 2017, which reduced the U.S. corporate income tax rate from 35% to 21%. ASC 740 requires tax impacts of changes in tax laws or rates be reported in continuing operations. Therefore, CERC’s federal income tax benefit generated by the remeasurement of the ADFIT liability for its investment in Enable is reported in continuing operations on CERC’s Statements of Consolidated Income.

(11)	Recognized an $8 million deferred tax expense for the non-deductible portion of the goodwill impairment on the Energy Services Disposal Group.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities were as follows:

	December 31,
	2019	2018
	(in millions)
CenterPoint Energy
Deferred tax assets:
Benefits and compensation	$152	$160
Regulatory liabilities	447	356
Loss and credit carryforwards	111	84
Asset retirement obligations	89	62
Indexed debt securities derivative	34	—
Other	40	29
Valuation allowance	(25)	(18)
Total deferred tax assets	848	673
Deferred tax liabilities:
Property, plant and equipment	2,656	1,894
Investment in unconsolidated affiliates	1,010	987
Regulatory assets	344	395
Investment in marketable securities and indexed debt	586	478
Indexed debt securities derivative	—	27
Other	180	131
Total deferred tax liabilities	4,776	3,912
Net deferred tax liabilities	$3,928	$3,239
Houston Electric
Deferred tax assets:
Regulatory liabilities	$195	$205
Benefits and compensation	14	17
Asset retirement obligations	9	7
Other	7	12
Total deferred tax assets	225	241
Deferred tax liabilities:
Property, plant and equipment	1,129	1,087
Regulatory assets	126	177
Total deferred tax liabilities	1,255	1,264
Net deferred tax liabilities	$1,030	$1,023
CERC
Deferred tax assets:
Benefits and compensation	$24	$27
Regulatory liabilities	144	150
Loss and credit carryforwards	183	259
Asset retirement obligations	80	54
Other	23	20
Valuation allowance	(15)	(18)
Total deferred tax assets	439	492
Deferred tax liabilities:
Property, plant and equipment	821	773
Regulatory assets	45	41
Other	43	84
Total deferred tax liabilities	909	898
Net deferred tax liabilities	$470	$406

Merger with Vectren. On Merger Date, pursuant to the Merger Agreement, CenterPoint Energy consummated the Merger and acquired Vectren for approximately $6 billion in cash. On the Merger Date, Vectren became a wholly-owned subsidiary of

CenterPoint Energy which triggered an ownership change under Section 382 of the Code. Under this Code section, future utilization of acquired net operating loss carry forwards and other tax attributes can be limited. On the Merger Date, Vectren estimated $177 million and $60 million of federal net operating loss and of charitable contribution carryforwards, respectively, the utilization of which is not expected to be limited under Section 382.

Tax Attribute Carryforwards and Valuation Allowance.  CenterPoint Energy has no federal net operating loss carryforwards as of December 31, 2019. Also, CenterPoint Energy has $26 million of federal charitable contribution carryforwards, which have a five-year carryover period. As of December 31, 2019, CenterPoint Energy had $699 million of state net operating loss carryforwards that expire between 2020 and 2039 and $21 million of state tax credits that do not expire. CenterPoint Energy reported a valuation allowance of $25 million because it is more likely than not that the benefit from certain state net operating loss carryforwards will not be realized.

CERC has $618 million of federal net operating loss carryforwards which have an indefinite carryforward period. CERC has $691 million of state net operating loss carryforwards which expire between 2020 and 2039 and $17 million of state tax credits which do not expire. CERC reported a valuation allowance of $15 million since it is more likely than not that the benefit from certain state net operating loss carryforwards will not be realized.

A reconciliation of CenterPoint Energy’s beginning and ending balance of unrecognized tax benefits, excluding interest and penalties, for 2019 is as follows:

Year Ended December 31, 2019
(in millions)
Balance, beginning of year	$—
Unrecognized tax benefits assumed through the Merger	9
Decreases related to tax positions of prior years	(1)
Balance, end of year	$8

CenterPoint Energy had no unrecognized tax benefits for 2018 and 2017.

During the year ended December 31, 2019, CenterPoint Energy acquired $9 million of unrecognized tax benefits in connection with the Merger. Included in the balance of uncertain tax positions as of December 31, 2019 are $3 million of tax benefits that, if recognized, would affect the effective tax rate. The above table does not include an immaterial amount of accrued interest as of December 31, 2019. The Registrants recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Registrants believe that it is reasonably possible that a decrease of up to $5 million in unrecognized tax benefits may occur by the end of 2020 as a result of a lapse of statutes on older exposures and/or the filing of applications for accounting method changes. CenterPoint Energy’s net unrecognized tax benefits, including penalties and interest, were $9 million as of December 31, 2019 and are included in other non-current liabilities in the Consolidated Financial Statements.

Tax Audits and Settlements. Tax years through 2017 have been audited and settled with the IRS for CenterPoint Energy. For the 2018 and 2019 tax years, the Registrants are participants in the IRS’s Compliance Assurance Process. Legacy Vectren is not currently under audit with the IRS, and the 2017-2019 tax years are still open.

(16) Commitments and Contingencies

(a) Purchase Obligations (CenterPoint Energy and CERC)

Commitments include minimum purchase obligations related to CenterPoint Energy’s and CERC’s Natural Gas Distribution reportable segments and CenterPoint Energy’s Indiana Electric Integrated reportable segment.  The Energy Services Disposal Group is classified as held for sale on CenterPoint Energy’s and CERC’s respective Condensed Consolidated Balance Sheets and is excluded from the tabular disclosure below. See Note 4 for further information. Contracts with minimum payment provisions have various quantity requirements and durations and are not classified as non-trading derivative assets and liabilities in CenterPoint Energy’s and CERC’s respective Consolidated Balance Sheets as of December 31, 2019 and 2018. These contracts meet an exception as “normal purchases contracts” or do not meet the definition of a derivative. Natural gas and coal supply commitments also include transportation contracts that do not meet the definition of a derivative.

As of December 31, 2019, minimum purchase obligations are approximately:

	CenterPoint Energy (1)	CERC (1)
	(in millions)
2020	$735	$518
2021	605	420
2022	408	232
2023	326	173
2024	262	166
2025 and beyond	1,853	1,489

(1)	Excludes Energy Services Disposal Group obligations.

Indiana Electric also has other purchased power agreements that do not have minimum thresholds but do require payment when energy is generated by the provider. Costs arising from certain of these commitments are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms.

(b) AMAs (CenterPoint Energy and CERC)

CenterPoint Energy’s and CERC’s NGD has AMAs associated with their utility distribution service in Arkansas, Indiana, Louisiana, Mississippi, Oklahoma and Texas. The AMAs have varying terms, the longest of which expires in 2023. Pursuant to the provisions of the agreements, CenterPoint Energy’s and CERC’s NGD either sells natural gas to the asset manager and agrees to repurchase an equivalent amount of natural gas throughout the year at the same cost, or simply purchases its full natural gas requirements at each delivery point from the asset manager. Generally, AMAs are contracts between CenterPoint Energy’s and CERC’s NGD and an asset manager that are intended to transfer the working capital obligation and maximize the utilization of the assets. In these agreements, CenterPoint Energy’s and CERC’s NGD agrees to release transportation and storage capacity to other parties to manage natural gas storage, supply and delivery arrangements for CenterPoint Energy’s and CERC’s NGD and to use the released capacity for other purposes when it is not needed for CenterPoint Energy’s and CERC’s NGD. CenterPoint Energy’s and CERC’s NGD may receive compensation from the asset manager through payments made over the life of the AMAs. CenterPoint Energy’s and CERC’s NGD has an obligation to purchase their winter storage requirements that have been released to the asset manager under these AMAs.

(c) Guarantees and Product Warranties (CenterPoint Energy)

In the normal course of business, ESG enters into contracts requiring it to timely install infrastructure, operate facilities, pay vendors and subcontractors and support warranty obligations and, at times, issue payment and performance bonds and other forms of assurance in connection with these contracts.

Specific to ESG’s role as a general contractor in the performance contracting industry, as of December 31, 2019, there were 62 open surety bonds supporting future performance with an aggregate face amount of approximately $565 million. ESG’s exposure is less than the face amount of the surety bonds and is limited to the level of uncompleted work under the contracts. As of December 31, 2019, approximately 36% of the work was yet to be completed on projects with open surety bonds. Further, various subcontractors issue surety bonds to ESG. In addition to these performance obligations, ESG also warrants the functionality of certain installed infrastructure generally for one year and the associated energy savings over a specified number of years. Since ESG’s inception in 1994, CenterPoint Energy believes ESG has had a history of generally meeting its performance obligations and energy savings guarantees and its installed products operating effectively. CenterPoint Energy assessed the fair value of its obligation for such guarantees as of December 31, 2019 and no amounts were recorded on CenterPoint Energy’s Consolidated Balance Sheets.

CenterPoint Energy issues parent company level guarantees to certain vendors, customers and other commercial counterparties of ESG. These guarantees do not represent incremental consolidated obligations, but rather, represent guarantees of subsidiary obligations to allow those subsidiaries to conduct business without posting other forms of assurance. As of December 31, 2019, CenterPoint Energy, primarily through Vectren, has issued parent company level guarantees supporting ESG’s obligations. For those obligations where potential exposure can be estimated, management estimates the maximum exposure under these guarantees to be approximately $499 million as of December 31, 2019. This exposure primarily relates to energy savings guarantees on federal energy savings performance contracts. Other parent company level guarantees, certain of which do not contain a cap on potential liability, have been issued in support of federal operations and maintenance projects for which a maximum exposure cannot be estimated based on the nature of the projects. While there can be no assurance that performance under any of these parent company guarantees will not be required in the future, CenterPoint Energy considers the likelihood of a material amount being incurred as remote.

(d) Guarantees and Product Warranties (CenterPoint Energy and CERC)

In the normal course of business, the Energy Services Disposal Group trades natural gas under supply contracts and enters into natural gas related transactions under transportation, storage and other contracts. In connection with the Energy Services Disposal Group’s business activities, CERC Corp. has issued guarantees to the Energy Services Disposal Group’s counterparties to guarantee the payment of the Energy Services Disposal Group’s obligations. While the Energy Services Disposal Group remains wholly-owned by CERC Corp., these guarantees do not represent incremental consolidated obligations, but rather, represent guarantees of the Energy Services Disposal Group’s obligations to allow the Energy Services Disposal Group to conduct business without posting other forms of assurance. As of December 31, 2019, the face amount of CERC Corp.’s guarantees of the Energy Services Disposal Group’s obligations was approximately $1.8 billion.

A CERC Corp. guarantee primarily has a one- or two-year term, although CERC Corp. would generally not be released from obligations incurred by CES prior to the termination of such guarantee unless the beneficiary of the guarantee affirmatively released CERC Corp. from its obligations under the guarantee. Since CERC Corp. has owned the Energy Services Disposal Group, CERC Corp. has not paid any amounts under any guarantees of the Energy Services Disposal Group’s obligations. While there can be no assurance that performance under any of these parent company guarantees will not be required in the future, CenterPoint Energy and CERC consider the likelihood of a material amount being incurred as remote.

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. Under the terms of the Equity Purchase Agreement, Athena Energy Services must generally use reasonable best efforts to replace existing CERC Corp. guarantees with credit support provided by a party other than CERC Corp. as of and after closing of the sale. Additionally, to the extent that CERC Corp. retains any exposure relating to the guarantees of the Energy Services Disposal Group’s obligations 90 days after closing, Athena Energy Services will pay a 3% annualized fee on such exposure, increasing by 1% on an annualized basis every three months.

CenterPoint Energy and CERC recorded no amounts on their respective Consolidated Balance Sheets as of December 31, 2019 and 2018 related to these guarantees.

(e) Legal, Environmental and Other Matters

Legal Matters

Gas Market Manipulation Cases (CenterPoint Energy and CERC). CenterPoint Energy, its predecessor, Reliant Energy, and certain of their former subsidiaries were named as defendants in a large number of lawsuits filed against numerous gas market participants in a number of federal and western state courts in connection with the operation of the natural gas markets in 2000-2002. CenterPoint Energy and its affiliates were released or dismissed from all such cases, except for one case in federal court in Nevada in which CES, a subsidiary of CERC, was a defendant. Plaintiffs in that case alleged a conspiracy to inflate Wisconsin natural gas prices in 2000-2002. In October 2018, CES reached an agreement to settle all claims against CES and CES’s claims for indemnity. During the third quarter of 2019, the federal district court issued final approval of the settlement and dismissed the case, and CES completed the required settlement payments; the settlement agreement has now become final. This settlement did not have a material adverse effect on CenterPoint Energy’s or CERC’s financial condition, results of operations or cash flows.

Minnehaha Academy (CenterPoint Energy and CERC). On August 2, 2017, a natural gas explosion occurred at the Minnehaha Academy in Minneapolis, Minnesota, resulting in the deaths of two school employees, serious injuries to others and significant property damage to the school. CenterPoint Energy, certain of its subsidiaries, including CERC, and the contractor company working in the school have been named in litigation arising out of this incident. CenterPoint Energy and CERC have reached confidential settlement agreements on all wrongful death and property damage claims and with some personal injury claimants. Additionally, CenterPoint Energy and CERC cooperated with the investigation conducted by the National Transportation Safety Board, which concluded its investigation in December 2019 and issued a report without making any recommendations. Further, CenterPoint Energy and CERC contested and reached a settlement regarding approximately $200,000 in fines imposed by the Minnesota Office of Pipeline Safety.  In early 2018, the Minnesota Occupational Safety and Health Administration concluded its investigation without any adverse findings against CenterPoint Energy or CERC. CenterPoint Energy’s and CERC’s general and excess liability insurance policies provide coverage for third party bodily injury and property damage claims.

Litigation Related to the Merger (CenterPoint Energy). With respect to the Merger, in July 2018, seven separate lawsuits were filed against Vectren and the individual directors of Vectren’s Board of Directors in the U.S. District Court for the Southern District of Indiana. These lawsuits alleged violations of Sections 14(a) of the Exchange Act and SEC Rule 14a-9 on the grounds that the Vectren Proxy Statement filed on June 18, 2018 was materially incomplete because it omitted material information concerning the Merger. In August 2018, the seven lawsuits were consolidated, and the Court denied the plaintiffs’ request for a preliminary injunction. In October 2018, the plaintiffs filed their Consolidated Amended Class Action Complaint. In December 2018, two plaintiffs voluntarily dismissed their lawsuits. In September 2019, the court granted the defendants’ motion to dismiss and dismissed the remaining plaintiffs’ claims with prejudice, which the plaintiffs appealed in October 2019. The defendants believe that the allegations asserted are without merit and intend to vigorously defend themselves against the claims raised. CenterPoint Energy does not expect the ultimate outcome of this matter to have a material adverse effect on its financial condition, results of operations or cash flows.

Environmental Matters

MGP Sites. CenterPoint Energy, CERC and their predecessors operated MGPs in the past. In addition, certain of CenterPoint Energy’s subsidiaries acquired through the Merger operated MGPs in the past. The costs CenterPoint Energy or CERC, as applicable, expect to incur to fulfill their respective obligations are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments and inflation factors, among others. While CenterPoint Energy and CERC have recorded all costs which they presently are obligated to incur in connection with activities at these sites, it is possible that future events may require remedial activities which are not presently foreseen, and those costs may not be subject to PRP or insurance recovery.

(i)
Minnesota MGPs (CenterPoint Energy and CERC). With respect to certain Minnesota MGP sites, CenterPoint Energy and CERC have completed state-ordered remediation and continue state-ordered monitoring and water treatment. CenterPoint Energy and CERC recorded a liability as reflected in the table below for continued monitoring and any future remediation required by regulators in Minnesota.

(ii)
Indiana MGPs (CenterPoint Energy). In the Indiana Gas service territory, the existence, location and certain general characteristics of 26 gas manufacturing and storage sites have been identified for which CenterPoint Energy may have some remedial responsibility. A remedial investigation/feasibility study was completed at one of the sites under an agreed upon order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. The remaining sites have been submitted to the IDEM’s VRP. CenterPoint Energy has also identified its involvement in five manufactured gas plant sites in SIGECO’s service territory, all of which are currently enrolled in the IDEM’s VRP. CenterPoint Energy is currently conducting some level of remedial activities, including groundwater monitoring at certain sites.

(iii)
Other MGPs (CenterPoint Energy and CERC). In addition to the Minnesota and Indiana sites, the EPA and other regulators have investigated MGP sites that were owned or operated by CenterPoint Energy or CERC or may have been owned by one of their former affiliates.

Total costs that may be incurred in connection with addressing these sites cannot be determined at this time. The estimated accrued costs are limited to CenterPoint Energy’s and CERC’s share of the remediation efforts and are therefore net of exposures of other PRPs. The estimated range of possible remediation costs for the sites for which CenterPoint Energy and CERC believe they may have responsibility was based on remediation continuing for the minimum time frame given in the table below.

	December 31, 2019
	CenterPoint Energy	CERC
	(in millions, except years)
Amount accrued for remediation	$12	$7
Minimum estimated remediation costs	7	4
Maximum estimated remediation costs	51	32
Minimum years of remediation	5	30
Maximum years of remediation	50	50

The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will depend on the number of sites to be remediated, the participation of other PRPs, if any, and the remediation methods used.

CenterPoint Energy and CERC do not expect the ultimate outcome of these matters to have a material adverse effect on the financial condition, results of operations or cash flows of either CenterPoint Energy or CERC.

Asbestos. Some facilities owned by the Registrants or their predecessors contain or have contained asbestos insulation and other asbestos-containing materials. The Registrants are from time to time named, along with numerous others, as defendants in lawsuits filed by a number of individuals who claim injury due to exposure to asbestos, and the Registrants anticipate that additional claims may be asserted in the future. Although their ultimate outcome cannot be predicted at this time, the Registrants do not expect these matters, either individually or in the aggregate, to have a material adverse effect on their financial condition, results of operations or cash flows.

CCR Rule (CenterPoint Energy). In April 2015, the EPA finalized its CCR Rule, which regulates ash as non-hazardous material under the RCRA. The final rule allows beneficial reuse of ash, and the majority of the ash generated by Indiana Electric’s generating plants will continue to be reused. In July 2018, the EPA released its final CCR Rule Phase I Reconsideration which extended the deadline to October 31, 2020 for ceasing placement of ash in ponds that exceed groundwater protections standards or that fail to meet location restrictions. While the EPA Phase I Reconsideration moves forward, the existing CCR compliance obligations remain in effect. In August 2019, the EPA proposed additional amendments to its CCR Rule with respect to beneficial reuse of ash and other materials. The proposed revisions would not restrict Indiana Electric’s current beneficial reuse of its fly ash.

Indiana Electric has three ash ponds, two at the F.B. Culley facility (Culley East and Culley West) and one at the A.B. Brown facility. Under the existing CCR Rule, Indiana Electric is required to perform integrity assessments, including ground water monitoring, at its F.B. Culley and A.B. Brown generating stations. The ground water studies are necessary to determine the remaining service life of the ponds and whether a pond must be retrofitted with liners or closed in place, with bottom ash handling conversions completed. Indiana Electric’s Warrick generating unit is not included in the scope of the CCR Rule as this unit has historically been part of a larger generating station that predominantly serves an adjacent industrial facility. In March 2018, Indiana Electric began posting ground water data monitoring reports annually to its public website in accordance with the requirements of the CCR Rule. This data preliminarily indicates potential groundwater impacts very close to Indiana Electric’s ash impoundments, and further analysis is ongoing. The CCR Rule required companies to complete location restriction determinations by October 18, 2018. Indiana Electric completed its evaluation and determined that one F.B. Culley pond (Culley East) and the A.B. Brown pond fail the aquifer placement location restriction. As a result of this failure, Indiana Electric is required to cease disposal of new ash in the ponds and commence closure of the ponds by October 31, 2020. CenterPoint Energy plans to seek extensions available under the CCR Rule that would allow Indiana Electric to continue to use the ponds through December 31, 2023. The inability to take these extensions may result in increased and potentially significant operational costs in connection with the accelerated implementation of an alternative ash disposal system or adversely impact Indiana Electric’s future operations. Failure to comply with these requirements could also result in an enforcement proceeding including the imposition of fines and penalties. On April 24, 2019, Indiana Electric received an order from the IURC approving recovery in rates of costs associated with the closure of the Culley West pond, which has already commenced closure activities. CenterPoint Energy believes the language in the IURC order is favorable for future recovery of closure costs for Indiana Electric’s remaining ponds.

Indiana Electric continues to refine site specific estimates of closure costs. In July 2018, Indiana Electric filed a Complaint for Damages and Declaratory Relief against its insurers seeking reimbursement of defense, investigation and pond closure costs incurred to comply with the CCR Rule, and has since reached confidential settlement agreements with its insurers. The proceeds of these settlements will offset costs that have been and will be incurred to close the ponds. In March 2019, Indiana Electric entered into agreements with third parties for the excavation and beneficial reuse of the ash at the A.B. Brown ash pond. On August 14, 2019, Indiana Electric filed its petition with the IURC for recovery of costs associated with the closure of the A.B. Brown ash pond, which would include costs associated with the excavation and recycling of the ponded ash. On November 4, 2019, the EPA released a pre-publication copy of proposed revisions to the CCR Rule. CenterPoint Energy will evaluate the proposals to determine potential impacts to current compliance plans for its A.B. Brown and F.B. Culley generating stations.

As of December 31, 2019, CenterPoint Energy has recorded an approximate $68 million ARO, which represents the discounted value of future cash flow estimates to close the ponds at A.B. Brown and F.B. Culley. This estimate is subject to change due to the contractual arrangements; continued assessments of the ash, closure methods, and the timing of closure; implications of Indiana Electric’s generation transition plan; changing environmental regulations; and proceeds received from the settlements in the aforementioned insurance proceeding. In addition to these removal costs, Indiana Electric also anticipates equipment purchases of between $60 million and $80 million to complete the A.B. Brown closure project.

Other Environmental. From time to time, the Registrants identify the presence of environmental contaminants during operations or on property where predecessors have conducted operations. Other such sites involving contaminants may be identified in the future. The Registrants have and expect to continue to remediate any identified sites consistent with state and federal legal obligations. From time to time, the Registrants have received notices, and may receive notices in the future, from regulatory authorities or others regarding status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Registrants have been, or may be, named from time to time as defendants in litigation related to such sites. Although the ultimate outcome of such matters cannot be predicted at this time, the Registrants do not expect these matters, either individually or in the aggregate, to have a material adverse effect on their financial condition, results of operations or cash flows.

Other Proceedings

The Registrants are involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. From time to time, the Registrants are also defendants in legal proceedings with respect to claims brought by various plaintiffs against broad groups of participants in the energy industry. Some of these proceedings involve substantial amounts. The Registrants regularly analyze current information and, as necessary, provide accruals for probable and reasonably estimable liabilities on the eventual disposition of these matters. The Registrants do not expect the disposition of these matters to have a material adverse effect on the Registrants’ financial condition, results of operations or cash flows.

(17) Earnings Per Share (CenterPoint Energy)

The following table reconciles numerators and denominators of CenterPoint Energy’s basic and diluted earnings per common share. Basic earnings per common share is determined by dividing Income available to common shareholders - basic by the Weighted average common shares outstanding - basic for the applicable period. Diluted earnings per common share is determined by the inclusion of potentially dilutive common stock equivalent shares that may occur if securities to issue Common Stock were exercised or converted into Common Stock.

	For the Year Ended December 31,
	2019	2018	2017
	(in millions, except per share and share amounts)
Continuing Operations Numerator:
Income from continuing operations	$682	$396	$1,708
Less: Preferred stock dividend requirement	117	35	—
Income available to common shareholders from continuing operations - basic	565	361	1,708
Add back: Series B Preferred Stock dividend (2)	—	—	—
Income available to common shareholders from continuing operations - diluted (1)	$565	$361	$1,708
Discontinued Operations Numerator:
Income (loss) from discontinued operations	$109	$(28)	$84
Denominator:
Weighted average common shares outstanding - basic	502,050,000	448,829,000	430,964,000
Plus: Incremental shares from assumed conversions:
Restricted stock (3)	3,107,000	3,636,000	3,344,000
Series B Preferred Stock (2)	—	—	—
Weighted average common shares outstanding - diluted	505,157,000	452,465,000	434,308,000

Basic earnings per common share from continuing operations	$1.12	$0.80	$3.96
Basic earnings (loss) per common share from discontinued operations	0.22	(0.06)	0.20
Basic earnings per common share	$1.34	$0.74	$4.16

Diluted earnings per common share from continuing operations	$1.12	$0.80	$3.94
Diluted earnings (loss) per common share from discontinued operations	0.21	(0.06)	0.19
Diluted earnings per common share	$1.33	$0.74	$4.13

(1)
Income available to common shareholders for the year ended December 31, 2019 includes net income from businesses acquired in the Merger of $190 million. See Note 4. Income available to common shareholders for the year ended December 31, 2017 includes a reduction in income tax expense of $1,113 million due to tax reform. See Note 15 for further discussion of the impacts of the TCJA.

(2)
The potentially dilutive impact from Series B Preferred Stock applies the if-converted method in calculating diluted earnings per common share. Under this method, diluted earnings per common share is adjusted for the more dilutive effect of the Series B Preferred Stock as a result of either its accumulated dividend for the period in the numerator or the assumed-converted common share equivalent in the denominator. The computation of diluted earnings per common share outstanding for the year ended December 31, 2019 and December 31, 2018 excludes Series B Stock Dividends of $68 million and $17 million, respectively, and 34,354,000 and 8,885,000 potentially dilutive shares, respectively, because to include them would be anti-dilutive. However, these shares could be potentially dilutive in the future.

(3)
The potentially dilutive impact from restricted stock awards applies the treasury stock method. Under this method, an increase in the average fair market value of Common Stock can result in a greater dilutive impact from these securities.

(18) Unaudited Quarterly Information

Summarized quarterly financial data has been recast to reflect the results from the Infrastructure Services and Energy Services Disposal Groups as discontinued operations as follows:

	Year Ended December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
CenterPoint Energy
Revenues	$2,229	$1,658	$1,658	$2,019
Operating income	211	229	357	274
Income from continuing operations	143	151	251	137
Income from discontinued operations	26	44	19	20
Income available to common shareholders	140	165	241	128
Basic earnings per common share from continuing operations	0.23	0.24	0.44	0.21
Basic earnings per common share from discontinued operations	0.05	0.09	0.04	0.04
Basic earnings per common share (1)	0.28	0.33	0.48	0.25
Diluted earnings per common share from continuing operations	0.23	0.24	0.44	0.21
Diluted earnings per common share from discontinued operations	0.05	0.09	0.03	0.04
Diluted earnings per common share (1)	0.28	0.33	0.47	0.25
Houston Electric
Revenues	686	765	859	680
Operating income	81	169	269	99
Net income	27	100	185	44
CERC
Revenues	1,212	526	420	860
Operating income	160	27	18	105
Income (loss) from continuing operations	110	2	(10)	87
Income (loss) from discontinued operations	28	26	3	(34)
Net income (loss)	138	28	(7)	53

	Year Ended December 31, 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
CenterPoint Energy
Revenues	$1,920	$1,369	$1,322	$1,666
Operating income	273	171	232	192
Income (loss) from continuing operations	182	(88)	163	139
Income (loss) from discontinued operations	(17)	13	(5)	(19)
Income (loss) available to common shareholders	165	(75)	153	90
Basic earnings (loss) per common share from continuing operations	0.42	(0.20)	0.36	0.22
Basic earnings (loss) per common share from discontinued operations	(0.04)	0.03	(0.01)	(0.04)
Basic earnings (loss) per common share (1)	0.38	(0.17)	0.35	0.18
Diluted earnings (loss) per common share from continuing operations	0.42	(0.20)	0.36	0.22
Diluted earnings (loss) per common share from discontinued operations	(0.04)	0.03	(0.01)	(0.04)
Diluted earnings (loss) per common share (1)	0.38	(0.17)	0.35	0.18
Houston Electric
Revenues	755	854	897	728
Operating income	119	181	227	98
Net income	52	101	143	40
CERC
Revenues	1,165	511	422	933
Operating income (loss)	153	6	(1)	101
Income (loss) from continuing operations	93	(20)	(36)	61
Income (loss) from discontinued operations	37	56	45	(28)
Income available to common shareholders	130	36	9	33

(1)
Quarterly earnings (loss) per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings (loss) per common share.

(19) Reportable Segments

The Registrants’ determination of reportable segments considers the strategic operating units under which the Registrants manage sales, allocate resources and assess performance of various products and services to wholesale or retail customers in differing regulatory environments. As of January 1, 2020, the Registrants’ CODM views net income as the measure of profit or loss for the reportable segments rather than the previous measure of operating income. Certain prior year amounts have been reclassified to conform to the current year presentation.

As of December 31, 2019, reportable segments in continuing operations by Registrant are as follows:

Registrants	Houston Electric T&D	Indiana Electric Integrated	Natural Gas Distribution	Midstream Investments
CenterPoint Energy	X	X	X	X
Houston Electric	X
CERC			X

•	CenterPoint Energy’s and Houston Electric’s Houston Electric T&D reportable segment consists of electric transmission and distribution services in the Texas Gulf Coast area.

•
CenterPoint Energy’s Indiana Electric Integrated reportable segment consists of electric transmission and distribution services primarily to southwestern Indiana and includes power generation and wholesale power operations.

•
CenterPoint Energy’s Natural Gas Distribution reportable segment consists of (i) intrastate natural gas sales to, and natural gas transportation and distribution for residential, commercial, industrial and institutional customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas; (ii) permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CEIP, formerly included in the Energy Services reportable segment; and (iii) temporary delivery of LNG and CNG throughout the contiguous 48 states through MES, formerly included in the Energy Services reportable segment.

•
CERC’s Natural Gas Distribution reportable segment consists of (i) intrastate natural gas sales to, and natural gas transportation and distribution for residential, commercial, industrial and institutional customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas; (ii) permanent pipeline connections through interconnects with various interstate and intrastate pipeline companies through CEIP, formerly included in the Energy Services reportable segment; and (iii) temporary delivery of LNG and CNG throughout the contiguous 48 states through MES, formerly included in the Energy Services reportable segment.

•	CenterPoint Energy’s Midstream Investments reportable segment consists of the equity investment in Enable (excluding the Enable Series A Preferred Units).

•
CenterPoint Energy’s Corporate and Other consists of energy performance contracting and sustainable infrastructure services through ESG and other corporate operations which support all of the business operations of CenterPoint Energy.

•	CERC’s Corporate and Other consists primarily of corporate operations which support all of the business operations of CERC.

Discontinued Operations

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group, which consists of underground pipeline construction and repair services. Accordingly, the previously reported Infrastructure Services reportable segment has been eliminated. The transaction closed on April 9, 2020. For further information, see Note 4.

Additionally, on February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group, which consists of substantially all of the businesses within the Energy Services reportable segment. Accordingly, the previously reported Energy Services reportable segment has been eliminated. The transaction is expected to close in the second quarter of 2020. For further information, see Note 4.

Expenditures for long-lived assets include property, plant and equipment. Intersegment sales are eliminated in consolidation, except as described in Note 2(b).

Recast financial data for reportable segments and products and services are as follows:

CenterPoint Energy

	Revenues from External Customers	Equity in Earnings of Unconsolidated Affiliates	Depreciation and Amortization	Interest Income		Interest Expense		Income Tax Expense (Benefit)	Net Income (Loss)
	(in millions)
For the year ended December 31, 2019:
Houston Electric T&D (3)	$2,996	$—	$648	$22	(1)	$(164)	(2)	$80	$362
Indiana Electric Integrated	523	—	91	—		(22)		16	57
Natural Gas Distribution	3,745	—	420	7		(103)		50	261
Midstream Investments	—	229	—	8		(53)		53	131
Corporate and Other	300	1	66	178		(384)		(107)	(129)
Eliminations	—	—	—	(198)		198		—	—
Continuing Operations	$7,564	$230	$1,225	$17		$(528)		$92	682
Discontinued Operations, net									109
Consolidated									$791
For the year ended December 31, 2018:
Houston Electric T&D (3)	$3,232	$—	$917	$1	(1)	$(138)	(2)	$89	$334
Natural Gas Distribution	3,030	—	280	5		(66)		37	170
Midstream Investments	—	307	—	—		(10)		73	224
Corporate and Other	15	—	33	115		(244)		(44)	(332)
Eliminations	—	—	—	(97)		97		—
Continuing Operations	$6,277	$307	$1,230	$24		$(361)		$155	396
Discontinued Operations, net									(28)
Consolidated									$368
For the year ended December 31, 2017:
Houston Electric T&D (3)	$2,997	$—	$724	$1	(1)	$(128)	(2)	$(7)	$429
Natural Gas Distribution	2,688	—	263	5		(70)		103	167
Midstream Investments	—	265	—	—		—		104	161
Corporate and Other	14	—	33	90		(211)		(978)	951
Eliminations	—	—	—	(96)		96		—	—
Continuing Operations	$5,699	$265	$1,020	$—		$(313)		$(778)	$1,708
Discontinued Operations, net									84
Consolidated									$1,792

(1)	Excludes interest income from Securitization Bonds of $5 million, $4 million and $2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(2)	Excludes interest expense on Securitization Bonds of $39 million, $59 million and $77 million for the years ended December 31, 2019, 2018 and 2017, respectively.

	Total Assets			Expenditures for Long-lived Assets
	December 31,			December 31,
	2019	2018	2017	2019	2018	2017
	(in millions)
Houston Electric T&D	$11,264	$10,509	$10,292	$1,033	$952	$924
Indiana Electric Integrated	3,168	—	—	183	—	—
Natural Gas Distribution	14,105	7,137	6,771	1,098	638	523
Midstream Investments	2,473	2,482	2,472	—	—	—
Corporate and Other, net of eliminations (4)	2,555	5,856	2,275	194	110	36
Continuing Operations	33,565	25,984	21,810	2,508	1,700	1,483
Assets Held for Sale/Discontinued Operations	1,964	1,109	972	79	20	11
Consolidated	$35,529	$27,093	$22,782	$2,587	$1,720	$1,494

(3)	CenterPoint Energy’s Houston Electric T&D’s revenues from major customers are as follows:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Affiliates of NRG	$727	$705	$713
Affiliates of Vistra Energy Corp.	263	251	229

(4)
Total assets included pension and other postemployment-related regulatory assets of $584 million, $665 million and $600 million as of December 31, 2019, 2018 and 2017, respectively. Additionally, total assets as of December 31, 2018 included $3.9 billion of temporary investments included in Cash and cash equivalents on CenterPoint Energy’s Consolidated Balance Sheets.

Houston Electric

Houston Electric consists of a single reportable segment; therefore, a tabular reportable segment presentation has not been included. Houston Electric’s revenues from major external customers are as follows:

	Year Ended December 31,
	2019	2018	2017
	(in millions)
Affiliates of NRG	$727	$705	$713
Affiliates of Vistra Energy Corp.	263	251	229

CERC

	Revenues from External Customers	Depreciation and Amortization	Interest Income	Interest Expense	Income Tax Expense (Benefit)	Net Income (Loss)
	(in millions)
For the year ended December 31, 2019:
Natural Gas Distribution	$3,013	$293	$6	$(75)	$45	$199
Corporate and Other	5	—	98	(140)	(48)	(10)
Eliminations	—	—	(99)	99	—	—
Continuing Operations	$3,018	$293	$5	$(116)	$(3)	189
Discontinued Operations, net						23
Consolidated						$212
For the year ended December 31, 2018:
Natural Gas Distribution	$3,030	$280	$5	$(66)	$37	$170
Corporate and Other	1	—	80	(140)	(6)	(72)
Eliminations	—	—	(84)	84	—	—
Continuing Operations	$3,031	$280	$1	$(122)	$31	98
Discontinued Operations, net						110
Consolidated						$208
For the year ended December 31, 2017:
Natural Gas Distribution	$2,688	$263	$5	$(70)	$103	$167
Corporate and Other	—	—	89	(147)	(417)	333
Eliminations	—	—	(94)	94	—	—
Continuing Operations	$2,688	$263	$—	$(123)	$(314)	500
Discontinued Operations, net						245
Consolidated						$745

	Total Assets			Expenditures for Long-lived Assets
	December 31,			December 31,
	2019	2018	2017 (1)	2019	2018	2017
	(in millions)
Natural Gas Distribution	$7,698	$7,131	$6,763	$773	$638	$523
Corporate and Other, net of eliminations	(90)	57	(49)	—	—	—
Continuing Operations	7,608	7,188	6,714	773	638	523
Assets Held for Sale	904	1,109	3,444	12	20	11
Consolidated	$8,512	$8,297	$10,158	$785	$658	$534

(1)	Assets Held for Sale for 2017 includes the $2,472 million investment in Enable prior to the Internal Spin. See Note 4.

	Year Ended December 31,
	2019			2018			2017
Revenues by Products and Services:	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Electric delivery	$3,019	$2,990	$—	$3,232	$3,234	$—	$2,997	$2,998	$—
Retail electric sales	486	—	—	—	—	—	—	—	—
Wholesale electric sales	14	—	—	—	—	—	—	—	—
Retail gas sales	3,563	—	2,831	2,857	—	2,857	2,530	—	2,530
Wholesale gas sales	—	—	—	—	—	—	—	—	—
Gas transportation and processing	33	—	33	32	—	32	29	—	29
Infrastructure services	—	—	—	—	—	—	—	—	—
Energy products and services	449	—	154	156	—	142	143	—	129
Total	$7,564	$2,990	$3,018	$6,277	$3,234	$3,031	$5,699	$2,998	$2,688

(20) Supplemental Disclosure of Cash Flow Information

CenterPoint Energy and CERC have elected not to separately disclose discontinued operations on their respective Condensed Statements of Consolidated Cash Flows and, therefore, have not recast the information in the tables below. See Note 4 for further information.

The tables below provide supplemental disclosure of cash flow information:

	2019			2018			2017
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Cash Payments/Receipts:
Interest, net of capitalized interest	$436	$229	$109	$363	$200	$105	$378	$205	$116
Income taxes (refunds), net	155	87	7	89	154	3	15	76	4
Non-cash transactions:
Accounts payable related to capital expenditures	236	117	86	201	124	80	144	104	56
Capital distribution associated with the Internal Spin (1)	—	—	28	—	—	1,473	—	—	—
ROU assets obtained in exchange for lease liabilities (2)	44	1	29	—	—	—	—	—	—

(1)	The capital distribution in 2019 associated with the Internal Spin is a result of the return to accrual for the periods of CERC’s ownership during 2018.

(2)	Includes the transition impact of adoption of ASU 2016-02 Leases as of January 1, 2019. The Registrants elected not to recast comparative periods in the year of adoption as permitted by the standard.

The table below provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheets to the amount reported in the Statements of Consolidated Cash Flows:

	December 31, 2019			December 31, 2018
	CenterPoint Energy	Houston Electric	CERC	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Cash and cash equivalents (1) (2)	$241	$216	$2	$4,231	$335	$14
Restricted cash included in Prepaid expenses and other current assets	30	19	—	46	34	11
Restricted cash included in Other	—	—	—	1	1	—
Total cash, cash equivalents and restricted cash shown in Statements of Consolidated Cash Flows	$271	$235	$2	$4,278	$370	$25

(1)
CenterPoint Energy’s Cash and cash equivalents as of December 31, 2018 included $3.9 billion of temporary investments resulting from the Merger financings. CenterPoint Energy recorded interest income of $22 million, $28 million and $2 million for the years ended December 31, 2019, 2018 and 2017, respectively, in Other, net on CenterPoint Energy’s Statements of Consolidated Income. See Notes 13 and 14 for further details related to the Merger financings.

(2)
Houston Electric’s Cash and cash equivalents as of December 31, 2019 and 2018 included $216 million and $335 million, respectively, of cash related to the Bond Companies. Houston Electric recorded interest income of $9 million, $4 million and $2 million for the years ended December 31, 2019, 2018 and 2017, respectively, in Other, net on Houston Electric’s Statement of Consolidated Income.

(21) Related Party Transactions (Houston Electric and CERC)

Houston Electric and CERC participate in a money pool through which they can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. The net funding requirements of the money pool are expected to be met with borrowings under CenterPoint Energy’s revolving credit facility or the sale of CenterPoint Energy’s commercial paper.

The table below summarizes CenterPoint Energy money pool activity:

	December 31, 2019		December 31, 2018
	Houston Electric	CERC	Houston Electric	CERC
	(in millions)
Money pool investments (borrowings) (1)	$481	$—	$(1)	$114
Weighted average interest rate	1.98%	1.98%	2.42%	2.42%

(1)	Included in Accounts and notes receivable (payable)–affiliated companies in Houston Electric’s and CERC’s Consolidated Balance Sheets.

Houston Electric and CERC affiliate-related net interest income (expense) were as follows:

	Year Ended December 31,
	2019		2018		2017
	Houston Electric	CERC	Houston Electric	CERC	Houston Electric	CERC
	(in millions)
Interest income, net (1)	$18	$4	$1	$—	$2	$—

(1)
Interest income is included in Other income (expense), net and interest expense is included in Interest and other finance charges on Houston Electric’s and CERC’s respective Statements of Consolidated Income.

CenterPoint Energy provides some corporate services to Houston Electric and CERC. The costs of services have been charged directly to Houston Electric and CERC using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment and proportionate corporate formulas based on operating expenses, assets, gross margin, employees and a composite of assets, gross margin and employees. Houston Electric provides certain services to CERC. These services are billed at actual cost, either directly or as an allocation and include fleet services, shop services, geographic services, surveying and right-of-way services, radio communications, data circuit management and field operations. Additionally, CERC provides certain services to Houston Electric. These services are billed at actual cost, either directly or as an allocation and include line locating and other miscellaneous services. These charges are not necessarily indicative of what would have been incurred had Houston Electric and CERC not been affiliates.

The Infrastructure Services Disposal Group provides pipeline construction and repair services to CERC’s NGD. Additionally, CERC, through the Energy Services Disposal Group, sells natural gas to Indiana Electric for use in electric generation activities. These transactions are now included in discontinued operations and are excluded from the disclosures below.

Amounts charged for these services are included primarily in operation and maintenance expenses:

	Year Ended December 31,
	2019		2018		2017
	Houston Electric	CERC	Houston Electric	CERC	Houston Electric	CERC
	(in millions)
Corporate service charges	$177	$141	$190	$147	$188	$128
Net affiliate service charges (billings)	(8)	8	(17)	17	(9)	9

The table below presents transactions among Houston Electric, CERC and their parent, Utility Holding.

	Year Ended December 31,
	2019		2018		2017
	Houston Electric	CERC	Houston Electric	CERC	Houston Electric	CERC
	(in millions)
Cash dividends paid to parent	$376	$120	$209	$360	$180	$601
Cash contribution from parent	590	129	200	960	—	38
Capital distribution to parent associated with the Internal Spin (1)	—	28	—	1,473	—	—

(1)	The capital distribution in 2019 associated with the Internal Spin is a result of the return to accrual for the periods of CERC’s ownership during 2018.

(22) Leases

The lease balances and disclosures below have been recast to exclude balances from the Energy Services and Infrastructure Services Disposal Groups, which are now reflected as discontinued operations and held for sale. See Note 4 for further information.

The Registrants adopted ASC 842, Leases, and all related amendments on January 1, 2019 using the modified retrospective transition method and elected not to recast comparative periods in the year of adoption as permitted by the standard. There was no adjustment to retained earnings as a result of transition. As a result, disclosures for periods prior to adoption will be presented in accordance with accounting standards in effect for those periods. The Registrants also elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed them to carry forward the historical lease classification. Additionally, the Registrants elected the practical expedient related to land easements, which allows the carry forward of the accounting treatment for land easements on existing agreements. The total ROU assets obtained in exchange for new operating lease liabilities upon adoption were $22 million, $1 million and $19 million for CenterPoint Energy, Houston Electric and CERC, respectively. The Merger was completed on February 1, 2019, and as such, the amounts recorded upon adoption are exclusive of Vectren’s leases.

An arrangement is determined to be a lease at inception based on whether the Registrant has the right to control the use of an identified asset. ROU assets represent the Registrants’ right to use the underlying asset for the lease term and lease liabilities represent the Registrants’ obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term, including payments at commencement that depend on an index or rate. Most leases in which the Registrants are the lessee do not have a readily determinable implicit rate, so an incremental borrowing rate, based on the information available at the lease commencement date, is utilized to determine the present value of lease payments. When a secured borrowing rate is not readily available, unsecured borrowing rates are adjusted for the effects of collateral to determine the incremental borrowing rate. Each Registrant uses the implicit rate for agreements in which it is a lessor. Lease expense and lease income are recognized on a straight-line basis over the lease term for operating leases.

The Registrants have lease agreements with lease and non-lease components and have elected the practical expedient to combine lease and non-lease components for certain classes of leases, such as office buildings. For classes of leases in which lease and non-lease components are not combined, consideration is allocated between components based on the stand-alone prices. Sublease income is not significant to the Registrants.

The Registrants’ lease agreements do not contain any material residual value guarantees, material restrictions or material covenants. There are no material lease transactions with related parties. Agreements in which the Registrants are lessors do not include provisions for the lessee to purchase the assets. Because risk is minimal, the Registrants do not take any significant actions to manage risk associated with the residual value of their leased assets.

The Registrants’ lease agreements are primarily equipment and real property leases, including land and office facility leases. The Registrants’ lease terms may include options to extend or terminate a lease when it is reasonably certain that those options will be exercised. Operating lease payments exclude approximately $16 million of legally-binding undiscounted minimum lease payments for leases signed but not yet commenced. The Registrants have elected an accounting policy that exempts leases with terms of one year or less from the recognition requirements of ASC 842.

The components of lease cost, included in Operation and maintenance expense on the Registrants’ respective Statements of Consolidated Income, are as follows:

	Year Ended December 31, 2019
	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Operating lease cost	$7	$—	$4
Short-term lease cost	25	23	—
Total lease cost	$32	$23	$4

The components of lease income were as follows:

	Year Ended December 31, 2019
	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Operating lease income	$4	$2	$1
Variable lease income	2	—	—
Total lease income	$6	$2	$1

Supplemental balance sheet information related to leases was as follows:

	December 31, 2019
	CenterPoint Energy	Houston Electric	CERC
	(in millions, except lease term and discount rate)
Assets:
Operating ROU assets (1)	$31	$1	$18
Total leased assets	$31	$1	$18
Liabilities:
Current operating lease liability (2)	$7	$—	$3
Non-current operating lease liability (3)	24	1	15
Total leased liabilities	$31	$1	$18

Weighted-average remaining lease term (in years) - operating leases	6.5	5.2	7.1
Weighted-average discount rate - operating leases	3.57%	3.52%	3.61%

(1)	Reported within Other assets in the Registrants’ respective Consolidated Balance Sheets.

(2)	Reported within Current other liabilities in the Registrants’ respective Consolidated Balance Sheets.

(3)	Reported within Other liabilities in the Registrants’ respective Consolidated Balance Sheets.

As of December 31, 2019, maturities of operating lease liabilities were as follows:

	CenterPoint Energy	Houston Electric	CERC
	(in millions)
2020	$7	$1	$5
2021	7	—	3
2022	5	—	3
2023	5	—	2
2024	2	—	2
2025 and beyond	9	—	6
Total lease payments	35	1	21
Less: Interest	4	—	3
Present value of lease liabilities	$31	$1	$18

The following table sets forth information concerning the Registrants’ obligations under non-cancelable long-term operating leases as of December 31, 2018:

	CenterPoint Energy	Houston Electric	CERC
	(in millions)
2019	$4	$1	$4
2020	4	—	3
2021	4	—	3
2022	4	—	3
2023	3	—	3
2024 and beyond	7	—	7
Total (1)	$26	$1	$23

(1)	The Merger was completed on February 1, 2019. As such, these amounts are exclusive of Vectren’s leases.

As of December 31, 2019, maturities of undiscounted operating lease payments to be received are as follows:

	CenterPoint Energy	Houston Electric	CERC
	(in millions)
2020	$2	$1	$—
2021	2	—	—
2022	2	—	—
2023	2	—	—
2024	2	—	—
2025 and beyond	10	—	—
Total lease payments to be received	$20	$1	$—

Other information related to leases is as follows. See Note 20 for information on ROU assets obtained in exchange for operating lease liabilities:

	Year Ended December 31, 2019
	CenterPoint Energy	Houston Electric	CERC
	(in millions)
Operating cash flows from operating leases included in the measurement of lease liabilities	$7	$1	$4

(23) Subsequent Events (CenterPoint Energy)

CenterPoint Energy Dividend Declarations (CenterPoint Energy)

Equity Instrument	Declaration Date	Record Date	Payment Date	Per Share
Common Stock	February 3, 2020	February 20, 2020	March 12, 2020	$0.2900
Series A Preferred Stock	February 3, 2020	February 14, 2020	March 2, 2020	30.6250
Series B Preferred Stock	February 3, 2020	February 14, 2020	March 2, 2020	17.5000

Enable Distributions Declarations (CenterPoint Energy)

Equity Instrument	Declaration Date	Record Date	Payment Date	Per Unit Distribution	Expected Cash Distribution
					(in millions)
Enable common units	February 7, 2020	February 18, 2020	February 25, 2020	$0.3305	$77
Enable Series A Preferred Units	February 7, 2020	February 7, 2020	February 14, 2020	0.6250	9

Infrastructure Services Disposal Group (CenterPoint Energy)

On February 3, 2020, CenterPoint Energy, through its subsidiary VUSI, entered into the Securities Purchase Agreement to sell the Infrastructure Services Disposal Group. The transaction closed on April 9, 2020. See Note 4 for further information.

Energy Services Disposal Group (CenterPoint Energy and CERC)

On February 24, 2020, CenterPoint Energy, through its subsidiary CERC Corp., entered into the Equity Purchase Agreement to sell the Energy Services Disposal Group. The transaction is expected to close in the second quarter of 2020. See Note 4 for further information.